                                            Filed pursuant to Rule No. 424(b)(3)
                                                      Registration No. 333-67352

                                 [LOGO] ibp/R/

                                                                 August 28, 2001

                    PROPOSED MERGER--YOUR VOTE IS IMPORTANT

   The boards of directors of both Tyson Foods, Inc. and IBP, inc. have agreed to a merger in which IBP will merge into Lasso Acquisition Corporation, a wholly owned subsidiary of Tyson.

   In exchange for each share of IBP common stock, IBP stockholders will have the right to receive a number of shares of Tyson Class A common stock having a value of $30.00 if, during the fifteen trading day period ending on the fifth trading day immediately preceding the effective time of the merger, the average per share price of Tyson Class A common stock is at least $12.60 and no more than $15.40. If the average per share price of Tyson Class A common stock is less than $12.60, then each IBP share outstanding immediately prior to the effective time of the merger will be exchanged for 2.381 shares of Tyson Class A common stock. If the average per share price of Tyson Class A common stock is more than $15.40, then each IBP share outstanding immediately prior to the effective time of the merger will be exchanged for 1.948 shares of Tyson Class A common stock. The closing price of shares of Tyson Class A common stock was $10.26 on August 27, 2001, the last full trading day before the date of this document. If that were the average per share price of Tyson Class A common stock during the relevant fifteen trading day period, IBP stockholders would receive 2.381 shares of Tyson Class A common stock with a market value of $24.43 based on that average price in exchange for each share of IBP common stock.

   In order to complete this merger, we need the approval of IBP stockholders. The holders of at least a majority of the outstanding shares of IBP common stock must vote to approve and adopt the merger agreement and the merger at a special meeting of IBP stockholders, which will be held at IBP World Headquarters, 800 Stevens Port Drive, Dakota Dunes, South Dakota 57049, on September 28, 2001, at 9:00 a.m., local time. Tyson and Lasso own approximately 50.1% of the outstanding shares, and have agreed, pursuant to the merger agreement among Tyson, Lasso and IBP, to vote the shares they own in favor of the transaction. Tyson and Lasso acquired substantially all of their IBP shares in the tender offer that was completed on August 3, 2001, as authorized by the merger agreement.

   This document is also the prospectus of Tyson for the shares of Class A common stock that it will issue in connection with the merger. Shares of Tyson Class A common stock are traded on the New York Stock Exchange under the symbol "TSN."

   This proxy statement/prospectus contains answers to frequently asked questions (beginning on page 1); it also contains a summary description of the merger and other related matters, followed by a more detailed discussion of the merger and these matters. Because these answers and this summary are not, by their nature, detailed, we urge you to read this proxy statement/prospectus in its entirety. We encourage you to read the entire proxy statement/prospectus carefully AND WE ESPECIALLY ENCOURAGE YOU TO READ THE SECTION ON "RISK FACTORS" BEGINNING ON PAGE 17. In addition, you may obtain information about the two companies from documents they have filed with the Securities and Exchange Commission.

   I join with our board of directors in recommending that you vote FOR the merger.

                                          IBP, INC.

                                          /S/ ROBERT L. PETERSON
                                          Robert L. Peterson
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER


 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE ISSUANCE OF TYSON CLASS A SHARES OR THE MERGER, OR DETERMINED WHETHER THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT/PROSPECTUS IS DATED AUGUST 28, 2001 AND IS BEING FIRST
           MAILED TO IBP'S STOCKHOLDERS ON OR ABOUT AUGUST 29, 2001.

                                 [LOGO] ibp/R/

                                   IBP, INC.
                            800 STEVENS PORT DRIVE
                       DAKOTA DUNES, SOUTH DAKOTA 57049

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON SEPTEMBER 28, 2001

To the stockholders of IBP, inc.:

   The IBP board of directors is pleased to provide you with notice of and cordially invites you to attend in person or by proxy the special meeting of IBP stockholders, which will be held at IBP World Headquarters, 800 Stevens Port Drive, Dakota Dunes, South Dakota 57049, on September 28, 2001, at 9:00 a.m. local time, for the following purposes:

      (1) to approve and adopt the agreement and plan of merger by and among IBP, Tyson Foods, Inc. and Lasso Acquisition Corporation, a wholly owned subsidiary of Tyson.

      (2) to take action on such other business as may properly come before the meeting.

   Additional information about the proposals set forth above may be found in the accompanying proxy statement/prospectus.

   Only IBP stockholders as of the close of business on August 27, 2001 are entitled to notice of and to vote at the special meeting or any postponements or adjournments thereof.

   THE IBP BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF IBP STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT IBP STOCKHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT DESCRIBED BEGINNING ON PAGE 53 OF THIS PROXY STATEMENT/PROSPECTUS AT THE SPECIAL MEETING.

   In connection with the special meeting, IBP stockholders may vote by proxy by mail. To vote by mail, IBP stockholders should complete and return the enclosed proxy form in the envelope provided, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of IBP a written revocation or a proxy with a later date or by oral revocation in person to any of the persons named on the enclosed proxy card at the special meeting.

                                   By Order of the Board of Directors,

                                   /S/ SHEILA B. HAGEN
                                   SHEILA B. HAGEN
                                   SECRETARY

Dakota Dunes, South Dakota
August 28, 2001

   PLEASE SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER FOR YOUR SHARES TO BE REPRESENTED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

          PLEASE DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

                            ADDITIONAL INFORMATION

   This document incorporates important business and financial information about IBP and Tyson that is not included in or delivered with this document. This information is available without charge to stockholders upon written or oral request from the applicable company at the following addresses and telephone numbers:

             TYSON                                IBP

Director of Investor Relations  Investor Relations Department, IBP, inc.
       Tyson Foods, Inc.                 800 Stevens Port Drive
    2210 West Oaklawn Drive         Dakota Dunes, South Dakota 57049
Springdale, Arkansas 72762-6999   Email: investor.relations@ibpinc.com
   Email: tysonir@tyson.com                  (605) 235-2061
        (501) 290-4000

   TO OBTAIN TIMELY DELIVERY, STOCKHOLDERS MUST REQUEST THE INFORMATION NO LATER THAN SEPTEMBER 21, 2001.

   See "Where You Can Find More Information" on page 90.

                               TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................   1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..................................   5
SUMMARY....................................................................................   6
   The Companies...........................................................................   6
   The Merger..............................................................................   8
   The Merger Agreement and Stipulation....................................................   9
   Market Price and Dividend Information...................................................  10
   Unaudited Pro Forma Comparative Per Share Data..........................................  12
   Selected Financial Information..........................................................  14
RISK FACTORS...............................................................................  17
INFORMATION ABOUT IBP......................................................................  19
INFORMATION ABOUT TYSON....................................................................  19
RECENT DEVELOPMENTS........................................................................  20
THE SPECIAL MEETING........................................................................  22
   Date, Time and Place....................................................................  22
   Purpose.................................................................................  22
   Record Date and Quorum Requirement......................................................  22
   Voting Procedures.......................................................................  22
   Vote Required...........................................................................  23
   Voting on Other Matters.................................................................  23
   Proxy Solicitation......................................................................  23
   Required Approval of Tyson Stockholders.................................................  24
THE MERGER.................................................................................  25
   General Description of the Merger.......................................................  25
   Background..............................................................................  25
   IBP Reasons for the Merger; Recommendation of the IBP Board of Directors................  33
   Opinion of the Financial Advisor to the IBP Board.......................................  36
   Engagement Letters......................................................................  45
   Effective Time of the Merger............................................................  45
   Certificate of Incorporation and Bylaws.................................................  45
   Accounting Treatment....................................................................  46
   Regulatory Matters......................................................................  46
   Listing of the Shares of Tyson Class A Common Stock on the NYSE.........................  46
   Resale of the Shares of Tyson Class A Common Stock Issued in the Merger; IBP Affiliates.  46
   Interests of Certain Persons in the Merger..............................................  47
   Material Federal Income Tax Consequences of the Merger..................................  48
   Appraisal Rights........................................................................  51
   Plans for IBP...........................................................................  51
   Exchange Procedures.....................................................................  51
THE MERGER AGREEMENT, STIPULATION AND VOTING AGREEMENT.....................................  53
   The Merger Agreement....................................................................  53
       Recommendation......................................................................  54
       The Merger..........................................................................  54
       Employee Stock Options..............................................................  55
       Representations and Warranties......................................................  55
       Covenants of IBP....................................................................  56
       Covenants of Tyson..................................................................  59
       Mutual Covenants of Tyson and IBP...................................................  60

                                                                                                     PAGE
                                                                                                     ----
       Conditions to the Merger.....................................................................  61
       Termination..................................................................................  62
       Fees and Expenses............................................................................  63
       Amendments...................................................................................  64
   The Stipulation..................................................................................  64
       The Tender Offer.............................................................................  64
       The Exchange Offer and the Cash Election Merger..............................................  64
       IBP Representations..........................................................................  64
       Termination Fee..............................................................................  64
       Covenant of Tyson............................................................................  64
       Covenants of IBP.............................................................................  65
       Mutual Covenants of Tyson and IBP............................................................  65
       Termination..................................................................................  65
       Recommendation...............................................................................  65
   Voting Agreement.................................................................................  66
SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS.........................................  67
   Security Ownership of Certain Beneficial Owners..................................................  67
   Security Ownership of Management.................................................................  67
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS REFLECTING
  ACQUISITION OF 100% OF IBP, inc...................................................................  68
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS REFLECTING
  TENDER OFFER FOR CASH OF 50.1% OF IBP, inc........................................................  75
FORECASTS...........................................................................................  82
DESCRIPTION OF TYSON'S CAPITAL STOCK................................................................  83
COMPARATIVE RIGHTS OF IBP STOCKHOLDERS AND TYSON STOCKHOLDERS.......................................  84
Summary of Material Differences Between the Rights of IBP Stockholders and the Rights of Tyson
  Class A Common Stock Stockholders.................................................................  84
LEGAL MATTERS.......................................................................................  86
EXPERTS.............................................................................................  90
WHERE YOU CAN FIND MORE INFORMATION.................................................................  90
APPENDIX A Agreement and Plan of Merger, dated as of January 1, 2001, among IBP, inc., Tyson
           Foods, Inc. and Lasso Acquisition Corporation............................................ A-1
APPENDIX B Stipulation and Order dated June 27, 2001, IBP, INC. V. TYSON FOODS, INC., C.A. No 18373,
           Court of Chancery of the State of Delaware............................................... B-1
APPENDIX C Opinion of J.P. Morgan Securities Inc. dated June 26, 2001............................... C-1
APPENDIX D Opinion of J.P. Morgan Securities Inc. dated January 1, 2001............................. D-1
APPENDIX E Opinion of Peter J. Solomon Company Limited dated January 1, 2001........................ E-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER
Q. WHAT WILL HAPPEN IN THE PROPOSED TRANSACTION?

A. IBP will become a direct, wholly owned subsidiary of Tyson by merging into Lasso Acquisition Corporation, which is a wholly owned subsidiary of Tyson. Lasso Acquisition Corporation is referred to in this proxy statement/prospectus as "Purchaser."

Q. WHAT WILL IBP STOCKHOLDERS RECEIVE IN THE MERGER?

A. IBP stockholders will receive, in exchange for each of their IBP shares, a number of Tyson Class A shares valued at $30.00, subject to limitations on the maximum and minimum number of Tyson Class A shares to be issued. The number of Tyson Class A shares to be exchanged for each IBP share will be between 1.948 and 2.381, based on the average closing price of Tyson Class A shares for the consecutive 15-trading-day period ending on the fifth trading day before the effective time of the merger. This is referred to in this proxy statement/prospectus as the exchange ratio. If the consecutive 15-trading-day average is greater than $15.40, IBP stockholders will receive, for each IBP share, 1.948 shares of Tyson Class A common stock, which will be worth more than $30.00 (based on the consecutive 15-trading-day average). If the 15-trading-day average is less than $12.60, IBP stockholders will receive, for each IBP share, 2.381 shares of Tyson Class A common stock, which will be worth less than $30.00 (based on the consecutive 15-trading-day average).
   The closing price of shares of Tyson Class A common stock was $10.26 on August 27, 2001, the last full trading day before the date of this proxy statement/prospectus. If that were the average per share price of Tyson Class A common stock for the relevant consecutive 15-trading-day period, IBP stockholders would receive 2.381 shares of Tyson Class A common stock with a market value of $24.43 based on that average price in exchange for each share of IBP common stock.

   Please read the more detailed description of the consideration to be issued in the merger on pages 53 to 54.

Q. HOW CAN I FIND OUT THE FINAL EXCHANGE RATIO?

A. Before the effective time of the merger, Tyson and IBP will notify you by issuing a press release announcing the final exchange ratio.

Q. WILL AN IBP STOCKHOLDER RECEIVE ANY FRACTIONAL SHARES IN THE MERGER?

A. Tyson will not issue any fractional shares in the merger. Instead, you will get cash for any fractional shares that you would otherwise receive.

Q. WHAT WILL HAPPEN TO MY STOCK OPTIONS?

A. At the effective time of the merger, all outstanding options to purchase IBP shares will be converted into options to purchase Tyson Class A shares. Your converted option will be exercisable for the number of shares of Tyson Class A common stock that you would have received if you had exercised your IBP options immediately prior to the merger. The exercise price for such options will be determined by dividing the aggregate exercise price for your IBP options by the number of Tyson Class A shares you would have received if you had exercised your options prior to the merger.

Q. WHAT PERCENTAGE OF TYSON COMMON STOCK WILL IBP STOCKHOLDERS OWN AFTER THE MERGER?

A. Tyson has both a Class A common stock and a Class B common stock. After completion of the merger, former IBP stockholders would own between approximately 32.3% and 36.8% of the outstanding shares of Tyson common stock, based on a minimum exchange ratio of 1.948 and a maximum exchange ratio of 2.381 Tyson Class A shares.

Q. WHAT VOTING PERCENTAGE OF TYSON COMMON STOCK WILL IBP STOCKHOLDERS HAVE AFTER THE MERGER?

A. As of August 20, 2001, Tyson had 117,886,878 shares of Tyson Class A common stock outstanding. Tyson also had 102,645,048 shares of Class B common stock outstanding as of that date. Each share of Tyson Class B common stock has the right to 10 votes, while each share of Tyson Class A common stock has the right to one vote. Tyson Limited Partnership, which is controlled by Don Tyson, Tyson's Senior Chairman, owns approximately 99.9% of the Tyson Class B common stock, representing approximately 80.6% to 82.2% of the voting power of Tyson common stock after giving effect to the merger. Therefore, after completion of the merger, former IBP stockholders will control between approximately 8.4% and 10.1% of the voting power of Tyson common stock, depending upon the consecutive 15-trading-day average closing price.

Q. DIDN'T TYSON TERMINATE THE MERGER AGREEMENT?

A. On March 29, 2001, Tyson announced that it had terminated the merger agreement on various grounds, including its belief that it had been inappropriately induced into signing the merger agreement and its belief that IBP had breached numerous representations and warranties made to Tyson in the merger agreement. The Delaware Chancery Court ruled on June 15, 2001 that Tyson had not been inappropriately induced into signing the merger agreement and that Tyson had improperly terminated the merger agreement, and IBP's claim for specific performance of the merger agreement was granted. Thereafter, on June 27, 2001, Tyson, Purchaser and IBP agreed to the Stipulation and Order, which modified the merger agreement. Unless the context indicates otherwise, references to the merger agreement in this proxy statement/prospectus are to the merger agreement as modified by the stipulation.

Q. DID TYSON COMPLETE THE TENDER OFFER?

A. Yes. Pursuant to the stipulation, Tyson and Purchaser commenced a tender offer on July 3, 2001 for up to a number of IBP shares which, together with the IBP shares already owned by Tyson, represents 50.1% of the outstanding IBP shares. On August 3, 2001, Tyson completed the tender offer and now owns approximately 50.1% of the outstanding IBP shares.

Q. WHAT PROPOSAL ARE THE IBP STOCKHOLDERS VOTING ON?

A. The IBP stockholders are voting on a proposal to approve the merger agreement and the merger. For a more detailed description of the merger proposal, see "The Merger" on pages 25 to 52.

Q. WHAT PERCENTAGE OF THE OUTSTANDING IBP SHARES MUST BE VOTED IN FAVOR OF THE MERGER IN ORDER FOR THE MERGER PROPOSAL TO BE APPROVED?

A. The merger must be approved by the holders of a majority of the outstanding IBP shares. Tyson and Purchaser, which own approximately 50.1% of the outstanding IBP shares, have agreed, pursuant to the merger agreement, to vote all of their IBP shares in favor of the merger. Consequently, the necessary IBP stockholder approval is assured.

Q. WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A. We expect to complete the merger promptly after the special meeting.

Q. ARE TYSON STOCKHOLDERS VOTING ON THE MERGER AGREEMENT?

A. No. Under Delaware law, Tyson stockholders need not approve the merger agreement. However, under the rules of the New York Stock Exchange, Inc.
   (NYSE), the issuance of Tyson Class A shares in the merger requires stockholder approval prior to such issuance. Holders of Tyson Class B common stock representing approximately 90% of the voting power of Tyson common stock have delivered to Tyson a written consent approving the issuance of Tyson Class A shares in the merger.

Q. HAS THE BOARD OF DIRECTORS OF IBP APPROVED THE MERGER AGREEMENT?

A. Yes. On January 1, 2001, the board of directors of IBP (referred to in this proxy statement/prospectus as the "IBP Board"), based on the unanimous recommendation of a special committee of the IBP Board (referred to in this proxy statement/prospectus as the "Special Committee"), approved, by unanimous vote, the terms set forth in the merger agreement and the transactions contemplated therein, and recommended that IBP's stockholders tender their shares in the tender offer and exchange offer, and vote to approve the merger and the merger agreement. On January 1, 2001, the Special Committee's financial advisors, J.P. Morgan Securities Inc. (JPMorgan) and Peter J. Solomon Company Limited (PJSC) delivered their opinions to the Special Committee that the consideration to be paid to IBP's stockholders in the tender offer, exchange offer and the merger was fair from a financial point of view. On June 26, 2001, the IBP Board approved, by unanimous vote of those present, the terms of the stipulation modifying the merger agreement, including eliminating the exchange offer. On June 26, 2001, JPMorgan delivered its opinion to the IBP Board that the consideration to be paid to IBP's stockholders in the tender offer and the merger is fair from a financial point of view.

Q. WHY WAS THE SPECIAL COMMITTEE FORMED?

A. IBP had negotiated and entered into a merger agreement with Rawhide Holdings Corporation, which is a company controlled by Donaldson, Lufkin & Jenrette. In view of the role expected to be played by members of IBP's senior management in the merger with Rawhide Holdings and the IBP Board's fiduciary duty to explore the desirability of entertaining a proposal and informing itself about other available alternatives, the IBP Board formed a Special Committee consisting of directors with no financial interest in Rawhide Holdings. This Special Committee was formed for the purpose of evaluating the desirability of entertaining a proposal, determining whether to solicit other third-party indications of interest and negotiating the price and terms of any proposal. The Special Committee independently selected and retained legal and financial advisors to assist it in its deliberations and sought to achieve the best price and terms reasonably available for IBP's stockholders. The Special Committee negotiated the terms of the merger agreement among IBP, Tyson and Purchaser.

Q. WHAT DO I NEED TO DO NOW?

A. After you carefully read this document, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. That way, your shares can be represented at the IBP stockholders' meeting. If you have registrations in different names, you will receive a separate proxy card for each name registration. If a broker holds your shares as nominee, you will receive a voter-information form from your broker.

Q. AS AN IBP STOCKHOLDER, SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, you will receive written instructions from Wilmington Trust Company, the exchange agent, on how to exchange your IBP stock certificates for Tyson Class A stock certificates.

Q. WHAT HAPPENS IF I DO NOT INSTRUCT A BROKER HANDLING MY SHARES ON HOW TO VOTE ON THE MERGER OR IF I ABSTAIN FROM VOTING?

A. If you are an IBP stockholder and a broker holds your IBP shares as nominee, the broker will not be able to vote them with respect to the merger agreement without instructions from you.

   If you are an IBP stockholder and you mark your proxy "Abstain" or do not instruct your broker on how to vote, this will have the effect of a vote against the merger agreement.

Q. CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED AND DATED PROXY CARD?

A. Yes. You may revoke your proxy at any time before the special meeting by delivering a written revocation or a proxy with a later date to the Secretary of IBP at the following address: IBP, inc., 800 Stevens Port Drive, Dakota Dunes, South Dakota 57049, Attention: Secretary. In the alternative, you may revoke your proxy by voting in person at the special meeting.

Q. WHOM SHOULD I CALL IF I HAVE ANY ADDITIONAL QUESTIONS OR WANT TO REQUEST A COPY OF THIS DOCUMENT?

A. You may call IBP's Investor Relations Department, at (605) 235-2061, with respect to questions regarding voting or to request a copy of this document.

Q. WHERE CAN I FIND MORE INFORMATION ABOUT TYSON AND IBP?

A. Various sources described under "Where You Can Find More Information" on page 90 of this document provide further information.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   This document contains some forward-looking statements that involve risks and uncertainties. These statements may be made about the financial condition, results of operations and business of Tyson and IBP. These statements may be made directly in this document referring to Tyson or IBP, or may be "incorporated by reference" from other documents filed with the Securities and Exchange Commission (SEC). This document may also include statements relating to the period following the completion of the merger. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements.

   These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

    . the risk that Tyson and IBP will not successfully integrate their combined operations;

    .  the risk that Tyson and IBP will not realize estimated synergies;

    .  unknown costs relating to the proposed transaction;

    . risks associated with the availability and costs of financing, including cost increases due to rising interest rates;

    . fluctuations in the cost and availability of raw materials, such as feed grain costs;

    .  the impact of weather on the supply and cost of raw materials;

    . changes in availability and relative costs of labor and contract growers;

    . market conditions for finished products, including the supply and pricing of alternative proteins;

    .  effectiveness of advertising and marketing programs;

    . changes in regulations and laws, including changes in accounting standards, environmental laws, and occupational, health and safety laws;

    . access to foreign markets together with foreign economic conditions, including currency fluctuations;

    .  the effect of, or changes in, general economic conditions; and

    .  adverse results from ongoing litigation.

   You should not place undue reliance on the forward-looking statements, which speak only as of the date of this document or, in the case of a document incorporated by reference, the date of that document. See "Where You Can Find More Information" on page 90.

   The cautionary statements in this section expressly qualify, in their entirety, all subsequent forward-looking statements attributable to Tyson, IBP or any person acting on their behalf. While Tyson and IBP each has a responsibility to make full and prompt disclosure of material facts regarding its financial condition which may extend to situations where management knows or has reason to know that previously disclosed projections no longer have a reasonable basis, neither Tyson nor IBP otherwise undertakes any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances occurring after the date of this document.

                                    SUMMARY

   THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION IN THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY, AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 90 OF THIS DOCUMENT. EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE DIRECTING YOU TO A MORE COMPLETE DESCRIPTION OF THAT ITEM.

                                 THE COMPANIES

IBP (SEE PAGE 19)
IBP, inc.
800 Stevens Port Drive
Dakota Dunes, South Dakota 57049
(605) 235-2061

   IBP, a Delaware corporation, is one of the world's largest manufacturers of fresh meats and frozen and refrigerated food products, with 2000 annual sales of approximately $16.9 billion. IBP's five primary business segments are Beef Carcass, Beef Processing, Pork, Foodbrands America and All Other. The Beef Carcass segment reduces live fed cattle to dressed carcasses and other allied products, most of which are sold to other IBP segments. The Beef Processing segment produces fresh beef and processed beef products that are typically marketed in the form of boxed beef. The Pork segment reduces live hogs to fresh and processed pork products that are typically sold in the form of boxed pork. Boxed beef and pork from the Beef Processing and Pork segments are marketed mainly in the United States to grocery chains, meat distributors, wholesalers, retailers, restaurant and hotel chains, and processors who produce cured and smoked products, such as bacon, ham, luncheon meat and sausage items. The Foodbrands America segment produces frozen and refrigerated food products for the foodservice industry. IBP's All Other segment includes IBP's trucking and warehousing operations, its Canadian beef operations and hide curing and tanning operations. The Beef Carcass, Beef Processing, Pork and All Other segments are all operated under IBP's Fresh Meat division, and are sometimes referred to as Fresh Meats Operations. IBP has over 60 manufacturing locations in the United States and internationally. IBP has sales offices in North America, Europe, and Asia. IBP employs approximately 52,000 people.

TYSON (SEE PAGES 19 AND 20)
Tyson Foods, Inc.
2210 West Oaklawn Drive
Springdale, Arkansas 72762-6999
(501) 290-4000

   Tyson, a Delaware corporation, and its various subsidiaries produce, distribute and market chicken, Mexican foods, prepared foods, animal and pet food ingredients and live swine. Tyson's goal is to be the undisputed world leader in growing, processing and marketing chicken and chicken-based food products. Tyson is a totally integrated poultry company. Tyson is able to breed into its flocks the natural characteristics found to be most desirable. Tyson's integrated operations consist of breeding and rearing chickens, as well as the processing, further-processing and marketing of these food products. Tyson's products are marketed and sold to national and regional grocery chains, regional grocery wholesalers, clubs and warehouse stores, military commissaries, industrial food processing companies, national and regional chain restaurants or their distributors, international export companies and domestic distributors who service restaurants, foodservice operations such as plant and school cafeterias, convenience stores, hospitals and other vendors. Sales are made by Tyson's sales staffs located in Springdale, Arkansas, in regions throughout the United States and in several foreign countries. Additionally, sales to the military and a portion of sales to international markets are made through independent brokers and trading companies. Tyson is a fully-integrated producer, processor and marketer of a variety of food products. Tyson presently identifies segments based on the products offered and the nature of customers, resulting in four reported business segments: Food Service, Consumer Products, International and Swine. Tyson commenced business in 1935, was incorporated in Arkansas in 1947, and was reincorporated in Delaware in 1986.

LASSO ACQUISITION CORPORATION (SEE PAGE 20) Lasso Acquisition Corporation 2210 West Oaklawn Drive Springdale, Arkansas 72762-6999 (501) 290-4000

   Purchaser, a Delaware corporation, has engaged in no activities other than those incident to Purchaser's formation, the commencement of a tender offer for the outstanding IBP shares, which terminated on February 28, 2001, the commencement and consummation of a second tender offer which was completed on August 3, 2001 and completion of the merger with IBP. Purchaser is a wholly-owned subsidiary of Tyson.

THE SPECIAL MEETING (SEE PAGES 22 TO 24)

   The special meeting will be held at IBP World Headquarters, 800 Stevens Port Drive, Dakota Dunes, South Dakota 57049, on September 28, 2001, at 9:00 a.m. Only IBP stockholders at the close of business on the record date, August 27, 2001, will be entitled to notice of and to vote at the special meeting. Each IBP share carries one vote. As of the close of business on August 27, 2001, 108,234,296 IBP shares were outstanding.

TYSON OWNS 50.1% OF THE STOCK (SEE PAGE 21)

   Tyson and Purchaser currently own 54,186,999 shares of IBP common stock which constitute approximately 50.1% of the outstanding IBP shares. Tyson and Purchaser acquired substantially all of these shares in the tender offer that they completed as of midnight, Eastern time, on August 3, 2001, as authorized by the merger agreement.

VOTE REQUIRED TO APPROVE THE MERGER (SEE PAGE 23)

   IBP stockholders will vote on a proposal to approve the merger. Approval of the merger requires the affirmative vote of a majority of all outstanding shares of IBP common stock entitled to vote. If an IBP stockholder does not vote, whether by abstention or broker "non-vote," it will have the same effect as a vote against the merger.

   Tyson and Purchaser, which own approximately 50.1% of the outstanding IBP shares, have agreed, pursuant to the merger agreement, to vote all of their IBP shares in favor of the merger. Consequently, the necessary IBP stockholder approval is assured.

IBP SHARE OWNERSHIP OF MANAGEMENT (SEE PAGE 67)

   Executive officers and directors of IBP and their affiliates owned, as of August 20, 2001, approximately 50.6% of the outstanding IBP shares (including the 54,186,999 IBP shares over which Don Tyson, Senior Chairman of Tyson and director of IBP, has shared investment and voting power). It is expected that all of these executive officers and directors will vote the shares they own on the record date FOR the approval of the merger agreement.

RISK FACTORS (SEE PAGES 17 AND 18)

   You should be aware that:

    . if the average closing price of Tyson Class A common stock is less than $12.60, you could receive less than $30.00 of Tyson Class A common stock. The closing price of shares of Tyson Class A common stock was $10.26 on August 27, 2001, the last full trading day before the date of this proxy statement/prospectus. If that were the average per share price of Tyson Class A common stock during the relevant consecutive 15-trading-day period, IBP stockholders would receive 2.381 shares of Tyson Class A common stock with a market value of $24.43 based on that average price in exchange for each share of IBP common stock;

    . if the merger fails to be treated as a "reorganization" for federal income tax purposes, the merger will be a taxable transaction to you;

    . there can be no assurance that Tyson will be able to integrate the operations of Tyson and IBP successfully;

    . the principal stockholder of Tyson has, and following the merger will continue to have, the ability to elect the entire board of directors of Tyson without the vote of any holder of Tyson Class A common stock; and

    . the factors which affect Tyson's business and the trading price of Tyson Class A shares may be different from the factors affecting IBP's business and the trading price of IBP shares.

                                  THE MERGER

RECOMMENDATION TO IBP STOCKHOLDERS (SEE PAGES 33 TO 36)

   The IBP Board has determined that the merger is in the best interests of the IBP stockholders and unanimously recommends that IBP stockholders vote FOR the merger agreement and the merger at the special meeting.

FAIRNESS OPINION (SEE PAGES 36 TO 45)

   In deciding to approve the merger, the IBP Board considered, among other things, the opinion of its financial advisor, JPMorgan, dated June 26, 2001, as to the fairness, from a financial point of view, of the consideration that IBP stockholders will receive. This opinion is attached as Appendix C to this document.

ACCOUNTING TREATMENT (SEE PAGE 46)

   The merger will be accounted for using the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States.

REGULATORY APPROVALS (SEE PAGE 46)

   All regulatory approvals required to complete the merger have been obtained.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGES 47 TO 48)

   In considering the recommendation of the IBP Board, you should be aware that certain of IBP's officers and directors have interests in the merger or have certain relationships, including those referred to below, that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger, including:

    . the interest of certain officers and directors in stock options that will convert into options of Tyson Class A common stock upon completion of the merger; and

    . the obligation of Tyson to cause the surviving corporation to continue to provide certain employee benefits, indemnification and related insurance coverage to directors and officers of IBP following the merger.

   The members of the IBP Board knew about these additional interests and considered them when they approved the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGES 48 TO 50)

   The U.S. federal income tax consequences of the merger to you will depend on the form of consideration you receive in the merger and the tender offer. If you did not tender any of your IBP shares in the tender offer and you do receive solely Tyson Class A shares for your IBP shares, you will not recognize any gain or loss for U.S. federal income tax purposes (except with respect to cash received instead of fractional shares). If you receive part cash (in the tender offer) and part Tyson Class A shares (in the merger), and your adjusted basis in your IBP shares is less than the sum of the amount of cash and the fair market value (as of the date of the merger) of the Tyson Class A shares you receive, you will recognize a gain. However, if you realize a loss because your adjusted basis in your IBP shares is greater than the sum of the amount of cash and the fair market value, as of the date of the merger, of the Tyson Class A shares you receive, the loss will not currently be allowed.

   The consequences described above assume that the tender offer and the merger, taken together, will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code.

RIGHTS OF APPRAISAL FOR IBP STOCKHOLDERS (SEE PAGE 51)

   Appraisal rights will not be available to IBP stockholders in connection with the merger if IBP shares continue to be listed on the NYSE on the record date of the special meeting and Tyson Class A common stock continues to be listed on the NYSE at the effective time of the merger. Neither Tyson nor IBP has any reason to believe that its shares will not be listed on the NYSE at any time prior to the effective time.

IBP STOCK CERTIFICATES WILL BE EXCHANGED LATER FOR TYSON STOCK CERTIFICATES (SEE PAGES 51 AND 52)

   After the merger occurs, Wilmington Trust Company will send a letter of transmittal to IBP stockholders that will provide instructions on the procedure for exchanging IBP stock certificates for Tyson stock certificates.

THE MERGER AGREEMENT AND STIPULATION (SEE PAGES 53 TO 65)

   The merger agreement and stipulation are the legal documents that govern the merger. The merger agreement is attached as Appendix A to this document, and the stipulation is attached as Appendix B to this document. We encourage you to read these carefully.

CONVERSION OF IBP SHARES (SEE PAGES 53 AND 54)

   In the merger, IBP stockholders will receive a number of Tyson Class A shares in return for their IBP shares.

   Specifically, in exchange for each of their IBP shares, IBP stockholders will receive a number of Tyson Class A shares having a value of $30.00 if, during the consecutive 15-trading-day period ending on the fifth trading day immediately preceding the effective time of the merger, the average per share price of Tyson Class A common stock is at least $12.60 and no more than $15.40. If the average per share price of Tyson Class A common stock is less than $12.60, then each IBP share outstanding immediately prior to the effective time of the merger will be exchanged for 2.381 shares of Tyson Class A common stock. If the average per share price of Tyson Class A common stock is more than $15.40, then each IBP share outstanding immediately prior to the effective time of the merger will be exchanged for 1.948 shares of Tyson Class A common stock.

   The closing price of shares of Tyson Class A common stock was $10.26 on August 27, 2001, the last full trading day before the date of this proxy statement/prospectus. If that is the average per share price of Tyson Class A common stock during the relevant consecutive 15-trading-day period, IBP stockholders would receive 2.381 shares of Tyson Class A common stock with a market value of $24.43 based on that average price in exchange for each share of IBP common stock.

CONDITIONS TO THE MERGER (SEE PAGES 61 AND 62)

   Completion of the merger depends upon the satisfaction of a number of conditions. In addition to customary conditions relating to each of us complying with the merger agreement, the conditions are as follows:

    .  approval of the merger agreement by IBP stockholders;

    . absence of any injunction or other legal restraint blocking the merger, or of any applicable federal or state law or regulation prohibiting the merger;

    . the SEC declaring effective, and the absence of a suspension by the SEC of the effectiveness of, the registration statement with respect to the Tyson Class A shares to be issued in the merger; and

    . the NYSE approving for listing the Tyson Class A shares to be issued in the merger.

The merger will occur, and your IBP shares will be converted into the right to receive Tyson Class A shares as soon as practicable after all of the conditions in the merger agreement are satisfied.

COMPARATIVE RIGHTS OF IBP STOCKHOLDERS AND TYSON STOCKHOLDERS (SEE PAGES 84 TO
85)

   Tyson and IBP are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of IBP shares and Tyson Class A shares arise exclusively from the differences in their respective certificates of incorporation and bylaws. Your rights as a Tyson Class A stockholder will be governed by Tyson's certificate of incorporation and bylaws. These rights differ in certain respects from the current IBP stockholder rights, which are governed by IBP's certificate of incorporation and bylaws.

   In addition, the voting rights of holders of Tyson Class A shares are different from the voting rights of the holders of Tyson Class B shares. Holders of Tyson Class A shares are entitled to one vote per share whereas holders of Tyson Class B shares are entitled to ten votes per shares. Tyson Limited Partnership, which is controlled by Don Tyson, Tyson's Senior Chairman, owns 99.9% of the outstanding Class B shares, which would represent approximately between 80.6% to 82.2% of the voting power of Tyson after giving effect to the merger.

                     MARKET PRICE AND DIVIDEND INFORMATION

   Tyson Class A shares are listed and traded on the NYSE under the symbol "TSN". IBP shares are listed and traded on the NYSE under the symbol "IBP".

   The following table provides trading and dividend information for Tyson Class A shares and for IBP shares for the periods indicated based on a calendar year. All of the prices set forth in this section and the next section are as reported on the NYSE on the Consolidated Tape, Network A at the end of the regular session.

                                            TYSON CLASS A SHARES           IBP SHARES
                                         --------------------------- -----------------------
                                                           CASH                      CASH
                                                         DIVIDENDS                 DIVIDENDS
                                                         PER TYSON                  PER IBP
                                          HIGH   LOW   CLASS A SHARE  HIGH   LOW     SHARE
                                         ------ ------ ------------- ------ ------ ---------
1999
 First Quarter.......................... $22.13 $18.56     $0.04     $29.31 $19.38  $0.025
 Second Quarter.........................  23.75  18.94      0.04      23.88  16.75   0.025
 Third Quarter..........................  23.50  14.88      0.04      25.56  22.00   0.025
 Fourth Quarter.........................  18.13  15.13      0.04      25.38  17.75   0.025
2000
 First Quarter..........................  17.38   8.50      0.04      18.50  11.00   0.025
 Second Quarter.........................  11.38   8.50      0.04      18.88  13.19   0.025
 Third Quarter..........................  10.00   8.75      0.04      17.94  14.00   0.025
 Fourth Quarter.........................  14.63   9.69      0.04      26.94  17.25   0.025
2001
 First Quarter..........................  14.06  10.63      0.04      29.31  15.00   0.025
 Second Quarter.........................  14.20   8.55      0.04      25.30  14.50   0.025
 Third Quarter (through August 27, 2001)  11.19   9.20        --      27.45  23.80   0.025

   The following table shows the high, low and closing prices for IBP shares and Tyson Class A shares on December 29, 2000, the last full trading day before the public announcement of the proposed transaction, on June 15, 2001, the last full trading day before the announcement of the Delaware Chancery Court's opinion requiring specific performance of the merger agreement, on June 26, 2001, the last full trading day before the announcement of the stipulation, and on August 27, 2001, the most recent date for which quotations were available prior to the printing of this document.

                            TYSON CLASS A SHARES      IBP SHARES
                            -------------------- ---------------------
          DATE               HIGH    LOW   CLOSE  HIGH     LOW   CLOSE
          ----              ------  -----  ----- ------- ------- -----
          December 29, 2000 12.875  12.25  12.75 26.9375 26.3125 26.75
          June 15, 2001....  11.41  11.31  11.38   18.60   18.10 18.27
          June 26, 2001....   9.30   8.85   8.89   23.26   22.90 23.01
          August 27, 2001..  10.35  10.18  10.26   24.49   24.10 24.40

   The number of Tyson Class A shares to be exchanged for each IBP share in the merger will depend on the average closing price of Tyson Class A shares for the consecutive 15-trading-day period ending on the fifth trading day before the effective time of the merger. If the average closing price were the same as the closing price of Tyson Class A shares on August 27, 2001, each IBP share would
be converted into the right to receive         2.381 shares of Tyson Class A
common stock with a market value of $ 24.43 based on that average price.

   We urge you to obtain current market quotations for Tyson Class A shares and IBP shares.

   On May 4, 2001, the Tyson board of directors declared a dividend on Tyson Class A shares of $0.04 per share, payable on September 15, 2001, to holders of record on September 1, 2001. Additionally, on August 3, 2001, the Tyson board of directors declared a dividend on Tyson Class A shares of $0.04 per share, payable on December 15, 2001, to holders of record on December 1, 2001. Tyson anticipates that it will continue to pay quarterly cash dividends. The Tyson board of directors, however, has discretion to decide upon the timing and amount of any future dividends. Whether or not Tyson will pay dividends, and, if so, how much these dividends will be, will depend on Tyson's future earnings, financial condition, capital requirements and other factors. As part of the stipulation, Tyson agreed that it will not make, declare or pay any dividend or distribution on the shares of Tyson Class A common stock, other than regular quarterly dividends on the Tyson Class A shares.

   On May 31, 2001, the IBP Board declared a dividend on IBP shares of $0.025 per share, payable on July 16, 2001, to holders of record on June 15, 2001. As part of the merger agreement, IBP has agreed that it will not make, declare or pay any dividend or distribution on IBP shares, other than regular quarterly dividends on IBP shares.

                UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA

   The following table sets forth, for each of the periods indicated, income per share from continuing operations and book value per share separately for Tyson and IBP on a historical basis, for Tyson on a historical pro forma combined basis and on a historical pro forma combined basis per IBP equivalent share. The information in the table below should be read in conjunction with the historical financial statements of the corporations referred to in this document in the sections captioned "Selected Financial Data" of each of Tyson and IBP.

   We used an assumed exchange ratio of 2.381 and 1.948, the maximum and minimum exchange ratio that could be applied in the merger, in computing the unaudited historical pro forma combined and unaudited equivalent pro forma combined per share data. See "The Merger Agreement, Stipulation and Voting Agreement--The Merger Agreement."

   The Tyson pro forma data was prepared by combining the unaudited historical consolidated financial information of Tyson and IBP using the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the U.S.

   IBP's unaudited equivalent pro forma per share data shows the effect of the merger from the perspective of an owner of IBP shares. The information was computed by multiplying the Tyson/IBP historical pro forma information by the assumed exchange ratio of 2.381 and 1.948, the high and low ends of the exchange ratio in the merger, and then multiplying the result by 49.9%, which represents the percentage of total outstanding number of IBP shares that will be converted into Tyson Class A common stock in the merger. The remaining 50.1% of IBP shares were purchased by Tyson for cash pursuant to the tender offer or are already owned by Tyson.

   The unaudited historical pro forma combined per share data may not be indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods indicated, and may not be indicative of future operating results or financial position.

   The information in the table below should be read in conjunction with the historical financial statements referred to in the sections captioned "Selected Financial Data" of each of Tyson and IBP.

Tyson Historical Per Share (Thirty-nine weeks ended and as of June 30,
  2001)
  Earnings per share
   Basic............................................................... $ 0.18
   Diluted.............................................................   0.18
  Cash Dividends
   Class A.............................................................  0.120
   Class B.............................................................  0.108
  Book Value...........................................................   9.70

Tyson Historical Per Share (Fifty-two weeks ended and as of September
  30, 2000)
  Earnings per share
   Basic............................................................... $ 0.67
   Diluted.............................................................   0.67
  Cash dividends
   Class A.............................................................  0.160
   Class B.............................................................  0.144
  Book Value...........................................................   9.67

IBP Historical Per Share (Fifty-three weeks ended and as of December 30, 2000)
 Earnings per share before accounting change and extraordinary loss
   Basic...................................................................... $ 1.41
   Diluted....................................................................   1.40
 Cash dividends...............................................................   0.10
 Book Value...................................................................  17.50

IBP Historical Per Share (Twenty-six weeks ended and as of June 30, 2001)
  Earnings per share before accounting change and extraordinary loss
   Basic...................................................................... $ 0.59
   Diluted....................................................................   0.58
 Cash Dividends...............................................................   0.05
 Book Value...................................................................  17.99

                                                                         ASSUMED
                                                                    EXCHANGE RATIO OF
                                                                    -----------------
                                                                     2.381    1.948
                                                                     ------   ------
Tyson/IBP Historical Pro Forma Per Share (Thirty-nine weeks ended and as of June 30, 2001)
  Earnings per share before accounting change and extraordinary loss
   Basic........................................................... $ 0.12   $ 0.13
   Diluted.........................................................   0.12     0.12
  Cash dividends:
   Class A.........................................................  0.063    0.068
   Class B.........................................................  0.108    0.108
  Book Value.......................................................   9.54    10.22

Tyson/IBP Historical Pro Forma Per Share (Fifty-two weeks ended and as of September 30, 2000)
  Earnings per share before accounting change and extraordinary loss
   Basic........................................................... $ 0.88   $ 0.94
   Diluted.........................................................   0.87     0.94
  Cash dividends:
   Class A.........................................................  0.084    0.090
   Class B.........................................................  0.144    0.144

Unaudited Equivalent Historical Pro Forma Per Share for IBP
  (Thirty-nine weeks ended and as of June 30, 2001)
  Earnings per share before accounting change and extraordinary loss
   Basic........................................................... $ 0.14   $ 0.13
   Diluted.........................................................   0.14     0.12
  Cash dividends...................................................  0.075    0.066
  Book Value.......................................................  11.33     9.93

Unaudited Equivalent Historical Pro Forma Per Share for IBP
  (Fifty-two weeks ended September 30, 2000)
  Earnings per share before accounting change and extraordinary loss
   Basic........................................................... $ 1.05   $ 0.91
   Diluted.........................................................   1.03     0.91
  Cash dividends...................................................  0.100    0.087

                        SELECTED FINANCIAL INFORMATION

   The following tables present (1) selected consolidated financial information for each of Tyson and IBP on a historical basis; and (2) selected unaudited pro forma financial data for Tyson reflecting the merger with IBP.

   We prepared the selected unaudited pro forma financial data by accounting for the merger with IBP under the purchase method of accounting. See "The Merger--Accounting Treatment." The selected unaudited pro forma financial data reflect the merger with IBP based upon preliminary purchase accounting adjustments. Actual amounts may differ from those reflected below.

   The selected historical financial data set forth below (x) for Tyson for (a) the fiscal years ended as of September 30, 2000, October 2, 1999, October 3, 1998, September 27, 1997 and September 28, 1996 and the nine months ended as of June 30, 2001 and July 1, 2000, and (b) for each of the 52-week periods in the five-year period ended September 30, 2000 and for each of the nine month periods ended June 30, 2001 and July 1, 2000 and (y) for IBP for (i) the fiscal years ended as of December 30, 2000, December 25, 1999, December 26, 1998, December 27, 1997 and December 28, 1996 and the twenty-six weeks ended as of June 30, 2001 and June 24, 2000, and (ii) for each of the fiscal years in the five-year period ended December 30, 2000 and the twenty-six week periods ended June 30, 2001 and June 24, 2000, have been derived from Tyson's and IBP's audited and unaudited financial statements. The unaudited selected historical financial data set forth below for (a) Tyson for the thirty-nine weeks ended July 1, 2000 and June 30, 2001 and (b) (1) IBP for the twenty-six weeks ended June 24, 2000 and June 30, 2001, (2) the balance sheet data for December 27, 1997 and December 28, 1996, and the statement of operations data for the year ended December 28, 1996, have been derived from Tyson's and IBP's unaudited financial statements and, in the opinion of their managements, include all adjustments, consisting of normal recurring adjustments, necessary for fair presentations of the data of these periods. You should read the information set forth below in conjunction with the respective audited and unaudited financial statements of Tyson and IBP incorporated by reference in this document and the unaudited pro forma combined financial statements and related notes presented elsewhere in this document. See "Where You Can Find More Information" and "Unaudited Pro Forma Combined Condensed Financial Statements."

   The pro forma balance sheet data give effect to the merger as if this event occurred as of the balance sheet date; the pro forma statement of income data gives effect to the merger as if this event occurred on October 3, 1999. The pro forma financial data are not, however, necessarily indicative of the financial position or operating results that would have occurred had the merger been completed on those dates; nor is the information necessarily indicative of future financial position or operating results.

         TYSON SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                           39 WEEKS ENDED
                                            (UNAUDITED)                  52/53 WEEKS ENDED
                                          ---------------- ---------------------------------------------
                                          JUNE 30, JULY 1, SEPT. 30, OCT. 2, OCT. 3, SEPT. 27, SEPT. 28,
                                            2001    2000     2000     1999    1998     1997      1996
                                          -------- ------- --------- ------- ------- --------- ---------
                                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Operating revenues.......................  $5,465  $5,377   $7,158   $7,363  $7,414   $6,356    $6,454
Net income...............................      40     133      151      230      25      186        87
Earnings per share, basic................    0.18    0.59     0.67     1.00    0.11     0.86      0.40
Earnings per share, diluted..............    0.18    0.59     0.67     1.00    0.11     0.85      0.40
Cash dividends declared per common share:
   Class A...............................   0.120   0.120    0.160    0.115   0.100    0.095     0.080
   Class B...............................   0.108   0.108    0.144    0.104   0.090    0.086     0.072

                                  (UNAUDITED)
                                ----------------
                                JUNE 30, JULY 1, SEPT. 30, OCT. 2, OCT. 3, SEPT. 27, SEPT. 28,
                                  2001    2000     2000     1999    1998     1997      1996
                                -------- ------- --------- ------- ------- --------- ---------
                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Total assets...................  $4,989  $4,898   $4,854   $5,083  $5,242   $4,411    $4,544
Long-term debt, capital leases
 and redeemable preferred stock
 (excluding current portion)...   1,614   1,459    1,357    1,515   1,967    1,558     1,806
Shareholders' equity...........   2,145   2,169    2,175    2,128   1,970    1,621     1,542
Book value per share...........    9.70   10.16     9.67     9.31    8.53     7.60      7.09

          IBP SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                 26 WEEKS ENDED
                                   (UNAUDITED)                 FISCAL YEAR ENDED
                                ----------------- --------------------------------------------
                                         RESTATED          RESTATED RESTATED RESTATED RESTATED
                                JUNE 30, JUNE 24, DEC. 30, DEC. 25, DEC. 26, DEC. 27, DEC. 28,
                                  2001     2000     2000     1999     1998     1997     1996
                                -------- -------- -------- -------- -------- -------- --------
                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Operating revenues.............  $8,486   $8,224  $16,950  $15,122  $13,735  $13,881  $12,951
Net income before accounting
 change and extraordinary items      62       80      153      318      198      122      198
Earnings per share before
 accounting change and
 extraordinary items, basic....    0.59     0.73     1.41     3.26     2.02     1.26     2.09
Earnings per share before
 accounting change and
 extraordinary items, diluted..    0.58     0.72     1.40     2.96     1.86     1.20     2.06
Cash dividends declared per
 common share..................    0.05     0.05     0.10     0.10     0.10     0.10     0.10


                                   (UNAUDITED)
                                -----------------
                                         RESTATED          RESTATED RESTATED RESTATED RESTATED
                                JUNE 30, JUNE 24, DEC. 30, DEC. 25, DEC. 26, DEC. 27, DEC. 28,
                                  2001     2000     2000     1999     1998     1997     1996
                                -------- -------- -------- -------- -------- -------- --------
                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Total assets...................  $4,652   $4,373   $4,426   $4,144   $3,313   $2,972   $2,174
Long-term debt, capital leases
 and redeemable preferred stock
 (excluding current portion)...     688      660      659      790      761      635      260
Stockholders' equity...........   1,912    1,755    1,850    1,700    1,391    1,236    1,194
Book value per share...........   17.99    16.62    17.50    17.59    14.40    12.76    12.62

TYSON AND IBP SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                                  INFORMATION

   The pro forma earnings per share before accounting changes and extraordinary items for basic and diluted are based upon 350.2 million weighted average shares outstanding of 350.2 million and 352.2 million basic and diluted, respectively, for the 39 weeks ended June 30, 2001, assuming the conversion of 49.9% of all IBP shares into 2.381 Tyson shares per IBP share and the purchase of 50.1% of all IBP shares for cash.

   The pro forma earnings per share before accounting changes and extraordinary items are based on average shares outstanding of 354 million and 357.2 million basic and diluted, respectively, for the fiscal year ended September 30, 2000, assuming the conversion of 49.9% of all IBP shares into 2.381 Tyson shares per IBP share and the purchase of 50.1% of all IBP shares for cash.


                                                                          39 WEEKS ENDED          FISCAL YEAR
                                                                             JUNE 30,         ENDED SEPTEMBER 30,
                                                                          --------------      -------------------
                                                                               2001                  2000
                                                                          --------------      -------------------
                                                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Operating revenues.......................................................    $18,362                $23,832
Net income before accounting changes and extraordinary loss..............         41                    312
Basic earnings before accounting changes and extraordinary loss per share
   Basic.................................................................       0.12                   0.88
   Diluted...............................................................       0.12                   0.87
Cash dividends declared per common share:
   Class A...............................................................      0.063                  0.084
   Class B...............................................................      0.108                  0.144

                                        JUNE 30,            SEPTEMBER 30,
                                        --------            -------------
                                          2001                  2000
                                        --------            -------------
                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Total assets.......................... $10,636                $10,331
Long-term debt, capital leases and
  redeemable preferred stock
  (excluding current portion).........   4,010                  3,796
Common stock equity...................   3,342                  3,372
Book value per share..................    9.54                   9.53

                                 RISK FACTORS

   IN CONSIDERING WHETHER TO VOTE IN FAVOR OF THE MERGER AGREEMENT, YOU SHOULD CONSIDER ALL THE INFORMATION WE HAVE INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS AND ITS APPENDICES AND ALL THE INFORMATION INCLUDED IN THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE. IN ADDITION, YOU SHOULD PAY PARTICULAR ATTENTION TO THE FOLLOWING RISK FACTORS RELATED TO THE MERGER AND TO OUR COMPANIES. THESE FACTORS ARE IMPORTANT, AND WE HAVE NOT BEEN ABLE TO QUANTIFY THEIR POTENTIAL EFFECTS ON THE COMBINED COMPANY THAT WILL RESULT FROM THE MERGER.

YOU WILL RECEIVE LESS THAN $30.00 OF TYSON CLASS A COMMON STOCK UNLESS THE AVERAGE CLOSING PRICE OF TYSON CLASS A COMMON STOCK IS EQUAL TO OR MORE THAN $12.60

   If the average closing price for the consecutive 15 trading days ending on the fifth trading day prior to the effective time of the merger is less than $12.60, the exchange ratio for the number of shares of Tyson Class A common stock you will receive in the merger will be fixed at 2.381 shares of Tyson Class A common stock for each IBP share. If the 15-trading-day average price is less than $12.60, the 2.381 shares of Tyson Class A common stock will not be adjusted in the event of any decrease in the price of Tyson Class A common stock. The consecutive 15-trading-day average price may vary from the price of a share of Tyson Class A common stock at the time this proxy statement/prospectus is delivered to you and at the time IBP shares are exchanged for Tyson Class A shares in the merger. The closing price per share of Tyson Class A common stock was $10.26 on August 27, 2001, the last full trading day before the date of this proxy statement/prospectus. If that were the average per share price of Tyson Class A common stock during the relevant consecutive 15-trading-day period, IBP stockholders would receive 2.381 shares of Tyson Class A common stock with a market value of $23.43 based on that average price in exchange for each share of IBP common stock.

THE MERGER MAY BE A TAXABLE TRANSACTION FOR FEDERAL INCOME TAX PURPOSES

   If the merger is consummated but fails to be treated as part of a "reorganization" for federal income tax purposes, the merger will be a taxable transaction. The merger would fail to be treated as part of a "reorganization" if the aggregate fair market value of the Tyson Class A common stock delivered as consideration for the IBP shares in the merger failed to exceed a minimum percentage, approximately 40 percent under one United States Supreme Court case, of the aggregate fair market value of the cash and Tyson Class A common stock delivered as consideration for all IBP shares in the tender offer and merger. In addition, Tyson and IBP may agree, under Section 12.03(c) of the merger agreement, to cause Purchaser to merge into IBP, instead of having IBP merge into Purchaser. That change in the direction of the merger would prevent the merger from being treated as part of a reorganization within the meaning of
Section 368(a) of the Code. In the event that the merger is consummated but fails to be treated as part of a "reorganization," each holder of IBP shares that exchanges IBP shares for Tyson Class A common stock in the merger will generally recognize gain or loss measured by the difference between the fair market value of Tyson Class A common stock received in the merger (together with any cash received in lieu of fractional shares) and such stockholder's adjusted tax basis in the IBP shares exchanged in the merger. In addition, if the merger is consummated as currently described in the merger agreement--as a merger of IBP into Purchaser with the Purchaser as the surviving corporation--the merger would be taxable to IBP, as well as IBP stockholders, resulting in a corporate level tax on IBP's gain, measured by the difference between the fair market value of IBP's assets and IBP's basis in such assets. Tyson and IBP may elect, however, pursuant to Section 12.03(c) of the merger agreement, to amend the merger agreement and require Purchaser to merge into IBP with IBP the surviving corporation in the merger. If that election is made, the corporate level tax would not apply, but the merger would be taxable to IBP stockholders.

UNCERTAINTIES IN INTEGRATING THE TWO COMPANIES

   The merger of the two companies will require the integration of companies that have previously operated independently. No assurance can be given that Tyson will be able to integrate the operations of IBP and its subsidiaries without encountering difficulties or experiencing the loss of key employees, customers or suppliers. The management of each company will have to dedicate substantial time and effort to ensure that this integration proceeds successfully.

TYSON IS CONTROLLED BY ONE STOCKHOLDER

   As of August 20, 2001, Don Tyson, Senior Chairman of the board of directors of Tyson, and the Tyson Limited Partnership, of which Don Tyson is managing general partner, together owned, directly or indirectly, 102,598,560 shares of Tyson Class B common stock. Except as provided under Delaware law, in all matters on which holders of Tyson common stock vote, the holders of Class A common stock and the holders of Class B common stock vote as a single class. Tyson Class B common stock has ten votes per share and Tyson Class A common stock has one vote per share. Tyson Class B common stock currently represents approximately 90% of the voting power of Tyson common stock. Following the merger, Tyson Class B common stock will represent between approximately 80.6% to 82.2% of the voting power of Tyson Class A common stock and Tyson Class B common stock taken together. This assumes the issuance of between 105,134,881 and 128,504,184 shares of Tyson Class A common stock in the merger, depending upon the actual consecutive 15-trading-day average closing price of Tyson Class A common stock used in connection with the merger. Consequently, Don Tyson, individually and in his capacity as managing general partner of the Tyson Limited Partnership, will have the ability to elect the entire Tyson board of directors without the vote of any holder of Tyson Class A common stock. In addition, Don Tyson's voting power could have the effect of precluding a proxy contest, a business combination involving Tyson or a tender offer for Tyson Class A common stock that could give the holders of Tyson Class A common stock the opportunity to realize a premium over the then-prevailing market price for their shares of Tyson Class A common stock.

THE BUSINESS OF THE COMBINED COMPANY AND THE TRADING PRICE OF TYSON CLASS A COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE WHICH AFFECT THE BUSINESS OF IBP AND THE TRADING PRICE OF IBP COMMON STOCK, AND THE VALUE OF TYSON CLASS A COMMON STOCK MAY DECLINE FOR REASONS NOT ANTICIPATED BY IBP STOCKHOLDERS.

   After the merger, IBP's business will be integrated into Tyson's business. After the merger, the combined company's business will be more diversified than that of IBP and the combined company's results of operations, as well as the trading price of Tyson Class A common stock, may be affected by factors different from those affecting IBP's results of operations and the price of IBP common stock. The value of Tyson's Class A common stock may decline for reasons not anticipated by IBP stockholders. For a discussion of Tyson's and IBP's businesses and information to consider in connection with these businesses, see Tyson's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and Tyson's Quarterly Report on Form 10-Q for the nine months ended June 30, 2001, and IBP's Annual Report on Form 10-K for the fiscal year ended December 30, 2000 and IBP's Quarterly Report on Form 10-Q for the twenty-six weeks ended June 30, 2001, which are incorporated by reference into this proxy statement/prospectus.

                             INFORMATION ABOUT IBP

GENERAL

   IBP is a Delaware corporation, with principal executive offices at 800 Stevens Port Drive, Dakota Dunes, South Dakota 57049. The telephone number of IBP's executive offices is (605) 235-2061. IBP is one of the world's largest manufacturers of fresh meats and frozen and refrigerated food products, with 2000 annual sales of approximately $16.9 billion. IBP's five primary business segments are Beef Carcass, Beef Processing, Pork, Foodbrands America and All Other. The Beef Carcass segment reduces live fed cattle to dressed carcasses and other allied products, most of which are sold to other IBP segments. The Beef Processing segment produces fresh beef and processed beef products that are typically marketed in the form of boxed beef. The Pork segment reduces live hogs to fresh and processed pork products that are typically sold in the form of boxed pork. Boxed beef and pork from the Beef Processing and Pork segments are marketed mainly in the United States to grocery chains, meat distributors, wholesalers, retailers, restaurant and hotel chains, and processors who produce cured and smoked products, such as bacon, ham, luncheon meat and sausage items. The Foodbrands America segment produces frozen and refrigerated food products for the foodservice industry. IBP's All Other segment includes IBP's trucking and warehousing operations, its Canadian beef operations and hide curing and tanning operations. The Beef Carcass, Beef Processing, Pork and All Other segments are all operated under IBP's Fresh Meat division, and are sometimes referred to as Fresh Meats Operations. IBP has over 60 manufacturing locations in the United States and internationally. IBP has sales offices in North America, Europe and Asia. IBP employs approximately 52,000 people.

MANAGEMENT AND ADDITIONAL INFORMATION

   IBP's Annual Report on Form 10-K for the year ended December 30, 2000 incorporates by reference or sets forth information relating to executive compensation; various benefit plans, including stock option plans; voting securities and their principal holders; various relationships; related transactions and other related matters pertaining to IBP. IBP incorporates this Annual Report on Form 10-K into this proxy statement/prospectus by reference. If you would like copies of this document, you may contact IBP at the address or telephone number indicated under "Where You Can Find More Information."

                            INFORMATION ABOUT TYSON

GENERAL

   Tyson is a Delaware corporation with principal executive offices at 2210 West Oaklawn Drive, Springdale, Arkansas 72762-6999. The telephone number of Tyson's executive offices is (501) 290-4000. Tyson and its various subsidiaries produce, distribute and market chicken, Mexican foods, prepared foods, animal and pet food ingredients and live swine. Tyson's goal is to be the undisputed world leader in growing, processing and marketing chicken and chicken-based food products. Tyson is a totally integrated poultry company. Tyson is able to breed into its flocks the natural characteristics found to be most desirable. Tyson's integrated operations consist of breeding and rearing chickens, as well as the processing, further-processing and marketing of these food products. Tyson's products are marketed and sold to national and regional grocery chains, regional grocery wholesalers, clubs and warehouse stores, military commissaries, industrial food processing companies, national and regional chain restaurants or their distributors, international export companies and domestic distributors who service restaurants, foodservice operations such as plant and school cafeterias, convenience stores, hospitals and other vendors. Sales are made by Tyson's sales staffs located in Springdale, Arkansas, in regions throughout the United States and in several foreign countries. Additionally, sales to the military and a portion of sales to international markets are made through independent brokers and trading companies. Tyson is a fully-integrated producer, processor and marketer of a variety of food products. Tyson presently identifies segments based on the products offered and the nature of customers, resulting in four reported business segments: Food Service, Consumer Products, International and Swine. Tyson commenced business in 1935, was incorporated in Arkansas in 1947, and was reincorporated in Delaware in 1986.

   Originally, Tyson was a producer and distributor of fresh chicken. Tyson developed a strategy to reduce the impact of the commodity market on the fresh chicken business through value-enhancement. As the industry leader in value-enhanced chicken products, Tyson utilizes national and regional advertising, special promotions and brand identification, and meets the varying demands of its customers through capital expenditures and strategic acquisitions. With further-processed chicken products, grain costs as a percentage of total product costs are reduced because of the value added to the products by cutting, deboning, cooking, packaging and/or freezing the chicken.

   Tyson's farrow to finish swine operations, which include genetic and nutritional research, breeding, farrowing and feeder pig finishing and the marketing of live swine to regional and national packers, are conducted in Arkansas, Missouri and Oklahoma. Tyson sold approximately 2 million head of feeder pigs and market weight live swine in fiscal 2000.

   Tyson's other groups include Mexican Original, Culinary Foods and Mallard's Food Products which produce flour and corn tortilla products and specialty pasta and meat dishes for restaurants, airlines and other major customers. Tyson's wholly owned subsidiary, Cobb-Vantress, supplies chicken breeding stock. Tyson's World Resources subsidiary trades agricultural goods worldwide. Additionally, Tyson's by-products operations convert inedible chicken by-products into high-grade pet food and animal feed ingredients.

   Purchaser is a Delaware corporation incorporated on December 8, 2000, with principal executive offices at 2210 West Oaklawn Drive, Springdale, Arkansas 72762-6999. The telephone number of Purchaser's principal executive offices is
(501) 290-4000. To date, Purchaser has engaged in no activities other than those incident to Purchaser's formation, the commencement of a previous tender offer for the outstanding IBP shares, which terminated on February 28, 2001, the commencement and completion of a second tender offer completed on August 3, 2001 and completion of the merger with IBP. Purchaser is a wholly-owned subsidiary of Tyson.

MANAGEMENT AND ADDITIONAL INFORMATION

   Tyson's Annual Report on Form 10-K for the year ended September 30, 2000 incorporates by reference or sets forth information relating to executive compensation; various benefit plans, including stock option plans; voting securities and their principal holders; various relationships; related transactions and other related matters pertaining to Tyson. Tyson incorporates this Annual Report on Form 10-K into this proxy statement/prospectus by reference. If you would like copies of this document, you may contact Tyson at the address or telephone number indicated under "Where You Can Find More Information."

                              RECENT DEVELOPMENTS

   On August 7, 2001, Tyson provided an update on the IBP acquisition, announcing the following:

   . Earnings per share for the combined company in fiscal year 2002 are expected to be in the range of $0.90 to $1.00, including synergies. Synergies are expected to be $50 million in the first full year, increasing to $200 million within three years.

   . Greg W. Lee, Tyson's Chief Operating Officer, and Richard L. Bond, IBP's Chief Operating Officer, would be the Co-Chief Operating Officers of the combined company. Steve Hankins, Tyson's Chief Financial Officer, would be the Chief Financial Officer of the combined company. Les Baledge, Tyson's General Counsel, would be the General Counsel of the combined company.

   . Robert L. Peterson, IBP's Chairman and Chief Executive Officer, would retire from active management, but would remain involved with the combined company as a member of Tyson's board of directors.

   Effective as of August 6, 2001, Martin Massengale, Wendy Gramm, John Jacobson and Eugene Leman resigned from the IBP Board. Effective as of August 6, 2001, John Tyson, Tyson's Chairman and Chief Executive Officer, Don Tyson, Tyson's Senior Chairman, Greg Lee, Les R. Baledge and Steve Hankins were appointed to the IBP Board.

   On August 10, 2001, Tyson issued a press release announcing the final results of the tender offer. 105,341,969 shares of IBP common stock, representing approximately 97.4% of the total outstanding IBP shares, had been tendered and not withdrawn prior to the expiration of the tender offer. Tyson announced that it would be purchasing 53,612,799 of the tendered IBP shares, after which it and Purchaser would own approximately 50.1% of the outstanding IBP shares.

   On August 15, 2001, Tyson issued a press release announcing further information regarding the structure of the combined company going forward, and the process to be taken in integrating the acquisition of IBP. The combined company's channel structure will consist of two primary marketing groups: a Foodservice and International Group, to be led by Co-COO and Group President Greg W. Lee, and a Fresh Meats and Retail Group, to be headed by Co-COO and Group President Richard L. Bond. The management responsibility of the Shared Services groups, which are support services common across all sales channels, will be assigned to either Mr. Bond, Mr. Lee, Chief Financial Officer Steve Hankins or John Tyson. Other management decisions announced included the following:

   . Eugene D. Leman, currently the head of the Fresh Meats Division at IBP will remain in that capacity and report to Mr. Bond. John S. Lea, currently the Chief Marketing Officer for Tyson, has been selected to head the Grocery Channel and will report to Mr. Bond. Mr. Bond will also have oversight of all warehousing, supply chain and transportation for the new company. Donnie Smith, the Executive Vice President of Supply Chain Management for Tyson, will head this initiative.

   . Bill Lovette, currently President of Foodservice at Tyson, will head the Foodservice Poultry Channel and report to Mr. Lee. Don Rea, currently President of Foodbrands Foodservice will remain in that role and also report to Mr. Lee. Greg Huett, currently President of International for Tyson, and Roel G. M. Andriessen, currently President of IBP International, will both remain in their current roles and report to Mr. Lee. Purchasing for the new company will be led by Kenneth L. Rose, Executive Vice President of Operation Services for IBP, and will report to Mr. Lee.

   .   The support services that will report directly to John Tyson include:
       Human Resources, which will be led by Ken Kimbro, who is currently the Senior Vice President of Human Resources for IBP. Mike Baker, currently President of Production Services at Tyson, will head the Technical Services area, which includes Quality Assurance and Food Safety, Environmental Compliance, and The Center of Operational Excellence. Additionally, Mr. Baker will continue his oversight of the Tyson Cobb-Vantress Subsidiary. Also reporting to Mr. Tyson will be Bob Corscadden, currently Tyson Senior Vice President of Corporate Marketing who will head Marketing Services, Communications and Public Relations.

   . Jim Cate, President of Tyson's Specialty Products Group will report to Bill Lovette. The Pork Group, led by John Thomas, will become part of the Fresh Meats Division.

   . Steve Hankins will be the CFO and Les R. Baledge will be General Counsel for the new company. Mr. Hankins will have the support services of Accounting, Finance, Information Technology, and Risk Management reporting to him. Carl Johnson, Tyson Executive Vice President of Administrative Services will lead Risk Management and report to Mr. Hankins. Mr. Baledge will head Legal Services.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

   The special meeting will be held on September 28, 2001, at 9:00 a.m., local time, at IBP World Headquarters, 800 Stevens Port Drive, Dakota Dunes, South Dakota 57049.

PURPOSE

   At the special meeting, you will be asked to vote on a proposal to approve and adopt the merger agreement and the merger. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. A copy of the stipulation, which modified the merger agreement, is attached as Appendix B to this proxy statement/prospectus.

RECORD DATE AND QUORUM REQUIREMENT

   The close of business on August 27, 2001 has been fixed as the record date for the determination of IBP stockholders entitled to notice of, and to vote at, the special meeting. At the close of business on August 27, 2001, there were 108,234,296 shares of IBP common stock issued and outstanding held by approximately 3,850 holders of record.

   Each holder of record of IBP common stock, par value $0.05 per share, at the close of business on August 27, 2001 is entitled to one vote for each share then held on each matter submitted to a vote of IBP stockholders.

   The holders of a majority of the outstanding shares entitled to vote at the special meeting (54,117,149 shares) must be present in person or represented by proxy to constitute a quorum for the transaction of business. If you vote by proxy card or in person at the special meeting, you will be considered part of the quorum.

VOTING PROCEDURES

  VOTING BY PROXY

   Holders of record can ensure that their IBP shares are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the envelope provided. Submitting instructions by proxy will not affect the right to attend the special meeting and vote.

   If you return a signed proxy card but do not provide voting instructions, the persons named as proxies on the proxy card will vote "FOR" the approval and adoption of the merger agreement and the merger.

  REVOKING YOUR PROXY

   You may revoke your proxy at any time before it is voted by:

   --giving notice, in person or in writing, to the Secretary of IBP at 800
     Stevens Port Drive, Dakota Dunes, South Dakota 57049;

   --delivering to the Secretary of IBP, at the address above, a revoking instrument or a duly executed proxy indicating a contrary vote bearing a later date; or

   --attending the special meeting and voting in person.

  ASSISTANCE

   If you need help in changing or revoking a proxy, please contact IBP's Investor Relations Department at (605) 235-2061.

  VOTING AT THE SPECIAL MEETING

   The method by which you vote now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

  HOW IBP SHARES ARE VOTED

   Subject to revocation, all IBP shares represented by each properly executed proxy received by the Secretary of IBP will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the IBP shares will be voted to approve the merger proposal and in such manner as the persons named on the proxy card in their discretion determine upon such other business as may properly come before the special meeting.

VOTE REQUIRED

   Under Delaware law, approval by IBP's stockholders of the merger proposal will require the affirmative vote of a majority of the outstanding shares of IBP common stock entitled to vote at the special meeting. Because Tyson and Purchaser own approximately 50.1% of the outstanding shares of IBP common stock and have agreed to vote for the merger proposal, IBP stockholder approval is assured.

   Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. However, such abstentions and broker "non-votes" will have the same effect as a vote "against" the merger proposal for purposes of determining whether the approval requirement under Delaware law has been satisfied. A broker "non-vote" occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

VOTING ON OTHER MATTERS

   If any other matters are properly presented at the special meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this proxy statement, IBP does not know of any other matter to be raised at the special meeting.

PROXY SOLICITATION

   IBP will bear the cost of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement/prospectus, the notice of special meeting of stockholders and the enclosed proxy card, as well as the cost of forwarding such material to the beneficial owners of IBP common stock. IBP directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, facsimile or personal conversation. IBP may also reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of common stock.

   PLEASE DO NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF IBP COMMON STOCK WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF IBP COMMON STOCK WILL BE AS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

REQUIRED APPROVAL OF TYSON STOCKHOLDERS

   Under Delaware law, Tyson stockholders need not approve the merger agreement.

   Under the rules of the NYSE, the issuance of Tyson common stock in the merger requires stockholder approval prior to such issuance. Holders of Tyson Class B shares representing approximately 90% of the voting power of Tyson common stock have delivered to Tyson a written consent approving the issuance of Tyson Class A shares in the merger.

                                  THE MERGER

GENERAL DESCRIPTION OF THE MERGER

   The merger agreement provides that IBP will merge with and into Purchaser, a wholly owned subsidiary of Tyson. Purchaser will be the surviving company and will continue to conduct IBP's businesses under the name "IBP, inc." as a direct, wholly-owned subsidiary of Tyson. In the merger, each outstanding IBP share (other than those shares that are held by Tyson, Purchaser or by IBP as treasury stock) will be converted into the right to receive Tyson Class A shares.

   In exchange for each share of IBP common stock, IBP stockholders will have the right to receive a number of shares of Tyson Class A common stock having a value of $30.00 if, during the consecutive 15-trading-day period ending on the fifth trading day immediately preceding the effective time of the merger, the average per share price of Tyson Class A common stock is at least $12.60 and no more than $15.40. If the average per share price of Tyson Class A common stock is less than $12.60, then each IBP share outstanding immediately prior to the effective time of the merger will be exchanged for 2.381 shares of Tyson Class A common stock. If the average per share price of Tyson Class A common stock is more than $15.40, then each IBP share outstanding immediately prior to the effective time of the merger will be exchanged for 1.948 shares of Tyson Class A common stock. The closing price of shares of Tyson Class A common stock was $10.26 on August 27, 2001, the last full trading day before the date of this proxy statement/prospectus. If that were the average per share price of Tyson Class A common stock during the relevant consecutive 15-trading-day period, IBP stockholders would receive 2.381 shares of Tyson Class A common stock with a market value of $24.43 based on that average price in exchange for each share of IBP common stock.

BACKGROUND

   On October 2, 2000, IBP and Donaldson, Lufkin & Jenrette, Inc. (DLJ) jointly announced that Rawhide Holdings Corporation (Rawhide), a wholly-owned subsidiary of DLJ Merchant Banking Partners III, L.P., a private equity fund affiliated with DLJ, had entered into an Agreement and Plan of Merger dated October 1, 2000 among IBP, Rawhide and Rawhide Acquisition Corporation, pursuant to which Rawhide would acquire all the outstanding shares of IBP common stock in a transaction whereby each IBP share would be converted into the right to receive $22.25 in cash.

   On October 27, 2000, Brandes Investment Partners, L.P., Brandes Investment Partners Inc., Brandes Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby, together the holders of 9.12% of the outstanding IBP shares, disclosed in a public filing with the SEC their intention to vote against the Rawhide merger and to consider asserting their appraisal rights under Delaware law.

   On November 13, 2000, Smithfield Foods, Inc. announced in a public filing with the SEC its offer to acquire all the outstanding shares of IBP common stock for $25.00 a share payable in Smithfield common stock, subject to a maximum exchange ratio of 0.878 and minimum exchange ratio of 0.719. Also, on November 13, 2000, the Special Committee announced that it would begin discussions with Smithfield. The Special Committee indicated in a letter to Smithfield dated November 13, 2000, that it was particularly concerned with potential regulatory issues as well as the "collar" on the exchange ratio in Smithfield's offer. Thereafter, on November 16, 2000, IBP and Smithfield announced that they had entered into a confidentiality agreement, pursuant to which Smithfield was prohibited prior to March 31, 2001 from making any proposals to acquire less than all of the outstanding IBP shares, and from acquiring additional IBP shares in the open market if such acquisition would result in Smithfield beneficially owning more than 9.9% of the outstanding IBP shares, except in each case under certain circumstances. On December 8, 2000, Smithfield delivered a form of merger agreement to IBP.

   On November 21, 2000 John Tyson, Chairman, President and Chief Executive Officer of Tyson, contacted Richard Bond, President of IBP, and inquired as to whether Robert Peterson, IBP's Chairman and Chief Executive Officer, might be willing to meet with him as well as other senior Tyson executives. Mr. Bond and

Mr. Peterson agreed, and as a result, John Tyson and other senior Tyson executives met with Mr. Peterson and Mr. Bond on November 24, 2000, during which the Tyson representatives discussed generally Tyson's interest in a possible business transaction with IBP. Mr. Bond and Mr. Peterson referred them, during the discussions, to the Special Committee.

   On December 4, 2000, Tyson sent a letter to the Special Committee in which it proposed that Tyson acquire all the outstanding IBP common stock in a two-step merger pursuant to a definitive agreement in which IBP stockholders would receive cash and Tyson Class A common stock valued at $26.00 for each IBP share. To effect the transaction, Tyson would first commence a cash tender offer for up to 50.1% of the outstanding IBP shares. After conclusion of the tender offer, Tyson would effect a merger in which each remaining IBP share would be converted into $26.00 of Tyson Class A common stock, subject to a maximum exchange ratio of 2.063 Tyson shares and a minimum exchange ratio of
1.688 Tyson shares per IBP share.

   On December 4, 2000, the Special Committee sent Tyson a letter stating that the Special Committee was prepared to enter into discussions with Tyson regarding its proposal.

   The Special Committee stated that a key point of concern with respect to the Tyson proposal was the "collar" on the exchange ratio, noting that subsequent to Tyson's announcement of its proposal, Tyson's stock traded below the lower end of the proposed collar. The Special Committee also indicated that it was interested in discussing the regulatory and political implication of Tyson's proposal, and hearing Tyson's strategy for addressing any issues that might arise in that regard.

   On December 4, 2000, IBP and Tyson entered into a confidentiality agreement, pursuant to which Tyson was prohibited prior to March 31, 2001 from making any proposals to acquire less than all of the outstanding IBP shares, and from acquiring additional IBP shares in the open market if such acquisition would result in Tyson beneficially owning more than 9.9% of the outstanding IBP shares, except in each case under certain circumstances.

   On December 11, 2000, Tyson announced its intention to commence a cash tender offer to purchase up to the number of IBP shares that represent, together with the IBP shares owned by Tyson, 50.1% of the outstanding IBP shares. On December 12, 2000, Tyson filed a Schedule TO with the SEC with respect to such offer and also delivered a form of merger agreement to IBP.

   During the course of its discussions with representatives of the Special Committee after Tyson had made its initial proposal to acquire IBP for $26.00 per IBP share, Smithfield stated that it would only submit a higher offer if the Special Committee agreed to negotiate with Smithfield on an exclusive basis or if there were a procedure in place which solicited best and final bids from both Tyson and itself on a "blind" basis. The Special Committee determined that it was not in the best interests of stockholders to negotiate with Smithfield on an exclusive basis, but that it would facilitate the maximization of stockholder value to receive a higher bid from Smithfield. For that reason, the Special Committee decided that the best strategy for inducing a higher bid from Smithfield was to solicit best and final bids from both Smithfield and Tyson. On December 21, 2000, JPMorgan, the financial advisor to the Special Committee, at the direction of the Special Committee, sent a letter to each of Smithfield and Tyson requesting that they each submit their best and final bids, along with proposed contracts, between 4:00 P.M. and 5:00 P.M. on December 29, 2000, with such offers to remain open until 9:30 A.M. on January 2, 2001. The letter stated that the Special Committee would not disclose the price proposed to be paid by either bidder to the other bidder.

   Prior to sending the request to Tyson and Smithfield, the Special Committee's advisors contacted DLJ and asked whether Rawhide intended to submit another offer, as permitted by the Rawhide merger agreement, if IBP gave notice of its intention to terminate the Rawhide merger agreement for a superior transaction. DLJ informed the Special Committee that it did not intend to submit another offer and that it would waive the three business day period in which it could do so, provided that it was paid the termination fee and expenses provided for in the Rawhide merger agreement as soon as practicable following termination.

   Between December 21 and December 29, due diligence, negotiations and discussions continued with each of Smithfield and Tyson regarding their respective proposals and contracts. On December 27, 2000, members of management of each of Smithfield and Tyson made presentations to the Special Committee by separate conference calls, each describing its business and prospects and making its case for the superiority of its offer.

   On December 28, 2000, Tyson publicly announced that it was increasing its proposal to $27.00 per IBP share but that it would not participate in a blind bidding process and sent a letter to the Special Committee outlining the terms of a revised proposal which included the following terms:

    . in response to the Special Committee's request, Tyson increased the cash tender offer for up to 50.1% of the outstanding IBP shares to $27.00 in cash per IBP share and would acquire the remaining IBP shares for $27.00 of Tyson Class A common stock, subject to adjustment;

    . Tyson's bid would remain open until the close of business on Thursday, January 4, 2001; and

    . Tyson proposed to commence an exchange offer for all IBP shares not purchased in the cash tender offer.

   On December 29, 2000, Tyson filed amendments to its cash tender offer documents with the SEC which summarized the terms of its revised offer and included its proposed contract.

   Following the close of trading on December 29, 2000, Smithfield submitted a revised proposal to the Special Committee for a merger in which each IBP share would be converted into $30.00 per IBP share in Smithfield stock, subject to a maximum exchange ratio of 1.051 and a minimum exchange ratio of 0.905. In conjunction with the letter outlining its revised proposal, Smithfield delivered a draft merger agreement which provided for, among other things, a termination fee of $50,000,000 plus expenses of up to $7,500,000 payable by either party terminating the agreement for a superior offer, a $10,000,000 fee payable to IBP if the agreement was terminated due to a failure to receive either antitrust approval or Smithfield stockholder approval, and a commitment by Smithfield to use "reasonable best efforts" to obtain necessary regulatory approval. The Smithfield proposal also contemplated certain commitments with respect to divestitures. Smithfield's draft agreement did not provide for the advancement of the termination fee payable to Rawhide to terminate the Rawhide merger agreement and conditioned Smithfield's obligation to consummate the transaction on its receipt of an opinion from its independent public accountants that the proposed merger qualified for pooling-of-interests accounting treatment. The draft merger agreement also contemplated that IBP would implement a rights plan in connection with the execution of the merger agreement. Smithfield stated that its proposal was conditioned upon the Special Committee and IBP not disclosing the details of the proposal to any third party, including Tyson or Rawhide, or the media. Smithfield further stated that its offer would expire at 6 p.m. on December 30, 2000.

   On the morning of December 30, 2000, the Special Committee discussed with its advisors the Tyson and the Smithfield proposals. JPMorgan provided the Special Committee with its analysis of the relative values of the offers. The Special Committee determined that it would ask each bidder to improve its proposal. The Special Committee authorized Jo Ann Smith, chairperson of the Special Committee, together with the Special Committee's advisors, to ask Smithfield to increase the price proposed to be paid in its offer and to provide a higher degree of certainty as to value by including a cash component, broadening the collar, or providing contingent value rights. It was also determined that Smithfield should be asked to improve the contractual terms of its proposal to, among other things, provide greater certainty of consummation. Ms. Smith and the Special Committee's advisors conveyed this message to Smithfield and its advisors by telephone immediately following the Special Committee meeting. The Special Committee also authorized Ms. Smith, together with the Special Committee's advisors, to ask Tyson to improve the price it proposed to pay and provide a higher degree of certainty as to value through a broadening of the collar, and Ms. Smith and the Special Committee's advisors conveyed the message to Tyson and its advisors by telephone early in the afternoon of December 30th.

   Smithfield and its advisors contacted Ms. Smith and the Special Committee's advisors and stated that $30.00 per IBP share in the form presented previously was its best and final offer. Smithfield stated that it was willing to improve its offer by agreeing to accept some restrictions on the conduct of its business that regulatory authorities might impose in connection with the merger, to drop pooling accounting treatment as a condition to the merger, and to increase the termination fee payable to IBP in the event the agreement was terminated due to a failure to receive either antitrust approval or Smithfield stockholder approval to $15,000,000.

   Tyson responded that it would not submit another bid unless it was told the details of Smithfield's bid or given some guidance as to a price the Special Committee would find acceptable.

   Following these conversations, the Special Committee reconvened, and Ms. Smith and the Special Committee's advisors described for the Special Committee the responses to the Special Committee's requests for improved bids. The Special Committee determined that in order to solicit another offer from Tyson, it would give Tyson a target price which the Special Committee would consider superior to the Smithfield offer and indicate that it would be prepared to proceed with Tyson to negotiate a definitive contract.

   Based on, among other things, JPMorgan's analysis of market sensitivity and volatility and time value differences, the Special Committee concluded that if Tyson increased its bid to $28.50 per IBP share, 50% of which would be paid in a cash tender offer and 50% of which would be paid in Tyson stock in an exchange offer, subject to a collar, such a transaction would have greater current value and greater certainty than the Smithfield $30.00 per IBP share all stock proposal.

   Ms. Smith and the Special Committee's advisors conveyed the target price of $28.50 per IBP share to Tyson following the meeting. Shortly thereafter, Tyson said that it would raise its bid to the target price proposed by the Special Committee, and the parties agreed to work that evening and the next morning to resolve the remaining contractual issues and to finalize the documentation, with the Special Committee and the full IBP Board meeting thereafter to consider the transaction.

   In the early evening of December 30, 2000, representatives of the Special Committee contacted Smithfield and its advisors and informed them that the Special Committee had determined to go "in a different direction."

   On the morning of December 31, 2000, Smithfield delivered a letter to the Special Committee in which it increased its offer to $32.00 per IBP share payable in Smithfield stock. Smithfield stated that the revised offer was conditioned on the Special Committee not divulging the details of its revised offer and stated that the offer would expire at noon on January 1, 2001. Smithfield orally advised the Special Committee that the bottom end of its collar would be lowered to $28.12 per Smithfield share.

   Early in the afternoon of December 31, 2000, the Special Committee met to consider the new Smithfield proposal. The Special Committee determined that it would advise Tyson that Smithfield had submitted a revised proposal on an unsolicited basis which increased its prior offer by $2.00 per IBP share in stock, and Ms. Smith and the Special Committee's advisors relayed this message to Tyson.

   In the afternoon of December 31, 2000, Tyson informed the Special Committee that it would submit a proposal in response to the new Smithfield proposal at 9 a.m. on January 1, 2001, but only if the Special Committee committed to definitively accept or reject the proposal by 11 a.m. on January 1, 2001 and agreed to have no communication with Smithfield until such time. The Special Committee met early in the evening of December 31st and agreed to receive Tyson's proposal on January 1st on Tyson's timetable and subject to its restriction on communicating with Smithfield. The Special Committee concluded that its failure to do so or to agree to Tyson's other terms for submission of its new proposal ran the unacceptable risk that Tyson would not submit its proposal, thereby possibly depriving IBP's stockholders of what could be a Tyson bid providing greater value than the latest Smithfield offer. The Special Committee noted that if Tyson did not make an acceptable improvement in its proposal, it would still have the option of accepting Smithfield's latest offer. In addition, the terms of Tyson's proposals to that point had not contained any provisions which would be impediments to further bids by Smithfield.

   At 9 a.m. on January 1, 2001, Tyson submitted a bid of $30.00 per IBP share on the same terms as had been previously proposed, except for the addition of a $15,000,000 termination fee. Immediately thereafter the Special Committee met, along with its advisors, to consider the revised Tyson proposal. At this meeting the Special Committee, together with its advisors, reviewed the updated Smithfield and Tyson proposals. JPMorgan and Peter J. Solomon Limited, or PJSC, a financial advisor to the Special Committee, gave presentations on the financial aspects of the proposals, and each of JPMorgan and PJSC orally delivered its opinion to the Special Committee that, as of such date, and based upon and subject to certain matters and assumptions, the consideration to be received by IBP stockholders pursuant to the Tyson $30.00 per IBP share offer was fair from a financial point of view to such holders. Representatives of JPMorgan also stated that in the scenarios they saw as most likely, Tyson's proposal would have more current value than the Smithfield proposal. Following the presentations and the receipt of the opinions, the Special Committee unanimously determined to recommend the Tyson offer to the full IBP Board.

   Following the Special Committee meeting, the full IBP Board met, along with the Special Committee's advisors. The Special Committee's legal and financial advisors reviewed the Smithfield and Tyson proposals for the full IBP Board. The Special Committee's financial advisors reiterated their opinions as to the fairness of the consideration to be received by IBP stockholders pursuant to the Tyson offer from a financial point of view to such holders. JPMorgan's representatives repeated their advice that in the scenarios they saw as most likely, the Tyson proposal would have more current value than the Smithfield proposal. Following such presentations, the full IBP Board unanimously approved the merger agreement with Tyson and Purchaser and the transactions contemplated thereby, including the cash tender offer, the exchange offer and the merger, and resolved to recommend that the stockholders of IBP accept the cash tender offer and the exchange offer and tender their shares to Purchaser.

   Following the IBP Board meeting, IBP advised Tyson of the actions taken by the Special Committee and the IBP Board and notified Rawhide that it was terminating the Rawhide merger agreement. The definitive merger agreement was executed at 11 a.m. on January 1, 2001. Press releases announcing the transaction were issued in the afternoon of January 1, 2001.

   On January 4, 2001, Smithfield filed Amendment No. 4 to Schedule 13D with the SEC, in which it disclosed that it had sold 2,555,000 shares of IBP common stock on January 2 and 3, thus reducing the number of shares of IBP common stock that were beneficially owned to 4,409,341, representing approximately 4.2% of the outstanding shares of IBP common stock.

   On January 5, 2001, Tyson filed its amended cash tender offer documents with the SEC to conform to the terms of the merger agreement, including increasing the cash price offered to $30.00 per IBP share. IBP filed an amended Schedule 14D-9 in response to Tyson's amended cash tender offer. Tyson's amended cash tender offer documents and IBP's amended Schedule 14D-9 were mailed to IBP stockholders on or about January 5, 2001.

   On January 10, 2001, IBP advised Tyson that on December 29, 2000, the advisors to the Special Committee received a comment letter from the SEC in connection with IBP's proxy statement prepared and filed with the SEC in connection with the Rawhide merger agreement. The comment letter also contained comments on IBP's historical financial statements. IBP furnished a copy of the letter to Tyson on January 10, 2001. On January 11, 2001, Tyson delivered a letter to the Special Committee in which it expressed its unhappiness that it had not been made aware of the comment letter before it signed the merger agreement. It said that it would not be in a position to commence the exchange offer until IBP's accountants resolved the SEC issues. Tyson said it was assessing the materiality and impact of the comments and the requirement of a restatement.

   On January 17, 2001, Tyson filed amended cash tender offer documents with the SEC to extend its cash tender offer until January 24, 2001.

   On January 25, 2001, Tyson filed amended cash tender offer documents with the SEC to extend its cash tender offer until February 7, 2001. Tyson announced that it was delaying the commencement of the exchange offer and the closing of the cash tender offer pending the satisfaction of the SEC with the resolution of various accounting issues and Tyson's opportunity to assess the impact of any changes to IBP's financial statements and business.

   On January 26, 2001, IBP's Chief Executive Officer, Mr. Peterson, sent a letter to Tyson, which was released publicly, in which he stated that IBP had submitted written responses to the SEC that IBP's management believed addressed all of the SEC's concerns. In addition, Mr. Peterson noted that IBP was continuing to review the operations of its DFG Foods subsidiary, and that, based upon a preliminary review, IBP management believed that additional reductions in pre-tax earnings of up to $47 million would need to be taken, in addition to possible reductions for impairment of goodwill or other long-lived assets associated with DFG Foods. Mr. Peterson stated that IBP's management would continue to keep Tyson informed of any developments.

   At 11:59 p.m. on January 27, 2001, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, with respect to the Tyson transaction expired without any further action by the Department of Justice.

   On February 6, 2001, Tyson filed amended cash tender offer documents with the SEC to extend its cash tender offer until February 20, 2001.

   On February 21, 2001, Tyson filed amended cash tender offer documents with the SEC to extend its cash tender offer until February 28, 2001.

   On February 22, 2001, IBP issued a press release in which it announced that it was in the process of finalizing amendments to financial statements filed by IBP with the SEC in 2000. IBP stated that the amendments would reflect revisions IBP agreed to make in response to a SEC review of various filings made by IBP in 2000. The amendments would also include revisions based upon the results of IBP's investigation of financial results at its DFG Foods subsidiary.

   On February 26, 2001, the IBP Board convened a meeting. Noting that the merger agreement provided for the cash tender offer to be terminated if not consummated by February 28, 2001 and that Tyson had announced it would not proceed with the cash tender offer until IBP's accounting issues were resolved, the IBP Board directed its representatives to contact Tyson's representatives and propose that Tyson extend the cash tender offer for a period ending two business days after IBP had resolved its accounting issues with the SEC and refiled its periodic reports and provided audited financials for the fiscal year 2000. On February 27, 2001, Tyson management advised IBP management that Tyson had decided to allow the cash tender offer to expire and to proceed with the cash election merger provided for under the merger agreement.

   On February 28, 2001, Tyson announced that, since the conditions to the cash tender offer were not satisfied, it was going to terminate its cash tender offer and begin to work on a cash election merger with IBP, in accordance with the merger agreement.

   On March 13, 2001, IBP filed with the SEC the following amended and restated reports:

   . its Annual Report on Form 10-K for the fiscal year ended December 25, 1999;

   . its Quarterly Reports on Form 10-Q for the 13 weeks ended March 25, 2000, the 26 weeks ended June 24, 2000 and the 39 weeks ended September 23, 2000, respectively; and

   .   its Current Report on Form 8-K dated November 3, 2000.

   In addition, IBP issued a press release in which it announced that the only remaining issue left to be resolved before it could issue 2000 earnings was the amount of the non-cash impairment charge to the carrying value of DFG Foods' long-lived assets. IBP also summarized the effect of the amendments on its historical financial statements. IBP stated that the amendments included the following:

   . A restatement to reflect adjustments due to financial misstatements and irregularities at its DFG Foods subsidiary. The restatement involved additional charges totaling $32.9 million. This consisted of a $15.5 million pre-tax charge to the fourth quarter of 1999, and a total of $17.4 million in pre-tax charges in the first three quarters of 2000. Also, there was an additional $12.0 million charge taken in the fourth quarter. These charges increased the cost of products sold and selling, general and administrative expenses for the affected periods.

   . A change in accounting treatment of a stock option program from 'fixed accounting' to 'variable plan' accounting principles to recognize expense for certain options granted to officers of IBP during the period 1993 to 2000. Early in 1993, upon the recommendation of a well-known compensation consulting firm, certain administrative rules were adopted for the 1993, and subsequently for the 1996, stockholder approved stock option plans. It was determined that these rules, which authorized bonus options under certain circumstances, created a feature that requires the application of 'variable plan' accounting principles, which mandates a compensation charge or credit in the income statement based on the difference between the market value and the exercise price at the end of each period. Previously, IBP followed fixed accounting for these options treating the original grants and the bonus grants as two separate grants. From 1993 through the third quarter of 2000, the effect of the cumulative compensation charge on net earnings was approximately $7.3 million. On a quarter-by-quarter basis, the charge against net earnings was as much as $9.3 million while the credit to net earnings has been as high as $9.4 million. The impact on net earnings in the fourth quarter of 2000 is an additional $9.5 million; however, the total impact for 2000 is approximately $9.8 million. All of these compensation charges were non-cash charges.

   . Expansion of reportable business segment information for IBP, from two segments to five. These new reportable segments were additional disclosures and had no effect on the historical consolidated financial results of prior filings.

   . Change in method of accounting for revenue recognition in accordance with new accounting guidance. Effective first quarter of 2000, IBP changed its method of accounting for revenue recognition in accordance with the SEC's Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. As a result of this guidance, IBP will recognize revenue upon delivery to customers. Previously, IBP had recognized revenue upon shipment to customers. The cumulative effect of the change resulted in a charge to earnings of $2.4 million (net of income taxes of $1.5 million) or $0.02 per share. The effect of the change through the nine months ended September 23, 2000 was to decrease net earnings, before the cumulative impact of the accounting change, by $1.7 million or $0.02 per share. All public companies were required to adopt this bulletin's guidance no later than the fourth quarter of 2000.

IBP also noted that the amendments had the following effect on previously reported net earnings per share (EPS) in 1999 and 2000:

                            NET EARNINGS PER SHARE

                         AS PREVIOUSLY
PERIOD                     REPORTED    RESTATED
------                   ------------- --------
1999 EPS--Diluted.......     $2.94      $2.96
2000 Q1 EPS--Diluted....     $0.16      $0.13
2000 Q2 EPS--Diluted....     $0.55      $0.43
2000 Q3 EPS--Diluted....     $0.73      $0.74
2000 Q3 YTD EPS--Diluted     $1.44      $1.30

   On March 14, 2001, IBP issued a press release stating that a recent analyst projection of $0.12 per share of earnings for IBP for the first quarter of 2001 was reasonable, and that IBP continued to believe that earnings for the full year 2001 could be in the $1.80 to $2.20 per share range.

   Tyson also issued a press release on March 14, 2001, stating that the non-cash impairment charge relating to IBP's DFG Foods subsidiary had not been settled and IBP had not filed its 2000 Form 10-K, Tyson was continuing with its due diligence and closely monitoring all factors related to IBP's business. Tyson also stated in the release that it was still too early to determine what effect these issues will have on the transaction structure.

   On March 20, 2001, IBP issued a press release in which it reported that it would record a fourth quarter 2000 nonrecurring, pre-tax impairment charge of $60.4 million to its DFG Foods subsidiary's goodwill carrying value. In addition, IBP released its earnings results for the fourth quarter of 2000 and for the full year 2000, and projected that its earnings for the full year 2001 could be in the $1.80 to $2.20 per share range.

   On March 29, 2001, Tyson issued a press release in which it stated that it was discontinuing the merger agreement. In addition, Tyson commenced legal action in the Chancery Court of Washington County, Arkansas seeking to rescind or terminate the merger agreement and to receive compensation from IBP. On March 30, 2001, IBP filed cross-claims against Tyson and Purchaser in a previously filed action in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware seeking a declaratory judgment that Tyson had no right to rescind or terminate the merger agreement and a decree of specific performance by Tyson of its obligations under the merger agreement.

   On April 19, 2001, the Delaware Court of Chancery issued a temporary restraining order prohibiting Tyson from pursuing its litigation in Arkansas and on May 10, the Delaware Court of Chancery issued a preliminary injunction to the same effect. On April 23, Tyson filed an answer to IBP's cross-claims in the Delaware action and asserted counterclaims against IBP, seeking, among other things, to rescind or terminate the merger agreement. On May 14, 15, 16, 17, 18, 21, 22, 24 and 25, IBP's cross-claim for specific performance and Tyson's claim for rescission and to terminate the merger agreement were tried before the Delaware Court of Chancery. On June 15, 2001, the Delaware Court of Chancery issued its Memorandum Opinion directing specific performance by Tyson of the merger agreement and dismissing Tyson's counterclaims. Since then, the parties negotiated the terms of the order required by the Delaware Court of Chancery, resulting in the stipulation and Tyson's commencement of the tender offer on July 3, 2001. Please see "Legal Matters--Tyson/IBP Litigation" in this proxy statement/prospectus for a more complete description of the Delaware litigation.

   Pursuant to the stipulation, Tyson agreed to take such steps as were necessary to consummate the transactions contemplated by the merger agreement, as modified by the stipulation. The stipulation provided for Purchaser to make a tender offer for $30.00 per IBP share. The stipulation deleted the provision for an exchange offer. The termination fee to be paid to Tyson under certain circumstances was increased from $15,000,000 to $59,000,000. The stipulation also changed the date after which IBP could terminate the merger agreement if the tender offer had not been consummated to August 15, 2001, and deleted the provisions which would allow either party to terminate the merger agreement based on the failure of the merger to occur by a specified date or based on the existence of a law or regulation or other legal restraint on the ability of the parties to consummate the transactions contemplated by the merger agreement. In addition, Tyson's ability to terminate the merger agreement based on a breach by IBP of a representation, warranty or covenant has been eliminated. Pursuant to the stipulation, Purchaser was not obligated to purchase IBP shares prior to August 15, 2001 unless, prior to that date, an order was entered approving the settlement of IBP stockholder litigation, captioned IN RE IBP, INC. SHAREHOLDERS LITIGATION, C.A. No. 18373. Please see "Legal Matters--IBP Stockholder Litigation" in this proxy statement/prospectus for a description of the IBP stockholder litigation. The entry of the settlement order was a condition only to Purchaser's obligation to purchase IBP shares pursuant to the tender offer prior to August 15, 2001 and was not a condition to Purchaser's obligation to purchase IBP shares pursuant to the tender offer on and after August 15, 2001. In addition, Purchaser was not obligated to purchase IBP shares prior to September 1, 2001 unless, prior to that date, Tyson obtained financing to pay for the tendered IBP shares. The obtaining of such financing was a condition only to Purchaser's obligation to purchase IBP shares pursuant to the tender offer prior to September 1, 2001 and was not a condition to Purchaser's obligation to purchase IBP shares pursuant to the tender offer on and after September 1, 2001.

   Under the terms of the stipulation, if the tender offer was not consummated by August 15, 2001 (or by September 1, 2001, if the time for consummation had been extended to such date pursuant to the terms of the stipulation) or if the merger is not consummated by November 15, 2001, either IBP or Tyson would be entitled to move the Delaware Chancery Court for an appropriate remedy including, but not limited to, specific performance of such transactions, or specific performance of the cash election merger contemplated by the original merger agreement, and/or damages and either IBP or Tyson will be entitled to oppose any such motion on any appropriate grounds. The Delaware Chancery Court retains exclusive jurisdiction over the matter and Tyson has agreed not to initiate any action against IBP arising out of or relating to the stipulation in any forum other than the Delaware Chancery Court unless and until the Delaware Chancery Court determined that Tyson was not required to consummate the tender offer or IBP moves for an award of interest, an adjustment to the financial terms of the consideration to be paid to IBP's stockholders and/or damages. Tyson and IBP agreed that neither of them would move for the entry of a final judgment with respect to the post-trial order issued in the case unless and until the Delaware Chancery Court determined that Tyson was not required to consummate the tender offer or IBP moved for an adjustment to the financial terms of the consideration, an award of interest and/or damages, which agreement had the effect of precluding the parties from appealing the Delaware Chancery Court's decision until such time.

   On June 28, 2001, IBP and Tyson announced that Robert L. Peterson, IBP's Chairman and Chief Executive Officer, and Richard L. Bond, IBP's President and Chief Operating Officer, agreed to become members of the board of directors of Tyson upon closing of the merger.

   On July 3, 2001, Tyson commenced a tender offer for up to 50.1% of the outstanding IBP shares, pursuant to the stipulation. IBP filed a Schedule 14D-9 in response to Tyson's tender offer, in which it recommended that IBP stockholders tender their shares in the tender offer. Tyson's tender offer documents and IBP's Schedule 14D-9 were mailed to IBP's stockholders on or about July 6, 2001.

   On August 3, 2001, Tyson entered into definitive loan agreements with various lenders to provide financing for the funds required by Tyson to purchase the IBP shares tendered in the tender offer. Also, on August 3, 2001, the Delaware Chancery Court approved a settlement of the IBP stockholder litigation pending in that court.

   On August 3, 2001, the tender offer expired. On August 4, 2001, Tyson issued a press release announcing the successful completion of the tender offer and that Tyson would purchase a number of IBP shares which, together with the IBP shares already owned by Tyson, would represent 50.1% of the outstanding IBP shares.

   On August 10, 2001, Tyson issued a press release announcing the final results of the tender offer. 105,341,969 shares of IBP common stock, representing approximately 97.4% of the total outstanding IBP shares, had been tendered and not withdrawn prior to the expiration of the tender offer. Tyson announced that it would be purchasing 53,612,799 of the tendered IBP shares, after which it and Purchaser would own approximately 50.1% of the outstanding IBP shares.

IBP REASONS FOR THE MERGER; RECOMMENDATION OF THE IBP BOARD OF DIRECTORS

   In reaching their recommendations with regard to the transaction with Tyson, the Special Committee and the IBP Board considered a number of factors, including the following:

   JANUARY 1 RECOMMENDATION.

   JPMORGAN ANALYSIS. In comparing the Tyson $30.00 per IBP share proposal and the Smithfield $32.00 per IBP share proposal, the Special Committee and the IBP Board considered the presentation by JPMorgan with respect to the relative value of the two proposals. This presentation included an analysis of the time value of money using the face value of the two proposals. The time value analysis considered different scenarios in respect of each proposal hypothesizing a range of time frames for the receipt of the consideration by IBP's stockholders. These scenarios were arrived at based in part upon discussions with representatives of and advisors to each of Tyson and Smithfield regarding their regulatory issues.

   In addition, the Special Committee and the IBP Board considered a sensitivity analysis performed by JPMorgan which analyzed the relative value of the two proposals, using the mid-point deal-timing scenarios of the time value analysis, assuming different levels of decline in the share prices of Tyson and Smithfield and taking into account the fact that half of the consideration to be paid under the Tyson proposal would be cash. JPMorgan focused its analysis on a range of potential declines for each of Tyson stock and Smithfield stock, which range of potential declines was greater in the case of Smithfield than in the case of Tyson. In making this judgment, JPMorgan took into account a number of factors which it reviewed with the Special Committee and the IBP Board, including the relative historical performance of Tyson stock and Smithfield stock, including historical stock price volatility, the reaction of the market to the initial Smithfield proposal for IBP and the reaction of the market to each of the publicly announced Tyson proposals for IBP, the pro forma dilutive/accretive impact of the offers on each of Tyson and Smithfield both with and without anticipated synergies, the comparative effect on the float and volume of the securities of Tyson and Smithfield, the pro forma effect of a transaction with IBP on each of Tyson's and Smithfield's trading multiples, analyst ratings, outlook and comments regarding a combination with IBP, forecasts of financial performance provided by the management teams of Tyson and Smithfield compared to analyst consensus for Tyson and Smithfield and the fact that it was anticipated that the Smithfield transaction would take a longer time to consummate. In light of these factors, the Special Committee and the IBP Board did not believe it would be prudent in assessing the relative values of the two proposals to assume near term price increases for either Tyson or Smithfield above the high end of their respective collars ($15.40 per share in the case of Tyson, and $33.15 per share in the case of Smithfield). Based upon these analyses, JPMorgan advised the Special Committee and the IBP Board that in the scenarios it saw as most likely, the Tyson proposal would have more current value than the Smithfield proposal, and the Special Committee and the IBP Board considered these analyses in assessing the proposals.

   TIMING AND PROBABILITY OF COMPLETION. The Special Committee and the IBP Board considered the anticipated timing of consummation of the transactions contemplated by the merger agreement, including the structure of the transactions as a tender offer for 50.1% of IBP shares and an exchange offer for the remainder of IBP shares, which should allow stockholders to receive the cash and stock consideration earlier than the stock merger proposed by Smithfield. The Special Committee and the IBP Board considered that the estimated time frame for completing the Tyson transaction was much shorter than the estimated time frame for the Smithfield transaction, thus subjecting the transaction to a lesser degree of risk for elements such as material adverse changes. The Special Committee and the IBP Board considered the anticipated regulatory delays, including the fact that a transaction with Smithfield would likely be subject to greater regulatory scrutiny and delay than a transaction with Tyson. The Special Committee concluded that there were no significant regulatory issues presented by the Tyson proposal and noted that Tyson had agreed to take all actions necessary to gain regulatory approval and was willing to pay to IBP a $70,000,000 "reverse termination fee" if the transaction could not be completed because antitrust approval could not be obtained. The Special Committee concluded that there were substantive antitrust issues presented by a combination with Smithfield, and that while Smithfield had indicated a willingness to undertake certain divestitures and agree to some restrictions on the conduct of its business to address those issues, and the Special Committee believed that such divestitures and agreements should result in a successful resolution of those issues, the Special Committee nevertheless concluded that there would likely be significant political opposition to a transaction with Smithfield, introducing a further element of uncertainty as to ultimate consummation and timing. In addition, Smithfield was only willing to commit to a $15 million termination fee if its transaction could not be completed because antitrust approval could not be obtained.

   OTHER CONSUMMATION RISK. The Special Committee and the IBP Board considered the relative consummation risk inherent in the Tyson and Smithfield proposals separate and apart from the political and regulatory risk of non-consummation described above. Tyson's obligation to consummate the merger was subject to a limited number of conditions, with no financing condition and the Tyson stockholder approval was assured as a result of a voting agreement with its principal stockholder. By contrast, the Smithfield proposal was conditioned upon Smithfield stockholder approval, although Smithfield was willing to pay IBP $15,000,000 if Smithfield stockholder approval was not obtained and $50,000,000, plus up to $7,500,000 million in expenses, if such approval was not obtained as a result of a superior proposal to acquire Smithfield.

   SUBSEQUENT PROPOSALS. The Special Committee and the IBP Board considered that under the terms of the merger agreement, although IBP was prohibited from soliciting acquisition proposals from third parties, IBP could have engaged in discussions or negotiations with, and could have furnished non-public information to, a third party who made a bona fide acquisition proposal that the Special Committee determined in good faith (after consultation with a financial advisor of national reputation and taking into account all the terms and conditions) was likely to result in a proposal which was more favorable from a financial point of view than the transactions contemplated by the merger agreement and was reasonably capable of being completed. The Special Committee and the IBP Board considered that the terms of the merger agreement permitted IBP to terminate the merger agreement to enter into such a superior transaction involving IBP if, among other things, (i) IBP gave Tyson at least three business days' notice in writing that it intended to enter into an agreement for such superior transaction, (ii) Tyson was permitted to make a new offer, which would be considered by the Special Committee in good faith and (iii) IBP paid Tyson a $15,000,000 termination fee as well as reimbursed the amounts advanced to IBP by Tyson to pay the Rawhide termination fee and paying Tyson $7,500,000 as reimbursement for its expenses. The Special Committee and the IBP Board considered that these provisions of the merger agreement were unlikely to deter third parties who might be interested in exploring an acquisition of IBP. The Special Committee and the IBP Board considered that, by contrast, Smithfield requested a $50,000,000 termination fee plus up to $7,500,000 in expenses and was unwilling to advance IBP the funds necessary to pay the termination fee and reimburse expenses under the Rawhide merger agreement.

   FAIRNESS OPINIONS. The Special Committee and the IBP Board considered presentations from JPMorgan and PJSC and the opinions of JPMorgan and PJSC, dated January 1, 2001, that, based upon and subject to certain considerations and assumptions, the purchase price and exchange ratio to be received by holders of IBP shares pursuant to the merger agreement was fair from a financial point of view to such holders. Copies of each of the opinions rendered by JPMorgan and PJSC to the Special Committee on January 1, 2001, setting forth the procedures followed, the matters considered and the assumptions made by each of JPMorgan and PJSC in arriving at its opinion, are attached as Appendices D and E hereto, respectively, and are incorporated herein by reference. The Special Committee and the IBP Board were aware that JPMorgan becomes entitled to certain fees upon the consummation of the merger.

   TRANSACTION FINANCIAL TERMS/PREMIUM. The Special Committee and the IBP Board considered the relationship of the merger consideration to the historical market prices of IBP shares and to the price in the Rawhide merger agreement. The cash consideration to be paid in the merger represents a 34.8% premium over the $22.25 per IBP share price in the Rawhide merger agreement. The Special Committee and the IBP Board also considered the form of consideration to be paid to holders of IBP shares in the merger, and the certainty of value of the cash consideration compared to stock consideration. The Special Committee and the IBP Board were aware that the IBP Board's fiduciary duty to IBP stockholders had changed as a result of the decision to enter into the Rawhide merger agreement from the preservation of IBP as a corporate entity to the maximization of IBP's current value at a sale for the stockholders' benefit. The Special Committee and the IBP Board determined that both the Tyson proposal and the Smithfield proposal provided substantially greater value than the Rawhide merger agreement. The Special Committee and the IBP Board were aware that the cash consideration received by the holders of IBP shares in the Tyson merger would be taxable to such holders for federal income tax purposes.

   POTENTIAL CONFLICTS OF INTEREST. The Special Committee and the IBP Board were aware of the potential conflicts of interest between IBP, on the one hand, and certain of IBP's officers, director or affiliates, on the other hand, in the merger.

   The foregoing includes the material factors considered by the Special Committee and the IBP Board in approving the transaction with Tyson on January 1, 2001. In view of its many considerations, the Special Committee and the IBP Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the various individual factors considered. In addition, individual members of the Special Committee and the IBP Board may have given different weights to the various factors considered. After weighing all of these considerations, the Special Committee unanimously determined to recommend the merger agreement to the IBP

Board and the IBP Board unanimously determined to approve the merger agreement and the transactions contemplated thereby.

   JUNE 26 RECOMMENDATION.

   In determining that the terms of the stipulation are in the best interests of IBP and its stockholders, the IBP Board considered the fact that pursuant thereto Tyson agreed to complete the transaction on the same financial terms as those provided for in the original merger agreement and effectively agreed not to appeal the Delaware Chancery Court's June 15 decision unless and until the Delaware Chancery Court determined that Tyson does not have to proceed with the tender offer contemplated by the stipulation. The IBP Board also considered the fact that the stipulation reduces the number of covenants and representations to which Tyson's obligation to close the tender offer and merger is subject, thereby greatly enhancing the likelihood of consummation. In particular, the IBP Board considered that the absence of a material adverse effect with respect to IBP is no longer a condition to Tyson's obligation to perform. The IBP Board also took into account an opinion by JPMorgan dated June 26, 2001 to the effect that the purchase price to be paid to IBP's stockholders in the tender offer and the exchange ratio applicable to the merger are fair from a financial point of view to IBP's stockholders. A copy of the June 26 written opinion rendered by JPMorgan, setting forth the procedures followed, the matters considered and the assumptions made by JPMorgan in arriving at its opinion, is attached as Appendix C to this proxy statement/prospectus, and is incorporated herein by reference.

   The foregoing includes the material factors considered by the IBP Board on June 26, 2001. In view of its many considerations, the IBP Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the various individual factors considered. In addition, individual members of the IBP Board may have given different weights to the various factors considered.

   FOR THE REASONS DISCUSSED ABOVE, THE IBP BOARD HAS DETERMINED THAT THE STIPULATION AND THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF THE IBP STOCKHOLDERS. ACCORDINGLY, THE IBP BOARD UNANIMOUSLY RECOMMENDS THAT IBP STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF THE FINANCIAL ADVISOR TO THE IBP BOARD

   At the IBP Board meeting on June 26, 2001, JPMorgan gave its oral opinion, confirmed in writing, to the IBP Board that, as of that date and on the basis of and subject to the matters described in the opinion, each of the offer price to be paid in the tender offer and the exchange ratio proposed in the merger is fair, from a financial point of view, to the IBP stockholders. We have attached as Appendix C to this proxy statement/prospectus and have incorporated by reference the full text of the written opinion of JPMorgan dated June 26, 2001, which sets forth the assumptions made, matters considered and limits on the review undertaken. We urge you to read the opinion in its entirety. The summary of the opinion of JPMorgan set forth in this document is qualified in its entirety by reference to the full text of such opinion. In view of the potential for additional expense, and in view of the IBP Board's confidence in JPMorgan acting alone, PJSC was not asked to update its opinion.

   JPMorgan's opinion is addressed to the IBP Board, is directed only to the consideration to be received by the stockholders in the tender offer and the merger, referred to in this section of the proxy statement/prospectus as the "Transaction", and does not constitute a recommendation to any stockholder as to how to vote with respect to the Transaction.

   In arriving at its opinion, JPMorgan reviewed, among other things:

    .  Tyson's Offer to Purchase, dated December 12, 2000;

    .  the merger agreement;

    . the court opinion of the Delaware Chancery Court relating to certain litigation between IBP and Tyson and certain other information regarding such litigation as JPMorgan deemed relevant;

    .  the draft dated June 26, 2001 of the stipulation;

    . the Amendment No. 2 to Schedule 14D-9 filed by IBP on January 5, 2001, as amended;

    . certain publicly available information concerning the business of IBP, Tyson and of certain other companies in the meat processing and branded foods sector and the reported market prices for such other companies' securities;

    . publicly available terms of certain transactions involving companies in the meat processing and branded foods sector and the consideration received for such companies;

    . current and historical market prices of IBP common stock and Tyson Class A common stock;

    .  publicly available information regarding IBP and Tyson;

    . certain internal financial analyses and forecasts prepared by IBP's management and Tyson's management (JPMorgan having noted that such analyses and forecasts were provided to it in December 2000 and were not updated by IBP or Tyson prior to JPMorgan's June 26, 2001 opinion); and

    .  the terms of other business combinations JPMorgan deemed relevant.

   In addition, JPMorgan held discussions with certain members of the management of IBP and Tyson with respect to certain aspects of the Transaction, and IBP's and Tyson's past and current business operations, IBP's and Tyson's financial condition and future prospects and operations, the effects of the Transaction on IBP's and Tyson's financial condition and future prospects, and certain other matters JPMorgan believed necessary or appropriate to its inquiry. JPMorgan also reviewed other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

   In giving its opinion, JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to it by IBP or Tyson or otherwise reviewed by JPMorgan, and has not assumed any responsibility or liability for such information. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, and no such valuations or appraisals were provided to JPMorgan. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by IBP's and Tyson's management as to the expected future results of IBP's and Tyson's operations and IBP's and Tyson's financial condition to which such analyses or forecasts relate. In such connection, JPMorgan assumed that if updated analyses and forecasts had been provided to JPMorgan subsequent to December 2000, such analyses and forecasts would not differ in any material respects from those that were actually made available to JPMorgan by managements of IBP and Tyson. JPMorgan also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to JPMorgan by, IBP's representatives, and that the other transactions contemplated by the stipulation will be consummated as described in such agreement. JPMorgan further assumed that the definitive stipulation would not differ in any material respects from the draft thereof furnished to JPMorgan. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

   In its opinion, JPMorgan noted that it was familiar with the terms of an alternative merger transaction with IBP proposed by Smithfield concurrently with the negotiation of the Tyson transaction in December 2000 and January 2001 and that it participated in negotiations with respect to such alternative transaction. JPMorgan noted that it took such facts into account in rendering its opinion.

   Additionally, JPMorgan was aware and considered the litigation between Tyson and IBP in its opinion. In an opinion dated June 18, 2001, the Delaware Chancery Court ruled, among other things, that the original merger agreement between IBP and Tyson was a valid and enforceable contract that Tyson had no right to terminate and ruled that an award of specific performance was appropriate. JPMorgan was also aware that Tyson and IBP proposed to enter into the above-referenced stipulation, subject to approval of the Delaware Chancery Court, pursuant to which, among other things, Tyson will take such steps as are necessary to consummate the transactions contemplated by the original merger agreement as modified by the stipulation, including the commencement of a cash tender offer on the terms and conditions of the original amended cash offer and a merger on the terms and conditions of the originally proposed merger, in each case as modified by the stipulation.

   As is customary in the rendering of fairness opinions, JPMorgan based its opinion on economic, market and other conditions as in effect on, and the information made available to JPMorgan, as of June 26, 2001. Subsequent developments may affect JPMorgan's opinion and JPMorgan does not have any obligation to update, revise or reaffirm its opinion. JPMorgan's opinion expressed no opinion as to the price at which the Tyson Class A common stock will trade at any time.

   In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses performed by JPMorgan in connection with its opinion. IBP has presented some of the summaries of the financial analyses in tabular format. In order to understand the financial analyses used by JPMorgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of JPMorgan's financial analyses.

   HISTORICAL COMMON STOCK PERFORMANCE. JPMorgan conducted a historical analysis of the closing price of IBP's common stock based on closing prices on the NYSE and also examined prices of other companies in the meat processing and branded foods sector.

    . JPMorgan noted that in the three-month period prior to October 1, 2000 (the date of announcement of the Rawhide merger agreement), IBP's stock price ranged between $14.125 and $18.313 per IBP share.

    . JPMorgan also pointed out that IBP's stock in the period from August 9, 2000 (the date of DLJ's first indicative offer to purchase IBP) until September 29, 2000, outperformed the stocks of Smithfield, Hormel Foods Corporation, ConAgra Foods, Inc., Tyson, Pilgrim's Pride Corporation and Sanderson Farms, as well as the S&P 500 index. Specifically, IBP's common stock appreciated 20.6% over this period while the S&P 500 was down 1.6%. The stock prices of Smithfield, Hormel Foods Corporation, ConAgra Foods, Inc. and Tyson appreciated between 0.2% and 4.6% over this period.

    . JPMorgan also found that in the one-year period prior to October 1, 2000, IBP's stock price ranged between $11.188 and $25.00 per IBP share. In addition, IBP's common stock generally followed the trend of an index comprised of the equally weighted stock prices of Pilgrim's Pride Corporation, Sanderson Farms, WLR Foods Inc., Cagle's, Smithfield, Hormel Foods Corporation, ConAgra Foods, Inc. and Tyson.

    . JPMorgan also noted that in the three-year period prior to October 1, 2000, IBP's stock price ranged between $11.188 and $29.250 per IBP share. In addition, IBP's common stock performed in line with an index comprised of the equally weighted stock prices of Pilgrim's Pride Corporation, Sanderson Farms, WLR Foods Inc., Cagle's, Smithfield, Hormel Foods Corporation, ConAgra Foods, Inc. and Tyson.

    . JPMorgan also found that in the period from October 1, 2000 until December 29, 2000 (the last trading date prior to the announcement of the Transaction), IBP's stock price ranged between $20.1875 and $26.75 per IBP share.

    . JPMorgan also pointed out that in the period from October 1, 2000 until December 29, 2000, the common stocks of Smithfield, Hormel Foods Corporation, ConAgra Foods, Inc., Tyson, Pilgrim's

       Pride Corporation, Sanderson Farms, WLR Foods Inc. and Cagle's appreciated between 3.2% and 29.6% while the S&P 500 index declined 8.1%.

    . JPMorgan also noted that in the period from December 4, 2000 (the first trading date after Tyson publicly announced its proposal to acquire IBP for $26 per IBP share) until December 29, 2000 (the last trading date prior to the announcement of the Tyson transaction and the trading day following Tyson's public announcement of its intention to acquire IBP for $27 per IBP share) Tyson's closing stock price ranged between $11.75 and $12.75 per share. JPMorgan also noted that the intraday low reached by Tyson's Class A common stock over such period was $10.8125. JPMorgan also highlighted that Tyson Class A common stock closed at $12.75 on December 28, 2000 and December 29, 2000 and that Tyson made a public announcement regarding its intention to acquire IBP for $27 per IBP share after the market close on December 28, 2000.

    . JPMorgan also noted the reaction in Tyson's share price with respect to four major developments: (1) the receipt of Tyson's initial proposal to IBP on the morning of December 4, 2000; (2) the announcement of the definitive proposal signed on January 1, 2001; (3) Tyson's announcement of its intention to terminate the merger agreement after market close on March 29, 2001; (4) and the announcement of the Delaware Chancery Court opinion on June 15, 2001, after the market close. JPMorgan noted that Tyson's stock price was below its closing stock price on December 1, 2000 (three days prior to the receipt of the initial proposal) after the announcement of each of the four major developments. Tyson's stock closed 10.8%, 15.6%, 17.9% and 33.1%, respectively, below Tyson's closing price on December 1, 2000 (three days prior to the first major development) after the announcement of each of the four major developments mentioned above.

   ANALYSIS OF PREMIUM. JPMorgan calculated the premium implied by $26 and $30 per IBP share relative to certain base prices.

   The table below sets forth JPMorgan's premium analysis:

                                BASE      PREMIUM        PREMIUM
DESCRIPTION OF BASE             PRICE  IMPLIED BY $26 IMPLIED BY $30
-------------------             ------ -------------- --------------
Latest close (06/22/01)........ $23.56      10.4%          27.3%
First DLJ offer (08/09/00) (1).  15.19      71.2%          97.5%
September 29, 2000 (2).........  18.31      42.0%          63.8%
LTM average prior to LBO (3)...  17.12      51.9%          75.2%
March 30, 2001 (4).............  16.40      58.5%          82.9%
5 day average since termination  15.67      65.9%          91.4%
Low since termination (5)......  14.66      77.4%         104.6%
LTM high close.................  28.81      (9.8%)          4.1%
3-year high close..............  29.25     (11.1%)          2.6%
LTM low close..................  14.13      84.1%         112.3%
3-year low close...............  11.19     132.4%         168.1%

--------
(1)Non-public offer
(2)Day prior to public announcement regarding DLJ transaction
(3)12 months prior to September 29, 2000
(4)Price following Tyson merger termination announcement
(5)Excluding trading following most recent court opinion announcement

   JPMorgan noted that the premium analysis does not constitute a valuation technique as such, but serves as a comparison of the proposed transaction price to various base prices.

   DISCOUNTED CASH FLOW ANALYSIS. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per IBP share. JPMorgan utilized forecasts provided by IBP's management team. These forecasts were prepared prior to IBP and Tyson entering into the original agreement and were provided to both Tyson and Smithfield. IBP does not as a matter of course make public forecasts as to future revenues, earnings or other financial information, and the forecasts were not prepared with a view to public disclosure.

   The following table sets forth the summary of these forecasts:

                                                      2001              2002         2003        2004        2005
                                                    -------           -------      -------      -------     -------
                                                  (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AND PER HEAD INFORMATION)
Revenues......................................... $17,300           $18,000      $18,600      $18,800     $19,500
% CHANGE.........................................     4.2%              4.0%         3.3%         1.1%        3.7%
Earnings Before Interest, Taxes, Depreciation and
  Amortization (EBITDA).......................... $   647           $   759      $   850      $   938     $ 1,018
% MARGIN.........................................     3.7%              4.2%         4.6%         5.0%        5.2%
Earnings Before Interest and Taxes (EBIT)........ $   446           $   543      $   619      $   693     $   760
% MARGIN.........................................     2.6%              3.0%         3.3%         3.7%        3.9%
Net Income....................................... $   212           $   277      $   332      $   388     $   439
Earnings Per Share (EPS)......................... $  1.98           $  2.58      $  3.10      $  3.61     $  4.09
Capital expenditures............................. $   331           $   300      $   300      $   300     $   300
Beef EBIT/head................................... $  16.5           $  15.0      $  16.5      $  16.5     $  17.5
Pork EBIT/head...................................     4.8               4.8          4.8          4.8         4.8
Total Fresh Meats EBIT...........................     309               362          391          420         462
Foodbrands EBIT..................................     137               181          228          273         297

   The IBP management forecasts were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information. In addition the IBP management forecasts were not prepared with the assistance of or reviewed, compiled or examined by independent accountants. The IBP management forecasts reflect numerous assumptions, all made by IBP management, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond IBP's control. Accordingly, there can be no assurance that the assumptions made in preparing the IBP management forecasts will prove accurate and actual results may be materially greater or less than those contained in the IBP management forecasts. Among the specific factors contributing to the risks and uncertainties inherent in the IBP management forecasts are: the cost of live cattle and hogs, which depends in large part on the herd size, weather, feed costs and other factors; health risks, real and perceived; other raw material costs; ability to reduce expense without sacrificing profitable revenue; labor costs; effectiveness of advertising and marketing programs; competition; and changes in laws and regulations.

   The inclusion of the IBP management forecasts in this proxy statement/prospectus should not be regarded as an indication that IBP, Tyson or Purchaser or any of IBP's, Tyson's or Purchaser's respective representatives, or respective officers and directors, consider such information to be an accurate prediction of future events or necessarily achievable. In light of the uncertainties inherent in forward looking information of any kind, IBP cautions against reliance on such information. Except as set forth below, IBP does not intend to publicly update or revise the IBP management forecasts to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events, unless required by law.

   JPMorgan calculated the unlevered free cash flows that IBP is expected to generate during fiscal years 2001 through 2005 based on IBP management forecasts. JPMorgan also calculated a range of terminal asset values of IBP at the end of fiscal 2005 by calculating a range of terminal cash flows by valuing such terminal cash flows as growing perpetuities. JPMorgan developed terminal cash flows based upon EBIT margins and growth rates taking into account EBIT margins and growth rates achieved by IBP over the last 10 years and EBIT margins and growth rates predicted by IBP management for the fiscal years 2000 through 2005. Specifically, JPMorgan utilized a terminal EBIT margin of 3.9% and terminal sales growth rates of 1.0% to 2.0%. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.00% to 11.00%, which were chosen by JPMorgan based upon an analysis of IBP's weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for IBP's March 31, 2001 excess cash, option exercise proceeds and total debt.

Based on the forecasts and a range of discount rates from 9.50% to 10.50%, the discounted cash flow analysis indicated a range of equity values of between $23 and $31 per IBP share.

   On July 2, 2001, in order to assist Tyson in its presentations to rating agencies and financial institutions, IBP management updated the foregoing forecasts. See "Forecasts" in this proxy statement/prospectus. Information from such updated forecasts is subject to all of the qualifications, caveats and cautionary language contained in the second and third preceding paragraphs and such information is incorporated herein by reference. As indicated above, such updated forecasts were prepared subsequent to JPMorgan's June 26, 2001 opinion.

   PUBLIC TRADING MULTIPLES. Using publicly available information, JPMorgan compared selected financial data, ratios and multiples of IBP with similar data, ratios and multiples for selected publicly traded companies. JPMorgan noted that it did not deem these companies fully comparable to IBP and thus evaluated this information for reference only. Specifically, JPMorgan compared the selected financial data, ratios and multiples of companies engaged in the meat processing sector (deemed the "protein peers") with similar data, ratios and multiples for selected publicly traded companies engaged in the other foods sectors (distinguished by three categories: "large cap food", "other agricultural", and "other small cap food").

   The "protein peers" companies selected by JPMorgan were:

       Smithfield
       Hormel Foods Corporation
       ConAgra Foods, Inc.
       Tyson

   The "large cap food" companies selected by JPMorgan were:

       Quaker Oats Company
       General Mills, Inc.
       Hershey Foods Corporation
       Campbell Soup Company
       Sara Lee Corporation
       H. J. Heinz Company
       Kellogg Company

   The "other agricultural" companies selected by JPMorgan were:

       Archer-Daniels-Midland Company
       Corn Products International, Inc.
       Agrium, Inc.

   The "other small cap food" companies selected by JPMorgan were:

       McCormick & Company, Inc.
       The Earthgrains Company
       Del Monte Foods Company
       Dole Food Company, Inc.
       Suiza Foods Corporation
       Interstate Bakeries Corporation

   For each of these companies, JPMorgan derived estimates of EBIT, EBITDA, and net income for calendar years 2001 and 2002 from public equity analyst estimates. The analysis produced a range of multiples for firm value (which JPMorgan defined, for purposes of its analyses, as market value of common equity and preferred stock plus debt net of cash and marketable securities and minority interest) over various estimated financial benchmarks, including sales and EBITDA, and for the market value of common equity (price) over earnings (the price-to-earnings multiple or P/E).

   For the "protein peers" companies, the analysis indicated firm value to forecasted 2001 EBITDA multiples of 6.1x to 9.1x and firm value to forecasted 2002 EBITDA of 5.0 to 7.6x. The analysis also showed multiples of price to 2001 earnings of 11.2x to 18.1x, and 2002 P/E ratios of 9.8x to 15.8x. In addition, the analysis showed multiples of equity value to book value ranging from 1.0x to 3.8x.

   For the "large cap food" companies, the analysis indicated firm value to forecasted 2001 EBITDA multiples of 8.2x to 13.8x and firm value to forecasted 2002 EBITDA of 8.9x to 12.4x. The analysis also showed multiples of price to 2001 earnings of 13.6x to 25.2x, and 2002 P/E ratios of 13.5x to 22.9x. In addition, the analysis showed multiples of equity value to book value ranging from 6.9x to 29.1x.

   For the "other agricultural" companies, the analysis indicated firm value to forecasted 2001 EBITDA multiples of 4.6x to 7.8x and firm value to forecasted 2002 EBITDA of 4.2x to 7.1x. The analysis also showed multiples of price to 2001 earnings of 7.8x to 18.5x, and 2002 P/E ratios of 6.5x to 15.2x. In addition, the analysis showed multiples of equity value to book value ranging from 1.1x to 1.4x.

   For the "other small cap food" companies, the analysis indicated firm value to forecasted 2001 EBITDA multiples of 5.2x to 10.2x and firm value to forecasted 2002 EBITDA of 4.9x to 9.7. The analysis also showed multiples of price to 2001 earnings of 8.9x to 20.1x, and 2002 P/E ratios of 7.9x to 17.2x. In addition, the analysis showed multiples of equity value to book value ranging from 1.7x to 12.0x.

   JPMorgan noted that, utilizing IBP management forecasts, the transaction implies multiples (based on Tyson's closing price of $9.24 on June 22, 2001, thereby implying a deal value of $26.01 per IBP share) of firm value to forecasted 2000 EBITDA and 2001 EBITDA of 7.1x and 6.9x, respectively. In addition, JPMorgan noted that the implied 2001 P/E multiple is 13.1x.

   SELECTED TRANSACTION ANALYSIS. Using publicly available information, JPMorgan examined selected transactions and transaction proposals involving companies in the meat processing and branded foods industry. JPMorgan noted that it did not deem these transactions fully comparable to the Transaction and thus evaluated this information for reference only.

   Specifically, JPMorgan reviewed the following transactions:

DATE                         TARGET                             ACQUIROR
----                         ------                             --------
September-00 WLR Foods, Inc.                         Pilgrim's Pride Corporation
December-99  Corporate Brand Food America, Inc.      IBP
December-99  Seaboard Corporation--poultry division  ConAgra Foods, Inc.
September-99 Tyson--pork division                    Smithfield
September-99 Murphy Farms, Inc.                      Smithfield
July-99      Thorn Apple Valley, Inc.                IBP
February-99  Carroll's Foods, Inc.                   Smithfield
December-98  Ross Breeders                           Investor Group
July-98      Nestle USA, Inc.--Libby's division      International Home Foods, Inc.
January-98   Goodmark Foods, Inc.                    ConAgra Foods, Inc.
December-97  Schneider Corporation                   Smithfield
September-97 Hudson Foods, Inc.                      Tyson
September-97 Golden Poultry Co., Inc.                Gold Kist, Inc.
March-97     Foodbrands America, Inc.                IBP
September-95 Cargill, Inc.--boiler and McCarty units Tyson
January-94   WLR Foods, Inc.                         Tyson
August-89    Holly Farms Corporation                 Tyson

   JPMorgan calculated a range of multiples of firm value to EBITDA for the twelve month periods prior to the respective transaction announcements implied in these transactions. JPMorgan noted that the range of EBITDA multiples implied by these transactions ranged from 4.9x to 12.6x. JPMorgan noted that, utilizing IBP management forecasts and based on Tyson's closing price of $9.24 per share on June 22, 2001, the Transaction implies multiples of firm value to forecasted 2001 EBITDA of 6.9x.

   LEVERAGED BUYOUT ANALYSIS. Using IBP management forecasts and JPMorgan estimates, JPMorgan calculated potential returns to equity investors in connection with a potential leveraged acquisition of IBP. For purposes of this analysis, JPMorgan utilized illustrative assumptions regarding maximum leverage and determined the five year return on initial common equity investment assuming an acquisition of all stock of IBP at prices ranging from $18 per IBP share to $24 per IBP share assuming such capital structure constraints. JPMorgan calculated the free cash flows available for annual debt reduction and calculated the estimated debt outstanding on December 31, 2006 assuming that such annual cash flows are utilized to reduce outstanding debt. JPMorgan then calculated potential firm values for IBP at such time assuming a range of exit firm value to 2006 EBITDA multiples of 5.0x to 7.0x. Finally, JPMorgan determined the implied equity values on December 31, 2006 based on the estimated firm values and forecasted debt outstanding at such time and calculated the implied returns (determined as internal rates of return) to initial equity invested on December 31, 2001.

   Based on this analysis, JPMorgan established a reference range of $18 per IBP share to $24 per IBP share which implied a range of annual returns to equity in leveraged buyout transactions utilizing these assumptions of approximately 16% to 42%.

   PRO FORMA COMBINATION ANALYSIS. JPMorgan analyzed the pro forma impact of the Transaction on Tyson's cash and reported earnings per share, consolidated capitalization and financial ratios using IBP management forecasts for IBP and projections developed on the basis of analysts' consensus earnings estimates for Tyson as reported by I/B/E/S. Incorporating assumptions with respect to various structural considerations, transaction and financing costs and Tyson estimated synergies, the combination was accretive to Tyson's cash and reported earnings per share in 2002 and 2003.

   The summary set forth above is not a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that you must consider its opinion, the summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, would create an incomplete view of the processes underlying the analyses and opinion. In arriving at its opinion, JPMorgan considered the results of all of the analyses as a whole. No single factor or analysis was determinative of JPMorgan's fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. JPMorgan based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry specific factors. This summary sets forth under the description of each analysis the other principal assumptions upon which JPMorgan based that analysis. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Therefore, neither IBP nor JPMorgan nor any other person assumes responsibility if future results are materially different from those forecasted.

   As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The Special Committee selected JPMorgan to deliver an opinion with respect to the proposed merger on the basis of such experience.

   During 1998, JPMorgan served as co-underwriter in connection with two note offerings by Tyson in the aggregate amount of $540 million. On September 14, 2000, JPMorgan's parent company, J.P. Morgan & Co.

Incorporated, announced its agreement to merge with The Chase Manhattan Corporation to form J.P. Morgan Chase & Co. (JPMorgan Chase). Prior to such merger, JPMorgan advised the Special Committee that affiliates of JPMorgan Chase may from time to time perform certain financial advisory and other commercial and investment banking services for Tyson, for which they receive customary compensation. JPMorgan further advised the Special Committee that affiliates of JPMorgan Chase may be arranging or providing financing to Tyson in connection with its acquisition of Tyson. Accordingly, on December 13, 2000, the Special Committee determined to retain a second financial advisor to assist in connection with the Special Committee's assessment of the Tyson and Smithfield bids, and the Special Committee thereafter retained PJSC.

   The merger between J.P. Morgan & Co. Incorporated and The Chase Manhattan Corporation occurred on December 31, 2000. On January 12, 2001, Tyson executed a credit agreement with various financial institutions (including an affiliate of JPMorgan Chase), which provided a new 364-day revolving credit facility in the principal amount of $2.5 billion. The credit agreement was terminated on March 30, 2001.

   JPMorgan and its affiliates may from time to time perform certain financial advisory and other commercial and investment banking services for IBP and Tyson. Certain affiliates of JPMorgan have entered into loan agreements (along with certain other lending institutions) to provide Tyson financing in connection with the tender offer and the merger, for which such affiliates will receive customary compensation. In addition, in the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities and senior loans of IBP and Tyson for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or loans.

ENGAGEMENT LETTERS

   JPMORGAN. Pursuant to an engagement letter dated July 21, 2000, IBP retained JPMorgan to render financial advisory services to IBP in connection with the Rawhide transaction and certain related matters. Pursuant to its engagement, JPMorgan received $1.0 million at the signing of the engagement and will receive an additional $4.0 million upon consummation of a transaction. JPMorgan will also be reimbursed for its reasonable expenses. In addition, IBP will indemnify JPMorgan and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

   PJSC. Pursuant to an engagement letter dated December 15, 2000, IBP formally retained PJSC to render financial advisory services to IBP in connection with a possible acquisition of IBP and certain related matters. Pursuant to its engagement, PJSC received $750,000 for delivery of its fairness opinion to IBP. PJSC was also reimbursed for its reasonable expenses. In addition, IBP will indemnify PJSC and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In view of the potential for additional expense, and in view of the IBP Board's confidence in JPMorgan acting alone, PJSC was not asked to update its opinion.

EFFECTIVE TIME OF THE MERGER

   The merger will become effective when the parties to the merger agreement file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware, or at a later time that Tyson and IBP may specify in the certificate of merger.

   If the merger agreement is approved at the IBP special meeting, the effective time will occur as promptly as possible after satisfaction or waiver of the remaining conditions to the merger contained in the merger agreement.

CERTIFICATE OF INCORPORATION AND BYLAWS

   The certificate of incorporation of Purchaser, in effect immediately prior to the effective time of the merger, will become the certificate of incorporation of the surviving company. The bylaws of Purchaser in effect immediately prior to the effective time will be the bylaws of the surviving company.

ACCOUNTING TREATMENT

   Tyson will account for the merger under the "purchase" method of accounting in accordance with accounting principles generally accepted in the United States. Therefore, the total consideration paid by Tyson in connection with the tender offer and merger, together with the direct costs of the tender offer and merger, will be allocated to IBP's assets and liabilities, including identifiable intangible assets, based on their fair market values, with any excess being treated as goodwill. The assets and liabilities and results of operations of IBP will be consolidated into the assets and liabilities and results of operations of Tyson after the merger.

REGULATORY MATTERS

   REGULATORY APPROVALS. IBP and Tyson are not aware of any governmental license or regulatory permit that appears to be material to the business of IBP and its subsidiaries that might be adversely affected by Tyson's acquisition of IBP or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Tyson's acquisition of IBP. Should any such approval or other action be required, IBP and Tyson currently contemplate that, such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained, with or without substantial conditions, or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to IBP's business or certain parts of IBP's business might not have to be disposed of.

   ANTITRUST. Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission, or the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The acquisition of IBP is subject to such requirements. Pursuant to the requirements of the HSR Act, Tyson filed a Notification and Report Form with respect to the cash tender offer, the exchange offer and the merger with the Antitrust Division and the FTC on December 12, 2000. The initial waiting period applicable to the purchase of IBP shares pursuant to the cash tender offer was scheduled to expire at 11:59 p.m., New York City time, on Wednesday, December 27, 2000. On December 28, 2000, Tyson announced that, prior to the expiration of the waiting period, the Antitrust Division extended the waiting period by requesting additional information from Tyson. Tyson responded to the request for more information and certified compliance with that request. The waiting period expired at 11:59 p.m. on January 27, 2001 without any action being taken by the Antitrust Division.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Tyson's acquisition of the IBP. At any time before or after the consummation of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of Tyson's or IBP's substantial assets. Private parties, including individual states, may also bring legal actions under the antitrust laws. IBP and Tyson do not believe that the consummation of the merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

LISTING OF THE SHARES OF TYSON CLASS A COMMON STOCK ON THE NYSE

   In the merger agreement, Tyson has agreed to use its reasonable efforts to cause shares of Tyson Class A common stock that are to be issued pursuant to the merger agreement to be listed for trading on the NYSE. Approval for listing is a condition to the obligations of Tyson, Purchaser and IBP to complete the merger.

RESALE OF THE SHARES OF TYSON CLASS A COMMON STOCK ISSUED IN THE MERGER; IBP AFFILIATES

   The shares of Tyson Class A common stock to be issued to IBP stockholders in connection with the merger will be freely transferable under the Securities Act of 1933, as amended, except for the shares of Tyson Class A common stock issued to any person deemed to be an affiliate of IBP for purposes of Rule 145 promulgated under the Securities Act at the time of the annual meeting. These affiliates may not sell their shares of Tyson Class A common stock acquired in connection with the merger, except pursuant to an effective registration statement under the Securities Act covering such shares of Tyson Class A common stock, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Pursuant to the merger agreement, IBP will deliver to Tyson a letter identifying all persons who, at the time of the special meeting, may be deemed to be its affiliates.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  GENERAL

   In considering the recommendation of the IBP Board to vote to approve the merger and the merger agreement, you should be aware that certain of IBP's officers and directors have interests in the merger or have certain relationships, including those referred to below, that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger. Except for the announcement regarding future representation on Tyson's board of directors and management team, the IBP Board was aware of these actual or potential conflicts of interest and considered them along with other matters in determining to make its recommendation on June 26, 2001.

  TREATMENT OF EXISTING OPTIONS

   Certain directors, officers and employees have previously received options to acquire IBP shares under various IBP option plans. At the effective time of the merger, all outstanding IBP options will be converted into Tyson options. For a description of the treatment of IBP options in the merger, see "The Merger Agreement, Stipulation and Voting Agreement - The Merger Agreement - Employee Stock Options."

  OTHER BENEFIT AGREEMENTS

   The merger agreement provides that, for a period of at least one year following the effective time of the merger, Tyson will cause the Purchaser, or the surviving corporation, and its subsidiaries to provide benefits to their respective employees which will, in the aggregate, be comparable to those currently provided by Tyson and its subsidiaries to its employees, provided, however, this provision does not apply to those employees represented for purposes of collective bargaining.

  INDEMNIFICATION AND INSURANCE

   For six years after the effective time of the merger, Tyson will cause the surviving corporation to indemnify and hold harmless the present and former officers and directors of IBP in respect of acts or omissions occurring prior to the effective time of the merger to the extent provided under IBP's articles of incorporation and bylaws in effect on the date of the merger agreement, subject to any limitation imposed from time to time under applicable law. In addition, for six years after the effective time of the merger, Tyson will cause the surviving corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the effective time covering each such officer and director currently covered by IBP's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement, provided that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by IBP in its last full fiscal year for such insurance, then Tyson shall cause the surviving corporation to provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

   REPRESENTATION ON TYSON'S BOARD OF DIRECTORS AND MANAGEMENT TEAM. On June 28, 2001, IBP and Tyson announced that Robert L. Peterson, IBP's Chairman and Chief Executive Officer, and Richard L. Bond, IBP's President and Chief Operating Officer, have agreed to become members of Tyson's board of directors upon closing of the merger. On August 7, 2001, Tyson announced that Mr. Bond would become Co-Chief Operating Officer of the combined company. On August 15, 2001, Tyson announced that the IBP officers below would have the positions in the combined company indicated below:

    .  Eugene D. Leman, head of the Fresh Meats Division at IBP;

    .  Don Rea, President of Foodbrands Foodservice;

    .  Roel G. M. Andriessen, President of IBP International;

    .  Kenneth L. Rose, head of Purchasing; and

    .  Ken Kimbro, head of Human Resources.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

   Subject to the limitations and qualifications set forth below, the discussion in this section is the opinion of Milbank, Tweed, Hadley & McCloy LLP, counsel to Tyson, and Wachtell, Lipton, Rosen & Katz, counsel to IBP, insofar as it describes the material United States federal income tax consequences of the merger to the holders of IBP shares who hold their shares as capital assets. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury regulations, and administrative and judicial interpretations thereof, each as in effect as of the date of this prospectus, all of which may change, possibly with retroactive effect.

   This discussion does not address all aspects of federal income taxation that may be relevant to a holder of IBP shares in light of that holder's particular circumstances or to a holder subject to special rules, such as

    .  a stockholder who is not a citizen or resident of the United States,

    .  a financial institution or insurance company,

    .  a tax-exempt organization,

    .  a dealer or broker in securities,

    . a stockholder that holds its IBP shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, or

    . a stockholder that acquired its IBP shares pursuant to the exercise of options or otherwise as compensation.

   In addition, this discussion does not address any state, local or foreign tax consequences of the merger. We urge each holder of IBP shares to consult its own tax advisor to determine the particular federal income tax or other tax consequences to it of the merger.

   The merger is the second step in a two-step transaction in which Tyson will acquire 100% of IBP. The first step of the transaction was the tender offer in which Tyson purchased up to a number of IBP shares which, together with the IBP shares previously owned by Tyson, equaled 50.1% of the outstanding IBP shares. Each holder of IBP shares is urged to consider the tax consequences to it of the merger in each of the following circumstances: (i) if all of its IBP shares are exchanged for Tyson Class A common stock pursuant to the merger, or (ii) if some of its IBP shares were tendered and accepted for purchase in the tender offer, and its remaining IBP shares are exchanged for Tyson Class A common stock pursuant to the merger.

   The merger and the tender offer will be treated as two steps in an integrated transaction that are intended to be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (and Tyson, Purchaser and IBP are intended to be included as parties to that reorganization within the meaning of Section 368(b) of the Code) assuming the following factual assumptions (which we refer to as supporting conditions) are met: (i) the merger is completed under the current terms of the merger agreement, and (ii) the aggregate fair market value of the Tyson Class A common stock delivered as consideration for the IBP shares in the merger exceeds a minimum percentage, approximately 40 percent under one United States Supreme Court case, of the aggregate fair market value of the cash and Tyson Class A common stock delivered as consideration for all IBP shares in the tender offer and merger.

   In addition to the supporting conditions, Tyson and IBP will use their reasonable best efforts to cause Milbank, Tweed, Hadley & McCloy LLP and Wachtell, Lipton, Rosen & Katz, respectively, to deliver legal opinions to the effect that the tender offer and the merger, taken together, will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code and Tyson, Purchaser and IBP will be included as parties to that reorganization within the meaning of Section 368(b) of the Code. In rendering these opinions, Milbank, Tweed, Hadley & McCloy LLP and Wachtell, Lipton, Rosen & Katz will rely upon representations and covenants to be made by Tyson, Purchaser and IBP, including those contained in certificates of officers of Tyson, Purchaser and IBP. In addition, the discussion of the material U.S. federal income tax consequences of the merger discussed below assumes the absence of changes in pertinent facts or law between the date of this prospectus and the effective time of the merger. If any of those representations, covenants or assumptions is inaccurate, the tax consequences of the merger could differ materially from those summarized below.

   COUNSEL ARE UNABLE TO OPINE AT THIS TIME AS TO WHETHER THE MERGER WILL BE TREATED FOR FEDERAL INCOME TAX PURPOSES AS PART OF A REORGANIZATION WITHIN THE MEANING OF SECTION 368(A) OF THE CODE, BECAUSE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER DEPEND IN PART ON FACTS THAT WILL NOT BE AVAILABLE BEFORE THE COMPLETION OF THE MERGER. The determination as to whether the tender offer and the merger, taken together, constitute a reorganization, depends on the fair market value of the Tyson Class A common stock delivered as consideration in the merger, a fact that will not be known until the effective time of the merger. In addition, as described below, Tyson and IBP may agree, under Section 12.03(c) of the merger agreement, to cause Purchaser to merge into IBP, instead of having IBP merge into Purchaser. That change in the direction of the merger would prevent the merger from being treated as part of a reorganization within the meaning of Section 368(a) of the Code. There can be no assurances that the merger will be completed, or that the supporting conditions will be satisfied. If the supporting conditions are not satisfied, the tax consequences of the merger could differ materially from those discussed below. The merger is not conditioned on the delivery of the legal opinions referred to above.

   If the merger and tender offer, taken together, are treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and Tyson, Purchaser and IBP are included as parties to that reorganization within the meaning of Section 368(b) of the Code, for federal income tax purposes:

    . A holder of IBP shares that did not tender any of its IBP shares in the tender offer and does exchange all of its IBP shares for Tyson Class A common stock pursuant to the merger will not recognize any gain or loss except gain realized with respect to cash received in lieu of fractional shares.

    . A holder of IBP shares that had some of its IBP shares accepted for tender in the tender offer and exchanges its remaining IBP shares for Tyson Class A common stock pursuant to the merger will recognize gain (but not loss) realized in respect of any IBP share but not in excess of the amount of cash received or deemed received for that IBP share. The amount of gain realized in respect of any IBP share is the excess of the amount realized for that IBP share over the holder's tax basis in that share. The consideration received or deemed received for any one IBP share, whether tendered in the tender offer or the merger, will be the amount a holder realizes which is attributable to that share. A holder's aggregate amount realized is the sum of (i) the amount of cash the holder received pursuant to the tender offer plus (ii) the fair market value of Tyson Class A common stock received in the merger. The gain realized calculation must be made separately for each IBP share surrendered, and a loss realized on one IBP share may not be used to offset a gain realized on another IBP share. Under most circumstances, a holder's gain will be capital gain and will be long-term capital gain if the holder has held the holder's IBP shares for more than one year. However, for certain holders, including certain

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

       holders who tender only a portion of their IBP shares in the tender offer and certain holders who actually or constructively own shares in Tyson (other than the Tyson Class A common stock to be received in the merger) or who constructively own IBP shares under certain attribution rules under the Code, such gain might be treated as dividend income. Stockholders should consult their tax advisors regarding whether any gain they recognize will be capital gain or dividend income to them.

    . If a holder of IBP shares receives cash in lieu of fractional shares of Tyson Class A common stock in the merger, the holder will be required to recognize gain or loss measured by the difference between the amount of cash received in lieu of that fractional share and the portion of the tax basis of that holder's IBP shares allocable to that fractional share. This gain or loss will be capital gain or loss provided such holder's IBP shares were held as a capital asset, and will be long-term capital gain or loss if the holder has held the IBP shares deemed exchanged for that fractional share of Tyson Class A common stock for more than one year at the effective time of the merger.

    . A holder of IBP shares will have a tax basis in Tyson Class A common stock received in the merger equal to the tax basis in its IBP shares surrendered by that holder in the tender offer and the merger, (A) reduced by (i) any tax basis in such IBP shares that is allocable to fractional share interests in Tyson Class A common stock for which cash is received and (ii) the amount of cash received by such holder, if any, pursuant to the tender offer, and (B) increased by the amount of gain, if any, recognized by such holder in the tender offer (but not by gain recognized upon the receipt of cash in lieu of fractional shares of Tyson Class A common stock in the merger).

    . The holding period for Tyson Class A common stock received in exchange for IBP shares in the merger will include the holding period for IBP shares surrendered in exchange therefor.

   The tax consequences described above are based on factual assumptions, including the satisfaction of the supporting conditions. If those factual assumptions are not satisfied, the federal income tax consequences of the merger to holders of IBP shares could differ materially from those summarized above. In particular, the merger may be a taxable transaction for federal income tax purposes if these factual assumptions are not satisfied.

   If the merger is consummated but fails to be treated as a reorganization within the meaning of Section 368(a) of the Code, or Tyson, Purchaser or IBP is not included as a party to that reorganization within the meaning of Section 368(b) of the Code, the merger will be a taxable transaction for federal income tax purposes. In that event, each holder of IBP shares that exchanges IBP shares for Tyson Class A common stock in the merger will generally recognize gain or loss measured by the difference between the fair market value of Tyson Class A common stock received (together with any cash received in lieu of fractional shares) and such stockholder's adjusted tax basis in the IBP shares exchanged in the merger. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such IBP shares were held for more than one year at the effective time of the merger. Stockholders should consult their tax advisors regarding the treatment of any loss recognized.

   Pursuant to Section 12.03(c) of the merger agreement, at any time prior to the effective time of the merger, Tyson and IBP can agree to amend the merger agreement and require Purchaser to merge into IBP with IBP becoming a wholly-owned subsidiary of Tyson. If Tyson and IBP exercise their rights under
Section 12.03(c) of the merger agreement, the merger will be a taxable transaction for federal income tax purposes, with the tax consequences described in the immediately preceding paragraph.

   The federal income tax discussion set forth above is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the merger, including the effects of applicable state, local or other tax laws.

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APPRAISAL RIGHTS

   Appraisal rights will not be available to IBP stockholders in connection with the merger if both of the following are true:

    . at the date fixed to determine the stockholders entitled to notice of and to vote on the merger, the IBP shares are either listed on a national securities exchange or traded on Nasdaq, and

    . the shares of Tyson Class A common stock at the effective time of the merger are either listed on a national securities exchange or traded on Nasdaq.

As of the date of this proxy statement/prospectus, the IBP shares and the Tyson Class A common stock are each listed on the NYSE. Neither Tyson nor IBP has any reason to believe that its shares will not be listed on the NYSE at any time prior to the effective time.

PLANS FOR IBP

   The acquisition of IBP will allow Tyson to expand its business to include the processing and marketing of beef and pork products. Tyson plans to use its expertise to accelerate IBP's program to develop value-added convenience foods and case ready retail products in beef and pork.

   Except as otherwise provided herein, it is currently expected that, following the merger, the business and operations of IBP will be continued substantially as they are currently being conducted. Tyson will take such actions as it deems appropriate under the circumstances. Except as described above, in the next paragraph or elsewhere in this proxy statement/prospectus, Tyson has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving IBP or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the IBP Board or management, any material change in IBP's capitalization or dividend policy or any other material change in IBP's corporate structure or business.

   The merger agreement provides that, promptly upon the purchase of and payment for IBP shares representing, together with the IBP shares previously owned by Tyson, up to 50.1% of the outstanding IBP shares, by Purchaser pursuant to the tender offer and from time to time thereafter, IBP will, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, upon request by Tyson, use its reasonable best efforts to take all actions necessary to cause a majority of the IBP Board to consist of Tyson's designees, including accepting the resignations of those incumbent directors designated by IBP or increasing the size of the IBP Board and causing the Tyson designees to be elected. Effective as of August 6, 2001, John Tyson, Don Tyson, Greg Lee, Les R. Baledge and Steve Hankins were appointed to the IBP Board, and Martin Massengale, Wendy Gramm, John Jacobson and Eugene Leman resigned from the IBP Board. Please see "Recent Developments--Acquisition Update" in this proxy statement/prospectus.

EXCHANGE PROCEDURES

   Soon after the closing of the merger, Wilmington Trust Company will send a letter of transmittal, which is to be used to exchange IBP stock certificates for Tyson stock certificates, to each former IBP stockholder. The letter of transmittal will contain instructions explaining the procedure for surrendering the IBP stock certificates.

               YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE
                             ENCLOSED PROXY CARD.

   IBP stockholders who surrender their stock certificates together with a properly completed letter of transmittal will receive stock certificates representing the shares of Tyson Class A common stock into which their shares of IBP common stock have been converted in the merger. After the merger, each certificate that previously represented IBP shares will represent only the right to receive the shares of Tyson Class A common stock into which those IBP shares have been converted.

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

   Tyson will only deliver shares of Tyson Class A common stock in exchange for IBP shares to the registered holder of IBP stock certificates unless

    . the certificates representing the IBP shares surrendered are properly endorsed or are otherwise in proper form for transfer, and

    . the person other than the registered holder of the IBP stock certificate requesting delivery pays to Wilmington Trust Company any transfer or other taxes required as a result of the delivery to a person other than the registered holder of the surrendered stock certificate or establish to the satisfaction of Wilmington Trust Company that such tax has been paid or is not payable.

   Tyson will not pay dividends to holders of IBP stock certificates in respect of the shares of Tyson Class A common stock into which the IBP shares represented by those certificates have been converted until the IBP stock certificates are surrendered to Wilmington Trust Company.

   After the merger becomes effective, IBP will not register any further transfers of IBP shares. Any certificates after the effective time of the merger will be exchanged for shares of Tyson Class A common stock.

   Wilmington Trust Company will exchange IBP shares represented by a lost, stolen or destroyed stock certificate upon

    . delivery by the registered holder of the lost, stolen or destroyed stock certificate of an affidavit attesting that such certificate has been lost, stolen or destroyed, and

    . if required by Tyson, the posting by such person of a bond in such reasonable amount as Tyson may direct as indemnity against any claim that may be made against Tyson with respect to such lost, stolen or destroyed certificate.

   Tyson will not issue fractional shares in the merger. Instead, Wilmington Trust Company will determine the excess of the number of full shares of Tyson Class A common stock delivered as part of the merger over the number of full shares of Tyson Class A common stock distributed to holders of IBP shares. As soon as practicable after the effective time of the merger, Wilmington Trust Company will sell these excess shares of Tyson Class A common stock on the NYSE. Wilmington Trust Company will determine the portion of the net proceeds from the sale of the excess shares of Tyson Class A common stock that each holder of IBP shares is entitled, if any, by multiplying the net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which a holder of IBP shares is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of IBP shares are entitled. After determining the amount of cash to be paid to stockholders otherwise entitled to a fractional share of Tyson Class A common stock, Wilmington Trust Company will pay those amounts to such holders of IBP shares.

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

            THE MERGER AGREEMENT, STIPULATION AND VOTING AGREEMENT

   THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT (AS ORIGINALLY EXECUTED BY TYSON, PURCHASER AND IBP ON JANUARY 1,
2001), THE STIPULATION (WHICH MODIFIED THE MERGER AGREEMENT) AND THE VOTING AGREEMENT (AS ORIGINALLY EXECUTED BY IBP AND TYSON LIMITED PARTNERSHIP ON JANUARY 1, 2001). THE FOLLOWING DESCRIPTIONS OF THE MERGER AGREEMENT AND STIPULATION ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE ACTUAL MERGER AGREEMENT AND STIPULATION WHICH ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND A COPY OF THE STIPULATION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. WE URGE YOU TO READ CAREFULLY THE MERGER AGREEMENT AND STIPULATION BECAUSE THOSE DOCUMENTS, AND NOT THIS DOCUMENT, ARE THE LEGAL DOCUMENTS THAT GOVERN THE MERGER.

                             THE MERGER AGREEMENT

   The merger agreement provided for the making of the tender offer. Purchaser's obligation to accept for payment and pay for IBP shares tendered pursuant to the tender offer was subject to the satisfaction or waiver of the condition that there shall be validly tendered in accordance with the terms of the tender offer, prior to the expiration date of such tender offer and not withdrawn, a number of IBP shares that, together with the IBP shares then owned by Tyson and/or Purchaser, represents 50.1% of the IBP shares outstanding (referred to in this proxy statement/prospectus as the "Minimum Condition"), and certain other conditions that are described below. Subject to the provisions of the merger agreement, Purchaser could waive, in whole or in part at any time or from time to time prior to the expiration date, any condition to the tender offer; provided that without the prior written consent of IBP, Purchaser could not make any change that changed the form of consideration to be paid in the tender offer or the merger, decreased the price per IBP share, increased the Minimum Condition or resulted in the acquisition of more than 50.1% of the issued and outstanding IBP shares pursuant to the tender offer, imposed additional conditions to the tender offer or amended any term or any condition to the tender offer in a manner materially adverse to the holders of the IBP shares.

   Under the merger agreement, Purchaser would have the right, without the consent of IBP, to extend the tender offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the tender offer or any period required by applicable law. Unless the merger agreement had been terminated, Purchaser was required to extend the tender offer from time to time in the event that, at a then-scheduled expiration date, all of the conditions to the tender offer had not been satisfied or waived as permitted pursuant to the merger agreement, each such extension not to exceed (unless otherwise consented to in writing by IBP) the lesser of 10 additional business days or such fewer number of days that Purchaser reasonably believed were necessary to cause the conditions to the tender offer to be satisfied. Except as provided in the merger agreement, Purchaser was obligated not to terminate the tender offer without purchasing IBP shares pursuant to the tender offer.

   As promptly as practicable after the date of the merger agreement, Tyson was required to cause Purchaser to, and Purchaser was required to, commence the exchange offer pursuant to which Purchaser would offer to issue, in exchange for each then issued and outstanding IBP share, other than IBP shares then owned by Tyson or Purchaser, a number of duly authorized, validly issued, fully paid and non-assessable shares of Tyson Class A common stock equal to (a) if the market price per share of Tyson Class A common stock was equal to or greater than $15.40, 1.948, (b) if the market price per share of Tyson Class A common stock was less than $15.40 and greater than $12.60, the result of $30.00 divided by the market price per share of Tyson Class A common stock, or (c) if the market price per share of Tyson Class A common stock was equal to or less than $12.60, 2.381. The "market price" per share of Tyson Class A common stock is the average of the closing price per share of Tyson Class A common stock on the NYSE at the end of the regular session as reported on the Consolidated Tape, Network A for the consecutive 15-trading-days ending on the second trading day immediately preceding the expiration date of the exchange offer. The obligation of Purchaser to consummate the exchange offer and to issue

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

shares of Tyson Class A common stock in exchange for IBP shares tendered pursuant to the exchange offer would have been subject only to Purchaser having accepted for payment, and paying for, IBP shares tendered pursuant to the tender offer and certain other conditions.

RECOMMENDATION

   At a meeting of directors of IBP on January 1, 2001, upon the unanimous recommendation of the Special Committee, the IBP Board unanimously (i) determined that each of the merger agreement, the tender offer, the exchange offer and the merger were fair to, and in the best interest of, the holders of IBP shares, (ii) approved the merger agreement and the transactions contemplated thereby, including each of the tender offer, the exchange offer and the merger and (iii) resolved to recommend that the stockholders of IBP accept the tender offer and the exchange offer, tender their IBP shares in the tender offer and the exchange offer and that, following consummation of the tender offer and the exchange offer, the stockholders of IBP adopt the merger agreement and vote in favor of the merger.

THE MERGER

   Under the terms of the merger agreement, as soon as practicable after the purchase of the IBP shares pursuant to the tender offer, the exchange offer, the approval of the merger agreement by IBP's stockholders, if required, and the satisfaction or waiver of the other conditions to the merger, IBP would be merged with and into Purchaser, and Purchaser would be the surviving corporation.

   Each IBP share outstanding at the effective time of the merger (other than IBP shares owned by Tyson or any of its subsidiaries, including Purchaser, or by IBP as treasury stock, all of which would be cancelled), would be converted into the right to receive that number of shares of Tyson Class A common stock equal to, (a) if the market price per share of Tyson Class A common stock was equal to or greater than $15.40, 1.948, (b) if the market price per share of Tyson Class A common stock was less than $15.40 and greater than $12.60, the result of $30.00 divided by the market price per share of Tyson Class A common stock, and (c) if the market price per share of Tyson Class A common stock was equal to or less than $12.60, 2.381. The "market price" per share of Tyson Class A common stock is the average of the closing price per share of Tyson Class A common stock on the NYSE at the end of the regular session as reported on the Consolidated Tape, Network A for the consecutive 15-trading-days ending on the fifth trading day immediately preceding the effective time of the merger.

   Under the terms of the merger agreement, in the event that at February 28, 2001, the Minimum Condition had not been satisfied, Purchaser would terminate the tender offer and the exchange offer and Tyson, Purchaser and IBP would complete the merger for consideration including both cash and Tyson Class A common stock (referred to in this proxy statement/prospectus as the "Cash Election Merger"). In the Cash Election Merger, each holder of IBP shares would have the right to elect to receive either $30.00 cash (referred to in this proxy statement/prospectus as the "Cash Consideration") for each IBP share or a number of shares of Tyson Class A common stock (referred to in this proxy statement/prospectus as "Stock Consideration") equal to, (a) if the market price per share of Tyson Class A common stock was equal to or greater than $15.40, 1.948, (b) if the market price per share of Tyson Class A common stock was less than $15.40 and greater than $12.60, the result of $30.00 divided by the market price per share of Tyson Class A common stock, or (c) if the market price per share of Tyson Class A common stock was equal to or less than $12.60,
2.381. The "market price" per share of Tyson Class A common stock is the average of the closing price per share of Tyson Class A common stock on the NYSE at the end of the regular session as reported on the Consolidated Tape, Network A for the consecutive 15-trading days ending on the fifth trading day immediately preceding the effective time of the Cash Election Merger. The maximum number of IBP shares for which Cash Consideration would be paid would be limited to a number of the outstanding IBP shares which, together with IBP shares owned by Tyson and any IBP shares the holders of which elected to pursue appraisal rights under Delaware law, equals 50.1% of the outstanding IBP shares. If the number of IBP shares the holders of which elected Cash Consideration, together with IBP shares owned by Tyson and any IBP shares the holders of which elected to pursue appraisal rights under Delaware law,

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

exceeded 50.1% of the outstanding IBP shares, such holders would receive cash for a pro rata portion of their IBP shares and the remaining IBP shares would receive Stock Consideration. The maximum number of IBP shares for which Stock Consideration would be paid would be limited to 49.9% of the outstanding IBP shares. If the number of IBP shares the holders of which elect Stock Consideration exceeded 49.9% of the outstanding IBP shares, such holders would receive Tyson Class A common stock for a pro rata portion of their IBP shares and the remaining IBP shares would receive Cash Consideration.

EMPLOYEE STOCK OPTIONS

   At or immediately prior to the effective time of the merger, (1) each employee stock option or director stock option to purchase outstanding IBP shares under any stock option plan of IBP, whether or not vested or exercisable (referred to in this proxy statement/prospectus as an "IBP Option") would, by virtue of the merger and without any further action on the part of any holder thereof, be assumed by Tyson and deemed to constitute an option (referred to in this proxy statement/prospectus as a "Tyson Option") to acquire, on the same terms and conditions as were applicable under such IBP Option, the same number of shares of Tyson Class A common stock as the holder of such IBP Option would have been entitled to receive had such holder exercised such IBP Option in full immediately prior to the effective time of the merger (rounded to the nearest whole number), at a price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price for the IBP shares otherwise purchasable pursuant to such IBP Option divided by (y) the number of whole shares of Tyson Class A common stock purchasable pursuant to the Tyson Option in accordance with the foregoing and (2) Tyson would assume the obligations of IBP under the stock option plans of IBP, each of which would continue in effect after the effective time of the merger, and all references to IBP in such plans, and any option granted thereunder, would be deemed to refer to Tyson, where appropriate. The other terms of each such IBP Option, and the plans under which they were issued, would continue to apply in accordance with their terms.

   Under the merger agreement, prior to the effective time of the merger, IBP would use its best reasonable efforts to (i) obtain any consents from holders of IBP Options and (ii) make any amendments to the terms of such stock option plans of IBP that, in the case of either clauses (i) or (ii), were necessary or appropriate to give effect to the above transactions; provided, however, that lack of consent of any holder of an IBP Option would in no way affect the obligations of the parties to consummate the merger.

   In the merger agreement, Tyson agreed to take, at or prior to the effective time of the merger, all corporate action necessary to reserve for issuance a sufficient number of shares of Tyson Class A common stock for delivery upon exercise of the Tyson Options. The merger agreement provided that Tyson would file a registration statement on Form S-8, with respect to the shares of Tyson Class A common stock subject to such Tyson Options and would use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Tyson Options remain outstanding. With respect to those individuals who subsequent to the merger would be subject to the reporting requirements under Section 16(a) of the Exchange Act of 1934, as amended, Tyson would administer IBP stock option plans in a manner consistent with the exemptions provided by Rule 16(b)(3) promulgated under the Exchange Act.

REPRESENTATIONS AND WARRANTIES

   Pursuant to the merger agreement, IBP made customary representations and warranties to Tyson, including representations relating to its organization and governmental qualification and subsidiaries; its articles of incorporation and bylaws; capitalization; corporate authorizations; absence of conflicts; required filings and consents; compliance with laws; SEC filings; financial statements; absence of certain changes or events (including any material adverse effect on the financial condition, business, assets or results of operations of IBP); absence of undisclosed liabilities; litigation; employee benefit plans; tax matters; labor matters; intellectual property; environmental matters; insurance and other matters.

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   Certain of IBP's representations and warranties were qualified as to
"materiality" or "Material Adverse Effect." When used in connection with IBP or any of its subsidiaries, the term "Material Adverse Effect" means any effect that would be materially adverse to the financial condition, business, assets, liabilities or results of operations of IBP and its subsidiaries taken as a whole.

   In the merger agreement, Tyson made customary representations and warranties to IBP, including representations relating to its corporate organization and subsidiaries; authority relative to the merger agreement; absence of conflicts; capitalization; SEC filings; financial statements; compliance with laws; absence of certain changes or events (including any material adverse effect on the financial condition, business, assets or results of operations of IBP); absence of material liabilities; adequate funding; ownership of IBP stock; finders fees and other matters.

   Certain of Tyson's representations and warranties were qualified as to "materiality" or "Parent Material Adverse Effect." When used in connection with IBP or any of its subsidiaries, the term "Parent Material Adverse Effect" means any effect that would be materially adverse to the financial condition, business, assets, liabilities or results of operations of Tyson and its subsidiaries taken as a whole.

COVENANTS OF IBP

   Pursuant to the merger agreement, IBP agreed to comply with various covenants.

   CONDUCT OF IBP. Prior to the date that the Tyson designees constitute a majority of the IBP Board, except as expressly permitted by the merger agreement, IBP and its subsidiaries would conduct business in the ordinary course consistent with past practices, and IBP would not and would not permit its subsidiaries to, among other things:

      (a) amend its organizational documents;

      (b) make any acquisitions for an amount in excess of $5 million in the aggregate, or sell, lease or otherwise dispose of a subsidiary, assets or securities for an amount in excess of $20 million in the aggregate;

      (c) make any investment in an amount in excess of $20 million in the aggregate or purchase any property or assets of any other individual or entity for an amount in excess of $20 million in the aggregate;

      (d) waive, release, grant, or transfer any rights of material value other than in the ordinary course of business consistent with past practice;

      (e) modify any existing material license, lease, contract, or other document other than in the ordinary course of business consistent with past practice;

      (f) incur, assume or prepay an amount of long-term or short-term debt in excess of $150 million in the aggregate;

      (g) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person which, are in excess of $5 million in the aggregate;

      (h) make any loans, advances or capital contributions to, or investments in, any other person which are in excess of $20 million in the aggregate;

      (i) make any new capital expenditures which, individually or in the aggregate, would exceed $200 million in the first six months of the 2001 calendar year;

      (j) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of its capital stock except regular quarterly dividends, or, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its subsidiaries;

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      (k) adopt or amend any material bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement;

      (l) pay, discharge or satisfy any material claims, liabilities or obligations;

      (m) approve any new labor agreements;

      (n) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures; or

      (o) knowingly take or agree or commit to take any action that would make any representation and warranty of IBP under the merger agreement inaccurate in any material respect at, or as of any time prior to, the effective time of the merger.

   IBP STOCKHOLDER MEETING. Pursuant to the merger agreement, IBP would cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable after consummation of the tender offer and exchange offer for the purpose of voting on the approval and adoption of the merger agreement and the merger, if such meeting were required. The IBP Board would recommend approval and adoption of the merger agreement and the merger by IBP's stockholders and the IBP Board would not withdraw such recommendation.

   ACCESS TO INFORMATION. From the date of the merger agreement until the effective time of the merger, IBP would (a) give Tyson and its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of IBP and its subsidiaries, (b) provide such Tyson representatives reasonable access to and the right to consult with representatives of IBP handling any labor negotiations with any union representing employees of IBP,
(c) furnish to Tyson and such Tyson representatives such financial and operating data and other information as such persons might reasonably request in order to complete the transactions contemplated by the merger agreement and
(d) instruct IBP's employees, counsel and financial advisors to cooperate with Tyson in its investigation of the business of IBP and its subsidiaries; provided that (i) any information provided to Tyson or such Tyson representatives would be subject to the confidentiality agreements dated December 4, 2000 and December 18, 2000 between it and Tyson and (ii) Tyson would inform such Tyson representatives receiving such information of the terms of such confidentiality agreements and would be responsible for any breach by such Tyson representatives of such confidentiality agreements.

   OTHER TENDER OFFERS. Neither IBP nor any of its subsidiaries would, or would authorize or permit any of their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (x) solicit, initiate or take any action to facilitate or encourage the submission of inquiries, proposals or offers from any person or group (other than Tyson and Purchaser) relating to any Acquisition Proposal (as defined below), or agree to or endorse any Acquisition Proposal, (y) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person or group any information with respect to its business, properties or assets in connection with any Acquisition Proposal or (z) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of IBP or any of its subsidiaries. "Acquisition Proposal" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination or other similar transaction involving IBP or any of its subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 50% of the voting power of IBP, or a substantial portion of the assets of IBP and its subsidiaries taken as a whole, other than the tender offer and the merger contemplated by the merger agreement.

   Notwithstanding the foregoing, the IBP Board could, prior to the acceptance for payment of IBP shares pursuant to the tender offer, (i) furnish information pursuant to a confidentiality letter deemed appropriate by the Special Committee concerning IBP and its businesses, properties or assets to a person or group who in the judgment of the Special Committee has made a bona fide Acquisition Proposal, (ii) engage in discussions or

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negotiations with such a person or group who in the judgment of the Special
Committee has made a bona fide Acquisition Proposal, (iii) following receipt of a bona fide Acquisition Proposal, take and disclose to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise make disclosure to its stockholders, (iv) following receipt of an Acquisition Proposal, fail to make or withdraw or modify its recommendation that all stockholders of IBP who wish to receive cash for their IBP shares, tender their IBP shares in the tender offer and approve the merger and/or (v) take any non-appealable, final action ordered to be taken by IBP by any court of competent jurisdiction but, in each case referred to in the foregoing (i), (ii) and (iv), only if (i) IBP had complied with the terms of this "No Solicitation Covenant", (ii) IBP had received an unsolicited Acquisition Proposal which the Special Committee determined in good faith was reasonably likely to result in a Superior Proposal (as defined below), and (iii) IBP delivered to Tyson a prior written notice advising Tyson that it intended to take such action. "Superior Proposal" means any bona fide written Acquisition Proposal which (i) the Special Committee determined in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal) was (a) more favorable to IBP and its stockholders from a financial point of view than the transaction contemplated under the merger agreement, and (b) reasonably capable of being completed, including a conclusion that its financing, to the extent required, was then committed or was in the good-faith judgment of the IBP Board, reasonably capable of being obtained by the person making such Acquisition Proposal.

   NOTICES OF CERTAIN EVENTS. IBP would promptly notify Tyson of (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement, or (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the merger agreement; (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting IBP or any subsidiary of IBP which, if pending on the date of the merger agreement, would have been required to be disclosed or which related to the consummation of the transactions contemplated by the merger agreement.

   TAX MATTERS. The merger agreement required that, except as permitted in the merger agreement, as required by law, as in the ordinary course of business consistent with past practice or as would not have a material adverse effect, without the prior written consent of Tyson, such consent not to be unreasonably withheld, neither IBP nor any of its subsidiaries would make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax returns or claims for tax refunds, enter into any closing agreement, surrender any tax claim, audit or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or take or omit to take any other action, if any such election, action or omission would have the effect of increasing the tax liability or reducing any tax asset of IBP or any of its subsidiaries.

   IBP and each of its subsidiaries would establish or cause to be established in accordance with generally accepted accounting principles in the U.S. on or before the effective time of the merger an adequate accrual for all taxes due with respect to any tax period prior to the effective time of the merger or for any period beginning before, and ending after, the effective time of the merger.

   Neither IBP nor any of its subsidiaries would take any action that would reasonably be likely to prevent the tender offer, the exchange offer and the merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code and, prior to the effective time of the merger, IBP and its subsidiaries will use their reasonable best efforts to cause the tender offer, the exchange offer and the merger, taken together, to so qualify. IBP would use its reasonable best efforts to cause Wachtell, Lipton, Rosen & Katz to provide an opinion, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the effective time of the merger, to the effect that the tender offer, the exchange offer and the merger, taken together, would be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Tyson, the Purchaser and IBP would be a party to the reorganization within the meaning of Section

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368(b) of the Code. IBP would use its reasonable best efforts to provide to
Wachtell, Lipton, Rosen & Katz and Milbank, Tweed, Hadley & McCloy LLP a certificate containing representations reasonably requested by such counsel in connection with the opinions to be delivered pursuant to the merger agreement.

   AFFILIATES. The merger agreement required that, at least 30 days prior to the effective time of the merger, IBP would use its reasonable best efforts to
(a) deliver to Tyson a letter identifying all known persons who might be deemed affiliates of IBP for the purposes of Rule 145 of the Securities Act and (b) obtain a written agreement in an agreed upon form from each person who might be so deemed, as soon as practicable and, in any event, prior to the effective time of the merger.

   CONFIDENTIALITY. IBP agreed that the confidentiality agreements dated December 4, 2000 and December 18, 2000 between it and Tyson would continue in full force and effect prior to the effective time of the merger and after any termination of the merger agreement.

COVENANTS OF TYSON

   Pursuant to the merger agreement, Tyson agreed to comply with various covenants.

   TYSON STOCKHOLDER MEETING. Tyson would cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the issuance of Tyson Class A common stock in the exchange offer, the merger and pursuant to Tyson Options after the merger. The board of directors of Tyson would recommend approval of the issuance of Tyson Class A common stock in the exchange offer and the merger pursuant to the merger agreement and would not withdraw such recommendation.

   CONFIDENTIALITY. Tyson agreed that the confidentiality agreements dated December 4, 2000 and December 18, 2000 between it and IBP would continue in full force and effect prior to the effective time of the merger and after any termination of the merger agreement.

   VOTING OF IBP SHARES. Each of Tyson and Purchaser agreed to vote all IBP shares beneficially owned by it or any of its subsidiaries in favor of adoption of the merger agreement at the IBP stockholder meeting, and at any adjournment.

   DIRECTOR AND OFFICER LIABILITY. For six years after the effective time of the merger, Tyson would cause the surviving corporation to indemnify and hold harmless the present and former officers and directors of IBP in respect of acts or omissions occurring prior to the effective time of the merger to the extent provided under IBP's articles of incorporation and bylaws in effect on the date of the merger agreement; subject to any limitation imposed from time to time under applicable law. In addition, for six years after the effective time of the merger, Tyson would cause the surviving corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the effective time of the merger covering each such officer and director currently covered by IBP's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement, provided that if the aggregate annual premiums for such insurance at any time during such period should exceed 200% of the per annum rate of premium paid by IBP in its last full fiscal year for such insurance, then Tyson would cause the surviving corporation to provide only such coverage as would then be available at an annual premium equal to 200% of such rate.

   EMPLOYEE MATTERS. Tyson agreed that, subject to applicable law, the surviving corporation and its subsidiaries would provide benefits to their employees which would, in the aggregate, be comparable to those currently provided by Tyson and its subsidiaries to their employees; provided, however, that this provision would not apply to any employees represented for purposes of collective bargaining.

   OBLIGATIONS OF PURCHASER. Tyson would take all action necessary to cause Purchaser to perform its obligations under the merger agreement and to consummate the merger on the terms and conditions set forth in the merger agreement.

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   STOCK EXCHANGE LISTING. Tyson agreed to use its reasonable best efforts to cause the shares of Tyson Class A common stock to be issued in connection with the merger to be listed on the NYSE, subject to official notice of issuance.

   ACQUISITIONS OF IBP SHARES. Tyson and Purchaser would not acquire any IBP shares prior to the effective time of the merger or the termination of the merger agreement, other than IBP shares purchased pursuant to the tender offer or the exchange offer.

   NOTICES OF CERTAIN EVENTS. Tyson would promptly notify IBP of (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement, (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the merger agreement, and (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Tyson or any of its subsidiaries which related to the consummation of the transactions contemplated by the merger agreement.

   REORGANIZATION MATTERS. Neither Tyson nor any of its subsidiaries would take any action that would reasonably be likely to prevent the tender offer, the exchange offer and the merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code and, prior to the effective time of the merger, Tyson and its subsidiaries will use their reasonable best efforts to cause the tender offer, the exchange offer and the merger, taken together, to so qualify. Tyson would use its reasonable best efforts to cause Milbank, Tweed, Hadley & McCloy LLP to provide an opinion, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the effective time of the merger, to the effect that the tender offer, the exchange offer and the merger, taken together, would be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Tyson, the Purchaser and IBP would be a party to the reorganization within the meaning of section 368(b) of the Code. Tyson would use its reasonable best efforts to provide to Wachtell, Lipton, Rosen & Katz and Milbank, Tweed, Hadley & McCloy LLP a certificate containing representations reasonably requested by such counsel in connection with the opinions to be delivered pursuant to the merger agreement.

   INFORMATION RELATING TO THE TENDER OFFER. Tyson would cause any depository or agent effecting the tender offer, to provide to IBP promptly as requested from time to time by IBP current information regarding the status of the tender offer and the exchange offer and the number of IBP shares tendered and not validly withdrawn.

   CONDUCT OF TYSON. From the date of the merger agreement until the effective time of the merger, Tyson would conduct its business in the ordinary course consistent with past practice and would use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.

MUTUAL COVENANTS OF TYSON AND IBP

   Pursuant to the merger agreement, Tyson and IBP agreed to comply with various mutual covenants.

   IBP PROXY STATEMENT AND MERGER FORM S-4. If Purchaser did not own at least 90% of the issued and outstanding IBP shares following consummation of the tender offer and the exchange offer, the merger agreement as originally executed on January 1, 2001 provided that IBP would promptly prepare its proxy statement (referred to in this proxy statement/prospectus as the "IBP Proxy Statement") for soliciting proxies to vote at the special meeting of stockholders called to vote on the merger agreement and the merger. Tyson would promptly prepare and file with the SEC the Registration Statement on Form S-4 containing information required by Regulation S-K under the Exchange Act (referred to in this proxy statement/prospectus as the "Merger Form S-4"), in which the IBP Proxy Statement would be included. IBP, Tyson and Purchaser would cooperate with each other in the preparation of the Merger Form S-4 and any amendment or supplement thereto, and each

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would notify the other of the receipt of any comments of the SEC with respect to the Merger Form S-4 and of any requests by the SEC for any amendment or supplement thereto or for additional information, and would provide to the other promptly copies of all correspondence between Tyson or IBP, as the case may be, or any of its representatives and the SEC with respect to the Merger Form S-4. Tyson would give IBP and its counsel the opportunity to review the Merger Form S-4 and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of IBP, Tyson and Purchaser would use its best efforts, after consultation with the other parties, to respond promptly to all such comments of and requests by the SEC and use its reasonable best efforts to cause the Merger Form S-4 to be declared effective by the SEC as promptly as practicable. Tyson would promptly take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where Tyson was not so qualified or subject) required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Tyson Class A common stock in the Merger. As promptly as practicable after the Merger Form S-4 shall have become effective, Tyson and IBP would fully cooperate with each other to cause the Proxy Statement/ Prospectus contained in the Merger Form S-4 to be mailed to stockholders of IBP and Tyson. Tyson would advise IBP, promptly after it receives notice thereof, of (i) the time when the Merger Form S-4 becomes effective, (ii) the issuance of any stop order with respect to the Merger Form S-4, (iii) the suspension of the qualification of Tyson Class A common stock for offering or sale in any jurisdiction, or (iv) any request by the SEC for an amendment of the Merger Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

   CERTAIN REGULATORY ISSUES. Each party would use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement. Each party would refrain from taking, directly or indirectly, any action contrary to or inconsistent with the provisions of the merger agreement, including action which would interfere with the tender offer or impair such party's ability to consummate the merger. IBP and the IBP Board would use their reasonable best efforts to (a) take all action necessary so that no state takeover statute or similar statute or regulation was or becomes applicable to the tender offer, the exchange offer, the merger or any of the other transactions contemplated by the merger agreement and (b) if any state takeover statute or similar statute or regulation became applicable to any of the foregoing, take all action necessary so that the tender offer, the exchange offer, the merger and the other transactions contemplated by the merger agreement might be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the tender offer, the exchange offer and the merger. Tyson would take such actions as might be necessary to eliminate any impediment under any antitrust, competition or trade regulation laws that might be asserted by any governmental entity with respect to the tender offer, the exchange offer or the merger so as to enable the tender offer, the exchange offer and the merger to occur as soon as reasonably practicable. Without limiting the generality of the foregoing, Tyson would agree to divest, hold separate, or agree to any conduct restrictions with respect to any Tyson or IBP assets or may be required by any governmental entity in order to forego that governmental entity bringing any action to enjoin the tender offer, the exchange offer or the merger.

   PUBLIC ANNOUNCEMENTS. Each of Tyson and IBP would consult with each other before issuing any press release or making any public statement with respect to the merger agreement and not issue any such press release or make any such public statement prior to such consultation.

CONDITIONS TO THE MERGER

   The obligations of IBP, Tyson and Purchaser to consummate the merger would be subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

      (a) the merger agreement having been approved and adopted by the stockholders of IBP in accordance with Delaware law;

      (b) any applicable waiting period under the HSR Act relating to the tender offer and the merger having expired or been terminated;

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      (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree prohibiting the consummation of the merger;

      (d) the Merger Form S-4 having been declared effective, no stop order suspending the effectiveness of the Merger Form S-4 being in effect and no proceedings for such purpose being pending before the SEC; and

      (e) the shares of Tyson Class A common stock to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance.

   The obligation of IBP to consummate the merger would also be subject to the condition that Purchaser had purchased up to a number of IBP shares representing, together with IBP shares previously owned by Tyson, no less than 50.1% of the issued and outstanding IBP shares.

TERMINATION

   The merger agreement could be terminated and the merger could be abandoned at any time prior to the effective time of the merger (notwithstanding any approval of the merger agreement by the stockholders of IBP):

      (a) by mutual written agreement of IBP and Tyson;

      (b) (i) by IBP, if the tender offer had not been consummated by February 28, 2001, provided that IBP was not then in breach in any material respect of any of its obligations under the merger agreement; or
   (ii) by either IBP or Tyson (but in case of Tyson, only if no IBP shares were purchased by Purchaser pursuant to the tender offer or the exchange offer) if the merger had not been consummated by May 31, 2001, provided that the party seeking to exercise such right was not then in breach in any material respect of any of its obligations under the merger agreement;

      (c) by either IBP or Tyson if there was any law or regulation that made acceptance for payment of, and payment for, the IBP shares pursuant to the tender offer, or consummation of the merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction permanently enjoining Purchaser from accepting for payment of, and paying for, the IBP shares pursuant to the tender offer or Purchaser, IBP or Tyson from consummating the merger and such judgment, injunction, order or decree having become final and nonappealable; or

      (d) by Tyson, prior to the purchase of the IBP shares pursuant to the tender offer, (i) if the IBP Board had withdrawn, or modified or amended in a manner adverse to Tyson, its approval or recommendation of the merger agreement, the tender offer, the exchange offer or the merger or its recommendation that stockholders of IBP tender their IBP shares pursuant to the tender offer and the exchange offer, adopt and approve the merger agreement and the merger or approved, recommended or endorsed any proposal for a transaction other than the transactions hereunder (including a tender or exchange offer for IBP shares) or
   (ii) if IBP failed to call the IBP stockholder meeting or failed to mail the IBP Proxy Statement to its stockholders within 20 days after the Merger Form S-4 was declared effective by the SEC or failed to include in such statement the recommendation referred to above; or

      (e) by IBP, if (i) the IBP Board authorized IBP, subject to complying with the terms of the merger agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and IBP notified Tyson in writing at least three business days prior to the proposed effectiveness of such termination that it intended to enter into such an agreement, attaching a description of the material terms and conditions thereof and permitted Tyson, within such three business day period to submit a new offer, which would be considered by the Special Committee in good faith (it being understood that IBP would not enter into any such binding agreement during such three-day period) and (ii) IBP, prior to such termination, paid to Tyson in immediately available funds the Termination Fee (as defined below) and the fees required to be paid pursuant to the merger agreement; or

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      (f) by Tyson, if prior to the acceptance for payment of the IBP shares under the tender offer, there had been a breach by IBP of any representation, warranty, covenant or agreement contained in the merger agreement that was not curable and such breach would give rise to a failure of the condition to the merger agreement; or

      (g) by IBP, if prior to the acceptance for payment of the IBP shares under the tender offer there had been a breach by Tyson of any representation, warranty, covenant or agreement contained in the merger agreement that was not curable and such breach would give rise to a failure of certain conditions to the tender offer (which would be construed to apply to Tyson); or

      (h) by either IBP or Tyson if, at a duly held stockholders meeting of IBP or any adjournment thereof at which the merger agreement and the merger were voted upon, the requisite stockholder adoption and approval shall not have been obtained; provided, however, that Tyson would not have the right to terminate the merger agreement or abandon the transactions contemplated thereby if IBP shares were purchased in the tender offer.

FEES AND EXPENSES

   Except as otherwise specified below, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby would be paid by the party incurring such expenses.

   The merger agreement provided that if it was terminated under circumstances which would constitute a Payment Event (as defined below), IBP would pay to Tyson (i) if pursuant to clause (x) in the definition of "Payment Event" below, simultaneously with the occurrence of such Payment Event or, if pursuant to clause (y) in the definition of "Payment Event" below, within two business days following such Payment Event, a fee of $15,000,000 (referred to in this proxy statement/prospectus as the "Termination Fee") and (ii) a reimbursement payment of $66,500,000, in cash, together with interest thereon, at a rate equal to the London Interbank Offered Rate plus 0.75%, from January 2, 2001 to the date such payment was due pursuant to the merger agreement (together with the Termination Fee, referred to in this proxy statement/prospectus as the "Reimbursement Payment"), reflecting reimbursement of the amounts advanced by Tyson to IBP on January 2, 2001 and used by IBP to pay the termination fee and the out-of-pocket fees and expenses owed to Rawhide under the Rawhide Agreement. The advance is evidenced by a note that, in the event of termination of the merger agreement, would be repaid only on the terms set forth in the merger agreement with respect to the Reimbursement Payment, and that would survive the consummation of the merger if the merger was completed. "Payment Event" means
(x) the termination of the merger agreement by IBP or Tyson pursuant to subsections (d) or (e) under the section "Termination" or (y) the termination of the merger agreement pursuant to subsections (b), (f) or (h) under the section "Termination", if at the time of such termination (or, in the case of a termination pursuant to subsection (h) under the section "Termination", at the time of the stockholders meeting), there shall have been outstanding an Acquisition Proposal pursuant to which stockholders of IBP would receive cash, securities or other consideration having an aggregate value in excess of $30.00, and within six months of any such termination described in clause (y) above IBP entered into a definitive agreement for or consummates such Acquisition Proposal or another Acquisition Proposal with a higher value than such Acquisition Proposal.

   Upon the termination of the merger agreement under circumstances which would constitute a Payment Event, IBP would reimburse Tyson and its affiliates not later than two business days after demand delivered by Tyson to IBP, the amount of $7,500,000 representing Tyson's fees and expenses (including, without limitation, the fees and expenses of their counsel and investment banking fees) and Tyson would not be required to submit documentation substantiating such fees and expenses.

   The merger agreement provided that Tyson would pay to IBP a fee of $70 million if the merger agreement was terminated (i) by Tyson or IBP pursuant to subsection (c) of the section "Termination" or (ii) by IBP pursuant to subsection (b) of the section "Termination" if the inability to close was attributable to there being any law or order enacted or entered that imposed material limitations on Tyson's ability to operate its business, own

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its assets, accept IBP shares for payment in the tender offer or acquire IBP, provided, however, that, in each case, such termination resulted from any action, suit, proceeding, judgment, writ, injunction, order or decree with respect to any antitrust, competition or trade regulation laws that might be asserted by any governmental entity with respect to the tender offer, the exchange offer or the merger.

AMENDMENTS

   At any time prior to the effective time of the merger, the merger agreement could be amended by an instrument signed by Tyson, Purchaser and IBP. However, after adoption of the merger agreement by the stockholders of IBP, the merger agreement could not be amended by any amendment which by law required the further approval of the stockholders of IBP unless the stockholders of IBP had given their approval.

                                THE STIPULATION

   The stipulation provides that except as modified by the stipulation, the terms of the merger agreement remain in full force and effect. The stipulation modified the merger agreement as follows:

THE TENDER OFFER

   The stipulation provided for the making of the tender offer. Purchaser's obligation to accept for payment and pay for IBP shares tendered pursuant to the tender offer was subject to the satisfaction, expiration or waiver of certain conditions.

THE EXCHANGE OFFER AND THE CASH ELECTION MERGER

   The stipulation eliminated the provisions in the merger agreement requiring Tyson and the Purchaser to commence the exchange offer described above under "The Merger Agreement, Stipulation and Voting Agreement--The Merger Agreement" and eliminated all related provisions from the merger agreement. The stipulation also eliminated the provisions in the merger agreement requiring that Tyson, the Purchaser and IBP effect the cash election merger under the circumstances described above under "The Merger Agreement, Stipulation and Voting Agreement--The Merger Agreement--The Merger" and eliminated all related provisions from the merger agreement.

IBP REPRESENTATIONS

   The stipulation eliminated all of the representations and warranties of IBP contained in the merger agreement that are described above under "The Merger Agreement, Stipulation and Voting Agreement--The Merger Agreement--Representations and Warranties", except for IBP's representations and warranties (subject to a disclosure schedule provided by IBP to Tyson) relating to its organization and governmental qualification; its articles of incorporation and bylaws; capitalization; corporate authorizations; absence of conflicts; and required filings and consents.

TERMINATION FEE

   The stipulation increased the Termination Fee described above under "The Merger Agreement, Stipulation and Voting Agreement--The Merger Agreement--Fees and Expenses" from $15,000,000 to $59,000,000.

COVENANT OF TYSON

   The stipulation provides that Tyson will not split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of its capital stock except regular quarterly dividends, or, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its subsidiaries.

COVENANTS OF IBP

   The stipulation provides that all covenants in the merger agreement shall remain in full force and effect (subject to a disclosure schedule provided by IBP to Tyson), except as noted in "The Merger Agreement, Stipulation and Voting Agreement--Stipulation--Termination Fee," but that only compliance with the covenants relating to Conduct of IBP, Access to Information, Notices of Certain Events and Tax Matters would be a condition to the tender offer. See "The Merger Agreement, Stipulation and Voting Agreement--The Merger Agreement--Covenants of IBP".

MUTUAL COVENANTS OF TYSON AND IBP

   The stipulation provides that IBP would commence preparation of the IBP Proxy Statement and Tyson would promptly prepare the Merger Form S-4 and they would cause such documents to be filed with the SEC as promptly as practicable. The IBP Proxy Statement would be mailed to IBP's stockholders of record promptly after the Merger Form S-4 has been declared effective by the SEC and the IBP shares acquired in the tender offer have been registered in the name of Tyson or the Purchaser. See "The Merger Agreement, Stipulation and Voting Agreement--The Merger Agreement--Mutual Covenants of Tyson and IBP" for additional provisions relating to the IBP Proxy Statement and Merger Form S-4. IBP shall provide to the institutions providing the financing for the tender offer such reasonable and customary certificates as are necessary with respect to its historical financial statements in connection with the obtaining of such financing. IBP's compliance with these covenants (subject to a disclosure schedule provided by IBP to Tyson) was a condition to the tender offer.

TERMINATION

   The stipulation provides that the date referred to in (b)(i) above under "The Merger Agreement, Stipulation and Voting Agreement--The Merger Agreement--Termination" shall be changed to August 15, 2001. The stipulation also provides that the termination events described above in (b)(ii), (c) and
(f) under "The Merger Agreement, Stipulation and Voting Agreement--The Merger Agreement--Termination" are eliminated.

RECOMMENDATION

   At a meeting held on June 26, 2001, the IBP Board, by a unanimous vote of those present, determined that the stipulation was in the best interests of IBP and its stockholders and was the best means to resolve the outstanding issues and disputes relating to the merger agreement and to facilitate consummation of the transactions contemplated by the merger agreement. All of the IBP Board members were present for the vote, except for Martin A. Massengale, who expressed his support for the stipulation at the meeting before he excused himself from the meeting.

   The IBP Board noted that the maximum number of shares of Tyson Class A common stock that Tyson is required to issue per IBP share in the merger is
2.381 shares of Tyson Class A common stock and that on June 26, 2001 the aggregate market price of such 2.381 shares was substantially below $30.00 per IBP share.

                               VOTING AGREEMENT

   On January 1, 2001, Tyson Limited Partnership and IBP entered into a voting agreement, a copy of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, pursuant to which Tyson Limited Partnership agreed to vote all of the shares of Class B common stock, par value $0.10 per share, of Tyson that it owns to approve the issuance of Tyson Class A common stock with respect to the exchange offer and the merger at Tyson's stockholder meeting. Tyson Limited Partnership owns 102,598,560 shares of Tyson Class B common stock representing approximately 90% of the voting power of Tyson, thus assuring Tyson stockholder approval. On June 27, 2001, Tyson Limited Partnership delivered a letter, a copy of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, by which Tyson Limited Partnership consented to the stipulation and confirmed that the terms of the voting agreement remained in full force and effect.

          SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   As of August 20, 2001, to the knowledge of IBP, no person beneficially owned 5% or more of any class of the outstanding voting securities of IBP, except as follows:

                                                       AMOUNT AND
                                                       NATURE OF
                         NAME AND ADDRESS OF           BENEFICIAL    PERCENT OF
 TITLE OF CLASS           BENEFICIAL OWNER             OWNERSHIP       CLASS
 -------------- -------------------------------------- ----------    ----------
  Common Stock. Tyson Foods, Inc.                      54,186,999(1)   50.1%
                2210 West Oaklawn Drive
                Springdale, AR 72762-6999
  Common Stock. Lasso Acquisition Corporation          53,612,799(1)   49.6%
                2210 West Oaklawn Drive
                Springdale, AR 72762-6999
  Common Stock. Archer-Daniels-Midland Company ("ADM")  6,359,137       5.9%
                4666 Faries Parkway
                Decatur, IL 62526

--------
(1)Tyson and Purchaser have shared investment and voting power over 53,612,799 shares.

SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth, as of August 20, 2001, beneficial ownership of IBP common stock, the sole class of IBP stock, for each director of IBP, and for each executive officer, and for all directors and executive officers of IBP as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the common stock shown as beneficially owned by them.

                                                               NUMBER OF
                                                             IBP SHARES AND
                                                               NATURE OF
                                                               BENEFICIAL    PERCENT OF
NAME OF BENEFICIAL OWNER -- POSITION WITH IBP                OWNERSHIP (1)     CLASS
---------------------------------------------                --------------  ----------
Don Tyson -- Director.......................................   54,186,999(2)    50.1%
Richard L. Bond -- Director and Executive Officer...........      170,058          *(3)
John S. Chalsty -- Director.................................        2,455          *
R. Randolph Devening -- Executive Officer...................            0          *
John Tyson -- Director......................................            0          *
Craig J. Hart -- Executive Officer..........................       27,916          *
Greg Lee -- Director........................................            0          *
Les Baledge -- Director.....................................            0          *
Steve Hankins -- Director...................................            0          *
Robert L. Peterson -- Director and Executive Officer........      280,577          *
Larry Shipley -- Executive Officer..........................       53,650          *
Jo Ann R. Smith -- Director.................................        1,865          *
All Directors and Executive Officers As a Group (12 Persons)   54,723,520       50.6%

--------
(1)This number includes stock options granted pursuant to IBP's stock option plans, and which are exercisable as of August 20, 2001, or within 60 days thereafter: Mr. Peterson 120,000; Mr. Bond 155,919; Mr. Leman 101,299; Mr. Shipley 19,280; and Mr. Hart 25,010.
(2)According to a Schedule 13D filed on August 14, 2001, Don Tyson has shared investment and voting power over the 54,186,999 shares beneficially owned by Tyson and Purchaser.
(3)Less than 1% of IBP's common stock.

                              UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS
                  REFLECTING ACQUISITION OF 100% OF IBP, INC.

   The following Unaudited Pro Forma Combined Condensed Balance Sheet at June 30, 2001 (referred to in this proxy statement/prospectus as the "Pro Forma Balance Sheet") and the Unaudited Pro Forma Combined Condensed Statement of Income for the fiscal year ended September 30, 2000 and the Unaudited Pro Forma Combined Condensed Statement of Income for the nine months ended June 30, 2001 (referred to in this proxy statement/prospectus as the "Pro Forma Income Statements" and, together with the Pro Forma Balance Sheet, the "Pro Forma Financial Statements") are presented using the purchase method of accounting to give effect to the merger and reflect the combination of consolidated historical financial data of IBP and Tyson.

   The Pro Forma Balance Sheet is derived from the unaudited financial statements of Tyson contained in Tyson's Quarterly Report on Form 10-Q for the nine months ended June 30, 2001 (referred to in this proxy statement/prospectus as the "Tyson 10-Q") and the unaudited financial statements of IBP contained in IBP's Quarterly Report on Form 10-Q for the twenty-six weeks ended June 30, 2001 (referred to in this proxy statement/prospectus as the "IBP 10-Q") and is presented as if the merger had occurred on June 30, 2001. The Unaudited Pro Forma Combined Condensed Income Statement for the fiscal year ended September 30, 2000 has been derived from the audited financial statements of Tyson contained in Tyson's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 (referred to in this proxy statement/prospectus as the "Tyson 10-K") and the unaudited financial statements of IBP contained in IBP's restated historical financial statements contained in IBP's Annual Report on Form 8-K, dated November 3, 2000, as amended, and IBP's restated historical unaudited financial statements contained in IBP's Quarterly Reports on Form 10-Q (referred to in this proxy statement/prospectus as the "IBP Restated 10-Qs"), and is presented as if the merger had occurred on October 3, 1999. The Unaudited Pro Forma Combined Condensed Income Statement for the nine months ended June 30, 2001 has been derived from the unaudited financial statements of Tyson contained in the Tyson 10-Q and the financial statements and information of IBP contained in IBP's Annual Report on Form 10-K for the fiscal year ended December 30, 2000 (referred to in this proxy statement/prospectus as the "IBP 10-K") and in the IBP 10-Q and the IBP Restated 10-Qs.

   The pro forma adjustments reflected in the Pro Forma Financial Statements represent estimated values and amounts based on available information regarding IBP's assets and liabilities. The actual adjustments that will result from the merger will be based on further evaluations and may differ substantially from the adjustments presented herein. The Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have been achieved had the merger been consummated as of the dates indicated or of the results that may be obtained in the future.

   The Pro Forma Financial Statements should be read in conjunction with the accompanying notes and the historical financial statements of the corporations incorporated by reference or referred to in this proxy statement/prospectus in the sections captioned "Selected Financial Data" of each of Tyson and IBP.

                               TYSON FOODS, INC.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 JUNE 30, 2001
                           (IN MILLIONS OF DOLLARS)

                                                           (A)         (B)        (C)        (A)+(B)+(C)
                                                       TYSON FOODS,                   PRO FORMA
-                                                      ------------           -------------------------
                                                           INC.     IBP, INC. ADJUSTMENTS     COMBINED
-                                                          ----     --------- -----------    -----------
ASSETS
Current Assets:
   Cash and cash equivalents..........................   $   71.2   $   19.3   $      --      $    90.5
   Accounts receivable................................      527.8      705.5          --        1,233.3
   Inventories........................................      972.4      982.9          --        1,955.3
   Other current assets...............................       48.9       93.8          --          142.7
                                                         --------   --------   ---------      ---------
       Total current assets...........................    1,620.3    1,801.5          --        3,421.8
                                                         --------   --------   ---------      ---------
   Net property, plant and equipment..................    2,127.7    1,731.9          --        3,859.6
   Excess of investments over net assets acquired.....      930.2         --      (930.2)(8)         --
   Identifiable intangibles...........................         --         --        25.0 (1)       25.0
   Goodwill...........................................         --      946.7      (946.7)(1)    2,925.6
                                                                                 1,995.4 (1)
                                                                                   930.2 (8)
   Other assets.......................................      311.2      172.3       (12.9)(6)      403.6
                                                                                   (67.0)(7)
                                                         --------   --------   ---------      ---------
       Total assets...................................   $4,989.4   $4,652.4   $   993.8      $10,635.6
                                                         --------   --------   ---------      ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Notes payable......................................   $   29.5   $1,023.0   $      --      $ 1,052.5
   Current portion of long-term debt..................       16.4        5.8          --           22.2
   Trade accounts payable.............................      331.4      432.1          --          763.5
   Other accrued liabilities..........................      407.2      392.1          --          799.3
                                                         --------   --------   ---------      ---------
   Total current liabilities..........................      784.5    1,853.0          --        2,637.5
                                                         --------   --------   ---------      ---------
   Long-term debt.....................................    1,614.0      687.6     1,708.4 (2)    4,010.0
   Deferred income taxes..............................      367.8      199.8          --          567.6
   Other liabilities..................................       78.6         --          --           78.6
Shareholders' Equity:
   Class A common stock...............................       13.8        5.5        (5.5)(3)       26.7
                                                                                    12.9 (4)
   Class B common stock...............................       10.3         --          --           10.3
   Capital in excess of par value.....................      734.8      442.5      (442.5)(3)    1,919.3
                                                                                 1,176.1 (4)
                                                                                     8.4 (5)
   Retained earnings..................................    1,730.5    1,537.3    (1,537.3)(3)    1,730.5
   Accumulated other comprehensive income.............       (8.2)     (12.7)       12.7 (3)       (8.2)
                                                         --------   --------   ---------      ---------
                                                          2,481.2    1,972.6      (775.2)       3,678.6
   Treasury stock.....................................      330.3       60.6       (60.6)(3)      330.3
   Unamortized deferred compensation..................        6.4         --          --            6.4
                                                         --------   --------   ---------      ---------
       Total shareholders' equity.....................    2,144.5    1,912.0      (714.6)       3,341.9
                                                         --------   --------   ---------      ---------
       Total liabilities and shareholders' equity.....   $4,989.4   $4,652.4   $   993.8      $10,635.6
                                                         ========   ========   =========      =========

                            See accompanying notes.

                               TYSON FOODS, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                     FISCAL YEAR ENDED SEPTEMBER 30, 2000
              (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                  (A)        (B)        (C)       (A)+(B)+(C)
                                                                                            PRO FORMA
                                                                 TYSON              ------------------------
                                                              FOODS, INC. IBP, INC. ADJUSTMENTS    COMBINED
                                                              ----------- --------- -----------   -----------
Sales........................................................  $7,157.8   $16,674.5   $    --      $23,832.3
Cost of Sales................................................   6,043.4    15,630.5        --       21,673.9
                                                               --------   ---------   -------      ---------
                                                                1,114.4     1,044.0        --        2,158.4
Expenses:
   Selling, general administrative...........................     765.9       552.0        --        1,317.9
   Other.....................................................        --        31.3        --           31.3
                                                               --------   ---------   -------      ---------
Operating income.............................................     348.5       460.7        --          809.2
Other expenses:
   Interest..................................................     115.0        83.2     119.6(1)       317.8
   Other.....................................................      (1.2)         --        --           (1.2)
                                                               --------   ---------   -------      ---------
Income before taxes on income, accounting change and
  extraordinary loss.........................................     234.7       377.5    (119.6)         492.6
Provision for income taxes...................................      83.5       142.1     (45.4)(2)      180.2
Minority interest............................................        --          --        --             --
                                                               --------   ---------   -------      ---------
Net income before accounting change and extraordinary loss...  $  151.2   $   235.4   $ (74.2)     $   312.4
                                                               ========   =========   =======      =========
Weighted average shares outstanding:
   Basic.....................................................     225.0       103.6                    354.0
   Diluted...................................................     226.0       107.1                    357.2
Earnings per share before accounting change and extraordinary loss
   Basic.....................................................  $   0.67   $    2.24                $    0.88
   Diluted...................................................  $   0.67   $    2.17                $    0.87
Earnings per share before accounting change and extraordinary loss (assumes exchange ratio of 2.381):
   Basic.....................................................  $     --   $      --                $    0.88
   Diluted...................................................  $     --   $      --                $    0.87
Earnings per share before accounting change and extraordinary loss (assumes exchange ratio of 1.948):
   Basic.....................................................  $     --          --                $    0.94
   Diluted...................................................  $     --          --                $    0.94

                            See accompanying notes.

                               TYSON FOODS, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                        NINE MONTHS ENDED JUNE 30, 2001
              (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                  (A)        (B)         (C)      (A)+(B)+(C)
                                                                                            PRO FORMA
                                                                 TYSON               -----------------------
                                                              FOODS, INC. IBP, INC.  ADJUSTMENTS   COMBINED
                                                              ----------- ---------  -----------  -----------
Sales........................................................  $5,464.8   $12,897.0    $   --      $18,361.8
Cost of sales................................................   4,708.1    12,214.1        --       16,922.2
                                                               --------   ---------    ------      ---------
                                                                  756.7       682.9        --        1,439.6
Expenses:
   Selling, general and administrative.......................     608.2       511.1        --        1,119.3
   Other.....................................................        --        (6.9)       --           (6.9)
                                                               --------   ---------    ------      ---------
Operating income.............................................     148.5       178.7        --          327.2
Other expenses:
   Interest..................................................      81.1        74.1      89.7 (1)      244.9
   Other.....................................................       3.7          --        --            3.7
                                                               --------   ---------    ------      ---------
Income before taxes on income, accounting change and
  extraordinary loss.........................................      63.7       104.6     (89.7)          78.6
Provision for income taxes...................................      22.3        48.4     (34.1)(2)       36.6
Minority interest............................................       1.1          --        --            1.1
                                                               --------   ---------    ------      ---------
Net income before accounting change and
  extraordinary loss.........................................  $   40.3   $    56.2    $(55.6)     $    40.9
                                                               ========   =========    ======      =========
Weighted average shares outstanding:
   Basic.....................................................     221.7       105.9                    350.2
   Diluted...................................................     222.3       106.9                    352.2
Earnings per share before accounting change and extraordinary item:
   Basic.....................................................  $   0.18   $    0.53                $    0.12
   Diluted...................................................  $   0.18   $    0.53                $    0.12
Earnings per share before accounting charge and extraordinary item (assumes exchange ratio of 2.381):
   Basic.....................................................        --          --                $    0.12
   Diluted...................................................        --          --                $    0.12
Earnings per share before accounting charge and extraordinary item (assumes exchange ratio of 1.948):
   Basic.....................................................        --          --                $    0.13
   Diluted...................................................        --          --                $    0.12

                            See accompanying notes.

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

   The following adjustments are based upon Tyson's preliminary purchase price allocation as further described below.

(1)To record the excess of purchase price over net assets acquired as follows (in millions):

Purchase consideration:
   Cash paid for 50.1% of outstanding IBP shares
     (53,612,688 shares at $30)............................           $1,608.4
   Tyson Class A common stock issued for 49.9% of the
     outstanding IBP shares based upon an average trading
     price of $12.60, which is the lower end of the range
     of $12.60 to $15.40 of Tyson's average trading price
     of Tyson Class A common stock set forth in the merger
     agreement (53,983,689 x 2.381 at $9.25, the average
     closing price for Tyson Class A common stock for the
     six days subsequent to the stipulation)...............            1,189.0
   Estimated acquisition expenses..........................              167.0
   IBP stock options converted to Tyson stock options......                8.4
   IBP stock currently owned by Tyson......................               12.9
                                                                      --------
   Total acquisition consideration.........................           $2,985.7
                                                                      ========
   Total purchase price....................................           $2,985.7
Less:
   Book value of IBP's net assets acquired................. $1,912.0
   To eliminate IBP's goodwill.............................   (946.7)
                                                            --------
   Estimated fair value of the assets of the company
     acquired less liabilities assumed (a), (b) and (c)....             (965.3)
   Identifiable intangible assets (a) and (b)..............              (25.0)
                                                                      --------
   Goodwill................................................           $1,995.4
                                                                      ========

      -----
    (a)Based upon currently available information Tyson has assumed for purposes of these Unaudited Pro Forma Financial Statements that the book value of IBP's tangible assets and liabilities approximate their fair value. Tyson is in the process of performing a detailed analysis and outside appraisal of the fair values of the assets of IBP acquired and liabilities assumed. Based upon this detailed analysis, which has not yet been completed, the allocation of the excess purchase price over the book value of IBP may be further refined. This may result in a portion of the purchase price being further allocated to property, plant and equipment and other identifiable intangible assets with the remainder, representing goodwill. Tyson anticipates completing this detailed analysis and finalizing the purchase price allocation in fiscal 2002.

       On June 29, 2001, the Financial Accounting Standards Board, or the FASB, approved the final standards resulting from its deliberations on the business combinations project. The FASB issued Financial Accounting Standards No. 141 BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, in late July.

       Statement 141 includes the criteria for the recognition of intangible assets separately from goodwill, is effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. Statement 142, which includes the requirements to test goodwill and indefinite lived intangible assets for impairment rather than amortize them, will be effective for fiscal years beginning after December 15, 2001 with early adoption permitted for companies with fiscal years beginning after March 15, 2001, provided they have not yet issued their first quarter financial statements. In all cases, Statement 142 must be adopted as of the beginning of a fiscal year. The pro forma adjustments do not include any goodwill amortization.

    (b)Based upon information from IBP, this amount represents identifiable assets, primarily registered trademarks, which will be amortized on a straight line basis over their estimated useful lives of fifteen years.

    (c)Tyson will perform a detailed analysis and measurement of the fair value of assets and liabilities assumed. Tyson anticipates completing this analysis in fiscal 2002. This may result in goodwill.

(2)To reflect incremental additional debt required to finance the acquisition. The amounts reflect the additional borrowings that will be required to purchase IBP shares for cash of $1,608 million plus estimated remaining unfunded acquisition costs of $100 million. A portion of IBP's debt may be retired and replaced with new debt.

(3)To eliminate IBP's stockholders' equity balances.

(4)To reflect the incremental shares of Tyson Class A common stock to be issued for the acquisition based upon the maximum exchange ratio in the merger agreement of 2.381.

(5)To record the fair market value of IBP's stock options converted to Tyson stock options.

(6)To reclassify shares of IBP's stock currently owned by Tyson.

(7)To reclassify termination and other fees paid.

(8)To reclassify amount previously reported as excess of investments over net assets acquired to goodwill.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

   The following adjustments are based upon Tyson's preliminary purchase price allocation as further described below.

(1)To reflect increased interest expense resulting from the acquisition debt of $1,708 million based on an assumed interest rate of 7% representing Tyson's expected incremental interest rate for debt related to the acquisition. The effect of a /1//\\8\\% change in the interest rate is equal to approximately $2.2 million in additional interest expense.

(2)To reflect the net tax benefit resulting from the additional interest expense at Tyson's statutory tax rates of 38%.

(3)The following schedule conforms IBP's most recent fiscal year to Tyson's fiscal year ended September 30, 2000 (in millions):

                                                              (B)       (C)
                                                   (A)     RESTATED  RESTATED  (A)-(B)+(C)
                                                 RESTATED  UNAUDITED UNAUDITED  UNAUDITED
                                                 52 WEEKS  39 WEEKS  39 WEEKS   52 WEEKS
                                                  ENDED      ENDED     ENDED      ENDED
                                                 12/25/99  9/25/1999 9/23/2000   9/30/00
                                                 --------- --------- --------- -----------
Sales........................................... $15,121.7 $10,985.8 $12,538.6  $16,674.5
Cost of sales...................................  14,126.6  10,260.6  11,764.5   15,630.5
                                                 --------- --------- ---------  ---------
                                                     995.1     725.2     774.1    1,044.0
Expenses:
   Selling, general and administrative..........     440.5     310.9     422.4      552.0
   Other expense................................        --        --      31.3       31.3
                                                 --------- --------- ---------  ---------
Operating income................................     554.6     414.3     320.4      460.7
Interest expense................................      67.8      48.7      64.1       83.2
                                                 --------- --------- ---------  ---------
Income before taxes on income, accounting change
  and extraordinary loss........................     486.8     365.6     256.3      377.5
Provision for income taxes......................     168.9     124.3      97.5      142.1
                                                 --------- --------- ---------  ---------
Earnings before accounting change and
  extraordinary loss............................ $   317.9 $   241.3 $   158.8  $   235.4
                                                 ========= ========= =========  =========

(4)The following schedule conforms IBP's most recent interim period to Tyson's thirty-nine weeks ended June 30, 2001 (in millions):

                                                               (B)
                                                            RESTATED     (C)    (A)-(B)+(C)
                                                    (A)     UNAUDITED UNAUDITED  UNAUDITED
                                                  53 WEEKS  39 WEEKS  26 WEEKS   9 MONTHS
                                                   ENDED      ENDED     ENDED      ENDED
                                                 12/30/2000 9/23/2000 6/30/2001  6/30/2001
                                                 ---------- --------- --------- -----------
Sales........................................... $16,949.7  $12,538.6 $8,485.9   $12,897.0
Cost of sales...................................  15,913.3   11,764.5  8,065.3    12,214.1
                                                 ---------  --------- --------   ---------
                                                   1,036.4      774.1    420.6       682.9
Expenses:
   Selling, general and administrative..........     658.2      422.4    275.3       511.1
   Other expense (Income).......................      31.3       31.3     (6.9)       (6.9)
                                                 ---------  --------- --------   ---------
Operating income................................     346.9      320.4    152.2       178.7
Interest expense................................      88.2       64.1     50.0        74.1
                                                 ---------  --------- --------   ---------
Income before taxes on income, accounting change
  and extraordinary loss........................     258.7      256.3    102.2       104.6
Provision for income taxes......................     106.0       97.5     39.9        48.4
                                                 ---------  --------- --------   ---------
Earnings before accounting change and
  extraordinary loss............................ $   152.7  $   158.8 $   62.3   $    56.2
                                                 =========  ========= ========   =========

                              UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS
             REFLECTING ACQUISITION FOR CASH OF 50.1% OF IBP, INC.

   The following Unaudited Pro Forma Combined Condensed Balance Sheet at June 30, 2001 and the Unaudited Pro Forma Combined Condensed Statement of Income for the fiscal year ended September 30, 2000 and the Unaudited Pro Forma Combined Condensed Statement of Income for the nine months ended June 30, 2001 and, together with the Pro Forma Balance Sheet, the "Tender Offer Pro Forma Financial Statements" are presented using the purchase method of accounting to give effect to the purchase by Tyson of 50.1% of the outstanding common stock of IBP for cash. The Tender Offer Pro Forma Financial Statements do not reflect the anticipated acquisition by Tyson of the remaining 49.9% interest in IBP in the merger contemplated elsewhere in this proxy statement/prospectus.

   The Tender Offer Pro Forma Balance Sheet is derived from the unaudited financial statements of Tyson contained in Tyson's Quarterly Report on Form 10-Q for the nine months ended June 30, 2001 (referred to in this proxy statement/prospectus as the "Tyson 10-Q") and the unaudited financial statements of IBP contained in IBP's Quarterly Report on Form 10-Q for the twenty-six weeks ended June 30, 2001 (referred to in this proxy statement/prospectus as the "IBP 10-Q") and is presented as if the cash tender offer had been completed on June 30, 2001. The Tender Offer Unaudited Pro Forma Combined Condensed Income Statement for the fiscal year ended September 30, 2000 has been derived from the audited financial statements of Tyson contained in the Tyson 10-K and the unaudited financial statements of IBP contained in IBP's restated historical financial statements contained in IBP's Annual Report on Form 8-K, dated November 3, 2000, as amended, and IBP's restated historical unaudited financial statements contained in IBP's Quarterly Reports on Form 10-Q (referred to in this proxy statement/prospectus as the "IBP Restated 10-Qs"), and is presented as if the cash tender offer had been completed on October 3, 1999. The Tender Offer Unaudited Pro Forma Combined Condensed Income Statement for the nine months ended June 30, 2001 has been derived from the unaudited financial statements of Tyson contained in the Tyson 10-Q and the financial statements and information of IBP contained in the IBP 10-K, the IBP 10-Q and the IBP Restated 10-Qs.

   The pro forma adjustments reflected in the Tender Offer Pro Forma Financial Statements represent estimated values and amounts based on available information regarding IBP's assets and liabilities. The actual adjustments that will result from the cash tender offer will be based on further evaluations and may differ substantially from the adjustments presented herein. The Tender Offer Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have been achieved had the cash tender offer been consummated as of the dates indicated or of the results that may be obtained in the future.

   The Tender Offer Pro Forma Financial Statements should be read in conjunction with the accompanying notes and the historical financial statements of the corporations incorporated by reference or referred to in this proxy statement/prospectus in the sections captioned "Selected Financial Data" of each of Tyson and IBP.

                               TYSON FOODS, INC.

       UNAUDITED TENDER OFFER PRO FORMA COMBINED CONDENSED BALANCE SHEET

             REFLECTING ACQUISITION FOR CASH OF 50.1% OF IBP, INC.
                                 JUNE 30, 2001
                           (IN MILLIONS OF DOLLARS)

                                                           (A)         (B)        (C)        (A)+(B)+(C)
                                                       TYSON FOODS,                   PRO FORMA
                                                       ------------           -------------------------
                                                           INC.     IBP, INC. ADJUSTMENTS     COMBINED
                                                           ----     --------- -----------    -----------
ASSETS
Current Assets:
   Cash and cash equivalents..........................   $   71.2   $   19.3   $      --      $    90.5
   Accounts receivable................................      527.8      705.5          --        1,233.3
   Inventories........................................      972.4      982.9          --        1,955.3
   Other current assets...............................       48.9       93.8          --          142.7
                                                         --------   --------   ---------      ---------
       Total current assets...........................    1,620.3    1,801.5          --        3,421.8
                                                         --------   --------   ---------      ---------
   Net property, plant and equipment..................    2,127.7    1,731.9          --        3,859.6
   Excess of investments over net assets acquired.....      930.2         --      (930.2)(6)         --
   Goodwill...........................................         --      946.7       830.5 (1)    2,707.4
                                                                                   930.2 (6)
   Other assets.......................................      311.2      172.3       (12.9)(4)      403.6
                                                                                   (67.0)(5)
                                                         --------   --------   ---------      ---------
       Total assets...................................   $4,989.4   $4,652.4   $   750.6      $10,392.4
                                                         --------   --------   ---------      ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Notes payable......................................   $   29.5   $1,023.0   $      --      $ 1,052.5
   Current portion of long-term debt..................       16.4        5.8          --           22.2
   Trade accounts payable.............................      331.4      432.1          --          763.5
   Other accrued liabilities..........................      407.2      392.1          --          799.3
                                                         --------   --------   ---------      ---------
   Total current liabilities..........................      784.5    1,853.0          --        2,637.5
                                                         --------   --------   ---------      ---------
   Long-term debt.....................................    1,614.0      687.6     1,708.4 (2)    4,010.0
   Deferred income taxes..............................      367.8      199.8          --          567.6
   Other liabilities..................................       78.6         --          --           78.6
   Minority interest..................................         --         --       954.2 (7)      954.2
Shareholders' Equity:
   Class A common stock...............................       13.8        5.5        (5.5)(3)       13.8
   Class B common stock...............................       10.3         --          --           10.3
   Capital in excess of par value.....................      734.8      442.5      (442.5)(3)      734.8
   Retained earnings..................................    1,730.5    1,537.3    (1,537.3)(3)    1,730.5
   Accumulated other comprehensive income.............       (8.2)     (12.7)       12.7 (3)       (8.2)
                                                         --------   --------   ---------      ---------
                                                          2,481.2    1,972.6    (1,972.6)       2,481.2
   Treasury stock.....................................      330.3       60.6       (60.6)(3)      330.3
   Unamortized deferred compensation..................        6.4         --          --            6.4
                                                         --------   --------   ---------      ---------
       Total shareholders' equity.....................    2,144.5    1,912.0    (1,912.0)       2,144.5
                                                         --------   --------   ---------      ---------
       Total liabilities and shareholders' equity.....   $4,989.4   $4,652.4   $   750.6      $10,392.4
                                                         ========   ========   =========      =========

                            See accompanying notes.

                               TYSON FOODS, INC.

    UNAUDITED TENDER OFFER PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
             REFLECTING ACQUISITION FOR CASH OF 50.1% OF IBP, INC.

                     FISCAL YEAR ENDED SEPTEMBER 30, 2000
              (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                               (A)        (B)        (C)       (A)+(B)+(C)
                                                                                         PRO FORMA
                                                              TYSON              ------------------------
                                                           FOODS, INC. IBP, INC. ADJUSTMENTS    COMBINED
                                                           ----------- --------- -----------   -----------
Sales.....................................................  $7,157.8   $16,674.5  $     --      $23,832.3
Cost of Sales.............................................   6,043.4    15,630.5        --       21,673.9
                                                            --------   ---------  --------      ---------
                                                             1,114.4     1,044.0        --        2,158.4
Expenses:
   Selling, general administrative........................     765.9       552.0        --        1,317.9
   Other..................................................        --        31.3        --           31.3
                                                            --------   ---------  --------      ---------
Operating income..........................................     348.5       460.7        --          809.2
Other expenses:
   Interest...............................................     115.0        83.2    119.6 (1)       317.8
   Other..................................................      (1.2)         --        --           (1.2)
                                                            --------   ---------  --------      ---------
Income before taxes on income, accounting change and
  extraordinary loss......................................     234.7       377.5    (119.6)         492.6
Provision for income taxes................................      83.5       142.1     (45.4)(2)      180.2
Minority interest.........................................        --          --     155.9(3)       155.9
                                                            --------   ---------  --------      ---------
Net income before accounting change and extraordinary loss  $  151.2   $   235.4  $ (230.1)     $   156.5
                                                            ========   =========  ========      =========
Weighted average shares outstanding:
   Basic..................................................     225.0       103.6                    225.0
   Diluted................................................     226.0       107.1                    226.0
Earnings per share before accounting change and
  extraordinary loss
   Basic..................................................  $   0.67   $    2.24                $    0.70
   Diluted................................................  $   0.67   $    2.17                $    0.69

                            See accompanying notes.

                               TYSON FOODS, INC.

    UNAUDITED TENDER OFFER PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
             REFLECTING ACQUISITION FOR CASH OF 50.1% OF IBP, INC.

                        NINE MONTHS ENDED JUNE 30, 2001
              (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                           (A)        (B)         (C)      (A)+(B)+(C)
                                                                                     PRO FORMA
                                                          TYSON               -----------------------
                                                       FOODS, INC. IBP, INC.  ADJUSTMENTS   COMBINED
                                                       ----------- ---------  -----------  -----------
Sales.................................................  $5,464.8   $12,897.0    $   --      $18,361.8
Cost of sales.........................................   4,708.1    12,214.1        --       16,922.2
                                                        --------   ---------    ------      ---------
                                                           756.7       682.9        --        1,439.6
Expenses:
   Selling, general and administrative................     608.2       511.1                  1,119.3
   Other..............................................        --        (6.9)       --           (6.9)
                                                        --------   ---------    ------      ---------
Operating income......................................     148.5       178.7        --          327.2
Other expenses:
   Interest...........................................      81.1        74.1      89.7 (1)      244.9
   Other..............................................       3.7          --        --            3.7
                                                        --------   ---------    ------      ---------
Income before taxes on income, accounting change and
  extraordinary loss..................................      63.7       104.6     (89.7)          78.6
Provision for income taxes............................      22.3        48.4     (34.1)(2)       36.6
Minority interest.....................................       1.1          --      21.0 (3)       22.1
                                                        --------   ---------    ------      ---------
Net income (loss) before accounting change and
  extraordinary loss..................................  $   40.3   $    56.2    $(76.6)     $    19.9
                                                        ========   =========    ======      =========
Weighted average shares outstanding:
   Basic..............................................     221.7       105.9                    221.7
   Diluted............................................     222.3       106.9                    222.3
Earnings (loss) per share before accounting change and
  extraordinary item:
   Basic..............................................  $   0.09   $    0.53                $    0.09
   Diluted............................................  $   0.09   $    0.53                $    0.09

                            See accompanying notes.

         NOTES TO UNAUDITED TENDER OFFER PRO FORMA COMBINED CONDENSED
                                 BALANCE SHEET
             REFLECTING ACQUISITION FOR CASH OF 50.1% OF IBP, INC.

   The following adjustments are based upon Tyson's preliminary purchase price allocation as further described below.

(1)To record the excess of purchase price over net assets acquired as follows (in millions):

   Purchase consideration:
      Cash paid for 50.1% of outstanding IBP shares
        (53,612,688 shares at $30)............................     $1,608.4
      Estimated acquisition expenses..........................        167.0
      IBP stock currently owned by Tyson......................         12.9
                                                                   --------
      Total acquisition consideration.........................     $1,788.3
                                                                   ========
      Total purchase price....................................     $1,788.3
   Less:
                                                               -
      Estimated fair value of the assets of the company
        acquired less liabilities assumed (a) and (b).........       (957.8)
                                                                   --------
      Goodwill................................................     $  830.5
                                                                   ========

--------
    (a)Based upon currently available information Tyson has assumed for purposes of these Acquisition Unaudited Pro Forma Financial Statements that 50.1% at the book value of IBP's tangible assets and liabilities approximate their fair value. Tyson is in the process of performing a detailed analysis and outside appraisal of the fair values of the assets of IBP acquired and liabilities assumed. Based upon this detailed analysis, which has not yet been completed, the allocation of the excess purchase price over the book value of IBP may be further refined. This may result in a portion of the purchase price being further allocated to property, plant and equipment and other identifiable intangible assets with the remainder, representing goodwill. Tyson anticipates completing this detailed analysis and finalizing the purchase price allocation in fiscal 2002.

       On June 29, 2001, the Financial Accounting Standards Board, or the FASB, approved the final standards resulting from its deliberations on the business combinations project. The FASB issued Financial Accounting Standards No. 141 BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, in late July.

       Statement 141 includes the criteria for the recognition of intangible assets separately from goodwill, is effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. Statement 142, which includes the requirements to test goodwill and indefinite lived intangible assets for impairment rather than amortize them, will be effective for fiscal years beginning after December 15, 2001 with early adoption permitted for companies with fiscal years beginning after March 15, 2001, provided they have not yet issued their first quarter financial statements. In all cases, Statement 142 must be adopted as of the beginning of a fiscal year. The pro forma adjustments do not include any goodwill amortization.


     (b)Tyson will perform a detailed analysis and measurement of the fair value of assets and liabilities assumed. Tyson anticipates completing this analysis in fiscal 2002. This may result in goodwill.

(2)To reflect incremental additional debt required to finance the acquisition. The amounts reflect the additional borrowings that will be required to purchase IBP shares for cash of $1.708 million plus estimated remaining unfunded acquisition costs of $100 million. A portion of IBP's debt may be retired and replaced with new debt.

(3)To eliminate IBP's stockholders' equity balances.

(4)To reclassify shares of IBP's stock currently owned by Tyson.

(5)To reclassify termination and other fees paid.

(6)To reclassify amount previously reported as excess of investments over net assets acquired to goodwill.

(7)To record minority interest.

         NOTES TO UNAUDITED TENDER OFFER PRO FORMA COMBINED CONDENSED
                             STATEMENTS OF INCOME
             REFLECTING ACQUISITION FOR CASH OF 50.1% OF IBP, INC.

   The following adjustments are based upon Tyson's preliminary purchase price allocation as further described below.

(1)To reflect increased interest expense resulting from the acquisition debt of $1,708 million based on an assumed interest rate of 7% representing Tyson's expected incremental interest rate for debt related to the acquisition. The effect of a 1/8% change in the interest rate is equal to approximately $2.2 million in additional interest expense.

(2)To reflect the net tax benefit resulting from the additional interest expense at Tyson's statutory tax rates of 38%.

(3)The following schedule conforms IBP's most recent fiscal year to Tyson's fiscal year ended September 30, 2000 (in millions):

                                                              (B)       (C)
                                                   (A)     RESTATED  RESTATED  (A)-(B)+(C)
                                                 RESTATED  UNAUDITED UNAUDITED  UNAUDITED
                                                 52 WEEKS  39 WEEKS  39 WEEKS   52 WEEKS
                                                  ENDED      ENDED     ENDED      ENDED
                                                 12/25/99  9/25/1999 9/23/2000   9/30/00
                                                 --------- --------- --------- -----------
Sales........................................... $15,121.7 $10,985.8 $12,538.6  $16,674.5
Cost of sales...................................  14,126.6  10,260.6  11,764.5   15,630.5
                                                 --------- --------- ---------  ---------
                                                     995.1     725.2     774.1    1,044.0
Expenses:
   Selling, general and administrative..........     440.5     310.9     422.4      552.0
   Other expense................................        --        --      31.3       31.3
                                                 --------- --------- ---------  ---------
Operating income................................     554.6     414.3     320.4      460.7
Interest expense................................      67.8      48.7      64.1       83.2
                                                 --------- --------- ---------  ---------
Income before taxes on income, accounting change
  and extraordinary loss........................     486.8     365.6     256.3      377.5
Provision for income taxes......................     168.9     124.3      97.5      142.1
                                                 --------- --------- ---------  ---------
Earnings before accounting change and
  extraordinary loss............................ $   317.9 $   241.3 $   158.8  $   235.4
                                                 ========= ========= =========  =========

(4)The following schedule conforms IBP's most recent interim period to Tyson's thirty-nine weeks ended June 30, 2001 (in millions):

                                                               (B)
                                                            RESTATED     (C)    (A)-(B)+(C)
                                                    (A)     UNAUDITED UNAUDITED  UNAUDITED
                                                  53 WEEKS  39 WEEKS  26 WEEKS   9 MONTHS
                                                   ENDED      ENDED     ENDED      ENDED
                                                 12/30/2000 9/23/2000 6/30/2001  6/30/2001
                                                 ---------- --------- --------- -----------
Sales........................................... $16,949.7  $12,538.6 $8,485.9   $12,897.0
Cost of sales...................................  15,913.3   11,764.5  8,065.3    12,214.1
                                                 ---------  --------- --------   ---------
                                                   1,036.4      774.1    420.6       682.9
Expenses:
   Selling, general and administrative..........     658.2      422.4    275.3       511.1
   Other expense (income).......................      31.3       31.3     (6.9)       (6.9)
                                                 ---------  --------- --------   ---------
Operating income................................     346.9      320.4    152.2       178.7
Interest expense................................      88.2       64.1     50.0        74.1
                                                 ---------  --------- --------   ---------
Income before taxes on income, accounting change
  and extraordinary loss........................     258.7      256.3    102.2       104.6
Provision for income taxes......................     106.0       97.5     39.9        48.4
                                                 ---------  --------- --------   ---------
Earnings before accounting change and
  extraordinary loss............................ $   152.7  $   158.8 $   62.3   $    56.2
                                                 =========  ========= ========   =========

                                   FORECASTS

   At Tyson's request, IBP prepared, on July 2, 2001, certain updated forecasts of projected financial data for the fiscal years 2001 through 2003 to be used by Tyson in connection with its presentations to rating agencies and financial institutions. The updated forecasts revised the forecasts of IBP that were used by JPMorgan in connection with the preparation of its opinion as discussed in "The Merger--Opinion of the Financial Advisor to the IBP Board" in this proxy statement/prospectus. The updated forecasts include EBIT forecasts as follows:

                                           FISCAL YEARS
                                          ---------------
                       ITEM               2001  2002 2003
                       ----               ----  ---- ----
                                           (IN MILLIONS)
            Foodbrands EBIT.............. $ 75* $141 $185
            Fresh Meats EBIT**...........  339   392  401
               Total EBIT................ $414  $533 $586

    --------
    *  Includes $7 million gain on sale of assets.
    ** Fresh Meats EBIT includes Beef, Pork, Hides, Case Ready, Lakeside and
     Logistics/Other.

   The updated forecasts for 2001 were revised with the benefit of known results for nearly half the year, and reflects improvements in Fresh Meats (principally in Logistics/Other) and lesser performance in Foodbrands due to higher than previously expected raw material costs and higher than previously expected overhead costs and expenses. The 2002 and 2003 updated forecasts reflect enhancements in Fresh Meats performance primarily due to anticipated increases in Logistics/Other, and improved pork performance due to anticipated margin improvement. The updated forecasts for 2002 and 2003 also reflect an anticipated more difficult operating environment for Foodbrands' businesses than was previously expected, characterized by more competitive finished product pricing, with anticipated moderation in raw material pricing.

   The updated forecasts were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information. In addition, the updated forecasts were not prepared with the assistance of or reviewed, compiled or examined by, independent auditors. The updated forecasts reflect numerous assumptions, all made by IBP management, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond IBP's control. Accordingly, there can be no assurance that the assumptions made in preparing the updated forecasts will prove accurate, and actual results may be materially greater or less than those contained in the updated forecasts. Among the specific factors contributing to the risks and uncertainties inherent in the updated forecasts are: the cost of live cattle and hogs, which depends in large part on herd size, weather, feed costs and other factors; health risks, real and perceived; other raw material costs; ability to reduce expense without sacrificing profitable revenue; labor costs; effectiveness of advertising and marketing programs; competition; and changes in laws and regulations.

   The inclusion of the updated forecasts in this proxy statement/prospectus should not be regarded as an indication that IBP, Tyson or Purchaser or any of IBP's, Tyson's or Purchaser's respective representatives, or respective officers and directors, consider such information to be an accurate prediction of future events or necessarily achievable. In light of the uncertainties inherent in forward looking information of any kind, we caution against reliance on such information. IBP has advised Tyson that it does not intend to publicly update or revise the updated forecasts to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events, unless required by law.

                     DESCRIPTION OF TYSON'S CAPITAL STOCK

   The following statements are brief summaries of certain provisions with respect to Tyson's capital stock. The summaries do not purport to be complete and such statements are qualified in their entirety by reference to Tyson's Restated Certificate of Incorporation, as amended, and the Second Amended and Restated By-Laws, copies of which have been filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

COMMON STOCK

   Tyson currently has issued and outstanding two classes of capital stock, Tyson Class A common stock, par value $0.10 per share and Tyson Class B common stock, par value $0.10 per share. The Tyson certificate of incorporation authorizes the issuance of up to 900 million shares of each of Tyson Class A common stock and Tyson Class B common stock. The holders of Tyson Class A common stock are entitled to one vote, and the holders of Tyson Class B common stock are entitled to ten (10) votes, for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Except as required by law, holders of Tyson Class A common stock and Tyson Class B common stock vote together as a single class. Holders of Tyson Class A common stock and holders of Tyson Class B common stock do not have cumulative voting rights. Holders of Tyson Class A common stock and Tyson Class B common stock are entitled to receive such dividends and other distributions as may be determined by the Tyson board of directors out of any funds legally available therefor; provided, however, that no cash dividend may be paid on Tyson Class B common stock unless a cash dividend is simultaneously paid on Tyson Class A common stock, and the amount of the cash dividend paid on Tyson Class B common stock cannot exceed 90% of the cash dividend simultaneously paid on Tyson Class A common stock.

   Upon liquidation of Tyson, the holders of Tyson Class A common stock and Tyson Class B common stock share ratably in the assets, if any, remaining after payment of all debts and liabilities of Tyson. Such holders do not have preemptive, conversion or redemption rights, except that each holder of Tyson Class B common stock may, at such holder's option, and upon written notice to Tyson, convert each share of Tyson Class B common stock into one (1) fully paid and nonassessable share of Tyson Class A common stock.

   Article Fourth of Tyson's certificate of incorporation provides that the holders of the outstanding shares of Tyson Class B common stock may waive or suspend (i) certain of their rights to convert their shares of Tyson Class B common stock into shares of Tyson Class A common stock as provided in such stock certificates and (ii) Tyson's obligation imposed by a covenant contained in such Article to reserve and keep available for issuance shares of Tyson Class A common stock sufficient to provide for any such conversion.

         COMPARATIVE RIGHTS OF IBP STOCKHOLDERS AND TYSON STOCKHOLDERS

   Each of Tyson and IBP is incorporated under the laws of the State of Delaware. IBP stockholders whose rights are currently governed by the General Corporation Law of the State of Delaware, the articles of incorporation of IBP and the bylaws of IBP and whose shares are converted into shares of Tyson Class A common stock in the merger, will, upon completion of the merger, become stockholders of Tyson, and their rights as such will be governed by the General Corporation Law of the State of Delaware, the Tyson certificate of incorporation and the bylaws of Tyson. The material differences between the rights of holders of IBP common stock and the rights of holders of Tyson Class A common stock, resulting from the differences in their governing documents, are summarized below.

   The following summary does not purport to be a complete statement of the rights of holders of Tyson Class A common stock under the applicable provisions of the General Corporation Law of the State of Delaware, the Tyson certificate of incorporation and the Tyson bylaws or the rights of the holders of IBP common stock under the applicable provisions of the General Corporation Law of the State of Delaware, the IBP articles of incorporation and the IBP bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the General Corporation Law of the State of Delaware and the governing corporate instruments of Tyson and IBP, to which the holders of IBP common stock are referred. Copies of the governing corporate instruments of Tyson and IBP are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

SUMMARY OF MATERIAL DIFFERENCES BETWEEN
THE RIGHTS OF IBP STOCKHOLDERS AND
THE RIGHTS OF TYSON CLASS A COMMON STOCK STOCKHOLDERS

                                                                    TYSON CLASS A COMMON STOCK
                                 IBP STOCKHOLDER RIGHTS                 STOCKHOLDER RIGHTS
                          ------------------------------------ ------------------------------------
AUTHORIZED CAPITAL STOCK: The authorized capital stock of      The authorized capital stock of
                          IBP is (i) 200,000,000 shares of     Tyson is (i) 900,000,000 shares of
                          common stock, par value of $0.05     Tyson Class A common stock, par
                          per share, and (ii) 25,000,000       value $0.10 per share, and
                          shares of preferred stock, par value (ii) 900,000,000 shares of Tyson
                          $1.00 per share.                     Class B common stock, par value
                                                               $0.10 per share.
VOTING RIGHTS:            Each share of IBP common             Each share of Tyson Class A
                          stock is entitled to one vote        common stock is entitled to one
                          per share.                           vote per share. Each share of Tyson
                                                               Class B common stock is entitled to
                                                               ten votes per share. Holders of
                                                               Tyson Class A common stock and
                                                               Tyson Class B common stock vote
                                                               together as a single class.
NUMBER OF DIRECTORS:      The IBP Board currently              The Tyson board of directors
                          consists of 9 directors.             currently consists of 12 directors.
DIRECTOR NOMINATIONS:     A stockholder wishing to nominate    A stockholder wishing to nominate
                          a person to serve as a director must a person to serve as a director must
                          submit the nomination between 60     submit the name of the candidate to
                          and 90 days prior to theanniversary  the Tyson board of directors on or
                          date of the immediately preceding    before September 30 of any year.
                          annual meeting of
                          stockholders.

                                                                      TYSON CLASS A COMMON STOCK
                                 IBP STOCKHOLDER RIGHTS                   STOCKHOLDER RIGHTS
                          ------------------------------------- --------------------------------------
CALL OF SPECIAL MEETINGS: Special meetings may be               Special meetings may be called by
                          called only by the Chairman           the Senior Chairman of the Tyson
                          of the IBP Board or by a              board of directors, the Chairman,
                          majority of the whole IBP             the Chief Executive Officer, the
                          Board.                                President, a majority of the whole
                                                                Tyson board of directors or by
                                                                stockholders owning a majority of
                                                                the stock entitled to vote.
AMENDMENT OF CHARTER:     The certificate of incorporation      The certificate of incorporation may
                          may be amended by approval of         be amended by approval of the
                          the IBP Board and the affirmative     Tyson board of directors and the
                          vote of voting stock representing a   affirmative vote of voting stock,
                          majority of votes entitled to be cast voting together as a single class,
                          on the amendment.                     representing a majority of votes
                                                                entitled to be cast on the
                                                                amendment.
                                                                The holders of each class of Tyson
                                                                common stock are entitled to vote
                                                                as a class on the approval of any
                                                                amendment which would
                                                                (i) increase or decrease the
                                                                aggregate number of authorized
                                                                shares of the class; (ii) increase or
                                                                decrease the par value of the shares
                                                                of the class; or (iii) alter or change
                                                                the powers, preferences or rights of
                                                                such class so as to affect them
                                                                adversely.

                                 LEGAL MATTERS

   The legality of the Tyson Class A common stock exchanged in the merger will be passed upon for Tyson by R. Read Hudson, Secretary and Corporate Counsel of Tyson. Mr. Hudson beneficially owns or has rights to acquire an aggregate of less than 0.01% of Tyson's Class A common stock.

   IBP STOCKHOLDER LITIGATION.

   DELAWARE STOCKHOLDER LITIGATION. Between October 2 and November 1, 2000, fourteen actions were filed in the Delaware Court of Chancery entitled: BARUCH MAPPA V. RICHARD L. BOND ET AL., Civil Action No. 18373-NC; MICHAEL TARAGIN V. RICHARD L. BOND ET AL., Civil Action No. 18374-NC; DAVID SHAEV V. RAWHIDE ACQUISITION CORPORATION ET AL., Civil Action No. 18375-NC; CHARLES MILLER V. RICHARD L. BOND ET AL., Civil Action No. 18376-NC; OLGA FRIED V. RICHARD L. BOND ET AL., Civil Action No. 18377-NC; PETER ROBBINS V. IBP, INC. ET AL., Civil Action No. 18382-NC; JERRY KRIM AND JEFFREY KASSOWAY V. IBP, INC., ET AL., Civil Action No. 18383-NC; HARRIET RAND V. RICHARD L. BOND ET AL., Civil Action No. 18385-NC; ALBERT OMINSKY V. RICHARD L. BOND ET AL., Civil Action No. 18386-NC; C. OLIVER BURT V. RICHARD L. BOND ET AL., Civil Action No. 18393-NC; ERIC MEYER V. RICHARD L. BOND ET AL., Civil Action No. 18399-NC; LOUISE E. MURRAY V. RAWHIDE ACQUISITION CORPORATION ET AL., Civil Action No. 18411-NC; MARVIN MASEL V. RICHARD L. BOND ET AL., Civil Action No. 18413-NC; and ROCCO LANDESMAN V. IBP, INC. ET AL., Civil Action No. 18474-NC alleging that the terms of the Rawhide merger agreement were unfair to IBP's stockholders. On November 13, 2000, the Delaware Chancery Court entered an order directing the consolidation of these actions into a single action, designated as IN RE IBP, INC. SHAREHOLDERS LITIGATION, C.A. No. 18373 (referred to in this section of the proxy statement/prospectus as the "Delaware Action"). On December 5, 2000, the Delaware Chancery Court issued an order designating the Landesman complaint as the operative complaint. On or about January 8, 2001, plaintiffs in the Delaware Action filed a consolidated amended complaint which added Tyson and Purchaser as defendants and alleged on behalf of the class of IBP stockholders that the proposed transaction between IBP and Tyson was also unfair and had been entered into in breach of the fiduciary duties of IBP's directors with the complicity of Tyson. In addition, plaintiffs alleged a derivative claim on behalf of IBP in which they asserted that IBP's directors wrongfully agreed to the Rawhide merger agreement and the termination fee and expense reimbursement provisions therein. On February 21, 2001, all defendants moved to dismiss the consolidated and amended complaint for failure to state a claim upon which relief may be granted and for failure to comply with the demand requirements for derivative claims under Delaware law. On April 27, 2001, plaintiff stockholders of IBP filed their second consolidated and amended complaint seeking a declaratory judgment that Tyson had failed to perform its obligations to plaintiffs by failing to consummate its cash tender offer for IBP common stock at $30 per share on or before February 28, 2001, specific performance of Tyson's obligations in connection with such cash tender offer, and damages on behalf of IBP and against the members of IBP's Board for obligating IBP to pay the termination fee pursuant to the Rawhide merger agreement.

   On June 27, 2001, the parties to the Delaware Action, including the plaintiffs in such action, entered into a stipulation of settlement, subject to approval by the Delaware Chancery Court (referred to in this section of the proxy statement/prospectus as the "Settlement Order"), which provided that:

    . Tyson agreed to proceed with the performance of its obligations under the merger agreement, as revised by the stipulation, including making the tender offer and effecting the merger, subject to the terms and conditions set forth in the merger agreement as modified by the stipulation, and without taking an immediate appeal from the rulings in the post-trial opinion;

    . IBP agreed to obtain from JPMorgan an updated opinion on the fairness to IBP's stockholders from a financial point of view of the merger agreement as modified by the stipulation;

    . Tyson and IBP agreed that plaintiffs' counsel may review and comment upon draft tender offer documents and proxy materials for IBP's stockholders in connection with the merger; plaintiffs' class claims against all defendants in the Delaware Action would be dismissed and plaintiffs' derivative claims on behalf of IBP against all defendants as asserted in the Delaware Action would be dismissed; and

    . all claims that were or could have been asserted in the Delaware Action would be extinguished.

   On August 3, 2001, the Delaware Chancery Court held a hearing to determine whether the Settlement Order should be approved. After the conclusion of the hearing, the Delaware Chancery Court entered the Settlement Order in modified form, excluding from the description of claims extinguished by the settlement the securities claims against Tyson and IBP described below. The Delaware Chancery Court also awarded the plaintiffs' attorneys an award of fees and expenses of $338,000, to be paid by Tyson and IBP.

   OTHER STOCKHOLDER LITIGATION. On November 8, 2000, an action was filed in the United States District Court for the District of South Dakota entitled TEAMSTERS LOCAL NOS. 175 AND 505 PENSION TRUST FUND V. IBP, INC. ET AL., Civ. No. 00-4211. This complaint names as defendants IBP, each of IBP's directors, DLJ, Archer-Daniels-Midland Company and Booth Creek Partners Limited III, L.L.L.P. Seeking to represent a purported class of IBP's stockholders excluding the defendants, plaintiff alleges that IBP's directors, aided and abetted by the other defendants, breached their fiduciary duties to plaintiffs and the alleged class by (1) entering into the Rawhide merger agreement and agreeing to sell IBP at an inadequate price, (2) advancing their personal interests at the expense of IBP's public stockholders and (3) erecting barriers to competing bids, including the termination fee provisions in the Rawhide merger agreement. The Teamsters complaint requests preliminary and permanent injunctive relief against consummation of the Rawhide merger, rescission of the Rawhide merger in the event it is consummated, monetary damages and an award of attorneys' fees. On December 7, 2000, the South Dakota federal district court granted the defendants' motion to stay this action pending resolution of the Delaware Action and denied as moot the plaintiff's application for a temporary restraining order enjoining the enforcement of the termination fee and "no shop" provisions of the Rawhide merger agreement. The Teamsters voluntarily dismissed their action without prejudice in April 2001.

   On January 11, 2001, a second stockholder lawsuit was commenced in the South Dakota federal district court entitled REIER V. BOND, ET AL., Civ. No. 01-4010. Purporting to sue derivatively on behalf of IBP, the plaintiff has asserted claims against IBP's directors under the federal securities laws and state common law. Plaintiff alleges that defendants caused IBP to file a false and misleading Schedule 14D-9 in response to the tender offer in violation of
Section 14(e) of the Exchange Act by, among other things, (i) failing to disclose facts relating to the commercial relationship between JPMorgan and Tyson, (ii) representing that defendants had determined that the tender offer, the exchange offer and the merger were fair to and in the best interests of IBP, and (iii) including financial projections that understated IBP's revenue, net income and margins in order to justify such determination. Plaintiff further alleges that IBP's directors breached their fiduciary duties by failing to maximize stockholder value in that they agreed to the termination fee provisions of the Rawhide merger agreement on October 1, 2000 and accepted Tyson's bid on January 1, 2001 even though it offered consideration "substantially below the consideration being offered by another bidder." The complaint seeks: (a) declarations that IBP's Schedule 14D-9 violated the federal securities laws and that the Rawhide merger agreement and Tyson merger agreement were entered into in breach of defendants' fiduciary duties; (b) an order directing defendants to exercise their fiduciary duties to obtain a transaction which is in IBP's best interests; (c) compensatory damages of not less than $442 million and punitive damages; and (d) the costs and disbursements of the action, including reasonable attorneys' and expert's fees. On January 30, 2001, defendants moved to stay this action pending resolution of the Delaware Action and to dismiss the Section 14(e) claim for failure to state a claim on which relief may be granted. The motion remains pending.

   Between February 12 and April 5, 2001, six lawsuits were filed by certain purported stockholders of IBP in the United States District Court for the District of South Dakota and a seventh suit was filed in the United States District Court for the Southern District of New York against IBP and certain members of IBP's senior management. The actions filed in the United States District Court for the District of South Dakota are captioned KRIM V. IOWA BEEF PROCESSORS, INC., ET AL., MEYER V. IOWA BEEF PROCESSORS, INC., ET AL., DEARMAN
V. IOWA BEEF PROCESSORS, INC., MULLIGAN PARTNERS, L.P. ET AL. V. IBP, INC ET AL., BARRIE V. IOWA BEEF PROCESSORS, INC., ET AL., and ROURKE ET AL. V. IOWA BEEF PROCESSORS, INC., ET AL. The action in the United States District Court for the Southern District of New York is captioned GOTTESMAN V. IOWA BEEF PROCESSORS, INC. ET AL. These lawsuits each allege that the defendants violated sections 10(b) and 20(a) of the Exchange Act, and Rule 10b-5 promulgated thereunder, by issuing materially false statements about IBP's financial results for 1999 and the first three quarters of 2000. The plaintiffs in these actions seek certification of a class of all persons who purchased IBP common stock between February 7, 2000 and either January 25, 2001 or March 13, 2001. On July 18, 2001, the United States District Court for the District of South Dakota issued an order appointing Tiedemann Investment Group as lead plaintiff under the Private Securities Litigation Reform Act of 1996 for the actions pending in that court and directed Tiedemann Investment Group to file a consolidated amended complaint within 20 days of its receipt of the court's order. The action in the United States District Court for the Southern District of New York was dismissed without prejudice, and the plaintiff in that action has refiled the action in the United States District Court for the District of South Dakota.

   TYSON/IBP LITIGATION.

   On March 29, 2001, Tyson and Purchaser filed an action in the Chancery Court of Washington County, Arkansas entitled: TYSON FOODS, INC. ET AL. V. IBP, INC., Case No. E 2001-749-4 (referred to in this section of the proxy statement/prospectus as the "Arkansas Action"). Tyson and Purchaser alleged that IBP had fraudulently induced them to enter into the merger agreement by providing materially false financial information and concealing the existence and content of an SEC comment letter dated December 29, 2000 pertaining to IBP's past SEC filings. Tyson and Purchaser amended their complaint on April 5, 2000 and April 10, 2000 to add additional claims for breach of representations and warranties made in the merger agreement.

   On March 30, 2001, IBP filed an answer to the amended consolidated complaint and a cross-claim against Tyson and Purchaser in the Delaware Action. IBP sought a declaratory judgment that Tyson had no right to rescind or terminate the merger agreement and a decree of specific performance by Tyson of its obligations under the merger agreement. On April 2, 2001, IBP filed amended cross-claims against Tyson to add an alternative claim for damages and a claim for breach of the confidentiality agreement. On April 19, 2001, the Delaware Chancery Court issued a temporary restraining order restraining Tyson and Purchaser from prosecuting the Arkansas Action. On April 23, 2001, Tyson filed counterclaims in the Delaware Action against IBP, alleging that IBP induced Tyson, by fraud, to execute the December 4, 2001 confidentiality agreement between IBP and Tyson, the merger agreement and other related agreements and that IBP had breached various representations and warranties in the merger agreement, including, without limitation, Sections 5.07(b), 5.08, 5.10(a), 5.11, 5.12, 5.16 and 5.19 thereof. Tyson sought rescission, declaratory relief and damages, including recovery of the $66.5 million advanced by Tyson to IBP to defray the cost of the termination fee and expenses owed by IBP pursuant to the Rawhide merger agreement. On May 3, 2001, Tyson filed amended counterclaims against IBP in the Delaware Action to add claims of negligent misrepresentation, material misrepresentation and mistake. At a hearing on May 10, 2001, the Delaware Chancery Court denied Tyson's motion for partial summary judgment on its claim for breach of representation and warranty and dismissed without prejudice IBP's claim for breach of the confidentiality agreement. The Delaware Chancery Court also issued a preliminary injunction prohibiting Tyson from litigating its claims in any forum other than the Delaware Chancery Court. A trial was conducted in the Delaware Chancery Court on May 14, 15, 16, 17, 18, 21, 22, 24 and 25. By agreement of the parties, the Delaware Chancery Court tried all liability issues raised by the parties on an expedited basis, but limited its consideration of remedies to specific performance. The Delaware Chancery Court issued its Memorandum Opinion on June 15, 2001, and revised its Opinion on June 18, 2001. The Delaware Chancery Court concluded, among other things, that: (a) the merger agreement, the confidentiality agreement and all related agreements are valid and enforceable contracts as against Tyson and were not induced by fraud, negligent misrepresentation, material misrepresentation or mistake; (b) Tyson breached its obligations to IBP under the merger agreement when it terminated the merger agreement on March 29, 2001 and IBP did not breach any of its representations or warranties or any of its obligations to Tyson under the merger agreement; (c) Tyson did not breach its obligations to IBP under the merger agreement, or any obligations to the plaintiff stockholders under the tender offer, by failing to consummate the tender offer on or before February 28, 2001; and (d) IBP was entitled to judgment against Tyson on its claim for specific performance of the merger agreement. On June 27, 2001, the Delaware Chancery Court issued an Order, Judgment and Decree in accordance with the Opinion. The court also signed the stipulation negotiated by the parties. The stipulation requires Tyson to consummate the transactions contemplated by the merger agreement, as modified by the stipulation. See "The Merger Agreement, Stipulation and Voting Agreement--The Stipulation". The stipulation provides that if the tender offer is not consummated by August 15, 2001 (or by September 1, 2001, if Tyson has failed to obtain financing to pay for tendered shares by such earlier date) or the merger is not consummated by November 15, 2001, (a) either IBP or Tyson will be entitled to move the Delaware Chancery Court for an appropriate remedy including, but not limited to, specific performance of such transactions, specific performance of the cash election merger described above under "The Merger Agreement, Stipulation and Voting Agreement--The Merger Agreement--The Merger", and/or damages, and each party will be entitled to oppose any such motion on any appropriate grounds, and (b) IBP will be entitled to move for an award of interest and/or an adjustment to the financial terms of the consideration to be paid to the stockholders on account of what the Delaware Chancery Court determined to be Tyson's breach, and Tyson will be entitled to opposed such motion on any appropriate grounds. The stipulation further provides that nothing other than Tyson's consummation of the tender offer and the merger will be deemed to exculpate Tyson from any liability for breach of the merger agreement under the Opinion.

   The stipulation states that the Delaware Chancery Court retains exclusive jurisdiction over the Delaware Action to assure compliance with the terms of the Order, Judgment and Decree and the stipulation. Tyson has agreed not to seek to vacate or modify the Delaware Chancery Court's preliminary injunction dated May 10, 2001 and not to commence any action against IBP arising out of or relating to the stipulation in any other forum unless and until the Delaware Chancery Court determines that Tyson is not required to consummate the tender offer or IBP moves for an award of interest, an adjustment to the financial terms of the consideration to be paid to IBP stockholders and/or damages on account of what such Court has determined to be Tyson's breach. Pursuant to its agreement with IBP, on August 10, 2001, Tyson dismissed its complaint in the Arkansas Action with prejudice.

   The Order, Judgment and Decree is not currently an appealable order. The stipulation provides that neither Tyson nor IBP will move for the entry of an appealable order unless and until the Delaware Chancery Court determines that Tyson is not required to consummate the tender offer or IBP moves for an award of interest, an adjustment to the financial terms of the consideration to be paid to IBP stockholders and/or damages on account of what the Delaware Chancery Court has determined to be Tyson's breach of the merger agreement.

   TYSON STOCKHOLDER DERIVATIVE LITIGATION.

   On June 19, 2001, Alan Shapiro, a purported Tyson stockholder, commenced a derivative action on behalf of Tyson seeking monetary damages in the Delaware Chancery Court. The action, entitled ALAN SHAPIRO V. BARBARA R. ALLEN, ET AL., C.A. No. 18967-NC, names as individual defendants the members of Tyson's board of directors and several current and former Tyson executives. Tyson is named as nominal defendant. The complaint alleges that the individual defendants violated their fiduciary duties by attempting to terminate the merger agreement and that as a result, Tyson has been harmed. Tyson intends to vigorously defend these claims. On July 17, 2001, Tyson filed a motion to dismiss the complaint.

   IBP STOCKHOLDER SECURITIES LITIGATION AGAINST TYSON.

   Since June 22, 2001, eight purported class action lawsuits have been commenced in the United States District Court for the District of Delaware against Tyson, Don Tyson, John Tyson and Les Baledge seeking monetary damages on behalf of certain former IBP stockholders and persons who traded in IBP options. These actions assert claims under the Exchange Act. Specifically, they allege that the defendants violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and that the individual defendants violated
Section 20(a) of the Exchange Act by making, or causing to be made, allegedly false and misleading statements in connection with Tyson's attempted termination of the merger agreement. It is alleged that as a result of the defendants' conduct, plaintiffs and other members of the class who sold IBP shares or traded in certain IBP options during the period from March 29, 2001 through June 15, 2001, were harmed. Certain of the plaintiffs in these actions have moved to consolidate the actions and have asked to be appointed lead plaintiffs, and their counsel to be appointed lead counsel, to control the litigation on behalf of the purported class. Tyson intends to vigorously defend these claims.

                                    EXPERTS

   The consolidated financial statements of Tyson at September 30, 2000 and October 2, 1999, and for each of the three years in the period ended September 30, 2000, included in the Proxy Statement of IBP, which is referred to and made a part of this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference in Tyson's Annual Report on Form 10-K for the fiscal year ended September 30, 2000, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of IBP for the year ended December 30, 2000 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the restatement of IBP's 1999 and 1998 financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   IBP and Tyson file annual, quarterly and current reports, proxy statements, and other information with the SEC. Anything IBP and Tyson file may be read and copied at the following locations at the SEC:

  Public Reference Room    New York Regional Office   Chicago Regional Office
Room 1024, Judiciary Plaza        Suite 1300              Citicorp Center
  450 Fifth Street, N.W.     7 World Trade Center            Suite 1400
   Washington, DC 20549    New York, New York 10048   500 West Madison Street
                                                    Chicago, Illinois 60661-2511

   Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings should also be available to the public from commercial document retrieval services and at the Internet world wide web site that the SEC maintains at HTTP://WWW.SEC.GOV. In addition, materials and information concerning IBP and Tyson can be inspected at the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, New York 10005, where IBP shares and Tyson shares are listed.

   The SEC allows us to "incorporate by reference" information into this document, which means that IBP and Tyson can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in, or incorporated by reference in, this document. This document incorporates by reference the documents set forth below that were previously filed with the SEC by IBP (SEC File No. 1-6085), or Tyson (SEC File No. 0-3400). These documents contain important information about IBP and Tyson.

  REGARDING IBP

IBP SEC FILINGS                                        PERIOD
---------------                                        ------
Annual Report on Form 10-K............................ Fiscal year ended December 30, 2000

Quarterly Reports on Form 10-Q........................ Fiscal quarters ended March 31, 2001 and June 30,
                                                       2001

The description of IBP common stock set forth in IBP's
  registration statement on Form S-1 (File No. 033-
  16620), including any amendment or report filed for
  purposes of updating such description............... Filed on August 19, 1987
Current Report on Form 8-K/A.......................... Filed on March 13, 2001
Current Report on Form 8-K............................ Filed on March 13, 2001
Current Report on Form 8-K/A.......................... Filed on March 14, 2001
Current Report on Form 8-K............................ Filed on March 20, 2001
Current Report on Form 8-K/A.......................... Filed on March 20, 2001
Current Report on Form 8-K............................ Filed on August 17, 2001

Proxy for IBP Annual Meeting of Stockholders.......... Filed on April 26, 2001

  REGARDING TYSON

TYSON SEC FILINGS                       PERIOD
-----------------                       ------
Annual Report on Form 10-K............. Fiscal year ended September 30, 2000

Quarterly Reports on Form 10-Q......... Fiscal quarters ended December 30,
                                        2000, March 31,2001 and June 30, 2001
The description of Tyson Class A common
  stock and Class B common stock set
  forth in Tyson's registration
  statement filed by Tyson pursuant to
  Section 12 of the Exchange Act,
  including any amendment or report
  filed for purposes of updating such
  description.......................... Filed on January 30, 1969

Current Report on Form 8-K............. Filed on June 19, 2001

Current Report on Form 8-K............. Filed on August 17, 2001

Proxy for Tyson Annual Meeting of
  Stockholders......................... Filed on December 8, 2000

   The SEC may require IBP and Tyson to file other documents pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the time this document is sent and the date the merger is completed. These other documents will be deemed to be incorporated by reference in this document and to be a part of it from the date they are filed with the SEC.

   IBP may have already sent you some of the documents incorporated by reference. Nevertheless, you may obtain any of them through IBP and Tyson, the SEC, or the SEC's Internet world wide web site as previously described. Documents incorporated by reference are available from IBP and Tyson without charge, excluding all exhibits unless IBP and Tyson have specifically incorporated by reference an exhibit in this document. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

             TYSON                                IBP
Director of Investor Relations  Investor Relations Department, IBP, inc.
       Tyson Foods, Inc.                 800 Stevens Port Drive
    2210 West Oaklawn Drive         Dakota Dunes, South Dakota 57049
Springdale, Arkansas 72762-6999   Email: investor.relations@ibpinc.com
   Email: tysonir@tyson.com                  (605) 235-2061
        (501) 290-4000

   IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM TYSON OR IBP, PLEASE DO SO BY SEPTEMBER 21, 2001, IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING. If you request any incorporated documents from Tyson or IBP, they will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

   IBP has provided all information contained in or incorporated by reference in this document with respect to IBP. Tyson has provided all information contained in or incorporated by reference in this document with respect to Tyson and all the combined pro forma financial information of Tyson and IBP. Neither Tyson nor IBP assumes any responsibility for the accuracy or completeness of the information provided by the other party.

   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE ON THE MERGER AGREEMENT. IBP AND TYSON HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED AUGUST 28, 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE. NEITHER THE MAILING OF THIS DOCUMENT TO STOCKHOLDERS NOR THE COMPLETION OF THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                  APPENDIX A


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                JANUARY 1, 2001

                                     AMONG

                                  IBP, INC.,

                               TYSON FOODS, INC.

                                      AND

                         LASSO ACQUISITION CORPORATION


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE 1 DEFINITIONS........................................  A-2
   Section 1.01.  Definitions................................  A-2

ARTICLE 2 THE OFFER AND THE EXCHANGE OFFER...................  A-4
   Section 2.01.  The Offer..................................  A-4
   Section 2.02.  Company Actions............................  A-7
   Section 2.03.  Company Board Representation; Section 14(f)  A-8
   Section 2.04.  Adjustment of the Exchange Offer Ratio.....  A-9

ARTICLE 3 THE MERGER.........................................  A-9
   Section 3.01.  The Merger.................................  A-9
   Section 3.02.  Conversion of Shares....................... A-10
   Section 3.03.  Surrender and Payment...................... A-10
   Section 3.04.  Stock Options.............................. A-11
   Section 3.05.  Withholding Rights......................... A-12
   Section 3.06.  Terminated Tender Offer.................... A-12
   Section 3.07.  Adjustment of Exchange Ratio............... A-12

ARTICLE 4 THE SURVIVING CORPORATION.......................... A-12
   Section 4.01.  Certificate of Incorporation............... A-12
   Section 4.02.  Bylaws..................................... A-12
   Section 4.03.  Directors and Officers..................... A-12

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY...... A-13
   Section 5.01.  Corporate Existence and Power.............. A-13
   Section 5.02.  Corporate Authorization.................... A-13
   Section 5.03.  Governmental Authorization................. A-13
   Section 5.04.  Non-Contravention.......................... A-13
   Section 5.05.  Capitalization............................. A-14
   Section 5.06.  Subsidiaries............................... A-14
   Section 5.07.  SEC Filings................................ A-14
   Section 5.08.  Financial Statements....................... A-15
   Section 5.09.  Disclosure Documents....................... A-15
   Section 5.10.  Absence of Certain Changes................. A-16
   Section 5.11.  No Undisclosed Material Liabilities........ A-17
   Section 5.12.  Litigation................................. A-17
   Section 5.13.  Taxes...................................... A-17
   Section 5.14.  ERISA...................................... A-18
   Section 5.15.  Labor Matters.............................. A-20
   Section 5.16.  Compliance with Laws....................... A-20
   Section 5.17.  Licenses and Permits....................... A-20
   Section 5.18.  Intellectual Property...................... A-21
   Section 5.19.  Environmental Matters...................... A-21
   Section 5.20.  Finders' Fees.............................. A-22
   Section 5.21.  Inapplicability of Certain Restrictions.... A-22
   Section 5.22.  Rights Plan................................ A-22

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PARENT........... A-22
   Section 6.01.  Corporate Existence and Power.............. A-22
   Section 6.02.  Corporate Authorization.................... A-22
   Section 6.03.  Governmental Authorization................. A-23

                                                                     PAGE
                                                                     ----
         Section 6.04.   Non-Contravention.......................... A-23
         Section 6.05.   Capitalization............................. A-23
         Section 6.06.   Parent Subsidiaries........................ A-23
         Section 6.07.   SEC Filings................................ A-24
         Section 6.08.   Parent Financial Statements................ A-24
         Section 6.09.   Disclosure Documents....................... A-24
         Section 6.10.   Absence of Certain Changes................. A-25
         Section 6.11.   No Undisclosed Material Liabilities........ A-26
         Section 6.12.   Adequate Funds............................. A-26
         Section 6.13... Ownership of Company Common Stock.......... A-26
         Section 6.14.   Finders' Fees.............................. A-26
         Section 6.15.   Compliance of Laws......................... A-26

      ARTICLE 7 COVENANTS OF THE COMPANY............................ A-26
         Section 7.01.   Conduct of the Company..................... A-26
         Section 7.02.   Stockholder Meeting........................ A-28
         Section 7.03.   Access to Information...................... A-28
         Section 7.04.   Other Offers............................... A-28
         Section 7.05.   Notices of Certain Events.................. A-30
         Section 7.06.   Tax Matters................................ A-30
         Section 7.07.   Affiliates................................. A-30
         Section 7.08.   Confidentiality............................ A-31
         Section 7.09.   Other Actions.............................. A-31

      ARTICLE 8 COVENANTS OF PARENT................................. A-31
         Section 8.01.   Parent Stockholder Meeting................. A-31
         Section 8.02.   Confidentiality............................ A-31
         Section 8.03.   Voting of Shares........................... A-31
         Section 8.04.   Director And Officer Liability............. A-31
         Section 8.05.   Employee Matters........................... A-31
         Section 8.06.   Obligations of Merger Co................... A-31
         Section 8.07.   NYSE Listing............................... A-32
         Section 8.08.   Acquisitions of Shares..................... A-32
         Section 8.09.   Notices of Certain Events.................. A-32
         Section 8.10.   Reorganization Matters..................... A-32
         Section 8.11.   Information Relating to Offer.............. A-32
         Section 8.12.   Conduct of Parent.......................... A-32
         Section 8.13.   Voting Agreement........................... A-32
         Section 8.14.   Other Actions.............................. A-32

      ARTICLE 9 COVENANTS OF PARENT AND THE COMPANY................. A-33
         Section 9.01.   Company Proxy Statement and Merger Form S-4 A-33
         Section 9.02.   Certain Regulatory Issues.................. A-33
         Section 9.03.   Certain Filings............................ A-34
         Section 9.04.   Public Announcements....................... A-34
         Section 9.05.   Further Assurances......................... A-34
      ARTICLE 10 CONDITIONS TO THE MERGER........................... A-34

         Section 10.01.  Conditions to the Obligations of Each Party A-34
         Section 10.02.  Conditions to the Obligation of the Company A-35


                                                               PAGE
                                                               ----
ARTICLE 11 TERMINATION........................................ A-35
   Section 11.01.  Termination................................ A-35
   Section 11.02.  Effect of Termination...................... A-36
   Section 11.03.  Parent Payment Event....................... A-36

ARTICLE 12 MISCELLANEOUS...................................... A-36
   Section 12.01.  Notices.................................... A-36
   Section 12.02.  Survival of Representations and Warranties. A-37
   Section 12.03.  Amendments; No Waivers; Direction of Merger A-37
   Section 12.04.  Expenses................................... A-38
   Section 12.05.  Successors and Assigns; Benefit............ A-38
   Section 12.06.  Governing Law.............................. A-38
   Section 12.07.  Counterparts; Effectiveness................ A-38

Exhibit A     Form of Affiliate's Agreement
Exhibit B     Form of Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER dated as of January 1, 2001 (the "Agreement") among IBP, inc., a Delaware corporation (the "Company"), Tyson Foods, Inc., a Delaware corporation ("Parent"), and Lasso Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Co.").

                                   WITNESSETH:

   WHEREAS, (i) on December 12, 2000, Parent and Merger Co. commenced a tender offer (such offer, including any amendments and changes thereto (including those contemplated by this Agreement) the "Offer") to acquire 50.1% (the "Maximum Amount") of the issued and outstanding shares of Common Stock, par value $0.05 per share, of the Company ("Company Common Stock") for $26.00 per share (such amount, or any greater amount per share paid pursuant to the Offer, the "Per Share of Company Common Stock Amount") net to the seller in cash and
(ii) on December 12, 2000 Parent and Merger Co. filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Form TO (together with all amendments and supplements thereto, the "Form TO"), promulgated under the Securities Exchange Act of 1934, as amended (such Act and the rules and regulations promulgated thereunder being referred to herein as the "Exchange Act"), which Form TO included an offer to purchase (the "Offer to Purchase");

   WHEREAS, on December 22, 2000, the Company filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Board of Directors of the Company;

   WHEREAS, Parent and Merger Co. (i) on December 28, 2000, announced that they were increasing the Per Share of Company Common Stock Amount to $27.00 net to the seller in cash and (ii) on December 29, 2000 filed with the SEC an amendment to the Form TO which incorporated into the Offer, among other things, the Per Share of Company Common Stock Amount of $27.00;

   WHEREAS, Parent and Merger Co. propose to increase the Per Share of Company Common Stock Amount to $30.00 net to the seller in cash on the terms and subject to the conditions set forth in this Agreement;

   WHEREAS, it is intended that the Offer, the Exchange Offer (as defined below) and the Merger (as defined below), taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below) and that this Agreement shall constitute a plan of reorganization for purposes of the Code;

   WHEREAS, the Boards of Directors of Parent, Merger Co. and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein including (i) the Offer, (ii) an offer to exchange (the "Exchange Offer") for each share of Company Common Stock not tendered in the Offer the number of shares of Class A Common Stock, par value $0.10 per share, of Parent ("Parent Common Stock") equal to the Exchange Offer Ratio (as defined in Section 2.01(c)), and (iii) the Merger (as defined in Section 3.01); and

   WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the consummation of such transactions;

   NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

   Section 1.01. DEFINITIONS. Each of the following terms is defined in the Section set forth opposite such term:

               TERM                              SECTION
               ----                              -------
               Acquisition Proposal............. 7.04
               Amended Offer to Purchase........ 2.01(a)
               Average Exchange Offer Price..... 2.01(c)
               Average Parent Common Stock Price 3.02
               Balance Sheet.................... 5.08
               Balance Sheet Date............... 5.08
               Board of Directors............... 2.02(a)
               Class B Common Stock............. 6.05
               Code............................. 5.14(a)
               Company.......................... first paragraph
               Company Common Stock............. recitals
               Company Disclosure Documents..... 5.09(a)
               Company Option................... 3.04(a)
               Company Proxy Statement.......... 5.09(a)
               Company Securities............... 5.05
               Company Stockholder Meeting...... 7.02
               Company 10-K..................... 5.07(a)
               Company 10-Qs.................... 5.07(a)
               Confidentiality Agreements....... 7.08
               Control Date..................... 2.03
               Delaware Law..................... 2.02(a)
               Effective Time................... 3.01(b)
               Employee Plans................... 5.14(a)
               Environmental Laws............... 5.19(d)
               Environmental Permits............ 5.19(d)
               ERISA............................ 5.14(a)
               ERISA Affiliate.................. 5.14(a)
               Exchange Act..................... recitals
               Exchange Agent................... 3.03(a)
               Exchange Form S-4................ 2.01(b)
               Exchange Form TO................. 2.01(b)
               Exchange Offer................... recitals
               Exchange Offer Documents......... 2.01(b)
               Exchange Offer Ratio............. 2.01(c)
               Exchange Ratio................... 3.02(c)
               Exchange Schedule 14D-9.......... 2.02(c)
               Failed Tender Offer.............. 3.06
               Final Expiration Date............ 2.01(d)
               Form TO.......................... recitals
               Form TO/A........................ 2.01(a)
               Hazardous Substances............. 5.19
               HSR Act.......................... 5.03
               Independent Directors............ 2.03(c)
               Intellectual Property Right...... 5.18
               International Plan............... 5.14(i)
               Lien............................. 5.04

          TERM                                     SECTION
          ----                                     -------
          Material Adverse Effect................. 5.01
          Maximum Amount.......................... recitals
          Merger.................................. 3.01(a)
          Merger Co............................... first paragraph
          Merger Consideration.................... 3.02(c)
          Merger Form S-4......................... 9.01
          Minimum Condition....................... 2.01(a)
          Multiemployer Plan...................... 5.14(b)
          NYSE.................................... 3.02
          Offer................................... recitals
          Offer Documents......................... 2.01(a)
          Offer to Exchange....................... 2.01(b)
          Offer to Purchase....................... recitals
          Parent.................................. first paragraph
          Parent Balance Sheet.................... 6.08
          Parent Balance Sheet Date............... 6.08
          Parent Common Stock..................... recitals
          Parent Disclosure Documents............. 6.09(a)
          Parent Material Adverse Effect.......... 6.01
          Parent Option........................... 3.04(a)
          Parent Payment Event.................... 11.03(b)
          Parent Securities....................... 6.05
          Parent Stockholder Meeting.............. 8.01
          Parent Subsidiary....................... 6.06(a)
          Parent Subsidiary Securities............ 6.06(b)
          Parent 10-K............................. 6.07
          Payment Date............................ 2.01(a)
          Payment Event........................... 7.04(b)
          Permits................................. 5.17
          Per Share of Company Common Stock Amount recitals
          Person.................................. 3.03(c) and 7.04(a)
          Pre-Closing Tax Period.................. 5.13(a)
          Preferred Stock......................... 5.05
          Preliminary Prospectus.................. 2.01(b)
          Rawhide Merger Agreement................ 2.02(a)
          Reimbursement Payment................... 7.04(b)
          Representatives......................... 7.03
          Returns................................. 5.13(a)
          Schedule 14D-9.......................... recitals
          Schedule 14D-9/A........................ 2.02(b)
          SEC..................................... recitals
          Securities Act.......................... 5.07(c)
          Special Committee....................... 2.02(a)
          Straddle Period......................... 5.13(a)
          Stockholders............................ recitals
          Subsidiary.............................. 5.06(a)
          Subsidiary Securities................... 5.06(b)
          Superior Proposal....................... 7.04
          Surviving Corporation................... 3.01(a)
          Tax..................................... 5.13(b)
          Tax Asset............................... 5.13(a)
          368(a) Reorganization................... 7.06(c)
          Title IV Plan........................... 5.14(b)

                                   ARTICLE 2

                       THE OFFER AND THE EXCHANGE OFFER

   Section 2.01. THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 11.01 and none of the events set forth in Annex I hereto shall have occurred and be continuing, as promptly as practicable, but in no event later than three business days, after the date hereof, Parent shall cause Merger Co. to, and Merger Co. shall, file with the SEC, to the extent required by the Exchange Act, an amended Form TO (the "Form TO/A"), an amended Offer to Purchase (the "Amended Offer to Purchase") and, if necessary, the related letter of transmittal and any related summary advertisement (the Form TO/A, the Amended Offer to Purchase and such other documents, together with all amendments and supplements thereto, the "Offer Documents") to reflect, among other things, an increase in the per share price to be paid in the Offer to $30.00 and, if necessary, an extension of the currently scheduled expiration date to allow the Offer to remain open for ten business days from the date of such increase. The obligation of Merger Co. to consummate the Offer and to accept for payment and to pay for shares of Company Common Stock tendered pursuant to the Offer shall be subject only to (i) the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of shares that, together with the shares of Company Common Stock then owned by Parent and/or Merger Co., represents 50.1% of the shares of Company Common Stock outstanding (the "Minimum Condition") and (ii) the other conditions set forth in Annex I hereto. Merger Co. expressly reserves the right to waive any such condition (other than the Minimum Condition, which shall not be waived without the prior written consent of the Company) or the condition relating to the expiration of the HSR Act and to increase the Per Share of Company Common Stock Amount. Notwithstanding the foregoing, no change may be made which (i) decreases the Per Share of Company Common Stock Amount, (ii) changes the form of consideration to be paid in the Offer, (iii) increases the Maximum Amount or the Minimum Condition, (iv) reduces the number of shares of Company Common Stock sought to be purchased in the Offer, (v) imposes conditions to the Offer in addition to those set forth in Annex I hereto, (vi) except as specifically provided for in this Section 2.01(a), extends the expiration date of the Offer or (vii) otherwise alters or amends any term of the Offer in any manner adverse to the holders of shares of Company Common Stock; PROVIDED, HOWEVER, that the Offer may be extended for any period to the extent required by law or by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. Parent and Merger Co. shall comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, including but not limited to the conditions of the Offer, Merger Co. shall and Parent shall cause Merger Co. to, accept for payment and pay for shares of Company Common Stock tendered pursuant to the Offer as soon as practicable after expiration thereof. Unless this Agreement has been terminated pursuant to Section 11.01 and subject to Section 2.01(d), Merger Co. shall extend the Offer from time to time in the event that, at a then-scheduled expiration date, all of the conditions to the Offer have not been satisfied or waived as permitted pursuant to this Agreement, each such extension not to exceed (unless otherwise consented to in writing by the Company) the lesser of 10 additional business days or such fewer number of days that Merger Co. reasonably believes are necessary to cause the conditions to the Offer to be satisfied. Except as provided in Section 2.01(d) or 2.01(f), Merger Co. shall not terminate the Offer without purchasing shares of Company Common Stock pursuant to the Offer. If at the expiration of the Offer a number of shares of Company Common Stock has been validly tendered and not withdrawn that, together with the shares of Company Common Stock then owned by Parent and/or Merger Co., exceeds the Maximum Amount, the number of shares of Company Common Stock to be purchased by Merger Co. pursuant to the Offer shall be prorated in accordance with Rule 14d-8 promulgated under the Exchange Act, so that the number of shares of Company Common Stock purchased by Merger Co. pursuant to the Offer, together with the shares of Company Common Stock then owned by Parent and Merger Co., will represent 50.1% of the shares of Company Common Stock outstanding.

   (b) Provided that this Agreement shall not have been terminated in accordance with Section 11.01 and none of the events set forth in Annex II hereto shall have occurred and be continuing, as promptly as practicable after the date hereof, Parent shall cause Merger Co. to, and Merger Co. shall (i) commence the Exchange Offer pursuant to which Merger Co. shall offer to issue a number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Offer Ratio (as defined below) for each then issued and outstanding share of Company Common Stock (other than shares of Company Common Stock then owned by Parent or Merger Co.), (ii) file with the SEC, to the extent required by the Exchange Act, a Form TO (the "Exchange Form TO"), an Offer to Exchange (the "Offer to Exchange") and the related letter of transmittal and any related summary advertisement (the Exchange Form TO, the Offer to Exchange and such other documents, together with all amendments and supplements thereto, the "Exchange Offer Documents") and (iii) file with the SEC a Registration Statement on Form S-4 (the "Exchange Form S-4") to register under the Securities Act the securities to be issued in the Exchange Offer. The obligation of Merger Co. to consummate the Exchange Offer and to issue shares of Parent Common Stock in exchange for shares of Company Common Stock tendered pursuant to the Exchange Offer shall be subject only to the conditions set forth in Annex II hereto. Merger Co. expressly reserves the right to waive any such condition (other than the condition that at least five business days have elapsed since the acceptance for payment and payment for a number of shares of Company Common Stock pursuant to the Offer representing, together with shares of Company Common Stock previously owned by Parent, at least 50.1% of the issued and outstanding shares of Company Common Stock and the subsequent delivery of shares of Company Common Stock not purchased in the Offer to the Depositary under the Exchange Offer, which condition shall not be waived without the prior written consent of the Company) and to increase the Exchange Offer Ratio. Notwithstanding the foregoing, no change may be made which (i) decreases, or would have the effect of decreasing, the Exchange Offer Ratio,
(ii) changes the form of consideration to be paid in the Exchange Offer, (iii) reduces the number of shares of Company Common Stock sought to be purchased in the Exchange Offer, (iv) imposes conditions to the Exchange Offer in addition to those set forth in Annex II hereto, (v) extends the expiration date of the Exchange Offer or (vi) otherwise alters or amends any term of the Exchange Offer in any manner adverse to the holders of shares of Company Common Stock; PROVIDED, HOWEVER, that the Exchange Offer may be extended (x) for any period to the extent required by law or by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Exchange Offer or
(y) if the number of shares of Company Common Stock validly tendered in accordance with the Exchange Offer, together with shares of Company Common Stock owned by Parent as of such date, is less than 90% of the outstanding shares of Company Common Stock, as of the scheduled or extended expiration date. Parent and Merger Co. shall comply with the obligations respecting prompt delivery of shares of Parent Common Stock and announcement under the Exchange Act, and, without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, including but not limited to the conditions of the Exchange Offer, Merger Co. shall and Parent shall cause Merger Co. to, accept for exchange and issue shares of Parent Common Stock in exchange for shares of Company Common Stock tendered pursuant to the Exchange Offer as soon as practicable after expiration thereof. Unless this Agreement has been terminated pursuant to Section 11.01 and subject to Section 2.01(d), Merger Co. shall extend the Exchange Offer from time to time in the event that, at a then- scheduled expiration date, all of the conditions to the Exchange Offer have not been satisfied or waived as permitted pursuant to this Agreement, each such extension not to exceed (unless otherwise consented to in writing by the Company) the lesser of 10 additional business days or such fewer number of days that Merger Co. reasonably believes are necessary to cause the conditions to the Offer to be satisfied. Except as provided in Section 2.01(d) or 2.01(f), Merger Co. shall not terminate the Exchange Offer without accepting shares of Company Common Stock and issuing shares of Parent Common Stock pursuant to the Exchange Offer. Notwithstanding anything to the contrary set forth herein, no certificates representing fractional shares of Parent Common Stock shall be issued in connection with the Exchange Offer, and in lieu thereof each tendering stockholder who would otherwise be entitled to a fractional share of Parent Common Stock in the Exchange Offer will be paid an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder would otherwise be entitled by (B) the Average Exchange Offer Price (as defined below).

   (c) For purposes of this Section 2.01, "Exchange Offer Ratio" means the number of shares of Parent Common Stock determined as set forth below:

    (i)If the Average Exchange Offer Price is equal to or greater than $15.40, the Exchange Ratio shall be 1.948 shares of Parent Common Stock;

   (ii)If the Average Exchange Offer Price is less than $15.40 and greater than $12.60, the Exchange Ratio shall be determined by dividing $30.00 by the Average Price; and

  (iii)If the Average Exchange Offer Price is equal to or less than $12.60, the Exchange Ratio shall be 2.381 shares of Parent Common Stock.

For purposes of this Section 2.01, "Average Exchange Offer Price" means the average of the closing price per share of Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") at the end of the regular session as reported on the Consolidated Tape, network A for the fifteen consecutive trading days ending on the second trading day immediately preceding the expiration date of the Exchange Offer.

   (d) If, on February 28, 2001 (the "Final Expiration Date"), Merger Co. has not consummated the Offer in accordance with its terms, Merger Co. shall thereupon terminate the Offer and the Exchange Offer without the acceptance of any shares of Company Common Stock previously tendered. If, at the Final Expiration Date, the Minimum Condition has not been satisfied, Merger Co. shall, unless Parent and the Company otherwise agree, terminate the Offer and the Exchange Offer, and the parties shall, subject to the terms and conditions hereof, seek to consummate the Merger.

   (e) As soon as practicable following the filing of the Form TO/A with the SEC, Merger Co. shall take such steps as are reasonably necessary to cause the Amended Offer to Purchase to be disseminated to the holders of shares of Company Common Stock as and to the extent required by applicable federal securities laws. Parent, Merger Co. and the Company shall correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Merger Co. shall take all reasonable steps necessary to cause the Form TO/A as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC, and Parent and Merger Co. will provide the Company and its counsel in writing with any comments that Parent or Merger Co. receives from the SEC or its staff with respect to the Offer Documents promptly after receipt of any such comments.

   (f) In the event that this Agreement has been terminated pursuant to Section 11.01, Merger Co. shall, and Parent shall cause Merger Co. to, promptly terminate the Offer and the Exchange Offer without accepting any shares of Company Common Stock for payment or exchange.

   (g) Parent shall provide or cause to be provided to Merger Co. on a timely basis the funds and shares of Parent Common Stock necessary to accept for payment, and pay for, any shares of Company Common Stock that Merger Co. becomes obligated to accept for payment, and pay for, pursuant to the Offer and the Exchange Offer.

   (h) Parent and Merger Co. shall promptly prepare and file with the SEC the Exchange Form S-4 to register the offer and sale of shares of Parent Company Stock in the Exchange Offer. The Exchange Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "Preliminary Prospectus"). As soon as practicable on the date of commencement of the Exchange Offer, Parent and Merger Co. shall
(i) file with the SEC the Exchange Form TO with respect to the Exchange Offer which will contain or incorporate by reference all or part of the Preliminary Prospectus and (ii) cause the Exchange Offer Documents to be disseminated to holders of shares of Company Common Stock. Parent and Merger Co. agree that they shall cause the Exchange Form S-4, the Exchange Form TO, the Offer to Exchange and all amendments or supplements thereto to comply in all material respects with the Exchange Act, the Securities Act and the rules and regulations thereunder and other applicable laws. Each of Parent, Merger Co. and the Company agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Co. further agree to take all steps necessary to cause the Exchange Offer Documents as so corrected to be filed with the SEC and the other Exchange Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company, Parent and Merger Co. shall cooperate with each other in the preparation of the Exchange Form S-4, the Exchange Form TO and any amendment or supplement thereto, and Parent shall notify the Company of the receipt of any comments of the SEC with respect to the Exchange Form S-4 and the Exchange Form TO and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide promptly copies of all correspondence between Parent or any of its Representatives and the SEC with respect to the Exchange Form S-4 and the Exchange Form TO. Parent shall give the Company and its counsel the opportunity to review the Exchange Form S-4 and the Exchange Form TO and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of Parent and Merger Co. agrees to use its best efforts, after consultation with the Company, to respond promptly to all such comments of and requests by the SEC. Each of Parent and Merger Co. shall use its reasonable best efforts to cause the Exchange Form S-4 to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where Parent is not now so qualified or subject) required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Common Stock in the Exchange Offer. Parent will advise Company, promptly after it receives notice thereof, of (i) the time when the Exchange Form S-4 becomes effective, (ii) the issuance of any stop order with respect to the Exchange Form S-4, (iii) the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, or (iv) any request by the SEC for an amendment of the Exchange Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

   Section 2.02. COMPANY ACTIONS. (a) The Company hereby approves and consents to the Offer and the Exchange Offer and represents that (i) the Board of Directors of the Company and acting on the unanimous recommendation of a special committee of the Board of Directors of the Company comprised of all members of the Board of Directors other than Messrs. Bond, Chalsty, Leman and Peterson (the "Special Committee"), at a meeting duly called and held, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Offer, the Exchange Offer and the Merger, taken together, are fair to and in the best interests of the holders of shares of Company Common Stock, (B) approved this Agreement and the transactions contemplated hereby, including the Offer, the Exchange Offer and the Merger, which approval satisfies in full the requirements of Section 203 of the General Corporation Law of the State of Delaware (the "Delaware Law") with respect to the transactions contemplated hereby, (C) resolved to recommend that the stockholders of the Company accept the Offer and the Exchange Offer, tender their shares of Company Common Stock thereunder to Merger Co. and, if required by applicable law in order to consummate the Merger, approve and adopt this Agreement and the transactions contemplated hereby, provided that, subject to
Section 7.04, such recommendation may be withdrawn, modified or amended if such recommendation would be reasonably likely to be inconsistent with its fiduciary duties under the applicable law as determined by the Board of Directors of the Company in good faith after consultation with its legal advisors and (ii) the Company has provided the applicable notice of termination to Rawhide Holdings Corporation required by Section 10.01(e) of the Agreement and Plan of Merger, dated as of October 1, 2000 among the Company, Rawhide Holdings Corporation and Rawhide Acquisition Corporation ("Rawhide Merger Agreement"). The Company hereby consents to the inclusion in the Offer Documents and the Exchange Offer Documents of the recommendation of the Board described in the immediately preceding sentence. The Company has been advised by each of its directors and executive officers that they intend either to tender all shares of Company Common Stock beneficially owned by them to Merger Co. pursuant to the Offer and the Exchange Offer or to vote such shares of Company Common Stock in favor of the approval and adoption of the transactions contemplated hereby. The Company further represents that J.P. Morgan Securities Inc. has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Offer, the Exchange Offer and the Merger is fair to the holders of shares of Company Common Stock, from a financial point of view.

   (b) On the date the Offer Documents are filed with the SEC in accordance with Section 2.01(a), the Company shall file with the SEC an amended Schedule 14D-9 (the "Schedule 14D-9/A") containing the recommendation of the Board of Directors of the Company described in Section 2.02(a)(i), and shall take such steps as are reasonably necessary to cause the Schedule 14D-9/A to be disseminated to the holders of shares of Company Common Stock as and to the extent required by applicable federal securities laws. The Company, Parent and Merger Co. shall correct promptly any information provided by any of them for use in the Schedule 14D-9/A which shall have become false or misleading, and the Company shall take all reasonable steps necessary to cause the Schedule 14D-9/A as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9/A prior to its being filed with the SEC, and the Company will provide Parent and its counsel in writing with any comments that the Company receives from the SEC or its staff with respect to the Schedule 14D-9/A promptly after receipt of any such comments.

   (c) On the date the Exchange Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Exchange Schedule 14D-9") containing the recommendation of the Board of Directors of the Company described in Section 2.02(a)(i), and shall take such steps as are necessary to cause the Exchange
Schedule 14D-9 to be disseminated to the holders of shares of Company Common Stock as and to the extent required by applicable federal securities laws. The Company, Parent and Merger Co. shall correct promptly any information provided by any of them for use in the Exchange Schedule 14D-9 which shall have become false or misleading, and the Company shall take all reasonable steps necessary to cause the Exchange Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the Exchange
Schedule 14D-9 prior to its being filed with the SEC, and the Company will provide Parent and its counsel in writing with any comments that the Company receives from the SEC or its staff with respect to the Exchange Schedule 14D-9 promptly after receipt of any such comments.

   (d) In connection with the Offer and the Exchange Offer, the Company shall use its reasonable best efforts to cause its transfer agent to furnish Merger Co. promptly with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock. The Company shall furnish Merger Co. with such additional information, including, without limitation, updated listings and files of stockholders, mailing labels and security position listings and such other assistance as Parent, Merger Co. or their Representatives may reasonably request in communicating the Offer and the Exchange Offer to record and beneficial holders of shares of Company Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents, the Exchange Offer Documents and any other documents necessary to consummate the Offer, the Exchange Offer or the Merger, Parent and Merger Co. shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer, the Exchange Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 11.01, shall deliver to the Company all copies of, and any extracts or summaries from, such information then in their possession or control.

   (e) In connection with the Offer and the Exchange Offer, the Company shall, and shall use its reasonable best efforts to cause its Representatives to, cooperate with Parent and Merger Co. in connection with the Offer and the Exchange Offer, including, without limitation, furnishing Parent with such information (which will be treated and held in confidence by Parent), documentation and assistance as Parent or its Representatives may reasonably request in connection with the Offer and the Exchange Offer.

   Section 2.03. COMPANY BOARD REPRESENTATION; SECTION 14(F). (a) Subject to compliance with Delaware Law, the Company's Certificate of Incorporation and other applicable law, promptly upon the payment by Merger Co. for shares of Company Common Stock purchased pursuant to the Offer representing, together with shares of Company Stock previously owned by Parent, at least 50.1% of the shares of Company Common Stock outstanding, and from time to time thereafter, the Company shall, upon request of Parent, promptly use its reasonable best efforts to take all actions necessary to cause a majority of the directors of the Company to consist of Parent's designees, including by accepting the resignations of those incumbent directors designated by the Company or increasing the size of the Board of Directors and causing Parent's designees to be elected. The date on which Parent's designees constitute at least a majority of the Company's Board of Directors is herein referred to as the "Control Date."

   (b) The Company's obligations to appoint Parent's designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, if applicable. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section, and shall include in the
Schedule 14D-9/A such information with respect to the Company and its officers and directors as is required under such Section and Rule to fulfill such obligations. Parent or Merger Co. shall supply to the Company and be solely responsible for any information with respect to either of them and their designees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

   (c) Prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or Bylaws of the Company, any termination of this Agreement by the Company, any consent given by the Company hereunder, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Co., waiver of any of the Company's rights hereunder or any other action by the Company in connection with or relating to the transactions contemplated hereby shall require the concurrence of a majority of the directors of the Company then in office who
(i) neither were designated by Parent nor are employees of the Company or any of its Subsidiaries or, if there be just one such director, the concurrence of such director or (ii) were members of the Special Committee (the "Independent Directors"). If the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its Subsidiaries, or officers or affiliates of Parent or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to the exercise of their duties in connection with this Agreement, subject to approval by the Company of the terms of such retention, which approval shall not be unreasonably withheld. In addition, the Independent Directors shall have the authority to institute any action, on behalf of the Company, to enforce performance of this Agreement.

   Section 2.04. ADJUSTMENT OF THE EXCHANGE OFFER RATIO. In the event Parent changes or establishes a record date for changing the number of shares of Parent Common Stock issued and outstanding during or after the determination of the Exchange Offer Ratio pursuant to Section 2.01(c) and prior to the expiration date of the Exchange Offer, as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding shares of Parent Common Stock and the record date therefor shall be prior to the expiration date of the Exchange Offer, the Exchange Offer Ratio, and any other calculations based on or relating to shares of Parent Common Stock shall be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

                                   ARTICLE 3

                                  THE MERGER

   Section 3.01. THE MERGER. (a) At the Effective Time (as defined below), the Company shall be merged with (the "Merger") and into Merger Co. in accordance with Section 251 or Section 253 of Delaware Law, as applicable, whereupon the separate existence of the Company shall cease, and Merger Co. shall be the surviving corporation and wholly-owned subsidiary of Parent (the "Surviving Corporation").

   (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Co. will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as is specified in the certificate of merger (the "Effective Time").

   (c) From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Co., all as provided under Delaware Law.

   Section 3.02. CONVERSION OF SHARES. At the Effective Time:

   (a) each share of Company Common Stock held by the Company or any Subsidiary as treasury stock or owned by Parent or any subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

   (b) each share of common stock, par value $0.05 per share, of Merger Co. outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.05 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted; and

   (c) each share of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 3.02(a), be converted into the right to receive from Parent a number of shares (the "Merger Consideration") of Parent Common Stock determined as set forth below (the "Exchange Ratio"):

    (i) If the Average Parent Common Stock Price is equal to or greater than $15.40, the Exchange Ratio shall be 1.948 shares of Parent Common Stock;

   (ii) If the Average Parent Common Stock Price is less than $15.40 and greater than $12.60, the Exchange Ratio shall be determined by dividing $30.00 by the Average Parent Common Stock Price; and

  (iii) If the Average Parent Common Stock Price is equal to or less than $12.60 the Exchange Ratio shall be 2.381 shares of Parent Common Stock.

For purposes of this Section 3.02, "Average Parent Common Stock Price" means the average of the closing price per share of Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") at the end of the regular session as reported on the Consolidated Tape, Network A for the fifteen consecutive trading days ending on the fifth trading day immediately preceding the Effective Time.

   Section 3.03. SURRENDER AND PAYMENT. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Common Stock for the Merger Consideration. Parent shall cause Merger Co. to make available to the Exchange Agent, as soon as reasonably practicable as of or after the Effective Time, the Merger Consideration to be delivered in respect of the shares of Company Common Stock. Promptly after the Effective Time, the Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing shares of Company Common Stock to the Exchange Agent).

   (b) Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such shares of Company Common Stock, together with a duly executed and properly completed letter of transmittal covering such shares of Company Common Stock, will be entitled to receive the Merger Consideration in exchange for such shares of Company Common Stock. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

   (c) If any portion of the Merger Consideration is to be delivered to a Person other than the registered holder of the shares of Company Common Stock represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such delivery that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery shall pay to the Exchange Agent any transfer or other taxes required as a result of such delivery to a Person other than the registered holder of such shares of Company Common Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

   (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, certificates representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 3.

   (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation for delivery of the Merger Consideration in respect of his shares of Company Common Stock. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of shares of Company Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws.

   (f) If any certificate representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent (or the Surviving Corporation) shall exchange the shares of Company Common Stock represented by such lost, stolen or destroyed certificate for the Merger Consideration.

   Section 3.04. STOCK OPTIONS. (a) At or immediately prior to the Effective Time, each employee stock option or director stock option to purchase Shares outstanding under any Company stock option plans, whether or not vested or exercisable (each, a "Company Option") shall, by virtue of the Merger and without any further action on the part of any holder thereof, be assumed by Parent and deemed to constitute an option (each, a "Parent Option") to acquire, on the same terms and conditions as were applicable under such Company Option (subject to Section 3.04(b)), the same number of shares of Parent Common Stock as the holder of such Company Option would have been entitled to receive pursuant to Section 3.02(c) of this Agreement had such holder exercised such Company Option in full immediately prior to the Effective Time (rounded to the nearest whole number), at a price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price for the share of Company Common Stock otherwise purchasable pursuant to such Company Option divided by (y) the number of whole shares of Parent Common Stock purchasable pursuant to the Parent Option in accordance with the foregoing. The other terms of each such Company Option, and the plans under which they were issued, shall continue to apply in accordance with their terms.

   (b) Prior to the Effective Time, the Company shall use its reasonable best efforts to (i) obtain any consents from holders of Company Options and (ii) make any amendments to the terms of such Company Options or Company stock option plans that, in the case of either clauses (i) or (ii), are necessary or appropriate to give effect to the transactions contemplated by Section 3.04(a); PROVIDED, HOWEVER, that lack of consent of any holder of a Company Option shall in no way affect the obligations of the parties to consummate the Merger.

   (c) At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Options. At or prior to the Effective Time, Parent shall file a registration statement on Form S-8, with respect to the shares of Parent Common Stock subject to such Parent Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remaining outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Parent shall administer the Company stock option plans in a manner consistent with the exemptions provided by Rule 16(b)(3) promulgated under the Exchange Act.

   Section 3.05. WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise deliverable to any Person pursuant to this Article 3 such amount as it is required to deduct and withhold with respect to the making of such delivery under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Surviving Corporation or Parent made such deduction and withholding.

   Section 3.06. TERMINATED TENDER OFFEr. In the event the Offer is terminated pursuant to Section 2.01(d) ("Terminated Tender Offer") the parties hereto shall complete the Merger consistent with the terms of this Agreement as amended by the terms and provisions contained in Annex III, and this Agreement shall be amended to incorporate the terms contained therein.

   Section 3.07. ADJUSTMENT OF EXCHANGE RATIO. In the event Parent changes or establishes a record date for changing the number of shares of Parent Common Stock issued and outstanding during or after the determination of the Exchange Ratio pursuant to Section 3.02(c) and prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio, and any other calculation based on or relating to shares of Parent Common Stock shall be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

                                   ARTICLE 4

                           THE SURVIVING CORPORATION

   Section 4.01. CERTIFICATE OF INCORPORATION. The certificate of incorporation of Merger Co. in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

   Section 4.02. BYLAWS. The bylaws of Merger Co. in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

   Section 4.03. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Co. at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company represents and warrants to Parent as of the date hereof and as of the Effective Time that:

   Section 5.01. CORPORATE EXISTENCE AND POWEr. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and the Subsidiaries taken as a whole ("Material Adverse Effect"). The Company has heretofore delivered or made available to Parent true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

   Section 5.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the approval by the Company's stockholders by a majority vote in connection with the consummation of the Merger (which vote will not be required if Merger Co. owns at least 90% of the issued and outstanding shares of Company Common Stock), have been duly authorized by all necessary corporate and stockholder action under the Company's constituent documents and Delaware Law. This Agreement constitutes a valid and binding agreement of the Company.

   Section 5.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (c) compliance with any applicable non-United States laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade; and (d) compliance with any applicable requirements of the Exchange Act.

   Section 5.04. NON-CONTRAVENTION. Except as set forth in Schedule 5.04, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in
Section 5.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to the Company or any Subsidiary or any of their properties or assets, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any material agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except, in the case of clauses (b), (c) and (d) of this Section 5.04, for any such violation, failure to obtain any such consent or other action, default, right, loss or Lien that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. The Rawhide Merger Agreement has been terminated in accordance with its terms (subject to payment of the amount described in the following clause), and the Company is obligated to pay, on Tuesday, January 2, 2001, $66,500,000 to Rawhide Holdings Corporation which represents all amounts required to be paid by the Company under the Rawhide Merger Agreement and the Company has no other financial liabilities thereunder. Immediately prior to the execution hereof, Rawhide

Holdings Corporation has agreed to waive the three day period to submit a new offer provided for in Section 10.01(e) of the Rawhide Merger Agreement.

   Section 5.05. CAPITALIZATION. The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of the close of business on December 28, 2000, there were issued and outstanding 105,644,598 shares of Common Stock and no shares of Preferred Stock. As of the close of business on December 28, 2000, there were outstanding stock options to purchase an aggregate of 4,891,500 shares of Company Common Stock (of which options to purchase an aggregate of 2,697,500 shares of Company Common Stock were exercisable). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 5.05 and this Section and except for changes since December 28, 2000 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) of this Section 5.05 being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

   Section 5.06. SUBSIDIARIES. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company and/or one or more Subsidiaries. All Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 5.06.

   (b) Except as set forth in Schedule 5.06, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) of this Section 5.06(b) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

   Section 5.07. SEC FILINGS. (a) The Company has delivered or made available to Parent (i) the Company's annual report on Form 10-K for the year ended December 25, 1999 (the "Company 10-K"), (ii) its quarterly report on Form 10-Q for its fiscal quarter ended September 23, 2000, its quarterly report on Form 10-Q for its fiscal quarter ended June 24, 2000 (as amended) and its quarterly report on Form 10-Q for its fiscal quarter ended March 25, 2000 (together, the "Company 10-Qs"), (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 1998, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 1998.

   (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

   (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

   Section 5.08. FINANCIAL STATEMENTS. The audited consolidated financial statements of the Company included in the Company 10-K and the unaudited consolidated financial statements of the Company included in the Company 10-Qs each fairly present, in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company as of December 25, 1999 set forth in the Company 10-K and "Balance Sheet Date" means December 25, 1999.

   Section 5.09. DISCLOSURE DOCUMENTS. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, (i) the Exchange Schedule 14D-9 (including information required by Rule 14f-1 under the Exchange Act), the Schedule 14D-9/A (including information required by Rule 14f-1 under the Exchange Act) and (iii) the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Offer or the Merger and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act except that no representation or warranty is made hereby with respect to any information furnished to the Company by Parent in writing specifically for inclusion in the Company Disclosure Documents.

   (b) At the time the Schedule 14D-9/A, the Exchange Schedule 14D-9 and the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and, with respect to the Company Proxy Statement only, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Schedule 14D-9/A, the Exchange
Schedule 14D-9 and the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.

   (c) Neither the information with respect to the Company or any Subsidiary that the Company furnishes in writing to Parent specifically for use in the Parent Disclosure Documents (as defined in Section 6.09(a)) nor the information incorporated by reference from documents filed by the Company with the SEC will, at the time of the provision thereof to Parent or at the time of the filing thereof by the Company with the SEC, as the case may be, at the time of the meeting of the Company's stockholders, if any, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

   Section 5.10. ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule
5.10 hereto, the Company 10-K or the Company 10-Qs, since the Balance Sheet Date, the Company and the Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

      (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect;

      (b) other than regular quarterly dividends in an amount not in excess of $.025 per share per quarter, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

      (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary that could reasonably be expected to be materially adverse to the Company;

      (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

      (e) any creation or assumption by the Company or any Subsidiary of any material Lien on any material asset other than in the ordinary course of business consistent with past practices;

      (f) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

      (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

      (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, that has had or would reasonably be expected to have a Material Adverse Affect, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

      (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

      (j) any (i) grant of any severance or termination pay to any director or executive officer of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or executive officer of the Company or any Subsidiary, (iii) material increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in each case in the ordinary course of business consistent with past practice;

      (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees which have had or could reasonably be expected to have a Material Adverse Effect; or

      (l) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.

   Section 5.11. NO UNDISCLOSED MATERIAL LIABILITIES. Except as set forth in
Schedule 5.11, the Company 10-K or the Company 10-Qs, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

      (a) liabilities disclosed or provided for in the Balance Sheet;

      (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or as otherwise specifically contemplated by this Agreement;

      (c) liabilities under this Agreement; and

      (d) other liabilities which individually or in the aggregate do not and could not reasonably be expected to have a Material Adverse Effect.

   Section 5.12. LITIGATION. Except as set forth in Schedule 5.12, the Company 10-K or the Company 10-Qs, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect, or which as of the date hereof in any manner challenges or seeks to prevent enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

   Section 5.13. TAXES. (a) Except as set forth in Schedule 5.13 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

    (i)all Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any Tax period (or portion thereof) ending on or before the Effective Time (a "Pre-Closing Tax Period") by or on behalf of the Company or any Subsidiary of the Company (collectively, the "Returns"), were filed when due (including any applicable extension periods) in accordance with all applicable laws; as of the time of filing, the Returns were true and complete in all material respects;

   (ii)the Company and its Subsidiaries have timely paid, or withheld and remitted to the appropriate Taxing authority, all Taxes shown as due and payable on the Returns that have or should have been filed;

  (iii)the charges, accruals and reserves for Taxes with respect to the Company and any Subsidiary for any Pre-Closing Tax Period or Straddle Period (including any Pre-Closing Tax Period or Straddle Period for which no Return has yet been filed) reflected on the Balance Sheet (in addition to any provision for deferred income Taxes) are adequate to cover such Taxes as of the Balance Sheet Date. "Straddle Period" is any tax period beginning before the Effective Time but ending after the Effective Time.

   (iv)there is no claim (including under any indemnification or Tax-sharing agreement), audit, action, suit, proceeding, or investigation now pending or threatened in writing against or in respect of any Tax or "Tax asset" of the Company or any Subsidiary. For purposes of this
       Section 5.13 and Section 6.13, the term "Tax Asset" shall include any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could be carried forward or back to reduce Taxes;

    (v)there are no Liens for Taxes upon the assets of the Company or its Subsidiaries except for Liens for current Taxes not yet due; and

   (vi)neither the Company nor any Subsidiary is currently under any obligation to pay any amounts of the type described in clause (ii) or (iii) of the definition of "Tax", regardless of whether such Tax is imposed on the Company or any Subsidiary.

   (b) For purposes of this Section 5.13, "tax" or "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), (ii) in the case of the Company or any Subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group (other than such a group of which the Company or any of its Subsidiaries is the common parent), or a party to any agreement or arrangement, as a result of which liability of the Company or any Subsidiary to a taxing authority is determined or taken into account with reference to the liability of any other Person, and
(iii) liability of the Company or any Subsidiary for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express obligation (including, but not limited to, an indemnification obligation).

   Section 5.14. ERISA. (a) Schedule 5.14 contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Subsidiary and covers any employee or former employee of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has any liability with respect to any employee or former employee of the Company or any Subsidiary (other than any such plan, contract, policy or arrangement that is an International Plan, as defined below). Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section 5.14, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code").

   (b) Schedule 5.14 separately identifies each material Employee Plan that is subject to Title IV of ERISA (other than a Multiemployer Plan, as defined below) (a "Title IV Plan"). Schedule 5.14 separately identifies each Employee Plan which is a multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Except as would not reasonably be expected to have a Material Adverse Affect, if a "complete withdrawal" by Seller and all of its ERISA Affiliates were to occur as of the Effective Time with respect to all Multiemployer Plans, to the knowledge of the Company, none of the Company, any Subsidiary or any of their ERISA Affiliates would incur any withdrawal liability under Title IV of ERISA. Neither the Company nor any ERISA Affiliate of the Company has incurred any liability under Title IV of ERISA (other than for PBGC Premium not yet due).

   (c) A current favorable Internal Revenue Service determination letter is in effect with respect to each Employee Plan which is intended to be qualified under Section 401(a) of the Code (or the relevant remedial amendment period has not expired with respect to such Employee Plan), and the Company knows of no circumstance giving rise to a material likelihood that such letter could be revoked by the Internal Revenue Service. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan, other than any non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No events have occurred with respect to any Employee Plan that would reasonably be expected to result in payment or assessment of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code, other than any excise taxes which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   (d) Except as set forth in Schedule 5.14, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any termination of employment) entitle any employee or independent contractor of the Company or any Subsidiary to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of material compensation or benefits under, materially increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

   (e) Neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except for coverage under Section 4980B of the Code or coverage the full cost of which is paid for by the retired, former or current employee.

   (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 25, 1999, except for any such increase which would not reasonably be expected to have a Material Adverse Effect.

   (g) Except as previously disclosed to Parent, neither the Company nor any Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

   (h) Except for any failures which would not be reasonably expected to have a Material Adverse Effect, all contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Balance Sheet.

   (i) Schedule 5.14(i) identifies each International Plan (as defined below) covering 100 employees or more. The Company has furnished to Parent copies of each International Plan. Each International Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities, other than any non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any International Plan that would increase the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof, except for any such increase which would not reasonably be expected to have a Material Adverse Effect. For purposes of this
Section 5.14, "International Plan" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is intended primarily for the benefit of employees or beneficiaries based outside the U.S.,
(ii) is entered into, maintained, administered or contributed to by the Company or any Subsidiary and (iii) covers any employee or former employee of the Company or any Subsidiary.

   Section 5.15. LABOR MATTERS. Except as set forth in Schedule 5.15 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no (i) labor strikes, disputes, slowdowns, representation or certification campaigns or work stoppages or other concerted activities with respect to employees of any of the Company or any Subsidiary pending, or to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary, (ii) grievance or arbitration proceedings, decisions, side letters, letter agreements, letters of understanding or settlement agreements arising out of collective bargaining agreements to which the Company or any Subsidiary is a party, (iii) unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or (iv) activities or proceedings of any labor union or employee association to organize any such employees.

   (b) Except to the extent set forth in Schedule 5.15 and except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

   (c) Except to the extent set forth in Schedule 5.15 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no pending administrative matters with any federal, provincial, state or local agencies regarding (i) violations or alleged violations of any federal, provincial, state or local wage and hour law or any federal, provincial, state or local law with respect to discrimination on the basis of race, color, creed, national origin, religion or any other basis under such federal, provincial, state or local law, (ii) any claimed violation of Title VII of the 1964 Civil Rights Act, as amended, (iii) any allegation or claim arising out of Executive Order 11246 or any other applicable order relating to governmental contractors or state contractors, or
(iv) any violation or alleged violation of the Age Discrimination and Employment Act, as amended, or any other federal, provincial, state or local statute or ordinance, or any other applicable laws with respect to wages, hours, employment practices and terms and conditions of employment.

   Section 5.16. COMPLIANCE WITH LAWS. Except to the extent set forth in Schedules 5.11, 5.12 and 5.19, neither the Company nor any Subsidiary is in violation of, or has since January 1, 1999 violated, and to the knowledge of the Company none is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   Section 5.17. LICENSES AND PERMITS. Except as set forth on Schedule 5.17 and except where the failure of the following to be true would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) the Company or its Subsidiaries own, hold or possess adequate right to use all material licenses, franchises, permits, certificates, approvals or other similar authorizations affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (the "Permits") required in connection with the operation of the business of the Company and its Subsidiaries, (ii) the Permits are valid and in full force and effect, (iii) neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iv) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

   Section 5.18. INTELLECTUAL PROPERTY. Except as set forth in Schedule 5.18, the Company and the Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights has not had and would not be reasonably likely to have a Material Adverse Effect and, to the knowledge of the Company, the Intellectual Property Rights of the Company and the Subsidiaries do not conflict with or infringe upon any Intellectual Property Rights of others to the extent that, if sustained, such conflict or infringement has had and would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, an "Intellectual Property Right' means any trademark, service mark, trade name, mask work, copyright, patent, software license, other data base, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

   Section 5.19. ENVIRONMENTAL MATTERS. (a) Except for such matters, individually or in the aggregate, as would not be reasonably expected to have a Material Adverse Effect or as set forth in Schedule 5.19, the Company 10-K or the Company 10-Qs:

       (i)no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company or any Subsidiary, is threatened by any governmental entity or other Person with respect to any matters relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law;

      (ii)there are no liabilities of or relating to the Company or any Subsidiary of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability;

     (iii)the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and have obtained and are in compliance with all Environmental Permits; and

      (iv)no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at any property now or previously owned, leased or operated by the Company or any Subsidiary.

For purposes of this Section 5.19(a), the "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary.

   (b) Since January 1, 1997, except as set forth in Schedule 5.19, there has been no written environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary which has not been delivered (to the extent the Company has possession thereof) to Parent at least five days prior to the date hereof.

   (c) Except as set forth in Schedule 5.19, neither the Company nor any Subsidiary owns, leases or operates or has owned, leased or operated any real property, or conducts or has since January 1, 1997 conducted any operations, in New Jersey or Connecticut.

   (d) For purposes of this Section 5.19, the following terms shall have the meanings set forth below:

      "ENVIRONMENTAL LAWS" means any federal, state, provincial, local and foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement or contract with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

      "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting the business of the Company or any of its Subsidiaries as currently conducted.

      "HAZARDOUS SUBSTANCES" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, which in any event is regulated under Environmental Laws.

   Section 5.20. FINDERS' FEES. Except for J.P. Morgan Securities Inc. and Peter J. Solomon Company Limited, a copy of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who might be entitled to any fee or commission from Parent or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

   Section 5.21. INAPPLICABILITY OF CERTAIN RESTRICTIONS. The Company has taken all action necessary to exempt the Offer, the Exchange Offer, the Merger, this Agreement, and the transactions contemplated hereby from Section 203 of the Delaware Law. Unless Merger Co. owns at least 90% of the issued and outstanding shares of Company Common Stock, the adoption of this Agreement by the affirmative vote of the holders of shares of Company Common Stock entitling such holders to exercise at least a majority of the voting power of the shares of Company Common Stock is the only vote of holders of any class or series of the capital stock of the Company required to adopt this Agreement, or to approve the Merger or any of the other transactions contemplated hereby and no higher or additional vote is required pursuant to the Company's Certificate of Incorporation or otherwise.

   Section 5.22. RIGHTS PLAN. The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights or similar agreement.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF PARENT

   Parent represents and warrants to the Company as of the date hereof and as of the Effective Time that:

   Section 6.01. CORPORATE EXISTENCE AND POWER. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of Parent and the Parent Subsidiaries taken as a whole ("Parent Material Adverse Effect"). Parent has heretofore delivered to the Company true and complete copies of Parent's certificate of incorporation and bylaws as currently in effect.

   Section 6.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Merger Co. of this Agreement and the consummation by Parent and Merger Co. of the transactions contemplated hereby are within the corporate powers of Parent and Merger Co. and have been duly authorized by all necessary corporate and stockholder action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Co.

   Section 6.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and Merger Co. of this Agreement and the consummation by Parent and Merger Co. of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable non-United States laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade; and (d) compliance with any applicable requirements of the Securities Act and the Exchange Act.

   Section 6.04. NON-CONTRAVENTION. Except as set forth in Schedule 6.04, the execution, delivery and performance by Parent and Merger Co. of this Agreement and the consummation by Parent and Merger Co. of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Parent or Merger Co., (b) assuming compliance with the matters referred to in Section 6.03, contravene or conflict with any provision of law, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to Parent or Merger Co. or any of their properties or assets, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Co. or to a loss of any benefit to which Parent or Merger Co. is entitled under any provision of any material agreement, contract or other instrument binding upon Parent or Merger Co. or any license, franchise, permit or other similar authorization held by the Parent or Merger Co., or (d) result in the creation or imposition of any Lien on any asset of the Parent or Merger Co., except, in the case of clauses (b),
(c) and (d) of this Section 6.04, for any such violation, failure to obtain any such consent or other action, default, right, loss or Lien that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

   Section 6.05. CAPITALIZATION. The authorized capital stock of Parent consists of 900,000,000 shares of Parent Common Stock and 900,000,000 shares of Class B common stock, par value $0.10 per share (the "Class B Common Stock"). As of the close of business on December 28, 2000, there were outstanding 120,429,640 shares of Parent Common Stock and 102,645,048 shares of Class B Common Stock. As of the close of business on December 2, 2000, there were outstanding stock options to purchase an aggregate of 6,739,160 shares of Parent Common Stock (of which options to purchase an aggregate of 3,743,535 shares of Parent Common Stock were exercisable). All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except for changes since December 2, 2000 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses
(a), (b) and (c) of this Section 6.05 being referred to collectively as the "Parent Securities"). There are no outstanding obligations of the Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Securities.

   Section 6.06. PARENT SUBSIDIARIES. (a) Each Parent Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, "Parent Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by Parent and/or one or more Parent Subsidiaries. All Parent Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 6.06.

   (b) All of the outstanding capital stock of, or other ownership interests in, each Parent Subsidiary, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Parent or any Parent Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Parent Subsidiary, and (ii) options or other rights to acquire from Parent or any Parent Subsidiary, and no other obligation of the Parent or any Parent Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Parent Subsidiary (the items in clauses (i) and (ii) of this Section 6.06(b) being referred to collectively as the "Parent Subsidiary Securities"). There are no outstanding obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any outstanding Parent Subsidiary Securities.

   (c) Since the date of its incorporation, Merger Co. has not engaged in any activities other than in connection with or as contemplated by this Agreement.

   Section 6.07. SEC FILINGS. (a) Parent has delivered or made available to the Company (i) Parent's annual report on Form 10-K for the year ended September 30, 2000 (the "Parent 10-K"), (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 1998, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 1998.

   (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

   (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

   Section 6.08. PARENT FINANCIAL STATEMENTS. The audited consolidated financial statements of Parent included in the Parent 10-K fairly present, in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated statements of income, stockholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Parent Balance Sheet" means the consolidated balance sheet of Parent as of September 30, 2000 as set forth in the Company 10-K and "Parent Balance Sheet Date" means September 30, 2000.

   Section 6.09. DISCLOSURE DOCUMENTS. (a) Each document required to be filed by Parent with the SEC in connection with the transactions contemplated by this Agreement (the "Parent Disclosure Documents"), including, without limitation,
(i) the Form TO/A, (ii) the Exchange Form TO, (iii) the Exchange Form S-4 and
(iv) the Merger Form S-4 (as defined in Section 9.01) to be filed with the SEC in connection with the Offer, the Exchange Offer or the Merger and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act except that no representation or warranty is made hereby with respect to any information furnished to Parent by the Company in writing specifically for inclusion in the Company Disclosure Documents.

   (b) At the time the Form TO/A, the Exchange Form TO, the Exchange Form S-4 and the Merger Form S-4 or any amendment or supplement thereto is first mailed to stockholders of the Company, and, with respect to the Exchange Form S-4 and the Merger Form S-4 only, at the time such Form S-4 is declared effective by the SEC, the Form TO/A, the Exchange Form TO, the Exchange Form S-4 and the Merger Form S-4, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Parent Disclosure Document other than the Exchange Form S-4 or the Merger Form S-4 and at the time of any distribution thereof, such Parent Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 6.09(b) will not apply to statements or omissions included in the Parent Disclosure Documents based upon information furnished to Parent in writing by the Company specifically for use therein.

   (c) Neither the information with respect to Parent or any Parent Subsidiary that Parent furnishes in writing to the Company specifically for use in the Company Disclosure Documents nor the information incorporated by reference from documents filed by Parent with the SEC will, at the time of the provision thereof to Parent or at the time of the filing thereof by Parent with the SEC, as the case may be, and at the time of the meeting of the Company's stockholders, if any, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

   Section 6.10. ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule
6.10 hereto or the Parent 10-K since the Parent Balance Sheet Date, Parent and the Parent Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

      (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Parent Material Adverse Effect;

      (b) any declaration (other than a quarterly dividend consistent with past practices), setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any Parent Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any Parent Subsidiary (other than pursuant to Parent's previously announced repurchase program);

      (c) any amendment of any material term of any outstanding security of Parent or any Parent Subsidiary that could reasonably be expected to be materially adverse to Parent;

      (d) any creation or assumption by the Parent or any Parent Subsidiary of any material Lien on any material asset other than in the ordinary course of business consistent with past practices;

      (e) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Parent or any Parent Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

      (f) any change in any method of accounting or accounting practice by Parent or any Parent Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

      (g) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any Parent Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees which have had or could reasonably be expected to have a Parent Material Adverse Effect; or

      (h) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Parent or any Parent Subsidiary is a party, or any notification to Parent or any Parent Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably could be expected to have a Parent Material Adverse Effect.

   Section 6.11. NO UNDISCLOSED MATERIAL LIABILITIES. Except as set forth in the Parent 10-K, there are no liabilities, commitments or obligations of the Parent or any of its subsidiaries of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be likely to result in such a liability commitment or obligation, other than:

      (a) liabilities, commitments or obligations disclosed or provided for in the Parent Balance Sheet or in the Parent 10-K;

      (b) liabilities, commitments or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date;

      (c) liabilities, commitments or obligations under this Agreement; and

      (d) liabilities, commitments or obligations that individually or in the aggregate have not had and are not reasonably likely to have a Parent Material Adverse Effect.

   Section 6.12. ADEQUATE FUNDS. Parent will have as of the time of acceptance for payment and purchase of shares of Company Common Stock pursuant to the Offer sufficient funds for the purchase of all shares of Company Common Stock that Parent or Merger Co. becomes obligated to accept for payment pursuant to the Offer and to consummate the transactions contemplated by this Agreement.

   Section 6.13. OWNERSHIP OF COMPANY COMMON STOCK. As of the date of this Agreement, Parent owns 574,200 shares of Company Common Stock.

   Section 6.14. FINDERS' FEES. Except for Merrill Lynch & Co., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

   Section 6.15. COMPLIANCE OF LAWS. Except as disclosed in the Parent 10-K, neither Parent nor any Parent Subsidiary is in violation of, or has since January 1, 1999 violated, and to the knowledge of Parent, is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                                   ARTICLE 7

                           COVENANTS OF THE COMPANY

   Section 7.01. CONDUCT OF THE COMPANY. From the date hereof until the Control Date, except as contemplated by this Agreement, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as set forth in Schedule 7.01, from the date hereof until the Control Date and unless consented to in writing by Parent, the Company will not and will cause its Subsidiaries not to:

      (a) adopt or propose any change in its certificate of incorporation or bylaws;

      (b) except pursuant to existing agreements or arrangements, or as specifically permitted by this Agreement:

          (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof for an amount in excess of $5 million in the aggregate, or sell, lease or otherwise dispose of a subsidiary or an amount of assets or securities for an amount in excess of $20 million in the aggregate;

          (ii) make any investment in an amount in excess of $20 million in the aggregate whether by purchase of stock or securities, contributions to capital or any property transfer, or purchase for an amount in excess of $20 million in the aggregate, any property or assets of any other individual or entity;

          (iii) other than in the ordinary course of business consistent with past practice, waive, release, grant, or transfer any rights of material value;

          (iv) other than in the ordinary course of business consistent with past practice, modify or change in any material respect any existing material license, lease, contract, or other document;

          (v) incur, assume or prepay an amount of long-term or short-term debt in excess of $150 million in the aggregate (net of cash and marketable securities);

          (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than any Subsidiary) which, are in excess of $5 million in the aggregate;

          (vii) make any loans, advances or capital contributions to, or investments in, any other person which are in excess of $20 million in the aggregate; or

          (viii) make any new capital expenditures which, individually or in the aggregate, would exceed $200 million in the first six months of the 2001 calendar year.

      (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock except regular quarterly dividends, other than cash dividends and distributions by a wholly owned subsidiary of the Company to the Company or to a subsidiary all of the capital stock of which is owned directly or indirectly by the Company, or, other than consistent with its past practice of acquiring shares of Company Common Stock to meet its obligation to reserve and issue shares of Company Common Stock under any stock option or compensation plan or arrangement of the Company, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its Subsidiaries;

      (d) except as specifically permitted by this Agreement, adopt or amend any material bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

      (e) except as set forth in Schedule 7.01, pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred in the ordinary course of business, consistent with past practices;

      (f) except as set forth in Schedule 7.01, approve any new labor agreements;

      (g) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures;

      (h) agree or commit to do any of the foregoing; or

      (i) knowingly take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

   Section 7.02. STOCKHOLDER MEETING. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held after the purchase of and payment for the shares of Company Common Stock pursuant to the Offer for the purpose of voting on the approval and adoption of this Agreement and the Merger, if such meeting is required. Subject to Section 7.04, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and shall not withdraw such recommendation.

   Section 7.03. ACCESS TO INFORMATION. From the date hereof until the Effective Time, the Company will (a) give Parent and its counsel, financial advisors, auditors and other authorized representatives (collectively, the "Representatives") reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries, (b) provide the Representatives reasonable access to and the right to consult with representatives of the Company handling any labor negotiations with any union representing employees of the Company, (c) furnish to Parent and the Representatives such financial and operating data and other information as such Persons may reasonably request in order to complete the transactions contemplated hereby and (d) instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and the Subsidiaries; PROVIDED that (i) any information provided to Parent or the Representatives pursuant to this Section shall be subject to the Confidentiality Agreements and (ii) Parent shall inform the Representatives receiving such information of the terms of the Confidentiality Agreements and shall be responsible for any breach by such Representatives of such Confidentiality Agreements; and PROVIDED FURTHER that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent hereunder.

   Section 7.04. OTHER OFFERS. (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to (x) solicit, initiate or take any action to facilitate or encourage the submission of inquiries, proposals or offers from any Person (as defined below) (other than Parent) relating to any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, (y) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any information with respect to its business, properties or assets in connection with any Acquisition Proposal or (z) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; PROVIDED, HOWEVER, that, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer representing together with shares of Company Common Stock already owned by Parent at least 50.1% of the shares of Company Common Stock outstanding, the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to a confidentiality letter deemed appropriate by the Special Committee (a copy of which shall be provided for informational purposes only to Parent) concerning the Company and its businesses, properties or assets to a Person who in the judgment of the Special Committee has made a bona fide Acquisition Proposal, (ii) engaging in discussions or negotiations with such a Person who in the judgment of the Special Committee has made a bona fide Acquisition Proposal, (iii) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of an Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 7.02 and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction but in each case referred to in the foregoing clauses
(i), (ii) and (iv) only if (i) the Company has complied with the terms of this
Section 7.04, (ii) the Company has received an unsolicited Acquisition Proposal which the Special Committee determines in good faith is reasonably likely to result in a Superior Proposal, and (iii) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. For purposes of this Section 7.04, the term "Person" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Parent or any of its affiliates.

      "ACQUISITION PROPOSAL" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 50% of the voting power of the Company, or a substantial portion of the assets of the Company and its Subsidiaries taken as a whole, other than the Offer and the Merger contemplated by this Agreement.

      "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal which (i) the Special Committee determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal) is (a) more favorable to the Company and its stockholders from a financial point of view than the transaction contemplated hereunder, and (b) reasonably capable of being completed, including a conclusion that its financing, to the extent required, is then committed or is in the good faith judgment of the Board of Directors of the Company, reasonably capable of being financed by the Person making such Acquisition Proposal.

   (b) If this Agreement is terminated under circumstances which would constitute a Payment Event (as defined below), the Company will pay to Parent,
(i) if pursuant to clause (x) in the definition of "Payment Event", simultaneously with the occurrence of such Payment Event or, if pursuant to clause (y) in the definition of "Payment Event", within two business days following such Payment Event, a fee of $15,000,000 and (ii) a reimbursement payment of the amount advanced to the Company by Parent in order to pay the amount described in the penultimate sentence of Section 5.04 in cash, together with interest thereon, at a rate equal to the London Interbank Offered Rate plus .75%, from the date hereof to the date such payment is due pursuant to this Agreement (collectively, the "Reimbursement Payment"), reflecting reimbursement of the amounts advanced by Parent to the Company on the date hereof and used by the Company to pay the termination fee and the out-of-pocket fees and expenses owed to Rawhide Holdings Corporation under the Rawhide Merger Agreement (which advance will be evidenced by a note that, in the event of termination of this Agreement, will be repaid only on the terms set forth in this Section 7.04(b) with respect to the Reimbursement Payment, and that will survive the consummation of the Merger if the Merger is completed). Any payment of the Reimbursement Payment pursuant to this Section 7.04(b) shall be made within one business day after termination of this Agreement. Any payment of the Reimbursement Payment shall be made by wire transfer of immediately available funds.

      "PAYMENT EVENT" means (x) the termination of this Agreement by the Company or Parent pursuant to Sections 11.01(d) or (e); or (y) the termination of this Agreement pursuant to Sections 11.01(b), (f) or (h) if at the time of such termination (or, in the case of a termination pursuant to Section 11.01(h), at the time of the stockholders meeting), there shall have been outstanding an Acquisition Proposal pursuant to which stockholders of the Company would receive cash, securities or other consideration having an aggregate value in excess of the Per Share of Company Common Stock Amount, and within six months of any such termination described in clause
   (y) above the Company enters into a definitive agreement for or consummates such Acquisition Proposal or another Acquisition Proposal with a higher per share of Company Common Stock value than such Acquisition Proposal.

   (c) Upon the termination of this Agreement under circumstances which would constitute a Payment Event, the Company shall reimburse Parent and its affiliates not later than two business days after demand delivered by Parent to the Company, the amount of $7,500,000 representing Parent's fees and expenses (including, without limitation, the fees and expenses of their counsel and investment banking fees) and Parent shall not be required to submit documentation substantiating such fees and expenses.

   (d) The Company acknowledges that the agreements contained in this Section
7.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor

Merger Co. would enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 7.04, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this
Section 7.04, the Company shall also pay to Parent its costs and expenses incurred in connection with such litigation.

   (e) This Section 7.04 shall survive any termination of this Agreement, however caused, except a termination pursuant to Sections 11.01(a) or (c).

   Section 7.05. NOTICES OF CERTAIN EVENTS. The Company shall promptly notify Parent of:

      (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

      (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

      (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.12 or which relate to the consummation of the transactions contemplated by this Agreement.

   Section 7.06. TAX MATTERS. (a) Except as set forth in Schedule 7.06 or as required by law or as is in the ordinary course of business consistent with past practice or as would not have a Material Adverse Effect, without the prior written consent of Parent (such consent not to be unreasonably withheld), neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such election, action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

   (b) The Company and each of its Subsidiaries will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any Pre-Closing Tax Period or applicable portion of the Straddle Period.

   (c) Neither the Company nor any of its Subsidiaries shall take any action that would reasonably be likely to prevent the Offer, the Exchange Offer and the Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code ("368(a) Reorganization") and prior to the Effective Time, the Company and its Subsidiaries shall use their reasonable best efforts to cause the Offer, the Exchange Offer and the Merger, taken together, to qualify as a 368(a) Reorganization. The Company shall use its reasonable best efforts to cause Wachtell, Lipton, Rosen & Katz to provide an opinion, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Offer, the Exchange Offer and the Merger, taken together, will be treated for federal income tax purposes as a 368(a) Reorganization and that each of Parent, Merger Co. and the Company will be a party to the reorganization within the meaning of
Section 368(b) of the Code. The Company shall use its reasonable best efforts to provide to Wachtell, Lipton, Rosen & Katz and Milbank, Tweed, Hadley & McCloy LLP a certificate containing representations reasonably requested by such counsel in connection with the opinions to be delivered pursuant to this
Section 7.06(c) and Section 8.10 hereof.

   Section 7.07. AFFILIATES. At least 30 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all known Persons who may be deemed affiliates of the Company for the purposes of Rule 145 of the Securities Act. The Company shall use reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, prior to the Effective Time, substantially in the form of Exhibit A hereto.

   Section 7.08. CONFIDENTIALITY. The confidentiality agreements dated December 4, 2000 and December 18, 2000 between Parent and the Company (the
"Confidentiality Agreements") shall continue in full force and effect prior to the Effective Time and after any termination of this Agreement.

   Section 7.09. OTHER ACTIONS. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article 10 not being satisfied.

                                   ARTICLE 8

                              COVENANTS OF PARENT

   Parent agrees that:

   Section 8.01. PARENT STOCKHOLDER MEETING. Parent shall cause a meeting of its stockholders (the "Parent Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the issuance of Parent Common Stock in the Exchange Offer, the Merger and pursuant to Parent Options after the Merger. The Board of Directors of Parent shall recommend approval of the issuance of Parent Common Stock in the Exchange Offer and the Merger pursuant to this Agreement and shall not withdraw such recommendation.

   Section 8.02. CONFIDENTIALITY. The Confidentiality Agreements shall continue in full force and effect prior to the Effective Time and after any termination of this Agreement.

   Section 8.03. VOTING OF SHARES. Each of Parent and Merger Co. agrees to vote, and to cause any of their subsidiaries to vote, all shares of Company Common Stock beneficially owned by them in favor of adoption of this Agreement at the Company Stockholder Meeting.

   Section 8.04. DIRECTOR AND OFFICER LIABILITY. For six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's articles of incorporation and bylaws in effect on the date hereof; PROVIDED that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, Parent will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, PROVIDED that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company in its last full fiscal year for such insurance, then Parent shall cause the Surviving Corporation to provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

   Section 8.05. EMPLOYEE MATTERS. Parent agrees that, subject to applicable law, the Surviving Corporation and its Subsidiaries will provide benefits to its employees which will, in the aggregate, be comparable to those currently provided by Parent and its Subsidiaries to their employees; PROVIDED, HOWEVER, that this Section 8.05 shall not apply to any employees represented for purposes of collective bargaining. Notwithstanding the foregoing, nothing herein shall otherwise limit the Surviving Corporation's right to amend, modify or terminate any Employee Plan.

   Section 8.06. OBLIGATIONS OF MERGER CO. Parent will take all action necessary to cause Merger Co. to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

   Section 8.07. NYSE LISTING. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Exchange Offer and the Merger to be listed on the NYSE, subject to official notice of issuance.

   Section 8.08. ACQUISITIONS OF SHARES. Neither Parent nor Merger Co. will acquire any shares of Company Common Stock prior to the Effective Time or the termination of this Agreement, other than shares of Company Common Stock purchased pursuant to the Offer or the Exchange Offer.

   Section 8.09. NOTICES OF CERTAIN EVENTS. Parent shall promptly notify the Company of:

      (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

      (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

      (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Parent or any of its subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

   Section 8.10. REORGANIZATION MATTERS. Neither Parent nor any Parent Subsidiary shall take any action that would reasonably be likely to prevent the Offer, the Exchange Offer and the Merger, taken together, from qualifying as a 368(a) Reorganization and prior to the Effective Time, Parent and the Parent Subsidiaries shall use their reasonable best efforts to cause the Offer, the Exchange Offer and the Merger, taken together, to qualify as a 368(a) Reorganization. Parent shall use its reasonable best efforts to cause Milbank, Tweed, Hadley & McCloy LLP to provide an opinion, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Offer, the Exchange Offer and the Merger, taken together, will be treated for federal income tax purposes as a 368(a) Reorganization and that each of Parent, Merger Co. and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. Parent shall use its reasonable best efforts to provide to Wachtell, Lipton, Rosen & Katz and Milbank, Tweed, Hadley & McCloy LLP a certificate containing representations reasonably requested by such counsel in connection with the opinions to be delivered pursuant to Section 7.06(c) hereof and this
Section 8.10.

   Section 8.11. INFORMATION RELATING TO OFFER. Parent shall, and shall use its reasonable best efforts to cause any depository or agent effecting the Offer, to provide to the Company promptly as requested from time to time by the Company current information regarding the status of the Offer and the Exchange Offer and the number of shares tendered and not validly withdrawn.

   Section 8.12. CONDUCT OF PARENT. From the date hereof until the Effective Time, Parent and its subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees.

   Section 8.13. VOTING AGREEMENT. Contemporaneous with the execution hereof, Parent shall cause to be delivered by Tyson Limited Partnership a voting agreement in the form attached hereto as Exhibit B.

   Section 8.14. OTHER ACTIONS. Parent shall not, and shall not permit any Parent Subsidiary to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article 10 not being satisfied.

                                   ARTICLE 9

                      COVENANTS OF PARENT AND THE COMPANY

   The parties hereto agree that:

   Section 9.01. COMPANY PROXY STATEMENT AND MERGER FORM S-4. If Merger Co. does not own at least 90% of the issued and outstanding Company Common Stock following the Offer and the Exchange Offer, the Company shall promptly prepare the Company Proxy Statement and Parent shall promptly prepare and file with the SEC the Registration Statement on Form S-4, for shares of Parent Common Stock to be issued in the Merger, containing information required by Regulation S-K under the Exchange Act (the "Merger Form S-4"), in which the Company Proxy Statement will be included. The Company, Parent and Merger Co. shall cooperate with each other in the preparation of the Merger Form S-4 and any amendment or supplement thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the Merger Form S-4 and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other promptly copies of all correspondence between Parent or the Company, as the case may be, or any of its Representatives and the SEC with respect to the Merger Form S-4. Parent shall give the Company and its counsel the opportunity to review the Merger Form S-4 and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Co. agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. Each of the Company, Parent and Merger Co. shall use its reasonable best efforts to cause the Merger Form S-4 to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where Parent is not now so qualified or subject) required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Common Stock in the Merger. As promptly as practicable after the Merger Form S-4 shall have become effective, Parent and the Company shall fully cooperate with each other to cause the Proxy Statement/Prospectus contained in the Merger Form S-4 to be mailed to stockholders of the Company and Parent. Parent will advise Company, promptly after it receives notice thereof, of (i) the time when the Merger Form S-4 becomes effective, (ii) the issuance of any stop order with respect to the Merger Form S-4, (iii) the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, or (iv) any request by the SEC for an amendment of the Merger Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

   Section 9.02. CERTAIN REGULATORY ISSUES. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Subject to Section 7.04, each party shall also refrain from taking, directly or indirectly, any action contrary to or inconsistent with the provisions of this Agreement, including action which would interfere with the Offer or impair such party's ability to consummate the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the Company and its Board of Directors shall use their reasonable best efforts to (a) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, Exchange Offer, the Merger or any of the other transactions contemplated by this Agreement and (b) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Offer, the Exchange Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Exchange Offer, the Merger and the other transactions contemplated by this Agreement. Parent shall take actions as may be necessary to eliminate any impediment under any antitrust, competition or trade regulation laws that may be asserted by any governmental entity with respect to the Offer, the Exchange Offer or the Merger so as to enable the Offer, the Exchange Offer and the Merger to occur as soon as reasonably practicable. Without limiting the generality of the foregoing, Parent shall agree to divest, hold separate, or agree to any conduct restrictions with respect to any Parent or Company assets or as may be required by any governmental entity in order to forego that governmental entity bringing any action to enjoin the Offer, the Exchange Offer or the Merger.

   Section 9.03. CERTAIN FILINGS. (a) The Company and Parent shall use their respective reasonable best efforts to take or cause to be taken, (i) all actions necessary, proper or advisable by such party with respect to the prompt preparation and filing with the SEC of the Company Disclosure Documents and the Parent Disclosure Documents, and (ii) such actions as may be required to have the Company Proxy Statement cleared and the Merger Form S-4 declared effective by the SEC, in each case as promptly as practicable.

   (b) The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with or as a result of the consummation of the transactions contemplated by this Agreement and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and Parent Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

   Section 9.04. PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

   Section 9.05. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Parent, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE 10

                           CONDITIONS TO THE MERGER

   Section 10.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Co. to consummate the Merger are subject to the satisfaction of the following conditions:

      (a) this Agreement shall have been adopted by the stockholders of the Company and the issuance of Parent Common Stock in the Merger shall have been approved by the stockholders of Parent, each in accordance with Delaware Law;

      (b) any applicable waiting period under the HSR Act relating to the Offer and the Merger shall have expired or been terminated;

      (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or restrain the consummation of the Merger; PROVIDED, HOWEVER, that the Company and Parent shall each use its reasonable efforts to have any such judgment, order, decree or injunction vacated;

      (d) the Merger Form S-4 shall have been declared effective, no stop order suspending the effectiveness of the Merger Form S-4 shall be in effect and no proceedings for such purpose shall be pending before the SEC; and

      (e) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing in the NYSE, subject to official notice of issuance.

   Section 10.02. CONDITIONS TO THE OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to Merger Co. having purchased pursuant to the Offer shares of Company Common Stock representing, together with shares of Company Common Stock previously owned by Parent, no less than 50.1% of the issued and outstanding shares of Company Common Stock.

                                  ARTICLE 11

                                  TERMINATION

   Section 11.01. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

      (a) by mutual written consent of the Company and Parent;

      (b) (i) by the Company, if the Offer has not been consummated by February 28, 2001, provided that the Company is not then in breach in any material respect of any of its obligations under this Agreement; or (ii) by either the Company or Parent (but in case of Parent, only if no shares of Company Common Stock were purchased by Merger Co. pursuant to the Offer) if the Merger has not been consummated by May 31, 2001, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under the Agreement;

      (c) by either the Company or Parent, if there shall be any law or regulation that makes acceptance for payment of, and payment for, the shares of Company Common Stock pursuant to the Offer, or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree enjoining Merger Co. from accepting for payment of, and paying for, the shares of Company Common Stock pursuant to the Offer, or Parent, Merger Co. or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

      (d) by Parent, prior to the purchase of the shares of Company Common Stock pursuant to the Offer, (i) if the Board of Directors of the Company shall have withdrawn, or modified or amended in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer, the Exchange Offer or the Merger or its recommendation that stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer and the Exchange Offer, adopt and approve this Agreement and the Merger or approved, recommended or endorsed any proposal for a transaction other than the transactions hereunder (including a tender or exchange offer for shares of Company Common Stock) or, (ii) if the Company has failed to call the Company Stockholder Meeting or failed to mail the Company Proxy Statement to its stockholders within 20 days after the Merger Form S-4 is declared effective by the SEC or failed to include in such statement the recommendation referred to above;

      (e) by the Company, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter in to a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing at least three business days prior to the proposed effectiveness of such termination that it intends to enter into such an agreement, attaching a description of the material terms and conditions thereof and permits Parent, within such three business day period to submit a new offer, which shall be considered by the Special Committee in good faith (it being understood that the Company shall not enter into any such binding agreement during such three business day period) and (ii) the Company prior to such termination pursuant to this clause (e) pays to Parent in immediately available funds the fees required to be paid pursuant to
   Section 7.04. The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at anytime after giving such notification;

      (f) by Parent, prior to the acceptance for payment of the shares of Company Common Stock under the Offer, if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable and such breach would give rise to a failure of the condition set forth in (d) or (e) of Annex I hereof;

      (g) by the Company, prior to the acceptance for payment of the shares of Company Common Stock under the Offer, if there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that is not curable and such breach would give rise to a failure of the condition set forth in (d) or (e) of Annex I hereof (which, for purposes of this Section 11.01(g) only shall apply MUTATIS MUTANDIS to Parent); or

      (h) by either the Company or Parent if, at a duly held stockholders meeting of the Company or any adjournment thereof at which this Agreement and the Merger are voted upon, the requisite stockholder adoption and approval shall not have been obtained; PROVIDED, HOWEVER, that Parent shall not have the right to terminate this Agreement or abandon the transactions contemplated hereby pursuant to this Section 11.01(h) if shares of Company Common Stock were purchased pursuant to the Offer.

   The party desiring to terminate this Agreement pursuant to Sections 11.01(b)-11.01(h) shall give written notice of such termination to the other party in accordance with Section 12.01.

   Section 11.02. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for breach of this Agreement; PROVIDED that, in the event of any such termination, no party shall under any circumstances have any monetary liability to any other party based upon a breach of any representation or warranty contained herein. The agreements contained in Sections 7.04, 7.08, 8.02, 11.02, 11.03, 12.04 and 12.06 shall survive the termination hereof.

   Section 11.03. PARENT PAYMENT EVENT. If a Parent Payment Event (defined below) occurs, Parent shall pay to the Company a fee of $70 million simultaneously with the occurrence of such Parent Payment Event. "Parent Payment Event" means the termination of this Agreement (i) by Parent or the Company pursuant to Section 11.01(c) or (ii) by the Company pursuant to Section 11.01(b) if the inability to close results from the failure of the conditions set forth in clause (a) of Annex I hereto, PROVIDED, HOWEVER, that, in each case, such termination results from any laws, regulation, judgment, injunction, order or decree with respect to any antitrust, competition or trade regulation laws that may be asserted by any governmental entity with respect to the Offer, the Exchange Offer or the Merger.

                                  ARTICLE 12

                                 MISCELLANEOUS

   Section 12.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

               if to Parent or Merger Co., to:

               John Tyson, Chairman of the Board,
               President and Chief Executive Officer
               Tyson Foods, Inc.
               2210 West Oaklawn Drive
               Springdale, Arkansas 72762
               Telecopy: 501-290-4028

               with a copy to:

               Les Baledge, Esq.
               Tyson Foods, Inc.
               2210 West Oaklawn Drive
               Springdale, Arkansas 72762
               Telecopy: 501-290-4028
               and with an additional copy to:

               Mel M. Immergut, Esq.
               Lawrence Lederman, Esq.
               Milbank, Tweed, Hadley & McCloy LLP
               1 Chase Manhattan Plaza
               New York, New York 10005
               Telecopy: 212-530-5219

               if to the Company, to:

               Robert L. Peterson, Chairman of the Board and Chief Executive Officer, and JoAnn R. Smith, Chairperson of the Special Committee, c/o IBP, inc.
               800 Stevens Port Drive
               Dakota Dunes, South Dakota 57049
               Telecopy: 605-235-2427

               with a copy to:

               Sheila B. Hagen, Esq.
               c/o IBP, inc.
               800 Stevens Port Drive
               Dakota Dunes, South Dakota 57049
               Telecopy: 605-235-2427

               and with an additional copy to:

               Richard D. Katcher, Esq.
               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York 10019
               Telecopy: 212-403-2222

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

   Section 12.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time except for the representations, warranties and agreements set forth in Sections 7.04, 7.06(c), 8.04, 8.05, 8.10, 11.03, 12.04 and 12.06.

   Section 12.03. AMENDMENTS; NO WAIVERS; DIRECTION OF MERGER. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the rights of the holders of any shares of capital stock of the Company.

   (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

   (c) If the Company and Parent so agree at any time prior to the Effective Time, the Merger shall be effected such that Merger Co. will be merged with and into the Company with the Company as the "Surviving Corporation" for all purposes hereunder. In such event, the parties hereto shall execute an appropriate amendment to this Agreement to reflect the foregoing.

   Section 12.04. EXPENSES. Except as provided in Section 7.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

   Section 12.05. SUCCESSORS AND ASSIGNS; BENEFIT. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Parent and Merger Co. may make such an asignment to one or more of their affiliates. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except that the present and former officers and directors of the Company shall have the rights set forth in Section 8.04 hereof.

   Section 12.06. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except that, insofar as the procedures of the Merger that are subject to Delaware Law because the Parent, Merger Co. and the Company are incorporated in Delaware are concerned, the law of the State of Delaware shall apply.

   Section 12.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                    IBP, INC.

                    By: /S/ JO ANN R. SMITH
                    ---------------------------------------------------
                       Name: Jo Ann R. Smith
                       Title: Chairperson of the Special Committee,
                              on behalf of the Special Committee

                    TYSON FOODS, INC.

                    By: /S/ JOHN TYSON
                    ------------------------------------------------------
                       Name: John Tyson
                       Title: Chairman, President & CEO

                    LASSO ACQUISITION CORPORATION

                    By: /S/ JOHN TYSON
                    ---------------------------------------------------------
                       Name: John Tyson
                       Title: President

                                                                         ANNEX I

                            CONDITIONS TO THE OFFER

   The capitalized terms used in this Annex I shall have the meanings ascribed to them in the Agreement and Plan of Merger to which it is attached, except that the term "Merger Agreement" shall be deemed to refer to such Agreement and Plan of Merger.

   Notwithstanding any other provision of the Offer, Merger Co. shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Co.'s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and may (subject to any such rule or regulation) delay the acceptance for payment of any tendered shares of Company Common Stock, and may (except as provided in the Merger Agreement) amend or terminate the Offer as to any shares of Company Common Stock not then paid for, if (i) the condition that shares of Company Common Stock representing at least the Minimum Condition shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Merger Agreement and before the time of payment for any such shares of Company Common Stock (whether or not any shares of Company Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall have occurred and remain in effect other than as a result of any action or inaction of Parent or any of its Subsidiaries that constitutes a breach of this
Agreement:

      (a) there shall have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any court of competent jurisdiction or other competent governmental or regulatory authority which, directly or indirectly, (1) prohibits, or imposes any material limitations on, Parent's or Merger Co.'s ownership or operation (or that of any of their respective subsidiaries or affiliates) of any portion of their or the Company's businesses or assets which is material to the business of all such entities taken as a whole, or compels Parent or Merger Co. (or their respective subsidiaries or affiliates) to dispose of or hold separate any portion of their or the Company's business or assets which is material to the business of all such entities taken as a whole, (2) prohibits, restrains or makes illegal the acceptance for payment, payment for or purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger, (3) imposes material limitations on the ability of Merger Co. or Parent (or any of their respective subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the shares of Company Common Stock purchased pursuant to the Offer including, without limitation, the right to vote such shares of Company Common Stock on all matters properly presented to the Company's stockholders, (4) imposes material limitations on the ability of Merger Co. or Parent (or any of their respective subsidiaries or affiliates) effectively to control in any material respect any material portion of the business or assets of the Company and the Subsidiaries taken as a whole, or
   (5) otherwise materially adversely affects the Company and the Subsidiaries taken as a whole; PROVIDED, HOWEVER, that actions or inactions agreed to be taken or not taken by Parent and Merger Co. in the Merger Agreement (including, without limitation, the agreements in Section 9.02 of the Merger Agreement) shall not be deemed to be a satisfaction of the conditions set forth in this clause (a);

      (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of 24 hours (excluding suspensions of limitations resulting solely from physical damage or interference with such exchange not related to market conditions or suspensions or limitations triggered by price fluctuations on a trading day), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any limitation (whether or not mandatory) by any United States governmental or regulatory authority on the extension of credit by banks or other financial institutions, or (4) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

      (c) except as disclosed in Schedule 5.10 of the Merger Agreement or in the Company SEC Reports filed prior to the date of the execution of the Merger Agreement, since such date, there shall have been any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Subsidiaries taken as a whole;

      (d) except as affected by actions specifically permitted by this Agreement, the representations and warranties of the Company contained in this Agreement (x) that are qualified by materiality or Material Adverse Effect shall not be true at and as of the scheduled expiration of the Offer as if made at and as of such time (except in respect of representations and warranties made as of a specified date which shall not be true as of such specified date), and (y) that are not qualified by materiality or Material Adverse Effect shall not be true in all material respects at and as of the scheduled expiration date of the Offer as if made at and as of such time (except in respect of representations and warranties made as of a specific date which shall not be true in all material respects as of such specified date);

      (e) the Company shall not have performed and complied with, in all material respects, each agreement and covenant required by the Merger Agreement to be performed or complied with by it with such exceptions as would not in the aggregate have a Material Adverse Effect;

      (f) the Merger Agreement shall have been terminated in accordance with its terms; or

      (g) Parent, Merger Co. and the Company shall have agreed that Merger Co. shall amend the Offer to terminate the Offer or postpone the payment for shares of Company Common Stock thereunder; which in the reasonable good faith judgment of Parent and Merger Co., in any such case, and regardless of the circumstances makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

   The foregoing conditions are for the sole benefit of Parent and Merger Co., may be asserted by Parent and Merger Co. regardless of the circumstances giving rise to any such condition and, subject to the terms and conditions of the Merger Agreement, may be waived by Parent and Merger Co., in whole or in part at any time and from time to time in the sole discretion of Parent and Merger Co. The failure by Parent and Merger Co. at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                        ANNEX II

                       CONDITIONS TO THE EXCHANGE OFFER

   The capitalized terms used in this Annex II shall have the meanings ascribed to them in the Agreement and Plan of Merger to which it is attached, except that the term "Merger Agreement" shall be deemed to refer to such Agreement and Plan of Merger.

   Notwithstanding any other provision of the Exchange Offer, Merger Co. shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Co.'s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Exchange Offer), pay for, and may (subject to any such rule or regulation) delay the acceptance for payment of any tendered shares of Company Common Stock, and may (except as provided in the Merger Agreement) amend or terminate the Exchange Offer as to any shares of Company Common Stock not then paid for, if (i) at least five business days have not elapsed since Merger Co. accepted for payment and paid for a number of shares of Company Common Stock pursuant to the Offer representing, together with shares of Company Common Stock previously owned by Parent, at least 50.1% of the issued and outstanding shares of Company Common Stock and delivered shares of Company Common Stock not accepted for payment in the Offer to the Depositary under the Exchange Offer or (ii) at any time on or after the date of the Merger Agreement and before the time of payment for any such shares of Company Common Stock (whether or not any shares of Company Common Stock have theretofore been accepted for payment or paid for pursuant to the Exchange Offer), any of the following events shall have occurred and remain in effect other than as a result of any action or inaction of Parent or any Parent Subsidiary that constitutes a breach of this Agreement:

      (a) there shall have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Exchange Offer by any court of competent jurisdiction or other competent governmental or regulatory authority which, directly or indirectly, (1) prohibits, or imposes any material limitations on, Parent's or Merger Co.'s ownership or operation (or that of any of their respective subsidiaries or affiliates) of any portion of their or the Company's businesses or assets which is material to the business of all such entities taken as a whole, or compels Parent or Merger Co. (or their respective subsidiaries or affiliates) to dispose of or hold separate any portion of their or the Company's business or assets which is material to the business of all such entities taken as a whole, (2) prohibits, restrains or makes illegal the acceptance for payment, payment for or purchase of shares of Company Common Stock pursuant to the Exchange Offer or the consummation of the Merger, (3) imposes material limitations on the ability of Merger Co. or Parent (or any of their respective subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the shares of Company Common Stock purchased pursuant to the Exchange Offer including, without limitation, the right to vote such shares of Company Common Stock on all matters properly presented to the Company's stockholders, (4) imposes material limitations on the ability of Merger Co. or Parent (or any of their respective subsidiaries or affiliates) effectively to control in any material respect any material portion of the business or assets of the Company and the Subsidiaries taken as a whole, or
   (5) otherwise materially adversely affects the Company and the Subsidiaries taken as a whole; PROVIDED, HOWEVER, that actions or inactions agreed to be taken or not taken by Parent and Merger Co. in the Merger Agreement (including, without limitation, the agreements in Section 9.02 of the Merger Agreement) shall not be deemed to be a satisfaction of the conditions set forth in this clause (a);

      (b) the issuance of Parent Common Stock in the Exchange Offer and the Merger shall not have been approved by the stockholders of Parent, in accordance with Delaware Law;

      (c) the shares of Parent Common Stock to be issued in the Exchange Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance;

      (d) the Merger Agreement shall have been terminated in accordance with its terms;

      (e) Parent, Merger Co. and the Company shall have agreed that Merger Co. shall amend the Exchange Offer to terminate the Exchange Offer or postpone the payment for shares of Company Common Stock thereunder; or

      (f) the Exchange Form S-4 shall not have been declared effective by the SEC or the SEC has suspended effectiveness of, or issued a stop order with respect to, the Exchange Form S-4 which suspension or stop order has not been lifted;

which in the reasonable good faith judgment of Parent and Merger Co., in any such case, and regardless of the circumstances makes it inadvisable to proceed with the Exchange Offer or with such acceptance for payment or payment.

   The foregoing conditions are for the sole benefit of Parent and Merger Co., may be asserted by Parent and Merger Co. regardless of the circumstances giving rise to any such condition and, subject to the terms and conditions of the Merger Agreement, may be waived by Parent and Merger Co., in whole or in part at any time and from time to time in the sole discretion of Parent and Merger Co. The failure by Parent and Merger Co. at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                       ANNEX III

                 TERMINATED TENDER OFFER/CASH ELECTION MERGER

   In accordance with Section 3.06 of the Agreement, in the event of a Terminated Tender Offer, the Agreement shall be amended as follows:

   Section 1. The table of definitions is amended to insert the following defined terms in correct alphabetical order:

TERM                  SECTION
----                  -------
Allocation Date.....  3.03(b)
Cash Consideration..  3.02(c)
Cash Election.......  3.03(a)
Cash Election Shares  3.02(c)
Cash Fraction.......  3.02(d)
Dissenting Shares...  3.02(e)
Election Deadline...  3.03(a)
Election Form.......  3.03(a)
Exchange Agent......  3.03(a)
No-Election Shares..  3.03(a)
Stock Consideration.  3.02(c)
Stock Election......  3.03(a)
Stock Fraction......  3.02(d)

   Section 2. Clause (c) of Section 3.02 of the Agreement shall be amended and restated in its entirety as follows:

      (c) holders of Company Common Stock (other than Parent, Merger Co. and holders who properly perfect appraisal rights under Section 262 of the Delaware Law) outstanding immediately prior to the Effective Time shall have the right to elect to receive from Parent for each share of Company Common Stock either (i) $30.00 in cash (the "Cash Consideration") (such shares for which such election is made to be referred to as the "Cash Election Shares"), (ii) a number of shares (such shares for which such election is made to be referred to as the "Stock Election Shares") of Parent Common Stock (the "Stock Consideration") equal to the Exchange Ratio (as defined below) or (iii) a combination of both. For purposes of this Section 3.02(c), "Exchange Ratio" shall mean a number equal to:

          (i) If the Average Parent Common Stock Price is equal to or greater than $15.40, the Exchange Ratio shall be 1.948 shares of Parent Common Stock;

          (ii) If the Average Parent Common Stock Price is less than $15.40 and greater than $12.60, the Exchange Ratio shall be determined by dividing $30.00 by the Average Parent Common Stock Price; and

          (iii) If the Average Parent Common Stock Price is equal to or less than $12.60 the Exchange Ratio shall be 2.381 shares of Parent Common Stock.

For purposes of this Section 3.02, "Average Parent Common Stock Price" means the average of the closing price per share of Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") at the end of the regular session as reported on the Consolidated Tape, Network A for the fifteen consecutive trading days ending on the fifth trading day immediately preceding the Effective Time. For purposes of this Agreement, Cash Consideration, Stock Consideration and any combination of the both shall be collectively referred to herein as "Merger Consideration".

   Section 3. New clauses (d) and (e) shall be inserted in Section 3.02 of the Agreement which states as follows:

      (d) (i) In the event that holders of shares of Company Common Stock who hold, in the aggregate, a number of shares of Company Common Stock which represents, together with shares of Company Common Stock owned by Parent and Dissenting Shares, if any, more than 50.1% of the issued and outstanding shares of Company Common Stock, have made a Cash Election (as defined in Section 3.03(a)), then (A) each Cash Election Share shall be converted into the right to receive (1) an amount equal to the Cash Consideration multiplied by a fraction the numerator of which shall be 50.1% and the denominator of which shall be the sum of (x) the percentage of outstanding shares of Company Common Stock owned by Parent, (y) the percentage of outstanding shares of Company Common Stock which are Dissenting Shares and
   (z) the percentage of outstanding shares of Company Common Stock making a Cash Election (such fraction, the "Cash Fraction") and (2) a number of shares of Parent Common Stock equal to the Stock Consideration multiplied by a fraction equal to 1 minus the Cash Fraction and (B) all No Election Shares and Stock Election Shares shall be converted into the right to receive the Stock Consideration. (ii) In the event that holders of shares of Company Common Stock who hold more than 49.9% of the issued and outstanding shares of Company Common Stock have made a Stock Election (as defined in Section 3.03(a)), then (A) each Stock Election Share shall be converted into the right to receive (1) a number of shares of Parent Common Stock equal to the Stock Consideration multiplied by a fraction the numerator of which shall be 49.9% and the denominator of which shall be the percentage of outstanding shares of Company Common Stock making a Stock Election (such fraction, the "Stock Fraction") and (2) an amount in cash equal to the Cash Consideration multiplied by a fraction equal to 1 minus the Stock Fraction and (B) all No Election Shares and Cash Election Shares shall be converted into the right to receive the Cash Consideration. (iii) In the event neither of the foregoing clauses (i) or (ii) is applicable, each holder of shares of Company Common Stock that elects to receive Parent Common Stock will receive the Stock Consideration in the Merger and each holder of shares of Company Common Stock that elects to receive cash will receive the Cash Consideration in the Merger and each No Election Share, if any, shall be converted into the right to receive in the Merger (1) a number of shares of Parent Common Stock equal to the Stock Consideration multiplied by a fraction the numerator of which shall equal the difference between (x) 49.9% and the Stock Fraction and the denominator of which shall equal the percentage of outstanding shares of Company Common Stock which are No Election Shares and
   (2) an amount in cash equal to the Cash Consideration multiplied by a fraction the numerator of which shall equal the difference between (x) 50.1% and (y) the Cash Fraction and the denominator of which shall equal the percentage of outstanding shares of Company Common Stock which are No Election Shares.

      (e) Notwithstanding Section 3.02, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares of Company Common Stock in favor of the Merger, who shall have delivered a written demand for appraisal of such Shares in the manner provided by the Delaware Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal (the "Dissenting Shares") shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares of Company Common Stock pursuant to Section 262 of the Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Law; PROVIDED, HOWEVER, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such shares of Company Common Stock or lost his right to appraisal and payment for his shares of Company Common Stock under
   Section 262 of the Delaware Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the Delaware Law, such holder shall forfeit the right to appraisal of such shares of Company Common Stock and each such share shall be treated as if it had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from the

   Surviving Corporation as provided in Section 3.02 hereof. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

   Section 4. Section 3.03 of the Agreement shall be amended as follows: (i) clause (a) shall be amended and restated in its entirety as stated below; (ii) new clauses (b) and (c) shall be inserted as stated below; and
(iii) current clauses (b), (c), (d) and (e) shall be renamed (d), (e), (f) and
(g), respectively.

      (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Common Stock for the Merger Consideration. Parent shall cause Merger Co. to make available to the Exchange Agent, as soon as reasonably practicable as of or after the Effective Time, the Merger Consideration to be delivered in respect of the shares of Company Common Stock. At the time of the mailing of the Proxy Statement/Prospectus provided for in Section 9.01, Parent will cause the Exchange Agent to send to each holder of shares of Company Common Stock on the record date for the meeting of stockholders of the Company a letter of transmittal and cash election form (collectively, the "Election Form") and other appropriate materials providing for such holder, subject to the provisions of Section 3.02(d), (i) to elect to receive the Stock Consideration with respect to all or any portion of such holder's shares of Company Common Stock ("Stock Election") or (ii) to elect to receive the Cash Consideration with respect to all or any portion of such holder's shares of Company Common Stock ("Cash Election"). As of the Election Deadline (as hereinafter defined), any shares of Company Common Stock (other than Dissenting Shares and shares owned by Parent) with respect to which there shall not have been made any election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be "No-Election Shares".

      (i) Any election to receive the Cash Consideration or the Stock Consideration shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m., New York City time, on the business day preceding the meeting of stockholders of the Company provided for in Section
   7.02 (the "Election Deadline"), an Election Form properly completed. An election by a holder of shares of Company Common Stock shall be validly made only if the Exchange Agent shall have received an Election Form properly completed and executed (with the signature or signatures thereon guaranteed if required by the Election Form) by such holder of shares of Company Common Stock. Parent shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Exchange Agent in its determination as to the validity of Election Forms and of any revision, revocation or withdrawal thereof.

      (ii) Two or more holders of shares of Company Common Stock who are determined to constructively own such shares owned by each other by virtue of Section 318(a) of the Code and who so certify to Parent's satisfaction, and any single holder of shares of Company Common Stock who holds such shares in two or more different names and who so certifies to Parent's satisfaction, may submit a joint Election Form covering the aggregate shares of Company Common Stock owned by all such holders or by such single holder, as the case may be. For all purposes of this Agreement, each such group of holders which, and each such single holder who, submits a joint Election Form shall be treated as a single holder of shares of Company Common Stock.

      (iii) Record holders of shares of Company Common Stock who are nominees only may submit a separate Election Form for each beneficial owner for whom such record holder is a nominee; PROVIDED, HOWEVER, that at the request of Parent, such record holder shall certify to the satisfaction of Parent that such record holder holds such shares as nominee for the beneficial owner thereof. For purposes of this Agreement, each beneficial owner for which an Election Form is submitted will be treated as a separate holder of shares of Company Common Stock subject, however, to the immediately preceding paragraph (ii) dealing with joint Election Forms.

      (iv) Any holder of shares of Company Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. Any holder of shares of Company Common Stock may at any time prior to the Election Deadline revoke such holder's election by written notice to the Exchange Agent received at any time prior to the Election Deadline.

      (b) As soon as practicable after the Election Deadline (the "Allocation Date"), the Exchange Agent shall effectuate the allocation among holders of shares of Company Common Stock of rights to receive the Stock Consideration or the Cash Consideration in the Merger in accordance with the terms of this
   Section 3.03(b). As is more fully set forth above, the number of shares of Company Common Stock to be converted in the Merger into the right to receive cash may not exceed a number of shares of Company Common Stock which, together with shares of Company Common Stock owned by Parent and Dissenting Shares, exceeds 50.1% of the outstanding shares of Company Common Stock. The number of shares of Company Common Stock to be converted in the Merger into the Stock Consideration shall not exceed 49.9% of the total number of outstanding shares of Company Common Stock. The Exchange Agent shall determine the percentages of the Cash Election Shares, the Stock Election Shares and the No Election Shares.

      (c) No certificates or scrip for fractional shares of Parent Common Stock will be issued, no Parent stock split or dividend shall relate to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of or as a stockholder of Parent. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (or any other person who is the record holder of certificates for shares of Parent Common Stock into which such shares of Company Common Stock have been converted) will, upon surrender of his certificate or certificates, be paid the cash value of such fraction (without interest and rounded to the nearest cent), which shall be equal to the fraction multiplied by the Average Parent Common Stock Price, which shall be deemed to represent the market value of a full share of Parent Common Stock.

   Section 5. Clause (a) of Section 3.04 of the Agreement shall be amended and restated in its entirety as follows:

      (a) At or immediately prior to the Effective Time, each employee stock option or director stock option to purchase shares of Company Common Stock outstanding under any Company stock option plans, whether or not vested or exercisable (each, a "Company Option") shall, by virtue of the Merger and without any further action on the part of any holder thereof, be assumed by Parent and deemed to constitute an option (each, a "Parent Option") to acquire, on the same terms and conditions as were applicable under such Company Option (subject to Section 3.04(b)), the same number of shares of Parent Common Stock as the holder of such Company Option would have been entitled to receive pursuant to Section 3.02(c) of this Agreement had such holder exercised such Company Option in full immediately prior to the Effective Time (rounded to the nearest whole number) and received only Stock Consideration in the Merger, at a price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price for the share of Company Common Stock otherwise purchasable pursuant to such Company Option divided by (y) the number of whole shares of Parent Common Stock purchasable pursuant to the Parent Option in accordance with the foregoing. The other terms of each such Company Option, and the plans under which they were issued, shall continue to apply in accordance with their terms.

   Section 6. The introduction of Section 7.01 of the Agreement shall be amended and restated in its entirety as follows (with clauses (a) through (i) remaining unchanged):

      From the date hereof until the Effective Time, except as contemplated in this Agreement, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as set forth in Schedule 7.01, from the date hereof until the Effective Time and unless consented to in writing by Parent, the Company will not and will cause its Subsidiaries not to:

   Section 7. Section 7.02 of the Agreement shall be amended and restated in its entirety as follows:

      Section 7.02. STOCKHOLDER MEETING. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held, as soon as reasonably practicable following the date hereof, for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 7.04, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and shall not withdraw such recommendation.

   Section 8. In the first proviso of Section 7.04 of the Agreement, the words "PROVIDED, HOWEVER, that, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer representing together with shares of Company Common Stock already owned by Parent at least 50.1% of the shares of Company Common Stock outstanding" shall be deleted and replaced with "PROVIDED, HOWEVER, that, prior to the Effective Time", and the remainder of such section shall be unchanged.

   Section 9. Section 10.01(b) of the Agreement shall be amended and restated in its entirety as follows:

      (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

   Section 10. Section 10.02 of the Agreement shall be amended and restated in its entirety as follows:

      Section 10.02. CONDITIONS TO THE OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further condition:

          (a) except as affected by actions specifically permitted by this Agreement, the representations and warranties of Parent contained in this Agreement (x) that are qualified by materiality or Parent Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (except in respect of representations made as of a specified date which shall be required to be true as of such specified date), and (y) that are not qualified by materiality or Parent Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except in respect of representations and warranties made as of a specific date which shall be true in all material respects as of such specified date); and

          (b) Parent shall have performed and complied with each agreement and covenant required by this Agreement to be performed or complied with by it with such exceptions as would not in the aggregate have a Parent Material Adverse Effect.

   Section 11. Inserted in the Agreement is a new Section 10.03 which states as follows:

      Section 10.03. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER CO. The obligations of Parent and Merger Co. to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) there shall not have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any court of competent jurisdiction or other competent governmental or regulatory authority which, directly or indirectly, (1) prohibits, or imposes any material limitations on, Parent's or Merger Co.'s ownership or operation (or that of any of their respective subsidiaries or affiliates) of any portion of their or the Company's businesses or assets which is material to the business of all such entities taken as a whole, or compels Parent or Merger Co. (or their respective subsidiaries or affiliates) to dispose of or hold separate any portion of their or the Company's business or assets which is material to the business of all such entities taken as a whole,

       (2) imposes material limitations on the ability of Merger Co. or Parent (or any of their respective subsidiaries or affiliates) effectively to control in any material respect any material portion of the business or assets of the Company and the Subsidiaries taken as a whole, or (3) otherwise materially adversely affects the Company and the Subsidiaries taken as a whole; PROVIDED, HOWEVER, that actions or inactions agreed to be taken or not taken by Parent and Merger Co. in this Agreement (including, without limitation, the agreements in Section 9.02 of this Agreement) shall not be deemed to be a satisfaction of the conditions set forth in this clause (a);

          (b) there shall not be in place (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of 24 hours (excluding suspensions of limitations resulting solely from physical damage or interference with such exchange not related to market conditions or suspensions or limitations triggered by price fluctuations on a trading day), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any limitation (whether or not mandatory) by any United States governmental or regulatory authority on the extension of credit by banks or other financial institutions, or (4) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof;

          (c) except as affected by actions specifically permitted by this Agreement, the representations and warranties of the Company contained in this Agreement (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (except in respect of representations made as of a specified date which shall be required to be true as of such specified date), and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except in respect of representations and warranties made as of a specific date which shall be true in all material respects as of such specified date); and

          (d) the Company shall have performed and complied with each agreement and covenant required by this Agreement to be performed or complied with by it with such exceptions as would not in the aggregate have a Material Adverse Effect.

                                                                       EXHIBIT A

                        [FORM OF AFFILIATE'S AGREEMENT]

                                    [DATE]

Tyson Foods, Inc.
2210 West Oaklawn Drive
Springdale, Arkansas 72762

Ladies and Gentlemen:

   I have been advised that as of the date hereof I may be deemed to be an "affiliate" of IBP, inc., a Delaware corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Neither my entering into this agreement, nor anything contained herein, shall be deemed an admission on my part that I am such an "affiliate".

   Pursuant to the terms of the Agreement and Plan of Merger dated as of
January   , 2001 (the "Merger Agreement"), among Tyson Foods, Inc. a Delaware corporation ("Parent"), Lasso Acquisition Corporation, a Delaware corporation ("Merger Co."), and the Company providing for the merger of the Company with and into Merger Co. (the "Merger"), and as a result of the Merger, I may receive shares of Parent's Class A Common Stock, par value $0.10 per share (the "Parent Securities"), in exchange for the shares of common stock, par value $0.05 per share, of the Company owned by me at the Effective Time (as defined in the Merger Agreement) of the Merger.

   I represent and warrant to Parent that in such event:

   A. I shall not make any sale, transfer or other disposition of the Parent Securities in violation of the Act or the Rules and Regulations.

   B. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Securities, to the extent I felt necessary, with my counsel or counsel for the Company.

   C. I have been advised that the issuance of Parent Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company I may have been deemed to have been an affiliate of the Company and a distribution by me of Parent Securities has not been registered under the Act, the Parent Securities must be held by me indefinitely unless (i) a distribution of Parent Securities by me has been registered under the Act, (ii) a sale of Parent Securities by me is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, some other exemption from registration is available with respect to a proposed sale, transfer or other disposition of the Parent Securities by me.

   D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Securities by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

   E. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Securities and that there will be placed on the certificates for the Parent Securities, or any substitutions therefor, a legend stating in substance.

      "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies."

   F. I also understand that unless the transfer by me of my Parent Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

      "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under such Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of such Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of such Act."

   It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to Parent to the effect that such legend is not required for purposes of the Act.

                                          Very truly yours,


                                          --------------------------------------
                                          Name:

Accepted this    day of
       ,   , by:

TYSON FOODS, INC.

By ____________________________________________________________________________
  Name:
  Title:

                                                                       EXHIBIT B

                               VOTING AGREEMENT

   In consideration of Tyson Foods, Inc., a Delaware corporation ("Parent"), and Lasso Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Co."), entering into on the date hereof an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof with IBP, inc., a Delaware corporation (the "Company"), the undersigned holder (the "Stockholder") of shares of Schedule A Securities (as defined below) agrees with the Company as follows:

   1. During the period (the "Agreement Period") beginning on the date hereof and ending on the earlier of (i) the date of any substantive amendment to the Merger Agreement which has not been approved in writing by the Stockholder and
(ii) the date of termination of the Merger Agreement, the Stockholder hereby agrees to vote all shares of Parent's Class B Common Stock owned by the Stockholder to approve the issuance of Parent's Class A Common Stock with respect to the Exchange Offer and the Merger at the Parent Stockholder Meeting (each as defined in the Merger Agreement), and at any adjournment thereof or pursuant to action by written consent, at or by which such action is submitted for the consideration and vote of the stockholders of Parent.

   2. The Stockholder hereby represents and warrants to the Company that as of the date hereof:

      (a) The Stockholder (i) owns beneficially all of the shares of Parent's Class B Common Stock set forth opposite its name in Schedule A hereto (the "Schedule A Securities"), and no other shares of Parent's Class B Common Stock, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person and (iii) has not entered into any voting agreement with or granted any person any proxy (revocable or irrevocable) with respect to such shares (other than this Voting Agreement).

      (b) This Voting Agreement is the valid and binding agreement of the Stockholder.

      (c) No investment banker, broker or finder is entitled to a commission or fee from the Stockholder or Parent in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

   3. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

   4. This Voting Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

   5. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such-injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

   6. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

   7. The Stockholder will, upon request, execute and deliver any additional documents deemed by Parent to be necessary or desirable to complete and effectuate the covenants contained herein.

   8. This Agreement shall terminate upon the termination of the Agreement
Period.

   9. The Stockholder hereby agrees that if it sells, transfers, assigns, encumbers or otherwise disposes (each, a "Transfer") of any Schedule A Securities (whether to an affiliate or otherwise) during the Agreement Period, such Stockholder shall require the transferee of such Schedule A Securities to execute and deliver to the Company a voting agreement identical in form to this Voting Agreement except for the identity of the Stockholder prior to or concurrent with the consummation of such Transfer. The Company understands and acknowledges that, subject to the preceding sentence, the Stockholder is free to Transfer any Schedule A Securities at such times and in such manner as it deems appropriate.

   10. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

   11. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

       If to the Company, to:

       Robert L. Peterson, Chairman of the Board and Chief Executive Officer, and JoAnn R. Smith, Chairperson of the Special Committee,
       c/o IBP, inc.
       800 Stevens Port Drive
       Dakota Dunes, South Dakota 57049
       Telecopy: (605) 235-2427

       with a copy to:

       Sheila B. Hagen, Esq.
       c/o IBP, inc.
       800 Stevens Port Drive
       Dakota Dunes, South Dakota 57049
       Telecopy: (605) 235-2427

       and with an additional copy to:

       Richard D. Katcher, Esq.
       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, New York 10019
       Telecopy: (212) 403-2222

       If to the Stockholder:

       Don Tyson
       Tyson Limited Partnership
       2210 West Oaklawn Drive
       Springdale, AR 72762-6999
       (501) 290-4028

       with a copy to:

       Les Baledge, Esq.
       Tyson Foods, Inc.
       2210 West Oaklawn Drive
       Springdale, AR 72762-6999
       (501) 290-4028
or such other address or telecopy or telephone number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

   IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement
as of the [   ] day of January, 2001.

                                          IBP, INC.

                                          By:

                                             -----------------------------------
                                             Name:
                                             Title:

                                          TYSON LIMITED PARTNERSHIP

                                          By:

                                             -----------------------------------
                                             Name: Don Tyson
                                             Title:  Managing General Partner

                                  SCHEDULE A

                            SHARES OF TYSON
STOCKHOLDER               CLASS B COMMON STOCK
-----------               --------------------
Tyson Limited Partnership     102,598,560

                                                                      APPENDIX B

                                IN THE COURT OF
                       CHANCERY OF THE STATE OF DELAWARE

                                  IN AND FOR
                               NEW CASTLE COUNTY

                                IN RE IBP, INC.

                            SHAREHOLDERS LITIGATION

IBP, INC.,

   DEFENDANT AND CROSS-CLAIM PLAINTIFF, ---|
   AND COUNTERCLAIM DEFENDANT.             |
                                           |
                  v.                       \                     CONSOLIDATED
                                            \                  CIVIL ACTION NO.
TYSON FOODS, INC. and LASSO                 /                       18373
ACQUISITION CORPORATION,                   /
                                           |
   DEFENDANTS, CROSS-CLAIM DEFENDANTS      |
   AND COUNTERCLAIM PLAINTIFFS.         ---|

                             STIPULATION AND ORDER

   WHEREAS, the Court has today entered an Order, Judgment and Decree in this action (the "Post-Trial Order"); and

   WHEREAS, the undersigned parties and the board of directors of IBP and the executive committee of the board of directors of Tyson have determined that it is in the best interests of the parties and their respective shareholders to resolve certain outstanding issues and disputes among them relating to the Merger Agreement and the Confidentiality Agreement and to facilitate the consummation of the transactions contemplated by the Merger Agreement by the entry of this Stipulation and Order:

   IT IS HEREBY STIPULATED, subject to the approval of the Court, as follows:

   1. Tyson shall take such steps as are necessary to consummate the transactions contemplated by the Merger Agreement, as modified (by the agreement of Tyson and IBP) by Annex A to this Stipulation and Order, at such times as are specified in Annex A. Tyson's consummation of the transactions contemplated by Annex A shall be deemed to be compliance with the terms of the Post-Trial Order. If the tender offer contemplated by Annex A is not consummated by August 15, 2001 (or by September 1, 2001, if the time for consummation has been extended to such date pursuant to the terms of paragraph 2 of Annex A) or the merger contemplated by Annex A is not consummated by November 15, 2001, either IBP or Tyson shall be entitled to move the Court for an appropriate remedy including, but not limited to, specific performance of such transactions, or specific performance of the Cash Election Merger provided for in Section 3.06 and Annex III of the Merger Agreement, and/or damages, and each party shall be entitled to oppose any such motion on any appropriate grounds. Nothing herein other than consummation of the transactions contemplated by Annex A shall be deemed to exculpate Tyson from any liability for breach of the Merger Agreement under the Court's Memorandum Opinion of June 15, 2001, as subsequently revised in its Opinion of June 18, 2001.

   2. Subject to Tyson's compliance with the terms hereof, IBP agrees not to seek an award of interest on any portion of the consideration that may have been required to be paid to IBP shareholders pursuant to the Post-Trial Order or any adjustment to the financial terms of such consideration on account of the delay in consummation occasioned by what the Court has determined to be Tyson's breach of the Merger Agreement. If, however, the tender offer contemplated by Annex A is not consummated by August 15, 2001 (or by September 1, 2001, if the time for consummation has been extended to such date pursuant to the terms of paragraph 2 of Annex A) for any reason or the merger contemplated by Annex A is not consummated by November 15, 2001 for any reason, IBP shall be entitled to move for an award of interest and/or an adjustment to the financial terms of the consideration to be paid to IBP shareholders on account of what the Court has determined to be Tyson's breach, and Tyson shall be entitled to oppose any such motion on any appropriate grounds. Nothing in this paragraph 2 shall be deemed to limit or otherwise impair Tyson's right to move the Court for an appropriate remedy as specified in paragraph 1 above.

   3. The Court shall retain exclusive jurisdiction over this action to assure compliance with the terms of the Post-Trial Order, this Stipulation and Order and Annex A. Tyson will not seek to vacate, modify or appeal from the preliminary injunction entered by the Court on May 10, 2001 and will not commence any action against IBP arising out of or relating to this Stipulation and Order in any other forum, unless and until the Court determines that Tyson is not required to consummate the tender offer contemplated by Annex A or IBP moves for an award of interest, an adjustment to the financial terms of the consideration to be paid to IBP shareholders and/or damages on account of what the Court has determined to be Tyson's breach of the Merger Agreement; provided, however, that nothing herein shall be deemed to be (i) a waiver by IBP of any of its rights under the forum selection clause of the Confidentiality Agreement, (ii) a consent by IBP to the lifting or modification of the Court's preliminary injunction dated May 10, 2001 or to the jurisdiction of, or propriety of litigating in, any forum other than this Court, (iii) a waiver by Tyson of any of its rights with respect to the Confidentiality Agreement or the Court's preliminary injunction, or (iv) a consent by Tyson to the Court's preliminary injunction. Promptly following consummation of such tender offer and the acquisition of 50.1% of the outstanding shares of IBP common stock thereunder, Tyson will take all necessary steps to obtain dismissal with prejudice of the action entitled TYSON FOODS, INC., ET AL. v. IBP, INC., ET AL., Case No. E2001-749-4, currently pending in the Chancery Court of Washington County, Arkansas.

   4. Neither Tyson nor IBP shall move for the entry of a final judgment with respect to the Post-Trial Order unless and until the Court determines that Tyson is not required to consummate the tender offer contemplated by Annex A or IBP moves for an award of interest, an adjustment to the financial terms of the consideration to be paid to IBP shareholders and/or damages on account of what the Court has determined to be Tyson's breach of the Merger Agreement.

Dated: June 27, 2001

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP YOUNG CONAWAY STARGATT & TAYLOR, LLP

By:         /S/ ANTHONY W. CLARK         By:        /S/ WILLIAM D. JOHNSTON
            ----------------------------            ----------------------------
              Anthony W. Clark                        William D. Johnston

One Rodney Square                        Eleventh Floor, Wilmington Trust Center
P.O. Box 636                             1100 North Market Street
Wilmington, Delaware 19899               P.O. Box 391
(302) 651-3000                           Wilmington, DE 19899-0391
Attorneys for Defendants, Cross-Claim    (302) 571-6600
 Defendants and Counterclaim
 Plaintiffs Tyson Foods, Inc.           OF COUNSEL:
 and Lasso Acquisition Corporation
                                        Wachtell, Lipton, Rosen & Katz
                                        51 West 52nd Street
                                        New York, NY 10019
                                        (212) 403-1000
                                        Attorneys for Cross-claim Plaintiff and
                                         Counterclaim Defendant IBP,
                                         inc. and Individual Defendants

So ordered this    day of         2001:

         /S/ LEO E. STRINE, JR.
----------------------------------------
            Vice Chancellor

                                    ANNEX A

   1. Tyson shall cause Merger Co. to commence a tender offer (the "New Offer") as promptly as practicable but in any event within five business days of the Court's signing of the foregoing Stipulation and Order. The New Offer shall initially remain open for twenty business days from the date of commencement thereof. Except as modified by the foregoing Stipulation and Order and this Annex A thereto, the New Offer shall be made on the same terms and conditions as contemplated by Section 2.01(a), (e), (f) and (g) and 2.02(b), (d) and (e) of the Merger Agreement with respect to the Offer.

   2. Annex I of the Merger Agreement is hereby modified (other than for purposes of Section 11.01(g)) to provide that the only conditions to the obligation of Merger Co. to consummate the New Offer are (v) the Minimum Condition, (w) the nonoccurrence of the conditions set forth in paragraphs
(a)(2), (f) and (g) of Annex I, (x) the nonoccurrence of the condition set forth in paragraph (d) of Annex I solely as it relates to the representations and warranties contained in Sections 5.01, 5.02, 5.03, 5.04 and 5.05 and in the last sentence of this paragraph (as modified by a disclosure schedule provided to Tyson on the date hereof), (y) except as heretofore or hereafter consented to by Tyson, the compliance by the Company with Sections 2.01(e), 2.02(a), (b),
(d) and (e), 7.01, 7.03, 7.05, 7.06, 7.09, 9.02 and 9.03 of the Merger
Agreement (as modified by a disclosure schedule provided to Tyson on the date hereof), with such exceptions as would not in the aggregate have a Material Adverse Effect and (z) the condition set forth in the next to last sentence of this paragraph. Merger Co. may delay the acceptance for payment of any tendered shares of Company Common Stock only upon the failure to occur of the conditions specified above; provided that, in no event shall Merger Co. be obligated to close prior to August 15, 2001 unless prior to such date there is entered an order approving the settlement of this Consolidated Action in accordance with the Stipulation and Settlement dated as of June 27, 2001, in which case Merger Co. shall be obligated to consummate the New Offer as promptly as practicable after the date of the entry of such order, subject to the immediately succeeding proviso and assuming the satisfaction of the other conditions to the consummation of the New Offer and the passage of the minimum offering period under the Exchange Act, and provided further, that, in no event shall Merger Co. be obligated to close prior to September 1, 2001 unless prior to such date Tyson has obtained financing to pay for such tendered shares, in which case Merger Co. shall be obligated to consummate the New Offer as promptly as practicable after Tyson has obtained such financing, subject to the immediately preceding proviso and assuming the satisfaction of the other conditions to the consummation of the New Offer and the passage of the minimum offering period under the Exchange Act. Notwithstanding anything herein to the contrary, the entry of such an order shall be a condition only to Merger Co.'s obligation to close prior to August 15, 2001 and shall not be a condition to Merger Co.'s obligation to close on and after August 15, 2001; and the obtaining of such financing shall be a condition only to Merger Co.'s obligation to close prior to September 1, 2001 and shall not be a condition to Merger Co.'s obligation to close on and after September 1, 2001. Merger Co. shall not be obligated to consummate the New Offer if PricewaterhouseCoopers shall have withdrawn its opinion with respect to the Company's audited consolidated financial statements for the year ended December 30, 2000 and shall not have given an opinion (which is unqualified with respect to the accounting principles used and the completeness of disclosures made) with respect to an amended or restated version of such financial statements (it being understood that the fact that any such amendment or restatement has been made shall not relieve Merger Co. of its obligation to consummate the New Offer); and any change with respect to accounting policies or procedures adopted by the Company in order to obtain the opinion described above shall be deemed consented to by Tyson. The Company's management is not aware as of the date hereof of any circumstances that would result in PricewaterhouseCoopers withdrawing its opinion with respect to the Company's audited consolidated financial statements for the year ended December 30, 2000.

   3. Sections 2.01(b), (c), (d) and (h), Section 2.02(c) and Section 2.04 are hereby deleted as well as any other references to the Exchange Offer in the Merger Agreement.

   4. Section 2.02(a) and Section 2.03 shall remain in full force and effect.

   5. Article 3 (other than Section 3.06 which is hereby deleted) and Article 4 shall remain in full force and effect.

   6. Article 5, other than Sections 5.01, 5.02, 5.03, 5.04 and 5.05, is hereby deleted.

   7. Article 6 shall remain in full force and effect.

   8. Article 7 shall remain in full force and effect, except that there shall be substituted for "$15,000,000" in Section 7.04(b)(i) "$59,000,000". Section
7.01(c) shall be deemed to apply mutatis mutandis to Tyson.

   9. Article 8 shall remain in full force and effect. Contemporaneously herewith, Tyson is causing to be delivered by Tyson Limited Partnership (the "Partnership") a voting agreement in the form attached as Exhibit B to the Merger Agreement, reaffirming, among other things, that the Partnership will cause to be voted all of the shares it now owns or has the power to vote to approve the issuance of Tyson's Class A Common Stock with respect to the Merger, as modified by the terms of the foregoing Stipulation and Order and this Annex A thereto.

   10. Article 9 shall remain in full force and effect, except that the Company shall commence preparation of the Company Proxy Statement and Tyson shall promptly prepare the Merger Form S-4 and they shall cause such documents to be filed with the SEC as promptly as practicable. The Company Proxy Statement will be mailed to shareholders of record promptly after the Merger Form S-4 has been declared effective and shares acquired in the New Offer have been registered in the name of Tyson or Merger Co. The Company shall provide to the institutions providing the financing for the New Offer such reasonable and customary certificates as are necessary with respect to its historical financial statements in connection with the obtaining of such financing.

   11. Article 10 shall remain in full force and effect.

   12. Article 11 shall remain in full force and effect except that Section
11.01 shall be modified to change the reference in (b)(i) to August 15, 2001, and Sections 11.01(b)(ii), (c) and (f) shall be deleted.

   13. Article 12 shall remain in full force and effect.

[LOGO] JPMorgan
                                                                      APPENDIX C

                                                                   June 26, 2001

The Board of Directors
IBP, inc.
800 Stevens Port Drive
Dakota Dunes, SD 57049

Ladies and Gentlemen:

   You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of IBP, inc. (the "Company") of the consideration proposed to be paid to them in connection with the proposed Modified Transaction (as defined below).

   We understand that on December 12, 2000, Tyson Foods, Inc. (the "Buyer") and its wholly-owned subsidiary Lasso Acquisition Corporation (the "Merger Subsidiary") commenced a cash tender offer to acquire 50.1% of the outstanding Common Stock, par value $.05 per share, of the Company (the "IBP Common Stock") at a purchase price per share of $26.00 (the "Cash Offer"). We further understand that the Company, the Buyer and the Merger Subsidiary subsequently entered into an Agreement and Plan of Merger, dated as of January 1, 2001 (the "Original Agreement"), pursuant to which the Buyer and the Merger Subsidiary agreed to amend the Cash Offer (the "Amended Cash Offer") to reflect, among other things, an amended purchase price of $30.00 per share of the IBP Common Stock to be paid in the Amended Cash Offer (the "Amended Purchase Price"). Pursuant to the Original Agreement, the Buyer and the Merger Subsidiary agreed to commence an exchange offer (the "Exchange Offer" and together with the Amended Cash Offer, the "Offers") to acquire the IBP Common Stock which remained outstanding after the Amended Cash Offer in exchange for that number of shares of Class A Common Stock, par value $.10 per share, of the Buyer (the "Class A Common Stock") determined pursuant to the provisions of the Agreement (the "Exchange Ratio"). Pursuant to the Original Agreement, the Offers were to be followed by a merger of the Company with and into the Merger Subsidiary (the "Merger" and together with the Offers, the "Original Transaction") in which the remaining shares of Common Stock of the Company not tendered or accepted in the Offers would be converted into the right to receive that number of shares of the Class A Common Stock equal to the Exchange Ratio.

   The Amended Cash Offer was commenced on January 5, 2001. On February 28, 2001, the Buyer terminated the Amended Cash Offer, without any purchase of any shares of IBP Common Stock thereunder. On or about March 29, 2001, the Buyer announced, among other things, the "discontinuation" of the transactions contemplated by the Original Agreement. Litigation between the Company and the Buyer ensued (the "Litigation"). In an opinion dated June 18, 2001 (the "Court Opinion"), the Delaware Court of Chancery in and for New Castle County (the "Court") ruled, among other things, that the Original Agreement was a valid and enforceable contract that the Buyer had no right to terminate and ruled that an award of specific performance was appropriate.

   The Company and the Buyer propose to enter into a stipulation and order (the "Stipulation and Order"), subject to approval of the Court, pursuant to which, among other things, the Buyer will take such steps as are necessary to consummate the transactions contemplated by the Original Agreement as modified by the Stipulation and Order, including the commencement of a cash tender offer (the "Modified Offer") on the terms and conditions of the Amended Cash Offer and a merger (the "Modified Merger") on the terms and conditions of the Merger, in each case as modified by the Stipulation and Order.

   In arriving at our opinion, we have reviewed (i) the Offer to Purchase dated December 12, 2000 of the Buyer and the Merger Subsidiary relating to the Cash Offer; (ii) the Agreement and a draft dated June 26, 2001 of the Stipulation and Order; (iii) the Schedule 14D-9, as amended, filed by the Company with the Securities and

Exchange Commission with respect to the Original Transaction; (iv) certain publicly available information concerning the businesses of the Company and the Buyer and of certain other companies in meat processing and branded foods sector and the reported market prices for such other companies' securities; (v) publicly available terms of certain transactions involving companies in the meat processing and branded foods sector and the consideration received for such companies; (vi) current and historical market prices of the IBP Common Stock and the Class A Common Stock; (v) publicly available financial information regarding the Company and the Buyer; (vii) certain internal financial analyses and forecasts prepared by the Company and its management and the Buyer and its management, respectively; (viii) the terms of other business combinations that we deemed relevant; and (ix) the Court Opinion and certain other information regarding the Litigation that we deemed relevant. We note that we have not received any financial analyses or forecasts from the Company or the Buyer since the date of our earlier opinion regarding the Original Transaction, January 1, 2001.

   In addition, we have held discussions with certain members of the management of the Company and the Buyer with respect to certain aspects of the Original Transaction and the Modified Transaction, and the past and current business operations of the Company and the Buyer, the financial condition and future prospects and operations of the Company and the Buyer, the effects of the Original Transaction and the Modified Transaction on the financial condition and future prospects of the Company and the Buyer, and certain other matters we believed necessary or appropriate to our inquiry. We have performed and reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

   In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or the Buyer or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company or the Buyer to which such analyses or forecasts relate and that if we had access to financial analyses and forecasts prepared as of the date hereof, they would not differ in any material respects from the financial analyses and forecasts made available to us by management of the Company and the Buyer. We have also assumed that the Modified Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the Modified Offer and the Modified Merger and the other transactions contemplated by the Stipulation and Order will be consummated as described therein. We have further assumed that the definitive Stipulation and Order will not differ in any material respects from the draft thereof furnished to us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

   We note that we are familiar with the terms of an alternative merger transaction with the Company proposed by Smithfield Foods, Inc. concurrently with the negotiation of the Original Transaction and that we participated in negotiations with respect to such alternate transaction. We also note that we are familiar with the circumstances surrounding the Litigation. We have taken all such facts into account in connection with rendering this opinion.

   Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Class A Common Stock will trade at any future time.

   We have acted as financial advisor to the Special Committee of the Board of Directors of the Company and to the Board of Directors of the Company, respectively, with respect to the Original Transaction and Modified Transaction and will receive a fee from the Company in connection with the closing of the Modified Transaction. We also acted as financial advisor to the Special Committee with respect to the proposed merger transaction between the Company and Rawhide Holdings Corporation, a Delaware corporation of which all of the outstanding capital stock is owned by DLJ Merchant Banking Partners III, L.P. The proposed merger transaction between the Company and Rawhide was terminated in connection with the Company and the Buyer entering into the Original Agreement.

   Please be advised that we and our affiliates may from time to time perform certain financial advisory and other commercial and investment banking services for the Company or the Buyer, for which we receive customary compensation. Specifically, we and certain of our affiliates may be arranging or providing financing to the Buyer in connection with the Transaction, for which we would receive customary compensation. In addition, in the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities and senior loans of the Company or the Buyer for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or loans.

   On the basis of and subject to the foregoing, it is our opinion as of the date hereof that each of (i) the purchase price to be paid to the Company's stockholders in the Modified Offer and (ii) the Exchange Ratio in the proposed Modified Merger is fair, from a financial point of view, to the Company's stockholders.

   This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Modified Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should tender its shares of IBP Common Stock in the Modified Offer or how such stockholder should vote with respect to the Modified Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any Schedule TO, Schedule 14D-9, amended offer to purchase, proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

                                          Very truly yours,

                                          /s/ J.P. MORGAN SECURITIES INC.
                                    --------------------------------------------
                                          J.P. Morgan Securities Inc.

J.P. MORGAN

                                                                      APPENDIX D

                                                             January 1, 2001

Special Committee of the Board of Directors of IBP, inc.
800 Stevens Port Drive
Dakota Dunes, SD 57049

Ladies and Gentlemen:

   You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of IBP, inc. (the "Company") of the consideration proposed to be paid to them in connection with the proposed Transaction (as defined below). We understand that on December 12, 2000, Tyson Foods, Inc. (the "Buyer") and its wholly-owned subsidiary Lasso Acquisition Corporation (the "Merger Subsidiary") commenced a cash tender offer to acquire 50.1% of the outstanding Common Stock, par value $.05 per share, of the Company (the "IBP Common Stock") at a purchase price per share of $26.00 (the "Cash Offer"). We further understand that the Company, the Buyer and the Merger Subsidiary have subsequently entered into an Agreement and Plan of Merger, dated as of January 1, 2001 (the "Agreement"), pursuant to which the Buyer and the Merger Subsidiary will amend the Cash Offer (the "Amended Cash Offer") to reflect, among other things, an amended purchase price of $30.00 per share of the IBP Common Stock to be paid in the Amended Cash Offer (the "Amended Purchase Price"). Pursuant to the Agreement, the Buyer and the Merger Subsidiary will commence an exchange offer (the "Exchange Offer" and together with the Amended Cash Offer, the "Offers") to acquire the IBP Common Stock which remains outstanding after the Amended Cash Offer in exchange for that number of shares of Class A Common Stock, par value $.10 per share, of the Buyer (the "Class A Common Stock") determined pursuant to the provisions of the Agreement (the "Exchange Ratio"). Pursuant to the Agreement, the Offers will be followed by a merger of the Company with and into the Merger Subsidiary (the "Merger" and together with the Offers, the "Transaction") in which the remaining shares of Common Stock of the Company not tendered or accepted in the Offers will be converted into the right to receive that number of shares of the Class A Common Stock equal to the Exchange Ratio.

   In arriving at our opinion, we have reviewed (i) the Offer to Purchase dated December 12, 2000 of the Buyer and the Merger Subsidiary relating to the Cash Offer; (ii) the Agreement; (iii) certain publicly available information concerning the businesses of the Company and the Buyer and of certain other companies in meat processing and branded foods sector and the reported market prices for such other companies' securities; (iv) publicly available terms of certain transactions involving companies in the meat processing and branded foods sector and the consideration received for such companies; (v) current and historical market prices of the IBP Common Stock and the Class A Common Stock;
(vi) the audited financial statements of the Company for the fiscal year ended December 31, 1999, the unaudited financial statements of the Company for the period ended September 30, 2000, the audited financial statements of the Buyer for the fiscal year ended October 2, 1999, and the unaudited financial statements of the Company for the period ended July 1, 2000; (vii) certain internal financial analyses and forecasts prepared by the Company and its management and the Buyer and its management, respectively; and (viii) the terms of other business combinations that we deemed relevant.

   In addition, we have held discussions with certain members of the management of the Company and the Buyer with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Buyer, the financial condition and future prospects and operations of the Company and the Buyer, the effects of the Transaction on the financial condition and future prospects of the Company and the

Buyer, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

   In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or the Buyer or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company or the Buyer to which such analyses or forecasts relate. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

   We note that we are familiar with the terms of an alternative merger transaction with the Company proposed by Smithfield Foods, Inc. concurrently with the negotiation of the Transaction and that we participated in negotiations with respect to such alternative transaction. We have taken such facts into account in rendering this opinion.

   Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Class A Common Stock will trade at any future time.

   We have acted as financial advisor to the Special Committee of the Board of Directors of the Company with respect to the proposed Transaction and will receive a fee from the Company for the delivery of this opinion. We also acted as financial advisor to the Special Committee with respect to the proposed merger transaction between the Company and Rawhide Holdings Corporation, a Delaware corporation of which all of the outstanding capital stock is owned by DLJ Merchant Banking Partners III, L.P., which is proposed to be terminated in connection with entering into the Agreement.

   For your information, our parent company, J.P. Morgan & Co. Incorporated, recently merged with The Chase Manhattan Corporation to form J.P. Morgan Chase & Co. ("J.P. Morgan Chase"). Please be advised that affiliates of J.P. Morgan Chase may from time to time perform certain financial advisory and other commercial and investment banking services for the Company or the Buyer, for which they received customary compensation. Specifically, affiliates of J.P. Morgan Chase may be arranging or providing financing to the Buyer in connection with the Transaction, for which they would receive customary compensation. In addition, in the ordinary course of their businesses, affiliates of J.P. Morgan Chase may actively trade the debt and equity securities and senior loans of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or loans.

   On the basis of and subject to the foregoing, it is our opinion as of the date hereof that each of (i) the Amended Purchase Price to be paid to the Company's stockholders in the Amended Cash Offer and (ii) the Exchange Ratio in the proposed Exchange Offer and the proposed Merger is fair, from a financial point of view, to the Company's stockholders.

   This letter is provided to the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should tender its shares of IBP Common Stock in the Offers or how such stockholder should vote with respect to the Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever, except with our prior written consent in each instance. This opinion may be reproduced in full in any Schedule TO, Schedule 14d-9, amended offer to purchase, proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

                                          Very truly yours,

                                          /s/ J.P. MORGAN SECURITIES INC.
                                          --------------------------------------
                                          J.P. Morgan Securities Inc.

                                                                      APPENDIX E

PETER J. SOLOMON COMPANY     767 FIFTH AVENUE
        LIMITED          NEW YORK, NEW YORK 10153

                                                                 January 1, 2001

Special Committee of the Board of Directors IBP, inc.
800 Stevens Port Drive
Dakota Dunes, SD 57049

Ladies and Gentlemen:

   We understand that IBP, inc. (the "Company") proposes to enter into an Agreement and Plan of Merger dated as of January 1, 2001 (the "Agreement") by and among the Company, Tyson Foods, Inc. ("Parent") and Lasso Acquisition Corporation ("Merger Sub"), a direct wholly-owned subsidiary of Parent. The Agreement provides for a tender offer (the "Offer") by Merger Sub to acquire up to 50.1% of the outstanding shares of the common stock, par value $0.05 per share, of the Company (the "Company Common Stock"), pursuant to which Merger Sub will pay $30.00 in cash for each share of Company Common Stock accepted for payment in the Offer. The Agreement also provides for an exchange offer (the "Exchange Offer") by Merger Sub to acquire the remaining outstanding shares of the Company Common Stock, pursuant to which each share of Company Common Stock would be exchanged for that number of shares of Class A Common Stock, par value $0.10 per share, of Parent ("Parent Common Stock") having a value of $30.00 per share, subject to the limitations set forth in the Agreement. The Agreement further provides that following completion of the Offer and the Exchange Offer, the Company will be merged with and into Merger Sub (the "Merger" and, together with the Offer and the Exchange Offer, the "Acquisition") and Merger Sub will continue as the surviving corporation and a wholly-owned subsidiary of Parent. Subject to the terms and conditions of the Agreement, in the Merger each then outstanding share of the Company Common Stock will be converted into and represent the right to receive that number of shares of Parent Common Stock having a value of $30.00 per share, subject to the limitations set forth in the Agreement.

   You have asked us to advise you with respect to the fairness to the holders of the Company Common Stock, from a financial point of view, of the consideration proposed to be paid to the holders of the Company Common Stock in the Acquisition pursuant to the terms of the Agreement.

   For purposes of the opinion set forth herein, we have:

      (i) reviewed certain publicly available financial statements and other information of the Company and Parent, respectively;

      (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

      (iii) reviewed certain financial forecast information for the Company and Parent furnished to us by the management of the Company and Parent, respectively;

      (iv) discussed the past and current operations and financial condition of the Company, as well as its business and prospects with management of the Company;

      (v) reviewed the reported prices and trading activity of the Company Common Stock and the Parent Common Stock;

      (vi) compared the financial performance and condition of the Company and the Parent and the reported prices and trading activity of the Company Common Stock and the Parent Common Stock with that of certain other comparable publicly traded companies and their securities;

      (vii) reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the Acquisition;

      (viii) participated in certain discussions with representatives of the Company;

      (ix) reviewed a draft of the Agreement;

      (x) considered the terms proposed by a third party for a merger transaction with the Company, and the negotiations relating thereto; and

      (xi) performed such other analyses and took into account such other matters as we have deemed appropriate.

   In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets.

   We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecast information, we have assumed that the financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Parent, respectively. We have further assumed that the final form of the Agreement will be substantially the same as the last draft reviewed by us. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such valuation or appraisal. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Parent. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof.

   We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Acquisition, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. For purposes of rendering this opinion we have assumed, in all aspects material to our analysis, that the representations and warranties of each party to the Agreement and all related documents are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party thereunder and that all conditions to the consummation of the Merger will be satisfied without waiver thereof.

   We have acted as financial advisor to the Special Committee of the Board of Directors (the "Special Committee") of the Company in connection with the transaction contemplated by the Agreement and will receive a fee for our services.

   This letter is for the information and assistance of the Special Committee in its consideration of the transaction contemplated by the Agreement and does not constitute a recommendation to any holder of Company Common Stock as to whether or not such holder should tender any shares of Company Common Stock in the Offer or the Exchange Offer or how any such holder should vote on the Merger. This letter may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This letter may be reproduced in full in any Schedule TO, Schedule 14D-9, amended offer to purchase, proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

   We are not expressing any opinion herein as to the prices at which the Company Common Stock or the Parent Common Stock will trade following the announcement or consummation of the Merger. In addition, the opinion does not address the Company's underlying business decision to proceed with the Acquisition.

   Based on, and subject to, the foregoing and other matters as we consider relevant, we are of the opinion that on the date hereof, the consideration proposed to be paid to the holders of the Company Common Stock in the Acquisition, is fair from a financial point of view to the holders of the Company Common Stock.

                                          Very truly yours,

                                          /s/ PETER J. SOLOMON COMPANY LIMITED

                                          --------------------------------------

                                          Peter J. Solomon Company Limited